Exhibit 2.1

CONTRIBUTION AGREEMENT

by and among

HOLLY ENERGY PARTNERS, L.P.

and

HOLLY ENERGY PARTNERS — OPERATING, L.P.

as Transferee Parties,

and

T & R ASSETS, INC.

FIN-TEX PIPE LINE COMPANY

ALON USA REFINING, INC.

as Transferors,

and

ALON PIPELINE ASSETS, LLC

ALON PIPELINE LOGISTICS, LLC

ALON USA, INC.

and

ALON USA, LP

Dated as of January 25, 2005

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	ARTICLE VII
	CONDITIONS TO CLOSING

7.1	Conditions to Each Party’s Obligation to Close	36
7.2	Conditions to Transferee’s Obligation to Close	37
7.3	Conditions to the Alon Parties’ and Newco 1’s Obligation to Close	38

	ARTICLE VIII
	TERMINATION

8.1	Termination	39
8.2	Effect of Termination	39

	ARTICLE IX
	INDEMNIFICATION

9.1	Obligations to Indemnify	40
9.2	Third Party Claims	41
9.3	Direct Claims	43
9.4	Dispute Resolution - Indemnification	44
9.5	Limits of Liability	46
9.6	Survival of Covenants, Representations and Warranties	47
9.7	Exclusive Remedy	47
9.8	Payments	48
9.9	Administration of Indemnity Claims	48

	ARTICLE X
	INTERPRETATION; DEFINED TERMS

10.1	Interpretation	48
10.2	References, Gender, Number	49
10.3	Defined Terms	49

	ARTICLE XI
	ADDITIONAL AGREEMENTS

11.1	Access to Information	62
11.2	Public Announcements	62
11.3	Confidentiality	62
11.4	Notice of Certain Events	63
11.5	Further Assurances	63
11.6	Post-Closing Tax Covenants	63

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Contribution Agreement

Exhibits:

Exhibit A	—	Special Warranty Deed
Exhibit B	—	Pipeline Conveyance
Exhibit C	—	Bills of Sale
Exhibit D	—	Pipelines and Terminals Agreement
Exhibit E	—	Environmental Agreement
Exhibit F	—	Right of First Offer Agreement
Exhibit G	—	Assignment and Assumption Agreement
Exhibit H	—	Services Agreement
Exhibit I	—	Subordination, Non-Disturbance and Attornment Agreement
Exhibit J	—	Class B Amendment
Exhibit K	—	Mortgage and Deed of Trust
Exhibit L	—	Consent Agreement

Annexes:

Annex A-1	—	Pipelines
Annex A-2	—	Pipeline Maps
Annex A-3	—	Pipeline Fee Land
Annex A-4	—	Pipeline Leases
Annex A-5	—	Pipeline Easements

Annex B-1	—	Terminals
Annex B-2	—	Terminal Fee Land
Annex B-3	—	Terminal Leases

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Schedules:

Schedule 7.2(a)	—	Transferee Governmental Consents
Schedule 7.2(e)	—	Transferee Third Party Consents
Schedule 7.3(a)	—	Alon Governmental Consents
Schedule 7.3(e)	—	Alon Third Party Consents

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CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (this “Agreement”) dated as of January 25, 2005, is made and entered into by and among Holly Energy Partners, L.P., a Delaware limited partnership (“Transferee”), Holly Energy Partners — Operating, L.P., a Delaware limited partnership and a wholly-owned subsidiary of Transferee (“HEP Opco” and, together with Transferee, the “Transferee Parties”), T&R Assets, Inc., a Texas corporation (“T&R”), Fin-Tex Pipe Line Company, a Texas corporation (“Fin-Tex”), Alon USA Refining, Inc., a Delaware corporation (“Alon Refining”, and together with T&R and Fin-Tex, collectively, the “Transferors”, and each individually, a "Transferor”), Alon Pipeline Assets, LLC, a Texas limited liability company (“Newco 1”), Alon Pipeline Logistics, LLC, a Delaware limited liability company (“Newco 2”, and together with the Transferors, the “Transferor Parties”), Alon USA, Inc., a Delaware corporation and the parent of the Transferors (“Alon USA”), and Alon USA, LP, a Texas limited partnership (“Alon LP”, and together with the Transferor Parties and Alon USA, the “Alon Parties”).

     WHEREAS, for the purpose of effecting the transactions contemplated by this Agreement, the Transferors have formed Newco 1 and collectively directly own all of the issued and outstanding equity interest therein (the “Newco 1 Equity Interests”).

     WHEREAS, for the purpose of effecting the transactions contemplated by this Agreement, the Transferors have formed Newco 2 and collectively directly own all of the issued and outstanding equity interest therein (the “Newco 2 Equity Interests”).

     WHEREAS, the Transferors wish to contribute to Newco 1, and Newco 1 wishes to acquire from the Transferors (a) certain refined petroleum products pipelines, (b) certain refined petroleum products terminals, and (c) certain other specified rights and assets used primarily in connection with the ownership and operation of the Pipelines (as defined herein) and the Terminals (as defined herein), all on the terms and conditions of this Agreement.

     WHEREAS, in connection with such contribution and acquisition Newco 1 shall assume certain liabilities and obligations of the Transferors as more fully described herein, all on the terms and conditions of this Agreement.

     WHEREAS, the Transferors wish to contribute to Newco 2 all of the Newco 1 Equity Interests; and

     WHEREAS, Newco 2 wishes to contribute to Transferee, and Transferee wishes to acquire from Newco 2, all of the Newco 1 Equity Interests.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

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Contribution Agreement

ARTICLE I
TRANSFER OF ASSETS, ASSUMPTION OF
LIABILITIES AND AGGREGATE CONSIDERATION

     1.1 Contribution of Property and Assets. On the terms and subject to the conditions set forth in this Agreement, at the Closing each Transferor shall contribute, transfer, assign and deliver to Newco 1, as a capital contribution, all of such Transferor’s right, title and interest in and to the properties and assets (other than the Excluded Assets) used primarily in connection with the ownership and operation of the Pipelines and the Terminals (collectively, the “Operations”) (all of such assets, properties and rights are collectively referred to as the “Contributed Assets”), including the following:

          (a) All of the assets, properties and rights, whether real, personal or mixed, which are owned or held for use by such Transferor primarily in connection with the ownership or operation of the refined petroleum product pipelines described in Annex A-1 (the “Pipelines”) and the maps depicted in Annex A-2, including the following (collectively, the “Pipeline Assets”):

               (i) The parcels of fee simple real property described in Annex A-3 (collectively, the “Pipeline Fee Land”);

               (ii) The lessee’s interest in the leases described in Annex A-4 (collectively, the “Pipeline Leases”), together with all the leasehold estate described in the Pipeline Leases;

               (iii) All easements, rights-of-way, property use agreements, line rights and real property licenses and permits (including rights-of-way permits from railroads and road crossing permits or other rights-of-way permits from Governmental Entities) relating to the real property described in clauses (i) and (ii) above, including those described in Annex A-5 (the “Pipeline Easements”); and

               (iv) All buildings, structures, fixtures, facilities, improvements and appurtenances to the real property described in clauses (i), (ii) and (iii) above (collectively, the “Pipeline Improvements”). The Pipeline Improvements shall be treated as real property for all purposes of this Agreement.

          (b) All of the properties and assets, whether real, personal or mixed, which are owned or held for use by such Transferor primarily in connection with the ownership or operation of those certain refined petroleum product terminals described in Annex B-1 (the “Terminals”), including the following (collectively, the “Terminal Assets”):

               (i) The parcels of fee simple real property described in Annex B-2 (collectively, the “Terminal Fee Land”);

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               (ii) The lessee’s interest in the leases described in Annex B-3 (collectively, the “Terminal Leases”) together with all the leasehold estate described in the Terminal Leases;

               (iii) All easements, rights-of-way, property use agreements, line rights and real property licenses and permits (including rights-of-way permits from railroads and road crossing permits or other rights-of-way permits from Governmental Entities) relating to the real property described in clauses (i) and (ii) above, including those described in Annex B-2 or Annex B-3 (the “Terminal Easements”); and

               (iv) All buildings, structures, fixtures, facilities, improvements and appurtenances to the real property described in clauses (i), (ii) and (iii) above (collectively, the “Terminal Improvements”). The Terminal Improvements shall be treated as real property for all purposes of this Agreement.

          (c) To the extent the same do not constitute Pipeline Improvements or Terminal Improvements, all fittings, cathodic protection ground beds, rectifiers, other cathodic or electric protection devices, machinery, engines, pipes, pipelines, valves, valve boxes, connections, gates, scraper trap extenders, telecommunication facilities and equipment (including microwave and other transmission towers), lines, wires, computer hardware, fixed or mobile machinery and equipment, vehicle refueling tanks, pumps, heating and non-pipeline pumping stations, fittings, tools, furniture and metering equipment (collectively, the “Equipment”) that (i) are not by their nature consumed in the ordinary course of business such that they constitute Supplies (as defined in Section 1.1(e) below), (ii) are used, owned or leased by such Transferor as of the Closing Date, (iii) are used in connection with the Operations, and (iv) in the ordinary course of the Operations either (A) are permanently located on the Real Property for use primarily in connection with the ownership and operation of the Pipeline and Terminal Assets or the conduct of the Operations, or (B) have historically been part of such Transferor’s centralized or regional maintenance operations for the Pipeline and Terminal Assets and have been allocated by such Transferor to such assets for purposes of their divestiture. All such items of Equipment (other than furnishings or office equipment) having a net book value of $10,000 or more as of the close of the most recent fiscal quarter ended at least one month prior to the date of this Agreement are identified on Transferor Disclosure Schedule 1.1(c).

          (d) All Rolling Stock listed on Transferor Disclosure Schedule 1.1(d).

          (e) All inventories of spare parts intended to be consumed in the ordinary course of the ownership and operation of the Pipeline and Terminal Assets or the conduct of the Operations, maintenance, shop and office supplies, and other similar items of tangible personal property on hand as of the Closing and intended to be consumed in the ordinary course of the ownership and operation of the Pipeline and Terminal Assets or the conduct of the Operations, as well as chemicals or drag reducing agents, if any, on hand (the “Supplies”).

          (f) To the extent assignable, all permits, licenses, certificates, authorizations, registrations, Orders, waivers, variances, exemptions, franchises and approvals granted by any

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Governmental Entity to such Transferor or its respective predecessors in interest in connection with the Operations, including those set forth in Seller Disclosure Schedule 1.1(f).

          (g) Such records and documents relating to the ownership, condition or operation of the Pipeline and Terminal Assets as the parties may determine pursuant to Section 2.6(c) to be a part of the Pipeline and Terminal Assets (the “Records”); provided, however, that such Transferor shall be entitled to retain a copy of any Records and that the Records shall not include any records or documents that are covered by the attorney-client privilege or work product doctrine.

          (h) Subject to Section 5.7, all rights under (i) Contracts and other legally binding rights and obligations of such Transferor relating primarily to the conduct of the Operations and set forth in Transferor Disclosure Schedule 1.1(h) and (ii) Contracts relating primarily to the conduct of the Operations and entered into by such Transferor after the date of this Agreement in the ordinary course of business and in accordance with the terms and conditions of this Agreement, but excluding those Contracts constituting Leases or Easements (collectively, the "Assumed Contracts”).

          (i) The trademarks, trademark applications, trademark registrations, trade names and service marks described in Transferor Disclosure Schedule 1.1(i), together with the goodwill associated therewith and all rights deriving therefrom (collectively, the “Trademarks”).

          (j) The registered copyrights or unregistered copyrights and all rights deriving therefrom described in Transferor Disclosure Schedule 1.1(j) (collectively, the “Copyrights”).

          (k) The patents, patent applications and other patent rights described in Transferor Disclosure Schedule 1.1(k) (collectively, the “Patents”).

          (l) The software (other than standard off-the-shelf software), unpatented formulas, know-how, inventions, discoveries, trade secrets, improvements, web sites, domain names and other technology described in Transferor Disclosure Schedule 1.1(l) and all rights deriving therefrom (together with the Trademarks, Copyrights and Patents, the “Intellectual Property”).

          (m) All goodwill related to the Operations, if any.

          (n) All rights under manufacturers’ and vendors’ warranties relating to items included in the Operations and all rights against third parties relating to items included in the Operations.

          (o) Any and all other rights, titles and interests of such Transferor in any and all other properties and assets (whether real, personal or mixed, tangible or intangible), used or held for use primarily in connection with the Operations.

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Contribution Agreement

     1.2 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, each Transferor shall retain all of its right, title and interest in and to, and there shall be excluded from the contribution, transfer, assignment and delivery of the Contributed Assets to Newco 1 hereunder, the following assets and properties (collectively, the “Excluded Assets”):

          (a) All rights under this Agreement and the Ancillary Documents.

          (b) All cash, accounts receivable, pre-paid expenses, bank accounts, cash equivalents and other similar types of investments, certificates of deposit, U.S. Treasury bills and other marketable securities.

          (c) (i) The names or marks “Alon,” “Alon USA,” “Fina,” and any variations or derivations thereof, and (ii) any logo, service mark, copyright, trade name or trademark of or associated with such Transferor or any of its affiliates, not used or held for use primarily in connection with the Operations.

          (d) Tangible personal property located at the Real Property that is (i) owned (or leased from third parties) by contractors or service providers doing work or providing services at the Real Property or (ii) owned (or leased from third parties) by employees of such Transferor.

          (e) Improvements, fixtures, equipment and tangible personal property located on any easement, right-of-way, lease, license or similar land use right which encumbers the Real Property insofar as such improvements, fixtures, equipment and tangible personal property are owned (or leased from third parties) by the holder of such easement, right-of-way, lease, license or similar land use right which encumbers the Real Property.

          (f) Improvements, fixtures and items of equipment and tangible personal property located on the Real Property insofar as such improvements, fixtures, equipment and tangible personal property are owned (or leased from third parties) by such Transferor or any affiliate thereof and are not used or held for use primarily in connection with the Operations, including such of the foregoing as are described in Transferor Disclosure Schedule 1.2(f).

          (g) All crude oil, refined petroleum products or other petroleum or petrochemical products.

          (h) Any refund, rebate, credit or similar claim for Taxes paid by such Transferor, whether known or unknown on the Closing Date, relating to the Operations for any period or portion thereof ending prior to the Closing Date.

          (i) Any refund, rebate, credit or similar claim relating to an Excluded Asset or Retained Liability, whether known or unknown on the Closing Date.

          (j) All claims, causes of action, choses in action, rights of recovery and rights of set off of any kind against any person arising out of or relating to (i) the Operations for any period or portion thereof ending prior to the Closing Date, (ii) any Excluded Asset, or (iii) any

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Retained Liability; provided that to the extent that any of the foregoing arise out of or relate to an Assumed Liability and are not otherwise expressly identified as an Excluded Asset in this Section 1.2 (including in any Transferor Disclosure Schedule relating to this Section 1.2), such shall not be an Excluded Asset but shall rather be part of the Contributed Assets.

          (k) Subject to Section 2.4 and Section 5.8, all rights under (i) the insurance policies of such Transferor (including all claims and other rights thereunder or relating thereto with respect to the Contributed Assets and the Excluded Assets) and (ii) any premium returns or refunds or other amounts associated with any tail policy, COBRA policy or other policy (whether in existence on the date of this Agreement or hereafter purchased by such Transferor) relating to the provision of COBRA benefits or other benefits to the employees of such Transferor (or any subgroup thereof).

          (l) Any other properties and assets (real, personal, mixed, tangible or intangible) which are described in Transferor Disclosure Schedule 1.2(l).

     1.3 Assumed Liabilities; Retained Liabilities.

          (a) Assumed Liabilities. Subject to Section 1.3(b) and Section 2.5, at the Closing, each Transferor shall assign to Newco 1 and Newco 1 shall assume and thereafter pay, perform and discharge when due the following liabilities, obligations and commitments of such Transferor (collectively, the “Assumed Liabilities”):

               (i) all liabilities, obligations and commitments of such Transferor accruing with respect to periods commencing on and after the Effective Time under the Assumed Contracts, Leases and Easements and which relate solely to the performance of the Assumed Contracts, Leases and Easements after the Effective Time; and

               (ii) except for liabilities, obligations and commitments described in Section 1.3(a)(i), all other liabilities, obligations and commitments occurring, arising out of or related to the ownership, use, construction, maintenance or operation of the Contributed Assets on and after the Effective Time, including all liabilities, obligations and commitments incurred or imposed as a result of any event or occurrence (including any injury, death or damage to person or property of a third party, or any claim for repair, improvement, modification, replacement or maintenance of any Contributed Asset) on or after the Effective Time to the extent arising out of or attributable to the ownership or use of any portion of the Contributed Assets on or after the Effective Time; provided that in no event shall the foregoing include any liability, obligation, or commitment to the extent that in respect thereof any Transferee Indemnified Party has the right to seek indemnification from any Alon Party pursuant to Section 9.1(a)(ii), 9.1(a)(iii) or 9.1(a)(iv) of this Agreement or the terms of the Environmental Agreement.

          (b) Retained Liabilities. Subject to Section 2.5, Newco 1 does not assume or agree to pay, honor, satisfy, discharge or perform, and shall not be deemed by virtue of the execution and delivery of this Agreement or any Ancillary Document or as a result of the consummation of the transactions contemplated hereby or thereby, to have assumed, or to have

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agreed to pay, honor, satisfy, discharge or perform, any liability of any Transferor (other than the Assumed Liabilities), whether primary or secondary, direct or indirect, known or unknown, fixed, accrued or contingent, existing prior to the Effective Time (the “Retained Liabilities”), including the following:

               (i) any liability of any Transferor not specifically assumed pursuant to Section 1.3(a);

               (ii) any liability arising prior to the Effective Time out of any breach by any Transferor of any provisions of any Assumed Contract, including liabilities arising out of any Transferor’s failure to perform any Assumed Contract in accordance with its terms prior to the Effective Time;

               (iii) any liability arising out of any breach by any Transferor of any provisions of any Contract (other than an Assumed Contract and other than as described in Section 1.3(b)(ii)), including liabilities arising out of any Transferor’s failure to perform any Contract (other than an Assumed Contract and other than as described in Section 1.3(b)(ii)) in accordance with its terms;

               (iv) any liability of any Transferor under any Employee Benefit Plan or Benefit Arrangement arising from the operation of such Transferor’s businesses;

               (v) any liability for any Taxes payable with respect to the Contributed Assets or the Operations for any period or portion thereof ending on or prior to the Closing Date;

               (vi) any liability under or in connection with any Excluded Assets;

               (vii) any liability with respect to (A) any employees or any collective bargaining representatives of any employees, agents or independent contractors, in each case incurred while such person was employed by or affiliated with any Transferor or any of its respective affiliates, whether or not such employees, collective bargaining representatives, agents or independent contractors are employed by or are affiliated with Newco 1 after the Effective Time, (B) any Laws relating to plant closings, mass layoffs or employment termination occurring at or prior to the Effective Time, (C) any liabilities arising under or with respect to any collective bargaining agreement or Employee Plans to which any Transferor or any of its respective affiliates is or was a party prior to the Effective Time, (D) any liabilities arising at or prior to the Effective Time for wages, salaries, severance (and notice thereof), termination pay, vacation, individual or group life or health insurance, property or personal injury claims or termination claims, and (E) any liability arising on or prior to the Effective Time with respect to any employees of any Transferor, applicants for employment with such Transferor or collective bargaining agents arising from any unfair labor practice charges, charges of employment discrimination, other federal and state administrative charges of any kind, workers’ compensation claims, arbitration awards, claims under the WARN Act, claims for severance pay or other claims or causes of action of any kind;

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               (viii) any liability of any Transferor arising out of or incurred in connection with the negotiation, preparation and execution of this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby and fees and expenses of any and all counsel, accountants and other experts or advisers;

               (ix) any intercompany liability between any Transferor and any affiliate thereof;

               (x) any liabilities retained by any Transferor under Section 6.2;

               (xi) any accounts payable or other payables due and owing by any Transferor;

               (xii) any liability resulting from any Action, whether or not pending or threatened prior to the Effective Time, arising out of or relating to any other Retained Liability specified in this Section 1.3(b);

               (xiii) any liability arising under any Contract that is not an Assumed Contract; and

               (xiv) any fines or penalties imposed on any Transferor as a result of the Notice of Probable Violation disclosed on Transferor Disclosure Schedule 3.4, Item 1.a.

          (c) Environmental Liabilities. Notwithstanding anything to the contrary in this Section 1.3, the parties expressly acknowledge and agree that this Section 1.3 shall not apply to Environmental Costs and Liabilities, which shall be exclusively governed by the provisions of the Environmental Agreement.

     1.4 Contribution to Newco 2. Effective as of immediately following the contribution of the Contributed Assets to and the assumption of the Assumed Liabilities by Newco 1 as required by Sections 1.1 and 1.3 hereof, each Transferor shall contribute, transfer, assign and convey to Newco 2, as a capital contribution, all of the Newco 1 Equity Interests held beneficially and of record by such Transferor, free and clear of any Liens and Encumbrances.

     1.5 Contribution to Transferee. Effective as of immediately following the contribution of the Newco 1 Equity Interests to Newco 2 as required by Section 1.4 hereof and contemporaneously with the receipt by Newco 2 of the consideration set forth in Section 1.7 hereof, Newco 2 shall, by virtue of this Agreement and without any further action by any party, contribute, transfer, assign and convey to Transferee, as a capital contribution, all of the Newco 1 Equity Interests, free and clear of any Liens and Encumbrances.

     1.6 Contributions to HEP Opco and Conversion of Newco 1.

          (a) Immediately following the contribution of the Newco 1 Equity Interests to Transferee as required by Section 1.5 hereof, Transferee shall contribute, transfer, assign and convey to HEP Opco, as a capital contribution, the Newco 1 Equity Interests.

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          (b) Immediately following the contribution of the Newco 1 Equity Interests to HEP Opco as required by Section 1.6(a) hereof, HEP Opco shall contribute, transfer, assign and convey to HEP Pipeline, as a capital contribution, a portion of the Newco 1 Equity Interests.

          (c) Immediately following the contribution of the Newco 1 Equity Interests to HEP Pipeline as required by Section 1.6(b) hereof, HEP shall cause HEP Opco and HEP Pipeline to convert Newco 1 into a Texas limited partnership with HEP Opco being the limited partner thereof and HEP Pipeline being the general partner thereof.

     1.7 Consideration.

          (a) The aggregate consideration (the “Aggregate Consideration”) for the contribution of Newco 1 shall consist of (i) the Cash Consideration and (ii) the Unit Consideration.

          (b) The Closing Cash Consideration shall be paid by Transferee at the Closing by wire transfer of immediately available funds to the account specified by Newco 2 in writing at least three business days prior to the Closing Date.

          (c) The Unit Consideration shall be paid to Newco 2 at the Closing by delivery of the Certificates.

     1.8 Contribution to Partnership. It is the express intent of Transferee and the Transferor Parties that the transactions contemplated by Section 1.5 hereof constitute a tax free contribution to a partnership under Section 721 of the Code. The Transferor Parties and Transferee shall negotiate in good faith a determination of the fair market value of each of the respective Contributed Assets as soon as reasonably practicable following the date of this Agreement and, in any event, no later than 60 days after the Closing. If the determination is not agreed upon within 60 days after the Closing, then Transferee and the Transferor Parties agree that the determination shall be made based upon an asset valuation supplied by an independent accounting firm or appraiser, in either case with substantial experience in valuing petroleum product pipelines and terminals and mutually acceptable to Transferee and the Transferor Parties. The cost of such appraisal shall be shared equally by Transferee and the Transferor Parties. The appraisal, if required, shall be procured and provided to Transferee and the Transferor Parties within 120 days after the Closing. Transferee and the Transferor Parties agree that the determination of the fair market value of the Contributed Assets pursuant to this Section 1.8 shall be used for purposes of applying Section 704(c) of the Code to the Contributed Assets, and that the variation between the fair market value of the Contributed Assets and the adjusted tax basis of the Contributed Assets will be taken into account under the “remedial method” as described in Treasury Regulation § 1.704-3(d). Transferee and the Transferor Parties further agree that they shall report the federal, state, municipal, local and other Tax consequences of the contribution and acquisition hereunder in a manner consistent with this Section 1.8 and they shall not take any position inconsistent therewith in connection with any Tax return, refund claim, litigation or otherwise. The parties hereby acknowledge that none of the parties has made, or is making in this Agreement, any representation to any other party concerning any of the Tax effects or consequences of the transactions provided for in this Agreement and that each party has obtained

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independent Tax advice with respect thereto and upon which it has solely relied; provided that this sentence shall not limit the obligations of any party hereto with respect to any covenants of such party expressly set forth herein or the remedies of any party hereto with respect to a failure to comply with any such covenants.

ARTICLE II
CLOSING

     2.1 Closing. The closing of the transactions contemplated hereby (the “Closing”) shall be held at the offices of Vinson & Elkins L.L.P., 3700 Trammell Crow Center, 2001 Ross Avenue, Dallas, Texas 75201 at 10:00 a.m. on the fifth business day following the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions relating to execution of the Ancillary Documents, which will be satisfied at the Closing), or such other place, time or date as may be agreed upon by the parties; provided, however, that Transferee, by means of prior notice to Transferors, shall have the right from time to time to postpone the date for the Closing to such later date as may be specified in such notice; and provided, further, that Transferee may not postpone such date beyond the later of (i) February 28, 2005 or (ii) the first business day after the date that the consents contemplated by Section 5.13 are actually obtained by the Alon Parties. The date on which the Closing takes place is referred to herein as the “Closing Date.” The Closing shall be deemed to be effective as of 12:01 a.m. on the Closing Date (the “Effective Time”).

     2.2 Deliveries by the Alon Parties. At the Closing, the applicable Alon Parties shall deliver, or cause to be delivered, to Transferee the following:

          (a) A special warranty deed from each Transferor substantially in the form of Exhibit A attached hereto (the “Special Warranty Deeds”), conveying the Fee Land and all appurtenances thereto, including any Pipeline Improvements or Terminal Improvements located on such Fee Land, as applicable, held by such Transferor to Newco 1, subject only to Permitted Liens.

          (b) A conveyance, assignment, bill of sale, and shared easement agreement from each Transferor substantially in the form of Exhibit B attached hereto (the “Pipeline Conveyance”), conveying all Real Property (other than the Fee Land and all appurtenances thereto, including any Pipeline Improvements or Terminal Improvements located on such Fee Land) held by such Transferor to Newco 1, subject only to Permitted Liens and the reservation of an easement for Transferor for the operation and maintenance of a parallel pipeline with respect to Easements designated as “Shared” on Annex A-5, as more specifically provided therein.

          (c) A bill of sale and assignment from each Transferor substantially in the form of Exhibit C attached hereto (the “Bills of Sale”), conveying to Newco 1 all of the Contributed Assets held by such Transferor (other than the Real Property), subject only to Permitted Liens.

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          (d) A counterpart of the pipelines and terminals agreement substantially in the form attached as Exhibit D (the “Pipelines and Terminals Agreement”), duly executed by Alon LP.

          (e) A counterpart of the environmental agreement substantially in the form attached as Exhibit E (the “Environmental Agreement”), duly executed by each Alon Party listed as a signatory thereto.

          (f) A counterpart of the right of first offer agreement substantially in the form attached as Exhibit F (the “Right of First Offer Agreement”), duly executed by Alon USA.

          (g) A counterpart of the assignment and assumption agreement, substantially in the form attached as Exhibit G (the “Assignment and Assumption Agreement”), duly executed by each Transferor and Newco 1.

          (h) All Consents required to be obtained by the Alon Parties pursuant to Section 7.2(e).

          (i) A counterpart of the services agreement, substantially in the form attached as Exhibit H (the “Services Agreement”), duly executed by Alon LP.

          (j) A certificate of non-foreign status substantially in the form specified in Treasury Regulation 1.1445-2(b)(2)(iii) for each Transferor.

          (k) A commitment for an TLTA Owner’s Policy of Title Insurance for each tract of Terminal Fee Land as set forth in Annex B-1, issued in the name of Newco 1 at the Transferor Parties’ cost and expense by the Title Company in the amounts set forth on Transferor Disclosure Schedule 2.2(k) for each tract of Terminal Fee Land, subject only to the standard printed exceptions set out on a standard form Owner’s Policy of Title Insurance issued by the Title Company and the Permitted Liens applicable to each such tract of Terminal Fee Land, provided that Transferee may at its sole cost and expense obtain any endorsements or extended coverage which may be available, including but not limited to any endorsement to delete survey exceptions or to provide coverage to any lender of Transferee.

          (l) The Alon Party Closing Certificate, duly executed by an executive officer of each Transferor Party.

          (m) A counterpart of the subordination, non-disturbance and attornment agreement, substantially in the form attached as Exhibit I, with Transferee’s senior secured lenders at Closing, duly executed by Alon LP.

          (n) An executed perpetual easement agreement for the benefit of Transferee and its successors and assigns, granting an easement of at least 50 feet in width across Transferor’s Hawley Terminal for operation and maintenance of the Trust Pipelines crossing such terminal property, which easement agreement shall include rights of ingress and egress as reasonably necessary for the operation and maintenance of said Pipelines.

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          (o) Such other documents in a form and substance reasonably acceptable to Transferee that (i) are duly executed by each Transferor and reflect the contribution, transfer, assignment and conveyance required by Section 1.4 hereof and (ii) are duly executed by Newco 2 and reflect the contribution, transfer, assumption and conveyance required by Section 1.5 hereof.

     2.3 Deliveries by Transferee. At the Closing, Transferee shall deliver, or cause to be delivered, to Alon USA the following:

          (a) After the receipt of the contribution required by Section 1.5 hereof, a counterpart of the Pipelines and Terminals Agreement, duly executed by Transferee.

          (b) After the receipt of the contribution required by Section 1.5 hereof, a counterpart of the Environmental Agreement, duly executed by Transferee.

          (c) After the receipt of the contribution required by Section 1.5 hereof, a counterpart of the Right of First Offer Agreement, duly executed by Transferee.

          (d) After the receipt of the contribution required by Section 1.5 hereof, a counterpart of the Services Agreement, duly executed by Transferee.

          (e) An amendment to the Transferee Party Organizational Documents, in substantially the form attached as Exhibit J (the “Class B Amendment”).

          (f) Certificates representing the Unit Consideration and issued in the name of Newco 2 or its designee (the “Certificates”).

          (g) The Transferee Closing Certificate, duly executed by an executive officer of Transferee.

          (h) After the receipt of the contribution required by Section 1.5 hereof, a counterpart of the mortgage and deed of trust, substantially in the form attached as Exhibit K, duly executed by Newco 1.

          (i) A counterpart of the documents effecting the contribution required by Section 1.6(b) hereof and the conversion of Newco 1 into a limited partnership as required by Section 1.6(b) hereof.

     2.4 Casualty and Condemnation.

          (a) Material Casualty. Transferors shall notify Transferee in writing on the next business day, and in no event later than 24 hours, if, after the date of this Agreement and prior to the Closing, all or any part of a Pipeline and Terminal Asset is damaged or destroyed by fire or other casualty and such damage or destruction, individually or in the aggregate, constitutes a Material Damage or Condemnation. Transferee shall have the option, exercisable within ten days after receipt of such written notice from Transferors (but before Closing), to elect

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by written notice to Transferors to terminate this Agreement; provided, however, that such election by Transferee to terminate this Agreement shall not be effective if:

               (i) such damaged or destroyed Pipeline and Terminal Asset can be repaired or replaced to the state in which such asset existed immediately preceding such damage or destruction within 120 days from the date of Transferors’ receipt of Transferee’s notice of termination; and

               (ii) within ten days after Transferors’ receipt of Transferee’s notice of termination, Transferors give Transferee written notice of Transferors’ election to repair or replace such damaged or destroyed Pipeline and Terminal Asset at Transferors’ sole expense (including any insurance proceeds attributable thereto under insurance policies of Transferors or any of their respective affiliates).

If Transferors elect to repair or replace such damaged Pipeline and Terminal Asset pursuant to the foregoing, Transferors shall be obligated to proceed in good faith to diligently repair or replace such damaged or destroyed Pipeline and Terminal Asset to the state in which such asset existed immediately preceding such damage or destruction and the Closing Date shall be extended until the third business day following the date on which Transferors and Transferee mutually agree that such damaged Pipeline and Terminal Asset has been so repaired or replaced, such mutual agreement not to be unreasonably withheld, conditioned or delayed; provided, however, this Agreement shall terminate, at Transferee’s option, if such damaged asset is not so repaired or replaced by the earlier of (x) 120 days from the date of Transferor’s receipt of Transferee’s aforesaid notice of termination or (y) the Termination Date.

          (b) Material Condemnation. Transferors shall notify Transferee in writing on the next business day, and in no event later than 24 hours, if, after the date of this Agreement and prior to the Closing, all or any part of a Pipeline and Terminal Asset is taken in condemnation or if proceedings for such purpose shall be pending, and such taking, individually or in the aggregate, constitutes or would constitute a Material Damage or Condemnation. Transferee shall have the option, exercisable within ten days following receipt of such written notice from Transferors (but before Closing), to elect by written notice to Transferors to terminate this Agreement.

          (c) Other Casualty and Condemnation. If after the date of this Agreement and prior to the Closing:

               (i) all or any part of a Pipeline and Terminal Asset shall be damaged or destroyed by fire or other casualty and either (A) such damage or destruction does not, individually or in the aggregate, constitute a Material Damage or Condemnation or (B) Transferee does not elect to terminate this Agreement pursuant to Section 2.4(a); or

               (ii) all or any part of a Pipeline and Terminal Asset shall be taken in condemnation or under the right of eminent domain or if proceedings for such purposes shall be pending and either (A) such taking does not, individually or in the aggregate, constitute a

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Material Damage or Condemnation or (B) Transferee does not elect to terminate this Agreement pursuant to Section 2.4(b);

then this Agreement shall remain in full force and effect notwithstanding any such damage, destruction, taking or proceeding or the threat thereof.

          (d) Insurance Proceeds, Condemnation Awards or Other Proceeds. To the extent insurance proceeds (excluding any insurance proceeds payable through self-insurance programs of Transferors or their respective affiliates), condemnation awards or other payments are not committed, used or applied by Transferors prior to the Closing Date to repair, restore or replace such damaged, destroyed or taken Pipeline and Terminal Asset, Transferors shall at the Closing (i) assign to Transferee Transferors’ rights to receive all insurance or condemnation proceeds, awards or payments (excluding any insurance proceeds payable through self-insurance programs of Transferors or their respective affiliates) owed to Transferors in respect of such Pipeline and Terminal Asset by reason of such damage, destruction or taking, less any reasonable costs and expenses incurred by Transferors in collecting same or in connection with such proceedings or the threat thereof, and (ii) pay to Transferee all insurance or condemnation proceeds, awards or payments (excluding any insurance proceeds payable through self-insurance programs of Transferors or their respective affiliates) theretofore paid to Transferors in respect of such Pipeline and Terminal Asset by reason of such damage, destruction or taking, less any reasonable costs and expenses incurred by Transferors in collecting same or in connection with such proceedings or the threat thereof. Further, to the extent Transferors do not repair, restore or replace any such damaged or destroyed Pipeline and Terminal Asset at least substantially to the condition in which such asset existed prior to such damage or destruction (taking into account the age of any individual asset and its use, if any, in the Operations immediately prior to such damage or destruction), and any insurance proceeds paid to Transferee pursuant to Section 2.4(c) are insufficient to cover the diminution in value of such damaged or destroyed Pipeline and Terminal Asset resulting from such damage or destruction and Transferors’ failure to repair, restore or replace the same as provided above, then the Cash Consideration shall be reduced by the amount of such deficiency as shall be mutually agreed by Transferee and Transferors in good faith (such amount, the “Deficiency Amount”).

     2.5 Prorations. On the Closing Date, or as promptly as practicable following the Closing Date, but in no event later than 60 calendar days thereafter, the real and personal property Taxes, water, gas, electricity and other utilities, local business or other license fees to the extent assigned and other similar periodic charges payable with respect to the Contributed Assets shall be prorated between Transferee, on the one hand, and Transferors, on the other hand, effective as of the Effective Time with Transferors being responsible for amounts related to the period prior to but excluding the Effective Time and Transferee being responsible for amounts related to the period at and after the Effective Time. The Parties shall take all actions necessary to cause utility meter readings to be determined as of the Effective Time or as close thereto as reasonably practicable. If the final real property Tax rate or final assessed value for the current Tax year is not established by the Closing Date, the prorations shall be made on the basis of the rate or assessed value in effect for the preceding Tax year and shall be adjusted when

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the exact amounts are determined. All such prorations shall be based upon the most recent available assessed value available prior to the Closing Date.

     2.6 Closing Costs; Transfer Taxes and Fees.

          (a) Allocation of Costs. Transferee shall pay the cost of all sales, transfer and use Taxes arising out of the transfer of the Contributed Assets pursuant to this Agreement and, subject to Section 2.2(k), all costs and expenses (including recording fees and real estate transfer Taxes and real estate transfer stamps) incurred in connection with obtaining or recording title to the Contributed Assets. The sales, use and transfer Tax returns required by reason of said transfer shall be timely prepared and filed by the party normally obligated by Law or regulation to make such filing. Transferors and Transferee agree to cooperate with each other in connection with the preparation and filing of such returns, in obtaining all available exemptions from such sales, use and transfer Taxes, and in timely providing each other with resale certificates and any other documents necessary to satisfy any such exemptions.

          (b) Reimbursement. If Transferee, on the one hand, or any Transferor, on the other hand, pays any Tax agreed to be borne by the other party under this Agreement, such other party shall promptly (within five business days) reimburse the paying party for the amounts so paid. If any party receives any Tax refund or credit applicable to a Tax paid by another party hereunder, the receiving party shall promptly (within five business days) pay such amounts to the party entitled thereto.

          (c) Agreement Regarding Records. Prior to Closing, Transferee and Transferors shall identify those records and documents that shall constitute a part of the Records. On or before the 60th day following the Closing, Transferors shall provide originals of the applicable records and documents to Transferee to the extent Transferors or their respective affiliates have such originals in their possession. Transferors shall deliver any records and documents that constitute a part of the Records that are discovered by Transferors to be in their possession or the possession of any of their respective affiliates after the date on which the Records are delivered to Transferee pursuant to the provisions hereof.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE TRANSFEROR PARTIES

     The Alon Parties, jointly and severally, hereby represent and warrant to Transferee as follows:

     3.1 Organization. Each Alon Party and Newco 1 is an entity duly organized, validly existing and in good standing under the laws of its state of organization and has the requisite power to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Alon Party and Newco 1 is duly qualified to do business and in good standing as a foreign entity in each of the states in which it has assets or conducts activities which require it to be so qualified or in good standing, except where the failure to be so qualified or in good standing could not reasonably be expected to have a Material Adverse Effect. The Alon Parties have furnished to Transferee a true, correct and complete copy of the organizational documents for each Alon Party and Newco 1 (collectively, the “Alon Party Organizational Documents”). The Alon Party Organizational

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Documents are in full force and effect and constitute all of the organizational and governing documents for each Alon Party and Newco 1. There are no proceedings or actions pending or contemplated to dissolve any Alon Party or Newco 1.

     3.2 Authorization. Each Alon Party and Newco 1 has full power and authority to (a) execute and deliver this Agreement and the Alon Ancillary Documents to be executed and delivered by such Alon Party or Newco 1 and (b) consummate the transactions contemplated hereby and thereby. Each Alon Party and Newco 1 has taken all action required by its applicable Alon Party Organizational Documents to authorize (i) the execution, delivery and performance of this Agreement and the applicable Alon Ancillary Documents and (ii) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each Alon Party and Newco 1 and is a legal, valid and binding obligation of such Alon Party or Newco 1, enforceable against such Alon Party or Newco 1 in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). All Alon Ancillary Documents to be executed and delivered by each Alon Party and Newco 1 shall, on the Closing Date, be duly and validly executed by each Alon Party and Newco 1, as applicable, and be legal, valid and binding obligations of such Alon Party and Newco 1, enforceable against such Alon Party and Newco 1 in accordance with their respective terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     3.3 No Conflicts or Violations; No Consents or Approvals Required. Except as set forth in Transferor Disclosure Schedule 3.3, the execution, delivery and performance by each Alon Party and Newco 1 of this Agreement and the other Alon Ancillary Documents to which such Alon Party or Newco 1 is a party do not, and the consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provision of the Alon Organizational Documents, (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the material terms, conditions or provisions of any Material Contract, or (c) subject to obtaining the Consents or making the registrations, declarations or filings set forth in the next sentence, violate in any material respect any applicable Law binding upon any Alon Party or Newco 1 or the Pipeline and Terminal Assets or the Operations. No Consent of any Governmental Entity or any other person is required for any Alon Party or Newco 1 in connection with the execution, delivery and performance of this Agreement and the Alon Ancillary Documents to which such Alon Party or Newco 1 is a party or the consummation of the transactions contemplated hereby or thereby, except as set forth in Transferor Disclosure Schedule 3.3 and except for (i) requirements under the HSR Act, (ii) Environmental Permits and (iii) Post-Closing Consents.

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     3.4 Compliance With Laws and Permits. Except as set forth on Transferor Disclosure Schedule 3.4, (a) Transferors hold, and upon the contributions by the Transferors, Newco 1 will hold, all permits, licenses, variances, exemptions, orders, franchises and approvals of all Governmental Entities necessary for the lawful ownership or material to the operation of the Pipeline and Terminal Assets and the conduct of the Operations (the “Permits”) and (b) the Operations comply with, and the Transferors and their respective affiliates have owned and operated the Pipeline and Terminal Assets and conducted the Operations in material compliance with, all applicable Laws and Permits. Except as set forth on Transferor Disclosure Schedule 3.4, no investigation or review by any Governmental Entity with respect to any Transferor or any of its affiliates and relating to the Pipeline and Terminal Assets or the Operations is pending or, to the knowledge of the Alon Parties, threatened which, if resolved adversely to such Transferor or any of its affiliates, could reasonably be expected to have a Material Adverse Effect. For purposes of this Section 3.4, the term “applicable Laws,” as used in clause (a) above, shall not include any Environmental Laws or the subject matter of Section 3.20.

     3.5 Absence of Litigation. Except as set forth on Transferor Disclosure Schedule 3.5, there is no Action pending or, to the knowledge of the Alon Parties, threatened against any Transferor or any its affiliates by or before any arbitrator or Governmental Entity and relating to or against the Pipeline and Terminal Assets or the Operations or challenging the transactions contemplated hereby, nor are there any reviews or investigations relating to any Transferor or any of its affiliates and the Pipeline and Terminal Assets or the Operations pending or, to the knowledge of the Alon Parties, threatened by or before any arbitrator or any Governmental Entity.

     3.6 Operating Statements; Absence of Changes.

          (a) Operating Statements. Transferors have provided to Transferee true, correct and complete copies of statements of operating expenses and throughput volumes for the operations of the Pipeline and Terminal Assets for the twelve months ended December 31, 2004, 2003 and 2002, and property and equipment ledgers, including Tax basis and Tax depreciation information, for the Contributed Assets which ledgers are in substantially the form maintained by Transferors or their respective affiliates in the ordinary course of business (collectively, the “Operating Statements”). The Operating Statements (i) are consistent in all material respects with the books and records of Transferors or their respective affiliates relating to the conduct of the Operations, (ii) reflect in all material respects on an accrual basis expenses for the periods indicated that were incurred in the operation of the Pipelines and the Terminal Assets, (iii) were prepared by management of Transferors or their respective affiliates in good faith and based upon reasonable judgments and assumptions and (iv) do not include or relate to any assets other than the Contributed Assets. Transferors do not maintain any financial statements specific to the Contributed Assets other than internally prepared monthly balance sheets and statements of income for management control areas consisting of individual pipeline systems and terminals.

          (b) Absence of Changes. Since December 31, 2004, (i) Transferors and their respective affiliates have operated the Pipeline and Terminal Assets and conducted the Operations in the ordinary course of business consistent with past practice, (ii) Transferors and their respective affiliates have not incurred or suffered any change, circumstance, result, effect,

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event or fact, which has had or could reasonably be expected to have a material adverse change on the Operations and (iii) there has not occurred, and Transferors and their respective affiliates have not incurred or suffered, any change, circumstance, result, effect, event or fact that could reasonably be expected to have a Material Adverse Effect.

     (c) Conduct of Operations. Except as set forth in Transferor Disclosure Schedule 3.6(c), from and after December 31, 2004, nothing has occurred that would have violated the terms of Sections 5.1(d), 5.1(i), 5.1(l) and 5.1(m) hereof if the terms thereof had been in effect from and after December 31, 2004.

     3.7 Title to Contributed Assets.

          (a) Except as set forth on Transferor Disclosure Schedule 3.7(a), Transferors have, and at the Closing Newco 1 shall receive and own, good and marketable title to the Fee Land and all of the Contributed Assets that constitute personal property and good and indefeasible title to or valid leasehold interests in all of the other Contributed Assets, in each case free and clear of any Liens, other than Permitted Liens.

          (b) Each tract of Fee Land is owned in fee simple by the applicable Transferor, subject only to the Permitted Liens, and except as set forth on Transferor Disclosure Schedule 3.7(b), none of the Fee Land is subject to any lease or other possessory interest of any person other than the applicable Transferor. Except for the Leases, and except as described in Transferor Disclosure Schedule 3.7(b), Transferors do not lease any parcels, tracts of land, buildings, fixtures or improvements that are used or held for use primarily in connection with the Operations.

          (c) Except as set forth in Transferor Disclosure Schedule 3.7(c), the Real Property constitutes all the parcels, tracts of land, buildings, fixtures and improvements that are used or held for use primarily in connection with the Operations.

     (d) Except as set forth in Transferor Disclosure Schedule 3.7(d), (i) other than Transferors, there are no parties in possession of any portion of the Real Property as lessees, subtenants or tenants at sufferance or trespassers; (ii) there is no pending, or to the knowledge of the Alon Parties, threatened condemnation, eminent domain or similar proceeding or special assessment affecting the Real Property, and (iii) to the knowledge of the Alon Parties, (A) there is no pending Action to modify or terminate the present zoning of the Real Property or any aspect thereof, and (B) certificates of occupancy and all other Permits, and any requisite certificates of the local board of fire underwriters (or other body exercising similar functions), have been issued, if required by any Governmental Entity, for each of the Improvements located on the Real Property and all such Permits have been paid for and are in full force and effect. Except as set forth on Transferor Disclosure Schedule 3.7(d), no commitments have been made to any Governmental Entity, utility company, school board, church or other religious body or any homeowners or homeowners’ association, or any other organization, group or individual, relating to the Real Property that would impose an obligation on Transferee, its affiliates or their respective successors or assigns to make any contribution or dedications of money or land or to construct, install or maintain any improvements of a public or private nature on or off of the Real

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Property. Except as set forth on Transferor Disclosure Schedule 3.7(d), since December 31, 2004 the Improvements have been maintained in accordance with historical practices (but in no event at less than prudent industry standards and practices), other than deferred maintenance projects set forth on Transferor Disclosure Schedule 3.7(d) or deferred maintenance projects that, individually or in the aggregate, do not exceed $50,000. To the knowledge of the Alon Parties, the compliance in all respects of the Real Property and all aspects thereof with all applicable zoning and similar Laws does not depend on, and no Operating Permit for such real property depends on, any other real property or other rights appurtenant thereto.

          (e) Each parcel of Real Property is adequately serviced by all public utilities and services, including electricity, water, sewage and telecommunications, to the extent necessary to continue the operation of the Contributed Assets located thereon consistent with operation by the applicable Transferor prior to the date of this Agreement.

          (f) Except as provided in Transferor Disclosure Schedule 3.7(f), (i) neither any Alon Party nor Newco 1 is a party to any Contract regarding the sale, conveyance, transfer, lease or disposition of any portion of the Real Property (except for this Agreement or as contemplated hereby); (ii) there has not been granted to any person and no person possesses, any option to purchase or right of first refusal to purchase any portion of the Real Property; and (iii) neither any Alon Party nor Newco 1 is a party to any occupancy Contract, lease or similar arrangement with respect to any portion of the Real Property.

          (g) Except as set forth in Transferor Disclosure Schedule 3.7(g), (i) no Transferor is in material default under any Easement or Lease to which it is a party, nor to the knowledge of the Alon Parties, is there any event or circumstance that solely with the giving of notice or the lapse of time or both would constitute a material default under any such Easement or Lease, (ii) there are no easement gaps in the “Trust Pipeline” or the “River Pipeline,” and to the knowledge of the Alon Parties, the “Fin-Tex Pipeline” and (iii) the Easements are in full force and effect and are sufficient to allow the applicable Transferor and Newco 1 to continue to operate the Pipelines therein or thereon (without interruption) as currently operated. All Pipelines are located fully within the land constituting or encumbered by the Pipeline Easements. All Easements and Leases represent valid, binding and enforceable agreements of the applicable Transferor and, to the knowledge of the Alon Parties, each of the parties thereto and there is no pending modification or cancellation of same.

          (h) The applicable Transferor has a valid and subsisting leasehold estate in and the right to quiet enjoyment of the real property leased to it under the Pipeline Leases and Terminal Leases for the full term thereof, subject to the Permitted Liens.

     3.8 Newco 1 and Newco 2.

          (a) As of the date of this Agreement and as of immediately prior to the Closing, all of the issued and outstanding Newco 1 Equity Interests and Newco 2 Equity Interests are owned by the Transferors, free and clear of all Liens or Encumbrances and such Newco 1 Equity Interests shall constitute all of the issued and outstanding equity interests of Newco 1.

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          (b) Immediately following the contribution required by Section 1.4 hereof, Newco 2 shall receive legal and beneficial title to all of the issued and outstanding Newco 1 Equity Interests, free and clear of all Liens and Encumbrances.

          (c) Immediately following the contribution required by Section 1.5 hereof, Transferee shall receive legal and beneficial title to all of the issued and outstanding Newco 1 Equity Interests, free and clear of all Liens and Encumbrances.

          (d) Newco 1 has conducted no business or activity and has no assets or liabilities other than its liabilities and obligations under this Agreement, and as of the Closing Newco 1 shall have no assets or liabilities other than the Contributed Assets, Assumed Liabilities and the liabilities and obligations under this Agreement which it shall hold immediately following the contribution required by Sections 1.1, 1.2 and 1.3 hereof.

     3.9 Contracts.

          (a) True, correct and complete copies of all Assumed Contracts have been delivered to Transferee. Except as disclosed in Transferor Disclosure Schedule 3.9(a), (i) each Assumed Contract is in full force and effect and constitutes a valid and binding agreement, enforceable in accordance with its terms, of the applicable Transferor and, to the knowledge of the Alon Parties, each other party thereto, (ii) neither the applicable Transferor nor any of its affiliates is in breach of or default, in any material respect, under any Assumed Contract involving or relating to any of the Pipeline and Terminal Assets, and (iii) to the knowledge of the Alon Parties, there does not exist under any provision of any Assumed Contract any event that, with the giving of notice or the lapse of time or both, would constitute such a breach or default by the applicable Transferor or any of its affiliates under such contract. Except as disclosed in Transferor Disclosure Schedule 3.9(a), no other party to any Assumed Contract is, to the knowledge of the Alon Parties, in breach of or default under such Assumed Contract in any material respect. No Alon Party nor any affiliate thereof has received any notice from any other party to any Assumed Contract that alleges any violation, breach or default by any Transferor of any Assumed Contract in any material respect.

          (b) Assuming the Consents set forth on Transferor Disclosure Schedule 3.3 are obtained prior to Closing, each Assumed Contract shall not be cancelable by the other party due to the consummation of the transactions contemplated hereby.

     3.10 Prohibited Persons Transactions. Each Alon Party and Newco 1 is currently in compliance with, and shall at all times during the term of this Agreement (including any extension thereof) remain in compliance with, the regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

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     3.11 Intellectual Property. All Intellectual Property used or held for use primarily in connection with the Operations is listed in Transferor Disclosure Schedules 1.1(i), 1.1(j), 1.1(k) and 1.1(l). Transferors own or hold pursuant to valid licenses to use such Intellectual Property free and clear of all Liens, and no Transferor nor any affiliate of any Transferor has granted to any third party any license or other right to any of such Intellectual Property and no Transferor is a party to or bound by any Contract or any other obligation whatsoever that limits or impairs its ability to use, sell, transfer, assign or convey the Intellectual Property, except for restrictions on assignment included within licenses to use the Intellectual Property. Except as set forth in Transferor Disclosure Schedule 3.11, none of the Trademarks that constitute the Intellectual Property are being used by any Transferor or any affiliate thereof in connection with the conduct of any business other than the Operations. Except as set forth in Transferor Disclosure Schedule 3.11, no claim is pending or, to the knowledge of the Alon Parties, threatened against any Transferor or any affiliate thereof asserting that its use of the Intellectual Property infringes the patent, trademark, copyright or other intellectual property rights of any person and, to the knowledge of the Alon Parties, the use of such Intellectual Property does not infringe any such rights. To the knowledge of the Alon Parties, no person is infringing any Transferor’s rights in its Intellectual Property. All registrations and certificates issued by any Governmental Entity relating to any of such Intellectual Property and all Contracts pursuant to which any Transferor uses any of the Intellectual Property are valid and subsisting, have been properly maintained and no Transferor nor any other person is in default or violation thereunder.

     3.12 Software Products. Except for Excluded Assets, Transferor Disclosure Schedule 3.12 contains a true, complete and correct list of all software products and custom software that Transferors own or license from a third party that is used primarily in connection with the Operations. To the knowledge of the Alon Parties, the use of such software products and custom software by the applicable Transferor does not violate any rights of any other person, and no Transferor nor any affiliate of any Transferor has received any communication alleging such a violation. Except as set forth in Transferor Disclosure Schedule 3.12, no Transferor is obligated to compensate any person for the licensing of such software products or custom software.

     3.13 Taxes. Each Transferor and any consolidated, combined or unitary group of which such Transferor is or has been a member has timely filed with the appropriate Taxing Authorities all Tax returns required to be filed on or prior to the date of this Agreement. All such Tax returns are true, correct and complete in all material respects and the applicable Transferor or an affiliate of such Transferor has timely paid all Taxes shown as due and payable on all Tax returns. No Taxing Authority has raised any issues relating to Taxes for which a Lien could otherwise be imposed after the Closing Date upon any of the Contributed Assets. Except as set forth in Transferor Disclosure Schedule 3.13, no audit or other proceeding by any Governmental Entity is pending or, to the knowledge of the Alon Parties, threatened with respect to any Taxes due or any Tax return filed by any Transferor or any affiliate of any Transferor relating to the Pipeline and Terminal Assets or the Operations. No assessment of any Tax (other than assessments of Taxes not yet due) is proposed against any Transferor or any of its affiliates relating to any of the Contributed Assets. No Transferor nor any affiliate of any Transferor has been and is now in violation (and with notice or lapse of time, or both, would be in violation) of

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any applicable Law relating to the payment or withholding of Taxes relating to the Contributed Assets or the Operations.

     3.14 Sufficiency and Condition of Assets; Entire Operations. Except as set forth in Transferor Disclosure Schedule 3.14, (a) the Contributed Assets are in adequate and sufficient operating condition and repair (normal wear and tear excepted) to enable Newco 1 after the Closing to conduct the Operations as currently conducted and are suitable for the purposes for which they are currently used, (b) the Contributed Assets constitute all of the assets, real and personal, tangible and intangible, necessary to conduct the Operations in the manner presently conducted and (c) the Contributed Assets meet the legally required mechanical integrity and other standards of the Department of Transportation and the Environmental Protection Agency in all material respects. Transferor Disclosure Schedule 3.14 sets forth the date of the most recent linalog testing for mechanical integrity performed on each of the Pipelines and true, correct and complete copies of the results of such testing have been provided to Transferee. Prior to the date of this Agreement T&R has transferred, conveyed and assigned all right, title and interest in the water discharge pipeline related to Alon Refining’s management control area for the Big Spring, Texas refinery such that T&R has no right, title or interest in, or is obligated with respect to any liability or obligation associated with, such pipeline, and Newco 1 shall not receive any such right, title or interest, or liability or obligation, upon the contribution and assumption contemplated by Sections 1.1 and 1.3 hereof.

     3.15 Collective Bargaining Agreements; Labor Relations. Except as described in Transferor Disclosure Schedule 3.15:

          (a) No Transferor nor any affiliate of any Transferor is a party to any collective bargaining agreement with any labor organization relating to employees involved in the operation of the Pipeline and Terminal Assets.

          (b) No Transferor nor any affiliate of any Transferor has agreed to recognize any union or other collective bargaining representative, nor has any union or other collective bargaining representative been certified as the exclusive bargaining representative of any employees involved in the operation of the Pipeline and Terminal Assets.

          (c) Transferors have provided Transferee with copies of all certifications, collective agreements, letters of understanding and any applicable orders of the National Labor Relations Board pertaining to a labor organization and which relate to the employment of any employee involved in the operation of the Pipeline and Terminal Assets.

          (d) There is no pending or, to the knowledge of the Alon Parties, threatened, strike, slowdown, lock-out, work-stoppage, representation petition or other labor union organizing effort or other labor dispute, labor board proceeding, labor arbitration proceeding, or administrative tribunal proceeding, involving any employees involved in the operation of the Pipeline and Terminal Assets.

     3.16 Employees; Employee Benefit Matters. (a) Transferor Disclosure Schedule 3.16 contains a true, correct and complete list of the names of all employees involved in the

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operation of the Pipeline and Terminal Assets as of the date of this Agreement, specifying each employee’s job title and salary.

          (b) Transferor Disclosure Schedule 3.16(b) lists each Employee Benefit Plan and material Benefit Arrangement maintained by any Transferor or any ERISA Affiliate of any Transferor immediately prior to the Closing with respect to any of the employees involved in the operation of the Pipeline and Terminal Assets and any Employee Benefit Plan maintained or contributed to by any Transferor or any ERISA Affiliate of any Transferor, that is subject to Title IV of ERISA.

          (c) Transferors have delivered to Transferee true, correct and complete copies of all Employee Benefit Plans and material Benefit Arrangements listed in Transferor Disclosure Schedule 3.16(b).

          (d) Transferors have made available for Transferee’s inspection a list on a per employee basis and in reasonable detail of all current annual compensation expenditures for the employees involved in the operation of the Pipeline and Terminal Assets, including bonuses and similar amounts.

          (e) Except as otherwise set forth in Transferor Disclosure Schedule 3.16(e):

               (i) As to any Employee Benefit Plan listed in Transferor Disclosure Schedule 3.16(b) and subject to Title IV of ERISA, there has been no event or condition which presents the risk of plan termination, no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, no reportable event within the meaning of Section 4043 of ERISA (for which the disclosure requirements of Regulation Section 4043.1 et seq., promulgated by the PBGC have not been waived) has occurred, no notice of intent to terminate the plan has been given under Section 4041 of ERISA and no proceeding has been instituted under Section 4042 of ERISA to terminate the plan, no liability to the PBGC has been incurred.

               (ii) With respect to any Employee Benefit Plan, within the meaning of Section 3(3) of ERISA, which is not listed in Transferor Disclosure Schedule 3.16(b) but which has been sponsored, maintained or contributed to within six years prior to the Closing Date by any Transferor or any ERISA Affiliate of any Transferor, (A) no withdrawal liability, within the meaning of Section 4201 of ERISA, has been incurred, which withdrawal liability has not been satisfied, (B) no liability to the PBGC has been incurred, which liability has not been satisfied, (C) no accumulated funding deficiency, whether or not waived, within the meaning of Section 302 of ERISA or Section 412 of the Code has been incurred, and (D) all contributions (including installments) to such plan required by Section 302 of ERISA and Section 412 of the Code have been timely made.

     3.17 Performance Of Pipelines; Performance of Terminals.

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          (a) Performance of Pipelines. Each of the Pipelines is currently capable, in accordance with all applicable Laws and Permits, of transporting refined products at the volumes set forth in Transferor Disclosure Schedule 3.17(a).

          (b) Performance of Terminals. Each of the Terminals is currently capable, in accordance with all applicable Laws and Permits, of receiving, delivering, storing, blending or otherwise handling refined products at the respective capacities set forth in Transferor Disclosure Schedule 3.17(b).

     3.18 Insurance. Transferor Disclosure Schedule 3.18 sets forth a list (including nature of coverage, limits, deductibles and premiums) of all policies or binders of fire, casualty, liability, burglary, fidelity, workers’ compensation, vehicular and other non-ERISA related insurance maintained, owned or held by any Transferor or its affiliate on the date of this Agreement and covering the Contributed Assets.

     3.19 Status of Transferor Parties. None of the Alon Parties or Newco 1 is (a) a “public utility company” or a “holding company,” or a “subsidiary company” of a “holding company,” or an “affiliate” of either a “holding company” or a “subsidiary company” of a “holding company,” in each case within the meaning of the Public Utility Holding Company Act of 1935 or (b) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

     3.20 Environmental Matters.

          (a) Actions. Except as set forth on Transferor Disclosure Schedule 3.20(a), there are no Actions pending or, to the knowledge of the Alon Parties, threatened to which any Transferor or any of its affiliates is, or is threatened to be made, a party in which Environmental Costs or Liabilities are being, or are threatened to be, asserted or directed against such Transferor or any of its affiliates relating to any of the Pipeline and Terminal Assets or the Operations that (x) pertain or relate to (i) any remedial obligations presently required under any applicable Environmental Law, (ii) violations by such Transferor or any of its affiliates of any Environmental Law, (iii) personal injury or property damage claims relating to a release of Hazardous Materials or (iv) response, removal or remedial costs under any Environmental Law, and (y) which could reasonably be expected to have a Material Adverse Effect.

          (b) Compliance. Except as set forth on Transferor Disclosure Schedule 3.20(b) or which could not be reasonably expected to have a Material Adverse Effect:

               (i) No Transferor nor any affiliate of any Transferor has caused or allowed the generation, use, treatment, storage or disposal of Hazardous Materials at or on any of the Pipeline and Terminal Assets except in accordance with all applicable Environmental Laws.

               (ii) With respect to the current operation of the Pipeline and Terminal Assets, each Transferor is in compliance, in all material respects, with all limitations, restrictions, standards and obligations established under Environmental Laws, except for violations that are or can be remedied by routine repair and maintenance in the ordinary course of business.

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          (iii) Set forth in Transferor Disclosure Schedule 3.20(b)(iii) is a true, correct and complete list of all Environmental Permits held by each Transferor in connection with the ownership and operation of the Pipeline and Terminal Assets in the manner they are currently operated. All such Environmental Permits have been duly obtained or filed and are in full force and effect, and the applicable Transferor is in compliance, in all material respects, with such Environmental Permits. The current operation of the Pipeline and Terminal Assets does not provide a basis for revocation or suspension of any Environmental Permit.

          (iv) None of the Pipeline and Terminal Assets is encumbered by a Lien arising or imposed under Environmental Laws.

          (v) To the knowledge of the Alon Parties, there are no Hazardous Materials present on any of the Real Property in amounts that could give rise to an obligation to perform remediation or other corrective action pursuant to Environmental Laws, except for remediation or corrective action that could not reasonably be expected to result in a material liability or materially impair the conduct of the Operations from and after the Closing.

     3.21 Brokers and Finders. No investment banker, broker, finder, financial advisor or other intermediary has been retained by or is authorized to act on behalf of any of the Alon Parties or Newco 1 who is entitled to receive from Transferee any fee or commission in connection with the transactions contemplated by this Agreement.

     3.22 Representations Relating to the Class B Units.

          (a) Each Transferor and Newco 2 is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

          (b) Each Transferor and Newco 2 is acquiring the Class B Units for its own account for investment, and not with a view to any distribution or resale thereof in violation of the Securities Act or any other applicable domestic or foreign securities law.

          (c) Each Transferor and Newco 2 hereby acknowledges receipt of a copy of the First Amended and Restated Agreement of Limited Partnership of Transferee, as amended (the “Transferee Partnership Agreement”), and the Class B Amendment, and acknowledges access to the Transferee Public Documents. Each Transferor and Newco 2 and their attorneys, accountants and other representatives have had an opportunity to ask questions of and receive answers from Transferee or a person acting on behalf of Transferee concerning the terms and conditions of their investment in the Class B Units.

          (d) Each Transferor and Newco 2 acknowledges and agrees that, based in part upon its representations contained herein and in reliance upon applicable exemptions, the Class B Units to be acquired by Newco 2 will not be registered under the Securities Act or the securities Laws of any other domestic or foreign jurisdiction as of the Closing Date.

     3.23 WAIVERS AND DISCLAIMERS. TRANSFEREE ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE CONTRIBUTED ASSETS,

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THAT TRANSFEREE HAS CONDUCTED ITS INDEPENDENT DUE DILIGENCE INVESTIGATION AND INSPECTION OF ALL ASPECTS OF SUCH CONTRIBUTED ASSETS AND THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY IS NOT CONDITIONED ON TRANSFEREE CONDUCTING FURTHER DUE DILIGENCE. OTHER THAN AS EXPRESSLY SET OUT HEREIN OR IN THE ALON ANCILLARY DOCUMENTS, TRANSFEREE IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION OF THE CONTRIBUTED ASSETS AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY TRANSFERORS OR THEIR AGENTS AND REPRESENTATIVES IN DETERMINING WHETHER TO ACQUIRE THE CONTRIBUTED ASSETS.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS AGREEMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS MADE BY THE ALON PARTIES IN THIS AGREEMENT AND THE ALON ANCILLARY DOCUMENTS, TRANSFEREE ACKNOWLEDGES AND AGREES THAT THE CONTRIBUTION OF THE CONTRIBUTED ASSETS AS PROVIDED FOR HEREIN SHALL BE MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND THAT THE ALON PARTIES HAVE NOT MADE, NOR DO MAKE, AND THE ALON PARTIES SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (A) THE VALUE, NATURE, QUALITY OR CONDITION OF THE CONTRIBUTED ASSETS, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTIES INCLUDED IN THE CONTRIBUTED ASSETS, GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR MATTERS ON SUCH PROPERTIES, (B) THE INCOME TO BE DERIVED FROM THE CONTRIBUTED ASSETS, (C) THE SUITABILITY OF THE CONTRIBUTED ASSETS FOR ANY AND ALL ACTIVITIES AND USES WHICH TRANSFEREE OR ANY OTHER PARTY MAY CONDUCT THEREON, (D) THE COMPLIANCE OF OR BY ANY SUCH CONTRIBUTED ASSET OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (E) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF ANY OF THE CONTRIBUTED ASSETS. THIS PARAGRAPH SHALL SURVIVE THE CLOSING. TRANSFEREE ACKNOWLEDGES THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION ARE CONSPICUOUS.

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ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF TRANSFEREE

     Transferee hereby represents and warrants to Transferors as follows:

     4.1 Organization. Each Transferee Party is duly organized, validly existing and in good standing under the Laws of its state of organization and has the requisite power to own, lease and operate its properties and to carry on its business as now being conducted. Each Transferee Party is duly qualified to do business and in good standing as a foreign limited partnership in all jurisdictions in which the character of the properties now owned or leased by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be so licensed or qualified would not materially impair such Transferee Party’s ability to consummate the transactions contemplated by this Agreement.

     4.2 Authorization. Each Transferee Party has full power and authority to (a) execute and deliver this Agreement and the Transferee Ancillary Documents contemplated hereby to be executed and delivered by such Transferee Party and (b) consummate the transactions contemplated hereby and thereby. Each Transferee Party has taken all action required by the organizational documents for such party (the “Transferee Party Organizational Documents”) to authorize (a) the execution and delivery of this Agreement and the Transferee Ancillary Documents to be executed and delivered by such Transferee Party and (b) the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by each Transferee Party and is a legal, valid and binding obligation of each Transferee Party, enforceable against it in accordance with its terms, except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity). All Transferee Ancillary Documents to be executed and delivered by each Transferee Party shall on the Closing Date be duly and validly executed by such Transferee Party and be legal, valid and binding obligations of such Transferee Party, enforceable against it in accordance with their respective terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws now or hereafter in effect relating to creditors’ rights generally and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

     4.3 No Violations; No Consents or Approvals Required. Except as set forth on Transferee Disclosure Schedule 4.3, the execution, delivery and performance by each Transferee Party of this Agreement and the Transferee Ancillary Documents to which it is a party does not, and consummation of the transactions contemplated hereby and thereby will not, (a) violate, conflict with, or result in any breach of any provisions of the Transferee Party Organizational Documents; (b) violate, conflict with or result in a violation or breach of, or constitute a default (with or without due notice or lapse of time or both) under, any of the terms, conditions or provisions of any material Contract, or other instrument or obligation, to which any Transferee Party is a party or by which any Transferee Party or any material portion of its respective assets is bound; or (c) subject to obtaining the Consents or making the registrations, declarations or

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filings set forth in the next sentence, violate any applicable Law binding upon any Transferee Party or by which it or any material portion of its assets are bound, except, with respect to clauses (b) and (c), such violations, conflicts, breaches or defaults as would not materially impair the ability of any Transferee Party to perform its obligations under this Agreement and the Transferee Ancillary Documents to which it is a party. No Consent of any Governmental Entity or any other person is required for Transferee in connection with the execution, delivery and performance of this Agreement and the other Ancillary Documents to which it is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) requirements under the HSR Act, (ii) Post-Closing Consents, and (iii) such other Consents, the failure of which to obtain would not materially impair the ability of the applicable Transferee Party to perform its obligations under this Agreement and the other Ancillary Documents to which it is or will be a party. Transferee has obtained commitment letters from nationally recognized financing sources (whose identity has been previously disclosed to the Alon Parties) that provide for lending facilities in an amount up to $245,000,000 which facilities are sufficient to provide the financing necessary for the transactions contemplated by this Agreement including, if necessary, the refinancing of Transferee’s existing credit facility.

     4.4 Absence of Litigation. There is no Action pending or, to the knowledge of the Transferee Parties, threatened against any Transferee Party or any of its affiliates relating to the transactions contemplated by this Agreement or which, if adversely determined, would materially impair the ability of the Transferee Parties to perform their obligations and agreements under this Agreement and the Transferee Ancillary Documents to which they are or will be parties and to consummate the transactions contemplated hereby and thereby.

     4.5 Validity of Class B Units. At the Closing, the Class B Units and the limited partner interests represented thereby will be duly and validly authorized by the applicable Transferee Party Organizational Documents and, when issued and delivered to Newco 2 in accordance with the terms of this Agreement, will be validly issued, fully paid (to the extent required under the Transferee Party Organizational Documents) and nonassessable (except as such nonassessability may be affected by Section 17-607 of the Delaware Revised Uniform Limited Partnership Act).

     4.6 Transferee Public Documents. Transferee has filed with the SEC all material reports, schedules, forms, statements and other documents required by the Exchange Act (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Transferee Public Documents”). As of their respective dates, except to the extent revised or superseded by a subsequent filing with the SEC, the Transferee Public Documents complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and none of the Transferee Public Documents (including any and all financial statements included therein) as of such dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of Transferee included in all Transferee Public Documents, including any amendments thereto, when filed, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, and fairly presented in

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all material respect the financial condition and results of operations of Transferee in accordance with GAAP, consistently applied throughout the periods indicated.

     4.7 Brokers and Finders. There is no investment banker, broker, finder, financial advisor or other intermediary who has been retained by or is authorized to act on behalf of Transferee who is entitled to receive from the Transferor Parties any fee or commission in connection with the transactions contemplated by this Agreement.

ARTICLE V

COVENANTS

     5.1 Conduct of the Operations. Without in any way limiting any other obligations of each Transferor hereunder, during the period from the date of this Agreement to the Closing, each Transferor covenants that, unless it shall have obtained the written consent of Transferee, which shall not be unreasonably withheld, such Transferor shall either satisfy or cause to be satisfied the following with respect to the Contributed Assets:

               (a) such Transferor shall conduct the Operations only in the ordinary and normal course consistent with past practice, but in no event in a manner inconsistent with prudent industry practices and standards;

               (b) such Transferor shall not enter into any transaction or refrain from doing any action if such transaction or inaction would constitute a material breach of any representation, warranty, covenant or other obligation of such Transferor contained in this Agreement;

               (c) such Transferor shall maintain and not amend any Permits material to the Contributed Assets;

               (d) such Transferor shall use all commercially reasonable efforts to continue to maintain in full force and effect all policies of insurance or renewals thereof now in effect with respect to the Contributed Assets, and shall give all notices and present all claims under all such policies of insurance in a due and timely fashion;

               (e) prior to the Closing, such Transferor shall give all notices and shall use all reasonable efforts to obtain all Consents described in Transferor Disclosure Schedule 3.3 (except the “Railroad License Agreements” identified therein) from all Governmental Entities or third parties;

               (f) such Transferor shall not, and shall cause its affiliates not to, make any amendment to, terminate or fail to use reasonable efforts to renew any Assumed Contract, or waive, amend or terminate any rights of substantial value relating to the Contributed Assets;

               (g) such Transferor shall not, and shall cause its affiliates not to, fail to maintain each Contributed Asset in a condition at least commensurate with the current condition thereof;

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     (h) such Transferor shall not incur any liabilities, or assume or otherwise become obligated in regard to the liabilities of any other person relating to the Contributed Assets, other than liabilities incurred in the ordinary course of business consistent with past practice, or fail to pay or discharge when due any liabilities except those contested in good faith;

     (i) such Transferor shall not sell, lease, assign, transfer or otherwise dispose of any of the Contributed Assets, other than Supplies consumed in the ordinary course of business of the Operations and except for the disposition of obsolete or worn out Equipment or other assets;

     (j) except for Contracts entered into in the ordinary course of business, such Transferor shall not enter into any new Contracts relating to the Contributed Assets;

     (k) such Transferor shall not mortgage, pledge or subject any of the Contributed Assets to any Lien, except for Permitted Liens;

     (l) such Transferor shall not fail to maintain its books, accounts and records in the usual, regular and ordinary manner on a basis consistent with prior years;

     (m) such Transferor shall not fail to use all reasonable efforts to preserve intact the relationships with employees, customers, suppliers, licensors, licensees, distributors and other similar relationships established in connection with the conduct of the Operations;

     (n) such Transferor shall not relocate any of the Contributed Assets to a different location, other than in the ordinary course of business of the Operations and consistent with past practice;

     (o) such Transferor shall not permit any amendment or modification to the Alon Party Organizational Documents of Newco 1 or Newco 2; and

     (p) such Transferor shall not commit or agree, whether in writing or otherwise, to take any action prohibited by this Section 5.1.

     5.2 Access. From the date of this Agreement until the Closing Date, each Transferor shall, upon reasonable advance notice by Transferee, (a) provide Transferee and its representatives reasonable access, during normal business hours, to the Contributed Assets and the Records and (b) furnish to Transferee such documents and information concerning the Contributed Assets as Transferee from time to time may reasonably request. Transferee shall direct all requests for information from each Transferor’s officers, directors, auditors and other representatives only to Joseph Israel or Harlin R. Dean. Following any such request, each Transferor shall use its reasonably efforts to make such requested information available to Transferee to the extent the requested information relates to the Contributed Assets.

     5.3 Supplemental Operating Statements. Within 30 days of the end of each month occurring after the date of this Agreement and prior to the Closing, Transferors shall deliver to Transferee updated Operating Statements for the month then ended (the “Supplemental

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Operating Statements”). The Supplemental Operating Statements shall be certified by the Chief Financial Officer of each Transferor. Such certification shall state that the Supplemental Operating Statements (a) were prepared in accordance with practices consistent with those followed in the preparation of the Operating Statements, and (b) present fairly the operating expenses and throughput volumes of the Pipeline and Terminal Assets for the periods represented therein.

     5.4 Notification. Prior to the Closing, Transferors shall provide prompt written notice to Transferee, and Transferee shall provide prompt written notice to Transferors, of (a) any litigation, arbitration or administrative proceeding pending, or, to the knowledge of such party, threatened against any Transferor Party or Transferee, as the case may be, which challenges the transactions contemplated hereby or relates to the Contributed Assets or the Operations, (b) the occurrence, or failure to occur, of any event of which any Transferor Party or Transferee, as the case may be, becomes aware that has caused or that would be likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing Date, and (c) the failure of any Transferor or Transferee, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by such party hereunder.

     5.5 Injunctions. Prior to the Closing, if any Governmental Entity having jurisdiction over any party to this Agreement issues or otherwise promulgates any injunction, decree or similar order that prohibits the consummation of the transactions contemplated hereby, the parties will use their commercially reasonable efforts to have such injunction dissolved or otherwise eliminated as promptly as possible and, prior to or after the Closing, to pursue the underlying litigation diligently and in good faith; provided, that in no event shall Transferee or its affiliates be required pursuant to this Agreement to divest any interest that they may have in any assets or business.

     5.6 Payments Received. Transferors and Transferee agree that after the Closing they shall hold and promptly transfer and deliver to the other, from time to time as and when received by them, any cash or checks with appropriate endorsements (using their reasonable efforts not to convert such checks into cash), or other property (including Tax refunds) that they may receive at or after the Closing which properly belongs to the other party. From and after the Closing, Transferee shall have the right and authority to endorse without recourse the name of any Transferor on any check or any other evidences of indebtedness received by Transferee on account of the Contributed Assets transferred to Transferee hereunder and Transferee shall give the applicable Transferor prompt notice of each such endorsement.

     5.7 Rights.

          (a) If any Consent set forth in Transferor Disclosure Schedule 3.3 is not obtained by the Transferors on or before the Closing, then, on and after the Closing unless and until such Consent is obtained, as to the rights, assets, benefits or remedies (collectively, the “Rights”) not assignable to Transferee because such Consent has not been obtained:

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               (i) the applicable Transferor shall hold the Rights in trust for Transferee, for the account and benefit of Newco 1;

               (ii) Subject to clause (iv), the applicable Transferor shall, at the request and under the direction of Transferee, take all such actions and do all such things, at Transferor’s expense, as shall in the opinion of Transferee, be reasonably necessary or desirable in order that the obligations of the applicable Transferor under such Rights may be performed in a manner such that the value of the Rights shall be preserved and shall inure to the benefit of Newco 1 and such that all such Rights may be received by Newco 1;

               (iii) the applicable Transferor shall promptly tender over to Newco 1 all such Rights received by such Transferor in respect of such Rights; and

               (iv) Transferee shall cause Newco 1 to make all payment obligations under such Rights and, unless prohibited by the third party, Transferee shall cause Newco 1 to perform the non-payment obligations under such Rights on behalf of the applicable Transferor.

          (b) With respect to any Consent set forth in Transferor Disclosure Schedule 3.3 not obtained by the Transferors on or before the Closing, the Alon Parties shall use diligent efforts to obtain such Consent following the Closing. Transferors shall pay directly or shall reimburse Transferee’s actual out-of-pocket costs (including, without limitation, review fees, assignment fees, and administrative fees) reasonably incurred within 18 months after the Closing Date in connection with obtaining consents from railroads for those “Railroad License Agreements” identified in Transferor Disclosure Schedule 3.3; provided, however, that Transferor shall not bear expenses associated with increased license fees or rents for periods following the Closing Date. Transferors and Transferee shall reasonably cooperate with each other in obtaining such consents and shall keep each other reasonably informed of the status of and any developments with respect to obtaining such consents.

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     5.8 Insurance. With respect to any loss, liability or damage relating to, resulting from or arising out of the conduct of the Operations on or prior to the Closing and that constitutes an Assumed Liability and as to which Transferors would be entitled to assert, or cause any of their respective affiliates or any other person or entity to assert, a claim for recovery under any policy of insurance maintained by or for the benefit of Transferors or any of their respective affiliates thereof in respect of the Contributed Assets, at the request of Transferee, each Alon Party will use its commercially reasonable efforts to assert, or to assist Transferee or Newco 1 in asserting, one or more claims under such insurance covering such loss, liability or damage if Transferee or Newco 1 is not itself entitled to assert such claim and any Alon Party or any of its affiliates or other person is so entitled. Any recovery received by any Alon Party or any of its affiliates or such other person as a result of any such assertion shall be promptly paid to Newco 1. Transferee agrees to pay or assume all costs or liabilities of any Alon Party or any of its affiliates in connection with any such assertion of any such claim, including legal expenses, deductibles, retentions or self-insurance paid or incurred by any Alon Party or any of its affiliates. Transferee agrees to cooperate, and to cause Newco 1 to cooperate, with any Alon Party or any of its affiliates in connection with any assertion of claims under insurance as contemplated by this Section 5.8.

     5.9 Cooperation. Each Alon Party shall cooperate with Transferee and assist Transferee in identifying all licenses, authorizations, permissions or Permits necessary to own and operate the Pipeline and Terminal Assets and conduct the Operations from and after the Closing Date and, where permissible, transfer existing Permits to Newco 1, or, where not permissible, assist Newco 1 in obtaining new Permits for Transferee at no cost, fee or liability to such Alon Party.

     5.10 Additional Agreements. Subject to the terms and conditions of this Agreement, each of the parties shall use its commercially reasonable efforts to do, or cause to be taken all action and to do, or cause to be done, all things necessary, proper, or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement, including the fulfillment of the conditions set forth in Article VII to the extent that the fulfillment of such conditions are within the control of such party; provided, however, that in no event shall Transferee or its affiliates be required to divest any interest that they may have in any material assets or business. In furtherance of the foregoing, the Alon Parties and Transferee agree, at or prior to Closing, to execute and deliver (a) all documents of conveyance, transfer or assignment which the other party may reasonably request to further evidence or effectuate the conveyance of all or any portion of the Contributed Assets or the Newco 1 Equity Interests as contemplated hereby including all such documents necessary to convey, transfer or assign ownership of Rolling Stock or other personal property for which ownership is evidenced by title documents or certificates, and (b) such other documents as the other party may reasonably request in connection with the consummation of the transactions contemplated hereby. If at any time after the Closing Date, any further action is necessary or desirable to carry out the purposes of this Agreement, the parties to this Agreement and their duly authorized representatives shall use commercially reasonable efforts to take all such action. Without limiting the generality of the foregoing, if, after the Closing Date, Newco 1 or its affiliates seek indemnification or recovery from one or more other parties to an Assumed Contract or otherwise seek to enforce such Assumed Contract and, to obtain such indemnification, recovery or enforcement, it is necessary

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for a Transferor to initiate a lawsuit, participate in any enforcement proceeding or otherwise provide assistance to Newco 1 or its affiliates, then, at the request of Newco 1, and at Newco 1’s expense, the Alon Parties shall take such action as Newco 1 may reasonably request in connection with Newco 1’s or its affiliates’ efforts to obtain such indemnification, recovery or enforcement.

     5.11 HSR Matters. Transferee and the Alon Parties shall use their reasonable efforts to (a) obtain all authorizations or waivers required under the HSR Act to consummate the transactions contemplated hereby, including, without limitation, making all filings with the Antitrust Division of the DOJ and the FTC required in connection therewith (the initial filings to occur no later than ten (10) business days following the execution and delivery of this Agreement) and (b) respond as promptly as practicable to all inquiries received from the DOJ or the FTC for additional information or documentation. Transferee and the Alon Parties shall pay in equal amounts all filing fees associated with the filing. Each of Transferee and the Alon Parties shall furnish to the other such necessary information and reasonable assistance as the other may request in connection with its preparation of any filing that is necessary under the HSR Act. Transferee and the Alon Parties shall keep each other apprised of the status of any communications with, and any inquiries or requests for additional information from, the FTC or the DOJ. In no event shall Transferee or any of its affiliates, in connection with the consummation of the transactions contemplated by this Agreement, be required to divest itself of any material assets, properties or lines of business in order to comply with the requirements of the HSR Act.

     5.12 Access to Financial Information.

          (a) SEC Letter. Transferee shall use commercially reasonable efforts to obtain written confirmation from the staff of the SEC that Transferee is not required to disclose historical financial statements for the Pipeline and Terminal Assets or the Operations for any period prior to the acquisition thereof by Transferee under Rule 3-05 of Regulation S-X promulgated under the Exchange Act.

          (b) Access to Information. To the extent Transferee is unable to obtain the written confirmation contemplated in Section 5.12(a) within thirty (30) days from the date of this Agreement, then upon the written request of Transferee, but only to the extent necessary to comply with Transferee’s disclosure obligations under Rule 3-05 of Regulation S-X, the Alon Parties shall use commercially reasonable efforts to provide Transferee and its representatives (including its independent auditors) reasonable access during normal business hours to such historical financial information (and to those persons who are responsible for such information) that is necessary to allow Transferee to prepare the historical financial statements required by Rule 3-05 of Regulation S-X and to enable the audit thereof.

     5.13 Bank Consents. The Alon Parties shall use their commercially reasonable efforts to obtain the consents of their respective lenders under their respective revolving credit and term loan agreements to the transactions contemplated by this Agreement not later than 15 days after the date of this Agreement, all of which consents are set forth on Schedule 7.3(e) and which consents shall include an undertaking on the part of such lenders to deliver at Closing the Lien

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releases contemplated by Section 7.2(h). Transferee agrees to reasonably cooperate with the Alon Parties in obtaining such consents, including the execution of a consent agreement substantially in the form of Exhibit L attached hereto.

ARTICLE VI
EMPLOYMENT MATTERS

     6.1 Offers of Employment.

          (a) On or before the Closing Date, Transferors shall make available for employment the employees listed on Transferee Disclosure Schedule 6.1(a) (collectively, the “Material Employees”). Each Transferor acknowledges that Transferee and its affiliates have no obligation, and have not assumed any obligation of Transferors, to pay severance or other benefits to such employees and no such obligations have been or will be assumed by Newco 1.

          (b) Transferee, directly or through one or more of its affiliates, may extend offers of employment to or otherwise employ any of the Material Employees or any other employee of Transferors or any affiliate of Transferors whose employment was terminated by Transferors or such affiliates of Transferors as a result of or in connection with the transactions contemplated by this Agreement. Any offers so extended by Transferee shall be on such terms and conditions that Transferee shall determine in its sole discretion; provided that, as a whole, the compensation and benefits offered by Transferee shall be no less favorable than the total compensation and benefits provided to such employees by the applicable Transferor as of the date of this Agreement. Transferors acknowledge that neither Transferee nor Newco 1 shall assume any collective bargaining agreement between Transferors and any collective bargaining representative. Transferors waive, and Transferors shall cause their respective affiliates to waive, any claims against Transferee and its affiliates and any employees of Transferors or their respective affiliates who are extended an offer of employment by Transferee or its affiliates arising from such employment by Transferee or its affiliates, including any claims arising under any employment agreement, confidentiality agreement or non-competition agreement between such person and Transferors or their respective affiliates.

          (c) The Material Employees who accept offers of employment from Transferee or its affiliates made prior to the Closing shall hereinafter be referred to as the “Transferred Employees.” All employment offers made to the Material Employees pursuant to this Section 6.1 shall be made sufficiently in advance of the Closing so as to give such employees reasonable time to evaluate the offers (and in no event less than 15 days prior to the Closing Date).

          (d) Effective as of the Closing, Transferee shall use commercially reasonable efforts to provide, or cause its affiliates to provide, employee benefits programs for the Transferred Employees that are reasonably comparable in the aggregate to the employee benefit programs that Transferors and their ERISA Affiliates maintained for the benefit of such Transferred Employees immediately prior to the Closing.

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          (e) Transferee shall take such actions as are necessary to ensure that the Transferred Employees’ service with Transferors and Transferors’ ERISA Affiliates completed prior to the Closing (“Past Service”) shall be considered as service with Transferee completed after the Closing for all purposes under any welfare benefit plan (as defined in Section 3(1) of ERISA) or vacation policy or sick pay policy maintained by Transferee, or any entity in the same controlled group of corporations as Transferee or under common control with Transferee, in which Transferred Employees are eligible to participate. Transferee shall also take such actions as are necessary to ensure that the Transferred Employees’ Past Service shall be considered as service with Transferee completed after the Closing for vesting and eligibility purposes, but for no other purpose, under any pension benefit plan (as defined in Section 3(2) of ERISA) maintained by Transferee, or any entity in the same controlled group of corporations as Transferee or under common control with Transferee, in which Transferred Employees are eligible to participate.

     6.2 Transferors’ Employee Liabilities.

          (a) Subsequent to the Closing, Transferors shall remain liable for (i) all accrued but unpaid wages, salary or other compensation, including all incentive compensation and bonuses, (ii) all vacation benefits and vacation pay, in each case to the extent that such are deemed owing or otherwise accrued as of the Effective Time or which are otherwise attributable to the period prior to the Effective Time, (iii) all severance pay and other amounts or benefits of any nature due, in respect of employees (including past employees and contract labor) of Transferors and their respective affiliates, and (iv) all Employee Benefit Plans and Benefit Arrangements and obligations and liabilities thereunder.

          (b) Transferors shall be responsible for complying with all Laws and obligations that may govern the termination of Transferors’ employees, including compliance with any notice requirements of (i) the WARN Act and any similar state and local plant closing or mass layoff Laws and (ii) any collective bargaining agreement, in either case regardless of whether such Laws or agreements impose such requirements on Transferee or Transferors or both; and

          (c) Transferors shall be responsible for providing all employees of Transferors and other necessary persons such notice and continuation coverage rights as may be required under Section 4980B of the Code (“COBRA Notice”).

ARTICLE VII

CONDITIONS TO CLOSING

     7.1 Conditions to Each Party’s Obligation to Close. The obligations of Transferee, the Alon Parties and Newco 1 to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions:

          (a) No Restraint. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Entity or other legal restraint or

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prohibition preventing the consummation of the transactions contemplated by this Agreement shall be in effect;

          (b) Legality of Transactions. No action shall have been taken nor any Law shall have been enacted by any Governmental Entity that makes the consummation of the transactions contemplated by this Agreement illegal; and

          (c) HSR Waiting Period. The waiting and review period (and any extension thereof) under the HSR Act shall have expired or been terminated.

     7.2 Conditions to Transferee’s Obligation to Close. The obligation of Transferee to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Transferee), at or prior to the Closing, of each of the following conditions:

          (a) Governmental Consents. The authorizations consents, orders or approvals of Governmental Entities described on Schedule 7.2(a) shall have been filed, occurred, or been obtained;

          (b) Representations and Warranties. The representations and warranties of the Alon Parties set forth in this Agreement shall be true and correct (without giving effect to any materiality standard or Material Adverse Effect qualification) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct as of such specified date), except to the extent that the failure of such representations and warranties to be true and correct would not, in the aggregate, result in a Material Adverse Effect, and Transferee shall have received a certificate to such effect signed on behalf of each Alon Party by the chief executive officer or by the chief financial officer of such Alon Party;

          (c) Performance of Obligations. The Alon Parties shall have performed in all material respects (provided that any covenant or agreement of the Alon Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) all obligations required to be performed by the Alon Parties under this Agreement prior to the Closing Date, and Transferee shall have received a certificate to such effect signed on behalf of each Alon Party by the chief executive officer or by the chief financial officer of such Alon Party (such certificate, together with the certificate described in clause (b) above, the “Alon Party Closing Certificate”);

          (d) Alon Ancillary Documents. The Alon Parties shall have delivered, or caused to be delivered, to Transferee the Alon Ancillary Documents pursuant to Section 2.2;

          (e) Third Party Consents. Each of the third party Consents listed on Schedule 7.2(e) shall have been obtained and delivered to Transferee;

          (f) Permits. Each of the Permits which are assignable by Transferors shall have been assigned to Newco 1 in accordance with applicable Law, and for Permits which are not so assignable, Newco 1 shall have been issued a new replacement Permit with terms and

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conditions reasonably satisfactory to Transferee except for Permits that are immaterial to the ownership or operation of the Contributed Assets or, in transactions similar to the transactions contemplated by this Agreement, are normally obtained by the acquirer thereunder after the consummation thereof;

          (g) Wichita Falls Pump Station. The Alon Parties shall have re-installed a pump at the terminal at Wichita Falls, Texas so as to enable shipments of refined products from such terminal into T&R’s “River Pipeline”; and

          (h) Release of Liens. The Alon Parties shall have caused all of the Liens related to secured indebtedness of the Alon Parties and identified on Transferor Disclosure Schedule 3.7(b) to be released and discharged.

     7.3 Conditions to the Alon Parties’ and Newco 1’s Obligation to Close. The obligation of the Alon Parties and Newco 1 to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver by Transferors), at or prior to the Closing, of each of the following conditions:

          (a) Governmental Consents. The authorizations, consents, orders or approvals of Governmental Entities described on Schedule 7.3(a) shall have been filed, occurred, or been obtained.

          (b) Representations and Warranties. The representations and warranties of the Transferee Parties set forth in this Agreement shall be true and correct in all material respects (provided that any representation or warranty of the Transferee Parties contained herein that is qualified by a materiality standard shall not be further qualified hereby) as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date (except to the extent that such representations or warranties speak as of an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such specified date), and Transferors shall have received a certificate to such effect signed on behalf of each Transferee Party by the chief executive officer or by the chief financial officer of such Transferee Party.

          (c) Performance of Obligations. Transferee shall have performed in all material respects (provided that any covenant or agreement of Transferee contained herein that is qualified by a materiality standard shall not be further qualified hereby) the obligations required to be performed by it under this Agreement prior to the Closing Date, and Transferors shall have received a certificate to such effect signed on behalf of Transferee by the chief executive officer or by the chief financial officer of Transferee (such certificate, together with the certificate described in clause (b) above, the “Transferee Closing Certificate”).

          (d) Transferee Ancillary Documents. Transferee shall have delivered, or caused to be delivered, the Transferee Ancillary Documents pursuant to Section 2.3.

          (e) Third Party Consents. Each of the third party Consents listed on Schedule 7.3(e) shall have been obtained and delivered to Transferors.

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          (f) Closing Cash Consideration. Transferee shall have delivered the Closing Cash Consideration in accordance with Section 1.7.

          (g) Class B Amendment. Transferee shall have adopted the Class B Amendment.

          (h) Unit Consideration. Transferee shall have delivered the Certificates.

ARTICLE VIII
TERMINATION

     8.1 Termination.

          (a) Right to Terminate. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

               (i) by mutual written consent of Transferee and Transferors;

               (ii) by Transferee pursuant to the provisions of Sections 2.4;

               (iii) by either Transferee or Transferors if the Closing shall not have occurred by April 29, 2005 (the “Termination Date”), provided, however, that this right to terminate this Agreement shall not be available to any party whose breach of this Agreement or whose affiliate’s breach of this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date;

               (iv) by either Transferee or Transferors if a Governmental Entity shall have issued an Order or taken any other action, in each case permanently restraining, enjoining, or otherwise prohibiting the transactions contemplated by this Agreement, and such Order or other action shall have become final and nonappealable; or

               (v) by either Transferee or Transferors in the event of a breach by the other party of any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Sections 7.2(b) or (c) or Sections 7.3(b) or (c), as applicable, and (B) cannot be or has not been cured within the shorter of (1) 20 days following receipt by the breaching party of written notice of such breach or (2) the business day immediately preceding the Termination Date (the “Cure Period”).

          (b) Effect of Investigation. The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of the actual or constructive knowledge of such party regarding the subject matter giving rise to such right of termination.

     8.2 Effect of Termination. Upon termination of this Agreement pursuant to Section 8.1, the undertakings of the parties set forth in this Agreement shall forthwith be of no further force and effect; provided, however, that this Section 8.2 and Article XII and rights and remedies for

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any willful breaches of this Agreement occurring prior to such termination, in each case, shall survive any such termination.

ARTICLE IX
INDEMNIFICATION

     9.1 Obligations to Indemnify.

          (a) Transferor Parties’ Obligations. Subject to the terms of this Article IX, from and after the Closing, the Alon Parties, jointly and severally, shall indemnify, defend and hold harmless the Transferee Indemnified Parties from and against any and all Losses arising or resulting from any one or more of the following:

               (i) the Retained Liabilities;

               (ii) the breach or nonfulfillment or nonperformance by any Alon Party (or, if occurring prior to the Closing, Newco 1) of any agreement or covenant in this Agreement or any Alon Ancillary Document;

               (iii) any breach or inaccuracy of any representation or warranty made by any Alon Party (or, if occurring prior to the Closing, Newco 1) and contained in this Agreement, any Alon Ancillary Document, the Alon Party Closing Certificate or any other certificate delivered hereunder (without regard to any materiality or Material Adverse Effect qualifier contained therein);

               (iv) except as disclosed in Transferor Disclosure Schedule 3.14, the failure of any of the Test/Fix Pipelines to meet as of the Closing Date the legally required mechanical integrity and other standards of the Department of Transportation and the Environmental Protection Agency (a “Mechanical Integrity Defect”, and such standards, the “Mechanical Integrity Requirements”); provided, however, that Transferee must have discovered and notified Transferors of any such failure prior to the first anniversary of the Closing Date; and provided further, however, that Transferee shall give Transferors an opportunity to participate in or observe any testing performed for compliance with any Mechanical Integrity Requirements and prior to repairing any Mechanical Integrity Defect giving rise to an Indemnified Claim based on this clause (iv), (A) Transferee shall consult with Transferors regarding the repairs required to remediate such Mechanical Integrity Defect and Transferors may, at their option, promptly elect to repair such Mechanical Integrity Defect at their sole cost and expense in a manner that brings the Test/Fix Pipelines into compliance with the Mechanical Integrity Requirements, (B) if Transferors elect to repair such Mechanical Integrity Defect in accordance with the preceding clause (A), Transferee shall provide Transferors with reasonable access to the Test/Fix Pipelines for the purpose of making such repairs and Transferors shall make such repairs with a minimal of disruption to the Operations, and (C) if Transferors as promptly as practicable repair the Mechanical Integrity Defect at their sole cost and expense so as to bring the Test/Fix Pipelines into compliance with the Mechanical Integrity Requirements then Transferors shall be released from any Indemnified Claim arising based on this clause (iv);

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               (v) the Excluded Assets; or

               (vi) the failure of the Alon Parties to complete the deferred maintenance projects described in Transferor Disclosure Schedule 3.7(d), Items 6.a, 6.b and 6.c, prior to the Closing; provided, however, that (A) Transferee shall consult with Transferors regarding the actions required to complete such deferred projects and Transferors may, at their option, promptly elect to complete such deferred projects at their sole cost and expense in accordance with all legally required standards, (B) if Transferors elect to complete such deferred projects in accordance with the preceding clause (A), Transferee shall provide Transferors with reasonable access to the Wichita Falls Terminal and the Wichita Falls pipeline river crossing for the purpose of completing such deferred projects and Transferors shall conduct the required maintenance activities with a minimal of disruption to the Operations, and (C) if Transferors as promptly as practicable complete the deferred projects at their sole cost and expense in accordance with all legally required standards, then Transferors shall be released from any Indemnified Claim arising based on this clause (vi).

          (b) Transferee’s Obligation. Subject to the terms of this Article IX, from and after the Closing, Transferee shall indemnify, defend and hold harmless the Transferor Indemnified Parties from and against any and all Losses arising or resulting from any of the following:

               (i) the Assumed Liabilities;

               (ii) the breach or non-fulfillment or non-performance by any Transferee Party (or, if first occurring after the Closing, Newco 1) of any agreement or covenant of any Transferee Party (or, if first occurring after the Closing, Newco 1) in this Agreement or any Transferee Ancillary Document; or

               (iii) any breach of any warranty or the inaccuracy of any representation of any Transferee Party (or, if first occurring after the Closing, Newco 1) in this Agreement, any Transferee Ancillary Document, Transferee Closing Certificate or any other certificate delivered hereunder (without regard to any materiality qualifier contained therein).

     9.2 Third Party Claims.

          (a) If any Indemnified Party receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under this Article IX (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IX, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with notice of such Third Party Claim, which notice shall describe such Third Party Claim in reasonable detail, including all relevant factual background) and the basis on which the Indemnified Party is entitled to indemnification hereunder. The Indemnifying Party shall be entitled to participate in or, at its option, assume the defense, appeal or settlement of such Third Party Claim. Such defense, appeal or settlement shall be conducted through counsel selected by the Indemnifying Party and approved by the Indemnified Party, which approval shall not be unreasonably withheld

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or delayed, and the Indemnified Party shall fully cooperate with the Indemnifying Party in connection therewith. In the event that the Indemnifying Party notifies the Indemnified Party that the Indemnifying Party will not assume the defense of such Third Party Claim or otherwise fails to assume the defense or settlement of any Third Party Claim within 15 days after receipt of notice thereof, the Indemnified Party shall have the right to undertake the defense, appeal or settlement of such Third Party Claim at the expense and for the account of the Indemnifying Party.

          (b) The Indemnified Party shall be entitled, at its own expense, to participate in the defense of such Third Party Claim; provided, however, that the Indemnifying Party shall pay the attorneys’ fees of the Indemnified Party if (i) the employment of separate counsel shall have been authorized in writing by any such Indemnifying Party in connection with the defense of such Third Party Claim, (ii) the Indemnifying Party shall not have employed counsel reasonably satisfactory to the Indemnified Party to have charge of such Third Party Claim, (iii) the Indemnified Party shall have reasonably concluded that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (iv) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a conflict of interest that could make it inappropriate under applicable standards of professional conduct to have common counsel.

          (c) The Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld) before entering into or making any settlement, compromise, admission, or acknowledgment of the validity of any Third Party Claim or any liability in respect thereof if, pursuant to or as a result of such settlement, compromise, admission, or acknowledgment, injunctive or other equitable relief would be imposed against the Indemnified Party or if, in the opinion of the Indemnified Party, such settlement, compromise, admission, or acknowledgment could have an adverse effect on its business, operations, assets or financial condition.

          (d) No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and unconditional release from all liability in respect of such Third Party Claim.

          (e) Notwithstanding Section 9.2(a), the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement, compromise, admission or acknowledgment of any Third Party Claim (i) as to which the Indemnifying Party fails to assume the defense within 15 days after receipt of notice thereof or (ii) to the extent the Third Party Claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, would adversely affect the business, operations, assets, or financial condition of the Indemnified Party; provided, however, that the Indemnified Party shall make no settlement, compromise, admission, or acknowledgment that would give rise to liability on the part of any Indemnifying Party without the prior written consent of such Indemnifying Party.

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     9.3 Direct Claims.

          (a) Notice of Indemnified Claims. In any case in which an Indemnified Party seeks indemnification hereunder which is not subject to Section 9.2 because no Third Party Claim is involved, the Indemnified Party shall notify the Indemnifying Party in writing of any Losses which such Indemnified Party claims are subject to indemnification under the terms hereof (the "Indemnified Claims”). Subject to the limitations otherwise set forth in this Article IX, the failure of the Indemnified Party to exercise promptness in such notification shall not amount to a waiver of such claim unless the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

          (b) Contested Claims. Each Indemnified Claim shall (i) reference the indemnity claim to which it relates and shall state the date upon which such indemnity claim was first asserted; (ii) describe the nature of the Losses incurred by the Indemnified Party; (iii) describe the reason that the Losses are recoverable from the Indemnified Party; (iv) state the amount of the Losses; and (v) provide copies of all available documentation supporting the amount of the Losses. The Indemnifying Party shall have 30 days following receipt of an Indemnified Claim to review such claim. The Indemnified Party shall make a representative reasonably available during this period to respond to any questions by the Indemnifying Party concerning the Indemnified Claim. If the Indemnifying Party objects to all or any portion of the Indemnified Claim (an “Objection”), the Indemnifying Party shall deliver its Objection in writing to the Indemnified Party. Each such Objection shall state (A) if applicable, why the Indemnified Claim is not recoverable from the Indemnifying Party; (B) the amount of Losses objected to by the Indemnifying Party (the “Contested Amount”); and (C) if applicable, the amount of the Losses not objected to by the Indemnifying Party (the “Uncontested Amount”). Any Objection by the Indemnifying Party to an Indemnified Claim that is not received by the Indemnified Party within 30 days of the Indemnifying Party’s receipt of such Indemnified Claim shall be deemed waived.

          (c) Uncontested Claims. If the Indemnifying Party does not object to an Indemnified Claim from an Indemnified Party or fails to tender an Objection within 30 days following its receipt of a Indemnified Claim from an Indemnified Party, the Indemnifying Party shall promptly (but in any event within five days after expiration of such 30-day period) tender payment to the Indemnified Party in the amount of the Indemnified Claim in accordance with Section 9.8. Upon the Indemnified Party’s receipt of an Objection, the Uncontested Amount, if any, shall promptly (but in any event within five days after such receipt) be tendered by the Indemnifying Party in accordance with Section 9.8.

          (d) Resolution. The resolution of any Indemnification Dispute concerning an Objection shall be made according to the procedures set forth in Section 9.4. The Indemnified Party and the Indemnifying Party shall abide by any resolution reached pursuant thereto. Upon receipt of any arbitration decision or other resolution reached pursuant thereto, or any other final judgment entitling an Indemnified Party to indemnification, the Indemnifying Party shall promptly (but in any event within five days after receipt of such decision, resolution or judgment) tender payment to the Indemnified Party in the amount of such arbitration award, resolved amount or final judgment, as the case may be in accordance with Section 9.8.

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          (e) No Waiver. Subject to the limitations otherwise set forth in this Article IX, the failure of any Indemnified Party to exercise promptness in notification of an Indemnified Claim, seeking payment of such a claim or seeking other treatment of such a claim, shall not amount to a waiver or limitation of such Indemnified Claim unless and to the extent the resulting delay materially prejudices the position of the Indemnifying Party with respect to such claim.

     9.4 Dispute Resolution — Indemnification.

          (a) The parties agree that the following dispute resolution procedures shall govern any dispute arising out of or in connection with any claims for indemnification pursuant to this Article IX (an “Indemnification Dispute”).

          (b) In the event of an Indemnification Dispute, either party may initiate negotiation proceedings by sending a letter (the “Negotiation Letter”) to the other party in which event the parties shall attempt in good faith to resolve any Indemnification Dispute promptly by negotiation. Such Negotiation Letter shall set forth the particulars of the dispute, the terms of the Agreement that are involved and a suggested resolution. The recipient of the letter must respond within 20 days and include a response to the proposed solution. If the matter has not been resolved within 60 days of a party’s request for negotiation (the “Negotiation Period”), either party may initiate arbitration as provided below.

          (c) In the event of an Indemnification Dispute that is not resolved within the Negotiation Period, either party may seek expedited and binding arbitration administered by the American Arbitration Association (“A.A.A.”) according to its Commercial Arbitration Rules subject to the following procedures:

               (i) The party desiring to initiate arbitration in connection with any Indemnification Dispute shall notify the other party in writing, which notice shall include a demand for arbitration and include a statement of the matter in controversy in reasonable detail setting forth the basis of the Indemnification Dispute and the relief being sought, and shall file a copy of the demand for arbitration with the Administrator of the A.A.A. in Dallas, Texas together with the appropriate filing fee.

               (ii) The party receiving such notice must file any response or counterclaim within 30 days after service of the demand. Failure to file a counterclaim or response shall not operate to delay the arbitration proceedings.

               (iii) The initiating party must file a response to any counterclaim within 15 days of the filing of the counterclaim.

               (iv) After the filing of the claim, response and counterclaim, and any response to counterclaims, no further claims or counterclaims may be made, except on motion to the arbitrators.

               (v) The case shall be submitted to a panel of three independent and impartial arbitrators jointly selected by the parties. If, after a period of 15 days from the filing of

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the demand for arbitration, the parties are unable to jointly agree on the identity of the three arbitrators, each party shall then appoint one arbitrator within 15 days of the expiration of such 15 day period. If either party fails to appoint an arbitrator, the A.A.A. shall, at the request of one of the parties, appoint the second arbitrator. The two arbitrators so selected shall within 15 days after their designation select a neutral third arbitrator, who will serve as the chair of the panel (“Chair”). If the two arbitrators are unable to select a third arbitrator, the A.A.A. shall, at the request of one of the parties, appoint the third arbitrator, who will serve as the Chair. Each arbitrator must agree in writing prior to his or her acceptance as an arbitrator to abide by the terms and conditions of this Agreement.

               (vi) Once appointed, the arbitrators shall schedule a pre-hearing status conference to be held in Dallas, Texas not more than 14 days from the date of their appointment, and shall appoint a time for a final hearing to be held in Dallas, Texas not more than 30 days from the date of the status conference. The final hearing shall conclude no later than 30 days after its commencement. The arbitrators shall render a written decision within 10 days from the conclusion of the final hearing setting forth the arbitrators’ determination (and stating with reasonable detail the reasons for the determination reached). Each party shall bear its own cost of preparing for and presenting its case, including attorney’s fees. The cost of arbitration, including the fees and expenses of the arbitrators, will be shared equally by each party, unless the arbitrators determine otherwise.

               (vii) The Chair shall conduct discovery and resolve all discovery disputes. The Chair shall authorize such discovery as may be shown to be necessary to ensure a fair hearing; provided, however, that such discovery shall be completed within 20 days from the date of the status conference. Except as needed for presentation in lieu of a live appearance, each party shall be limited to three business days (9:00 a.m. to 5:00 p.m.) of depositions. This limitation shall apply to each separate arbitration that may be conducted pursuant to this Agreement. The parties shall be entitled to engage in document discovery by requesting production of documents. The parties shall use their commercially reasonable efforts to serve responses or objections to such requests within 10 days after receipt of such a request. The Chair shall resolve any discovery disputes by such prehearing conference(s) as such arbitrator may deem necessary. The parties agree that the Chair and any counsel of record to the proceeding shall have the power of subpoena process and the power to compel the parties to appear and produce documents for the purpose of the proceeding.

               (viii) The arbitrators shall not be bound by the rules of evidence or of civil procedure, but rather may consider such writings and oral presentations as such arbitrators or the parties may deem desirable or necessary. Prior to testifying, whether directly in the presence of the arbitrators or through depositions, each witness shall be sworn to tell the truth, subject to the perjury laws of the State of Texas.

               (ix) A majority of the arbitrators may award injunctive relief or any other legal or equitable remedy available from a court, including the joinder of parties or consolidation of this arbitration with any other involving common issues of law or fact which may promote judicial economy.

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               (x) This dispute resolution procedure is intended to be the exclusive method of resolving any Indemnification Dispute.

               (xi) Either party may apply to the United States District Court for the Northern District of Texas to enforce any portion of this arbitration agreement (as provided in USC § 3) or to enter judgment upon the award (as provided in 8 U.S.C. § 9). Each party agrees that the arbitration provisions set forth in this Section 9.4 and the decision and the award of the arbitrators shall be treated as an absolute and final bar to any suit instituted in any federal, state or local court relating to the Indemnification Dispute, except as provided in the Federal Arbitration Act.

               (xii) It is agreed that from the time of the filing of the demand for arbitration to no more than 10 days after the status conference, the parties shall meet and endeavor to formulate a written agreement governing as many of the other aspects of the arbitration proceeding as can be resolved or agreed upon, subject to the procedures and principles set forth herein, subject to the Federal Arbitration Act, and subject to the Commercial Arbitration Rules. In particular, the parties shall endeavor to reach agreement as to the specific legal principles that the arbitrators shall apply to resolve the Indemnification Dispute, stipulate to as many facts as possible, and frame as narrowly as possible the issues which are submitted to the arbitrators for resolution.

               (xiii) All aspects of an arbitration conducted pursuant to this Section 9.4 shall be and remain confidential and all participants shall be bound by judicially enforceable obligations of strict confidentiality except to the extent the parties agree in writing to waive in whole or part such confidentiality, or as otherwise required by applicable Law.

               (xiv) If any provision of this Section 9.4 is adjudged to be void or otherwise unenforceable, in whole or in part, such adjudication shall not effect the validity of the remainder of this Agreement.

               (xv) The arbitration shall follow the substantive law of the State of Texas. This shall include the provisions of statutory law dealing with arbitration, as it may exist at the time of the demand for arbitration, insofar as said provisions are not in conflict with this Agreement.

     9.5 Limits of Liability.

          (a) Minimum Loss; Cap. No Indemnified Party shall be entitled to be indemnified for Losses pursuant to Section 9.1(a)(iii) or Section 9.1(b)(iii) unless and until the respective aggregate amount of all such Losses exceeds $750,000 (the “Minimum Loss”). After the Minimum Loss is exceeded, the Indemnified Party shall be entitled to be paid the entire amount of any Losses pursuant to Section 9.1(a)(iii) or Section 9.1(b)(iii), which exceed the Minimum Loss, subject to the other provisions of this Agreement; provided, however, that (i) the aggregate liability of Transferee for Losses under Section 9.1(b)(iii) shall not exceed $20,000,000 and (ii) the aggregate liability of the Alon Parties for Losses under Section

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9.1(a)(iii), together with Environmental Costs and Liabilities under the Environmental Agreement, shall not exceed $20,000,000.

          (b) Minimum Claim. If any claim or groups of related claims for indemnification by an Indemnified Party that is indemnifiable under Section 9.1(a)(iii) or Section 9.1(b)(iii) of this Agreement results in respective aggregate Losses to such Indemnified Party that do not exceed $10,000, such Losses shall not be deemed to be Losses under this Agreement and shall not be eligible for indemnification under this Article IX.

          (c) No Special Damages. In no event shall any Indemnifying Party be liable to any Indemnified Party with respect to any matter arising under or in relation to this Agreement for any special, consequential, punitive or exemplary damages, except to the extent such damages are included within a judgment rendered against an Indemnified Party with respect to a Third Party Claim for which indemnification is available under the terms of this Article IX; provided, however, that this Section 9.5(c) shall not apply to limit the damages a party may seek under this Article IX with respect to any breach by any other party under the Pipelines and Terminals Agreement to the extent such damages are allowable under the Pipelines and Terminals Agreement.

     9.6 Survival of Covenants, Representations and Warranties. Covenants contained in this Agreement, the Alon Ancillary Documents or the Transferee Ancillary Documents shall survive the Closing and shall continue thereafter until fully performed. The representations and warranties contained in this Agreement, the Alon Ancillary Documents or the Transferee Ancillary Documents, shall survive the Closing and shall continue thereafter notwithstanding such Closing or any investigation made by or on behalf of the party entitled to the benefit thereof or any knowledge of such party; provided, however, that (a) the representations and warranties set out in Sections 3.3 (other than Section 3.3(a)), 3.4, 3.5, 3.6, 3.7 (other than Sections 3.7(a), 3.7(b), 3.7(f), 3.7(g) and 3.7(h)), 3.9, 3.10, 3.11, 3.12, 3.14, 3.15, 3.16, 3.17, 3.18, 3.19 and 3.22 and Sections 4.3 (other than 4.3(a)), 4.4, 4.6 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to this Agreement, shall terminate on the first anniversary of the Closing Date, (b) the representations and warranties set out in Sections 3.1, 3.2, 3.3(a), 3.7(a), 3.7(b), 3.7(f), 3.7(g), 3.7(h), 3.8, 3.13, 3.21 and Sections 4.1, 4.2, 4.3(a), 4.5 and 4.7 and the corresponding representations and warranties set out or incorporated in the certificates to be delivered pursuant to this Agreement, shall terminate following the tenth day after the expiration of all applicable statutes of limitation with respect to such representations and warranties (after taking into account all extensions and suspensions thereof), and (c) the representations and warranties contained in Section 3.20 shall terminate at Closing. Any claim by a party in respect of such representations and warranties must be made in writing prior to the expiration of such periods.

     9.7 Exclusive Remedy. After the Closing and subject to Section 12.8, the provisions of this Article IX and the Environmental Agreement shall be the exclusive basis for assertion of claims against, or the imposition of liability on, any party by another party hereto with respect to any breach of, or other failure to meet any obligation under, this Agreement; provided, however, that any right to indemnification pursuant to Article IX hereof shall be cumulative to and not exclusive of any remedies available to a party under the Pipelines and Terminals Agreement;

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provided, further, that the foregoing proviso shall not entitle any party or its affiliates to any duplicative recoveries.

     9.8 Payments. All payments to be made by an Indemnifying Party to any Indemnified Party pursuant to this Article IX shall be made by wire transfer of immediately available funds to an account designated by the Indemnified Party. Any payments pursuant to this Article IX shall be treated as an adjustment to the Aggregate Consideration which shall not be treated as a capital contribution under the Transferee Partnership Agreement or otherwise affect the parties capital accounts under Section 5.5 of the Transferee Partnership Agreement.

     9.9 Administration of Indemnity Claims. Notwithstanding anything else in this Article IX, any claim for indemnification pursuant to this Article IX, whether for a Third Party Claim pursuant to Section 9.2 or a direct claim pursuant to Section 9.3, (a) on behalf of a Transferee Indemnified Party must be made and administered by Transferee, or its successors or assigns as permitted herein, and (b) on behalf of a Transferor Indemnified Party must be made and administered by Alon USA, or its successors and assigns as permitted herein.

ARTICLE X
INTERPRETATION; DEFINED TERMS

     10.1 Interpretation. It is expressly agreed that this Agreement shall not be construed against any party, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement or any particular provision hereof or who supplied the form of Agreement. Each party hereto agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transaction that this Agreement contemplates. In construing this Agreement:

          (a) examples shall not be construed to limit, expressly or by implication, the matter they illustrate;

          (b) the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions;

          (c) a defined term has its defined meaning throughout this Agreement and each Exhibit, Annex and Schedule to this Agreement, regardless of whether it appears before or after the place where it is defined;

          (d) each Exhibit, Annex and Schedule to this Agreement is a part of this Agreement, but if there is any conflict or inconsistency between the main body of this Agreement and any Exhibit, Annex or Schedule, the provisions of the main body of this Agreement shall prevail;

          (e) the term “cost” includes expense and the term “expense” includes cost;

          (f) the headings and titles herein are for convenience only and shall have no significance in the interpretation hereof;

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          (g) the inclusion of a matter on a Schedule in relation to a representation or warranty shall not be deemed an indication that such matter necessarily would, or may, breach such representation or warranty absent its inclusion on such Schedule;

          (h) any reference to a statute, regulation or law shall include any amendment thereof or any successor thereto and any rules and regulations promulgated thereunder;

          (i) currency amounts referenced herein, unless otherwise specified, are in U.S. Dollars;

          (j) unless the context otherwise requires, all references to time shall mean time in Dallas, Texas;

          (k) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless business days are specified; and

          (l) if a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

     10.2 References, Gender, Number. All references in this Agreement to an “Article,” “Section,” “subsection,” “Exhibit” or “Schedule” shall be to an Article, Section, subsection, Exhibit or Schedule of this Agreement, unless the context requires otherwise. Unless the context clearly requires otherwise, the words “this Agreement,” “hereof,” “hereunder,” “herein,” “hereby,” or words of similar import shall refer to this Agreement as a whole and not to a particular Article, Section, subsection, clause or other subdivision hereof. Cross-references in this Agreement to a subsection or a clause within a Section may be made by reference to the number or other subdivision reference of such subsection or clause preceded by the word “Section,” such as, by way of example, Section 3.20(a)(i). Whenever the context requires, the words used herein shall include the masculine, feminine and neuter gender, and the singular and the plural.

     10.3 Defined Terms. Unless the context expressly requires otherwise, the respective terms defined in this Section 10.3 shall, when used in this Agreement, have the respective meanings herein specified, with each such definition to be equally applicable both to the singular and the plural forms of the term so defined.

     “A.A.A.” shall have the meaning set forth in Section 9.4(c).

     “Action” shall mean any claim, action, suit, investigation, inquiry, proceeding, condemnation or audit by or before any court or other Governmental Authority or any arbitration proceeding.

     “affiliate” shall mean, with respect to a specified person, any other person controlling, controlled by or under common control with that first person. As used in this definition, the term “control” includes (a) with respect to any person having voting securities or the equivalent and elected directors, managers or persons performing similar functions, the ownership of or power

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to vote, directly or indirectly, voting securities or the equivalent representing 50% or more of the power to vote in the election of directors, managers or persons performing similar functions, (b) ownership of 50% or more of the equity or equivalent interest in any person and (c) the ability to direct the business and affairs of any person by acting as a general partner, manager or otherwise.

     “Aggregate Consideration” shall have the meaning set forth in Section 1.7(a).

     “Agreement” shall have the meaning set forth in the preamble.

     “Alon Ancillary Documents” shall mean each agreement, document, instrument or certificate to be delivered by the Alon Parties or Newco 1 at the Closing pursuant to Section 2.2 hereof and each other document or Contract entered into by an Alon Party or Newco 1 in connection with this Agreement or the Closing.

     “Alon LP” shall have the meaning set forth in the preamble.

     “Alon Parties” shall have the meaning set forth in the preamble.

     “Alon Party Closing Certificate” shall have the meaning set forth in Section 7.2(c).

     “Alon Party Organizational Documents” shall have the meaning set forth in Section 3.1.

     “Alon Refining” shall have the meaning set forth in the preamble.

     “Alon USA” shall have the meaning set forth in the preamble.

     “Ancillary Documents” means, collectively, the Transferee Ancillary Documents and the Alon Ancillary Documents.

     “Assignee” shall have the meaning set forth in Section 12.7(b).

     “Assignment and Assumption Agreement” shall have the meaning set forth in Section 2.2(g).

     “Assignor” shall have the meaning set forth in Section 12.7(b).

     “Assumed Contracts” shall have the meaning set forth in Section 1.1(h).

     “Assumed Liabilities” shall have the meaning set forth in Section 1.3(a).

     “Benefit Arrangement” means any employment, consulting, severance or other similar contract, arrangement or policy, practice and procedure, and each plan, arrangement (written or oral), program, agreement or commitment providing for insurance coverage (including without limitation any self-insured arrangements), workers’ compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, life, health, disability or accident benefits (including without limitation any “voluntary employees’ beneficiary association” as defined in Section 501(c)(9) of the Code providing for the same or

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other benefits) or for deferred compensation, profit-sharing bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensations or post-retirement insurance, compensation or benefits which (a) is not a Welfare Plan, Pension Plan, or Multiemployer Plan, (b) is entered into, maintained, contributed to or required to be contributed to, as the case may be, by any Transferor or any ERISA Affiliate or under which any Transferor or any ERISA Affiliate may incur any liability, and (c) covers any employee or former employee of any Transferor or any ERISA Affiliate (with respect to their relationship with such entities).

     “Bills of Sale” shall have the meaning given such term in Section 2.2(c).

     “business day” means any day on which banks are open for business in Texas, other than Saturday or Sunday.

     “Cash Consideration” means an amount in cash equal to $120,000,000.

     “CERCLA” shall have the meaning given such term in the definition of “Hazardous Materials.”

     “Certificates” shall have the meaning given such term in Section 2.3(f).

     “Chair” shall have the meaning set forth in Section 9.4(c)(v).

     “Class B Amendment” shall have the meaning set forth in Section 2.3(e).

     “Class B Units” means the Class B Subordinated Units representing limited partner interests in the Transferee.

     “Closing” shall have the meaning set forth in Section 2.1.

     “Closing Cash Consideration” means an amount in cash equal to the difference between the Cash Consideration minus the aggregate Deficiency Amount, if any.

     “Closing Date” shall have the meaning set forth in Section 2.1.

     “COBRA Notice” shall have the meaning set forth in Section 6.2(c).

     “Code” means the Internal Revenue Code of 1986, as amended.

     “Confidential Information” shall have the meaning set forth in Section 11.3(a)(i).

     “Consents” means all authorizations, consents, orders or approvals of, or registrations, declarations or filings with, or expiration of waiting periods imposed by, any Governmental Entity, in each case that are necessary in order to consummate the transactions contemplated by this Agreement and the other Ancillary Documents, and all consents and approvals of third parties necessary to prevent any conflict with, violation or breach of, or default under, the Material Contracts.

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     “Contested Amount” shall have the meaning set forth in Section 9.3(b).

     “Contract” shall mean any written or oral contract, agreement, indenture, instrument, note, bond, loan, lease, mortgage, franchise, license agreement, purchase order, binding bid or offer, binding term sheet or letter of intent or memorandum, commitment, letter of credit or any other legally binding arrangement, including any amendments or modifications thereof and waivers relating thereto.

     “Contributed Assets” shall have the meaning set forth in Section 1.1.

     “Copyrights” shall have the meaning set forth in Section 1.1(j).

     “Cure Period” shall have the meaning set forth in Section 8.1(a)(v).

     “Deficiency Amount” shall have the meaning given such term in Section 2.4(d).

     “DOJ” means the United States Department of Justice.

     “Easements” means, collectively, the Pipeline Easements and the Terminal Easements.

     “Effective Time” shall have the meaning set forth in Section 2.1.

     “Employee Benefit Plans” means any “employee benefit plan” within the meaning of Section 3(3) of ERISA and any bonus, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, vacation, severance, disability, death benefit, hospitalization or insurance plan that provides or provided benefits to any present or former employee or contractor of Transferor or any ERISA Affiliate maintained by any such entity or as to which any such entity has any liability or obligation.

     “Encumbrances” means options, warrants, calls, rights of purchase or consent rights.

     “Environmental Agreement” shall have the meaning given such term in Section 2.2(e).

     “Environmental Costs or Liabilities” means any losses, liabilities, fines, penalties, judgments, settlements, actions, claims and capital expenditures (including, without limitation, reasonable fees, disbursements and expenses of legal counsel, experts, engineers and consultants, and the costs of investigation or feasibility studies and performance of remedial or removal actions and cleanup activities) required under any Environmental Laws or under any order or contract with any Governmental Entity or any private or public person relating to environmental matters, in each case as in effect from time to time prior to the Closing Date.

     “Environmental Laws” shall have the meaning set forth in the definition of “Hazardous Materials” in this Section 10.3.

     “Environmental Permit” shall mean any permit, license, approval, registration, identification number or other authorization with respect to the Contributed Assets that is required by applicable Environmental Laws.

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     “Equipment” shall have the meaning given such term in Section 1.1(c).

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliate” means any entity which is (or at any relevant time was) a member of a “controlled group of corporations” with or under “common control” with any Transferor as defined in Section 414(b) or (c) of the Code.

     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

     “Excluded Assets” shall have the meaning set forth in Section 1.2.

     “Fee Land” means, collectively, the Pipeline Fee Land and the Terminal Fee Land.

     “Fin-Tex” shall have the meaning set forth in the preamble.

     “FTC” means the United States Federal Trade Commission.

     “GAAP” means generally accepted accounting principles in the United States of America.

     “General Arbitration Notice” shall have the meaning set forth in Section 12.9(b)(i).

     “General Dispute” shall have the meaning set forth in Section 12.9(a).

     “General Dispute Negotiation Period” shall have the meaning set forth in Section 12.9(a)(iii).

     “Governmental Entity” means any Federal, state, local or foreign court or governmental agency, authority or instrumentality or regulatory body.

     “Hazardous Materials” means and includes, but shall not be limited to, any petroleum product and all hazardous or toxic substances, wastes or substances, any substances which because of their quantitative concentration, chemical, radioactive, flammable, explosive, infectious or other characteristics, constitute or may reasonably be expected to constitute or contribute to a danger or hazard to public health, safety or welfare or to the environment, including, without limitation, any asbestos (whether or not friable) and any asbestos-containing materials, waste oils, solvents and chlorinated oils, polychlorinated biphenyls (PCBs), toxic metals, etchants, pickling and plating wastes, explosives, reactive metals and compounds, pesticides, herbicides, radon gas, urea formaldehyde foam insulation and chemical, biological and radioactive wastes, or any other similar materials or any hazardous or toxic wastes or substances which are included under or regulated by any federal, state or local law, rule or regulation (whether now existing or hereafter enacted prior to the Closing, as they may be amended from time to time prior to the Closing) pertaining to environmental regulations, emissions, discharges, contamination, clean-up or disclosures and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Resource Conversation

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and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”); Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (“SARA”); the Federal Clean Air Act, 42 U.S.C 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. (“TSCA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and any other superlien or environmental clean-up or disclosure statutes (all such laws, rules, regulations being referred to collectively as “Environmental Laws”).

     “HEP Opco” shall have the meaning set forth in the preamble.

     “HEP Pipeline” means HEP Pipeline GP, LLC, a Delaware limited liability company and a wholly owned affiliate of HEP Opco.

     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

     “Improvements” means, collectively, the Pipeline Improvements and the Terminal Improvements.

     “Indemnification Dispute” shall have the meaning set forth in Section 9.4(a).

     “Indemnified Claims” shall have the meaning set forth in Section 9.3(a).

     “Indemnified Parties” means the Transferee Indemnified Parties and the Transferor Indemnified Parties, as applicable.

     “Indemnifying Party” shall have the meaning set forth in Section 9.2(a).

     “Indenture” shall have the meaning set forth in Section 11.6(b).

     “Intellectual Property” shall have the meaning set forth in Section 1.1(l).

     “knowledge” and any variations thereof or words to the same effect shall mean (a) with respect to the Transferee Parties, actual knowledge after reasonable inquiry of the following persons: Matthew P. Clifton, Stephen J. McDonnell, W. John Glancy, James D. Townsend and Dean Ridenour; and (b) with respect to the Alon Parties, actual knowledge after reasonable inquiry of the following persons: Jeff D. Morris, Claire A. Hart, Joe A. Concienne, Randy Hillman, Shai Even, Joseph Israel and Harlin R. Dean.

     “Laws” means all statutes, laws, rules, regulations, Orders, ordinances, writs, injunctions, judgments and decrees of all Governmental Entities.

     “Leases” means, collectively, the Pipeline Leases and the Terminal Leases.

     “liabilities” shall include any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, commitment, obligation or responsibility, whether

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fixed or continent, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured.

     “Liens” means, collectively, any mortgage, pledge, lien, claim, charge, security interest, restriction, lease, tenancy, other possessory interest, right of purchase, conditional sales obligation or other encumbrance of any kind.

     “Losses” means any and all losses, costs, obligations, liabilities, settlement payments, awards, judgments, fines, penalties, damages, expenses (including those incurred with investigating, preparing, defending, bringing or prosecuting any claim, action, suit or proceeding), deficiencies or other charges. Notwithstanding the foregoing, in determining the amount of any Losses for which a party is entitled to indemnification pursuant to Article IX, the amount of such Losses shall be reduced by all insurance proceeds under the title insurance provided for in Section 2.2(k) relating to such Losses which are received by the Indemnified Party.

     “Material Adverse Effect” means any change, circumstance, result, effect, event or fact (whether or not (a) foreseeable or known as of the date of this Agreement or the Closing Date or (b) covered by insurance) that has a material and adverse effect on Alon USA and its controlled affiliates, taken as a whole, or on the business, prospects, assets, financial condition or results of operations of the Pipeline and Terminal Assets, or the Operations, taken as a whole, or that materially impairs the ability of any of the Alon Parties to perform their respective obligations under this Agreement and the other Ancillary Documents to which they are parties or prevents the consummation of the transactions contemplated hereby and thereby; provided, however, that no change, circumstance, result, effect, event or fact shall be deemed (individually or in the aggregate) to constitute, nor shall any of the foregoing be taken into account in determining whether there has been or may be, a Material Adverse Effect, to the extent that such change, circumstance, result, effect, event or fact results from (a) a general deterioration in the economy or in the economic conditions prevalent in the industry in which Alon USA and Transferor operate, which does not disproportionately affect Alon USA, the Contributed Assets or the Operations (and Transferee acknowledges that the operation of the “Longhorn Pipeline” and any changes, circumstances, results, effects, events or facts resulting therefrom shall not constitute a Material Adverse Effect); (b) actions taken by Transferee or any of its affiliates; (c) compliance with the terms of, or the taking of any action required or permitted (including, if permitted with consent of the other party, after such consent has been obtained) by, this Agreement or any other Ancillary Document; or (d) any matter contemplated by Section 2.4 of this Agreement.

     “Material Contract” means any of the following Contracts with respect to the Pipeline and Terminal Assets (excluding any Contracts to be executed and delivered pursuant to this Agreement): (a) any Contract under which Transferor or any affiliate of Transferor has outstanding indebtedness for borrowed money with respect to any of the Pipeline and Terminal Assets or the Operations or with respect to which Transferor or any affiliate of Transferor has guaranteed the obligations of any other person for borrowed money with respect to any of the Pipeline and Terminal Assets or the Operations; (b) any Contract of surety, guarantee or indemnification by Transferor or any affiliate of Transferor that relates primarily to any of the Pipeline and Terminal Assets or the Operations and either (i) was entered into outside the

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ordinary course of business or (ii) that reasonably could be expected to involve an aggregate sum in excess of $50,000; (c) any Contract containing a covenant not to compete with respect to or involving any of the Pipeline and Terminal Assets or the Operations or other geographical limitation or other restriction on areas in which Transferor or its transferee can conduct business; (d) any Contract between Transferor and any affiliate of Transferor relating to the provision of goods or services to the Operations by Transferor or any affiliate of Transferor which will survive the Closing; (e) any Contract that is reasonably expected either (i) to commit Transferor or any affiliate of Transferor to aggregate expenditures of more than $50,000 in any calendar year with respect to any of the Pipeline and Terminal Assets or the Operations or (ii) to give rise to anticipated receipts of more than $100,000 in any calendar year with respect to the Operations; (f) any management service, consulting or other similar type of Contract that is reasonably expected to commit Transferor or any affiliate of Transferor to aggregate fees or other compensation of more than $100,000 in any calendar year with respect to the Operations; (g) any Contract involving the storage, throughput, processing or transportation of crude oil, feedstocks, petroleum or petroleum products with respect to or involving or affecting the Operations; (h) any power of attorney issued by Transferor in relation to the Operations; (i) any Contract relating to product exchange transactions with respect to or including or affecting any of the Pipeline and Terminal Assets or the Operations; (j) any joint venture, partnership or similar arrangement relating to any of the Pipeline and Terminal Assets or the Operations; or (k) any Assumed Contracts that are material to the Operations.

     “Material Damage or Condemnation” shall mean (i) any damage to or destruction of any Pipeline and Terminal Asset for which the net cost of repair or replacement (taking into account any insurance, indemnities, contributions and other rights of recovery from third parties which are included in the Contributed Assets, or made available to Transferee pursuant to Section 5.8, and payable in respect thereof) could reasonably be expected to exceed $3,000,000, or (ii) any condemnation which results in a taking of any Pipeline and Terminal Asset which has a replacement cost in excess of $3,000,000.

     “Material Employees” shall have the meaning set forth in Section 6.1(a).

     “Mechanical Integrity Defect” shall have the meaning set forth in Section 9.1(a)(iv).

     “Mechanical Integrity Requirements” shall have the meaning set forth in Section 9.1(a)(iv).

     “Minimum Loss” shall have the meaning set forth in Section 9.5(a).

     “Negotiation Letter” shall have the meaning set forth in Section 9.4(b).

     “Negotiation Period” shall have the meaning set forth in Section 9.4(b).

     “Newco 1” shall have the meaning set forth in the preamble.

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     “Newco 1 Equity Interests” shall have the meaning set forth in the preamble.

     “Newco 2” shall have the meaning set forth in the preamble.

     “Newco 2 Equity Interests” shall have the meaning set forth in the preamble.

     “OFAC” shall have the meaning given such term in Section 3.10.

     “Objection” shall have the meaning set forth in Section 9.3(b).

     “Operating Statements” shall have the meaning set forth in Section 3.6(a).

     “Operations” shall have the meaning set forth in Section 1.1.

     “Order” shall mean any order, writ, injunction, decree, compliance or consent order or decree, settlement agreement, schedule and similar binding legal agreement issued by or entered into with a Governmental Entity.

     “Past Service” shall have the meaning set forth in Section 6.1(e).

     “Patents” shall have the meaning set forth in Section 1.1(k).

     “PBGC” means the Pension Benefit Guaranty Corporation.

     “Permits” shall have the meaning given such term in Section 3.4.

     “Permitted Liens” shall mean any of the following matters: (a) any (i) inchoate Liens or similar charges constituting or securing the payment of expenses which were incurred incidental to the conduct of the Operations or the operation, storage, transportation, shipment, handling, repair, construction, improvement or maintenance of the Pipeline and Terminals Assets for which the associated expenses will be fully satisfied on or before the Closing, and (ii) materialman’s, mechanics’, repairman’s, employees’, contractors’, operators’, warehousemen’s, barge or ship owner’s and carriers’ Liens or other similar liens, security interests or charges for liquidated amounts arising in the ordinary course of business incidental to the conduct of the Operations or the ownership and operation of the Pipeline and Terminals Assets, securing amounts the payment of which is not delinquent and that will be paid in the ordinary course of business or, if delinquent, that are being contested in good faith with any Action to foreclose or attach any of the Pipeline and Terminals Assets on account thereof properly stayed; provided that, Transferors shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest; (b) any Liens for Taxes not yet delinquent or, if delinquent, that are being contested by Transferors in good faith in the ordinary course of business and disclosed in Schedule 3.13 with any Action to foreclose or attach any of the Pipeline and Terminals Assets on account thereof properly stayed; provided that, Transferors shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of Transferee under Section 2.6; (c) any Liens or security interests reserved in leases, rights-of-way or other real property interests for rental or for compliance with the terms of such leases, rights-of-way or other real property interests, provided payment of the debt secured is not delinquent or, if delinquent, is being contested in good faith in the ordinary course of business

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with any Action to foreclose or attach any of the Pipeline and Terminals Assets on account thereof properly stayed; provided, that the affected party shall be responsible for, and shall promptly pay when due, all amounts finally determined to be owed that are the subject of such contest, other than amounts which are the obligation of the other party under this Agreement or the Ancillary Documents; (d) all prior reservations of minerals in and under or that may be produced from any of the lands constituting part of the Pipeline and Terminals Assets or on which any part of the Pipeline and Terminals Assets is located; (e) all Liens (other than Liens for borrowed money), charges, easements, restrictive covenants, encumbrances, Contracts, instruments, obligations, discrepancies, conflicts, shortages in area or boundary lines, encroachments or protrusions, or overlapping of improvements, defects, irregularities and other matters affecting or encumbering title to the Pipeline and Terminals Assets which individually or in the aggregate are not such as to unreasonably or materially interfere with or prevent any material operations conducted on the Pipeline and Terminals Assets by Transferors in the manner operated on the date of this Agreement; (f) rights reserved to or vested in any Governmental Entity to control or regulate any of the Pipeline and Terminal Assets or the Operations and all Laws of such authorities, including any building or zoning ordinances and all Environmental Laws; (g) any Contract, easement, instrument, Lien, permit, amendment, extension or other matter entered into by a party in accordance with the terms of this Agreement or in compliance with the approvals or directives of the other party made pursuant to this Agreement; (h) any Lien created by Transferee; (i) all Post-Closing Consents; (j) defects in the early chain of the title consisting of the mere failure to recite marital status in a document or omissions of successions of heirship proceedings, unless such failure or omission results in another person’s superior claim of title to the Pipeline Easements or relevant portion thereof; (k) any assertion of a defect based on a lack of a survey with respect to the Pipelines; and (l) any title defect affecting (or the termination or expiration of) any easement, right of way, leasehold interest or fee interest affecting property over which the Pipelines pass which has been replaced prior to the date of this Agreement by an easement, right of way, leasehold interest or fee interest covering substantially the same land or the portion thereof used by Transferors.

     “person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Entity or other entity.

     “Pipeline and Terminal Assets” means, collectively, the Pipeline Assets and the Terminal Assets.

     “Pipeline Assets” shall have the meaning given such term in Section 1.1(a).

     “Pipeline Conveyance” shall have the meaning set forth in Section 2.2(b).

     “Pipeline Easements” shall have the meaning set forth in Section 1.1(a)(iii).

     “Pipeline Fee Land” shall have the meaning set forth in Section 1.1(a)(i).

     “Pipeline Improvements” shall have the meaning set forth in Section 1.1(a)(iv).

     “Pipeline Leases” shall have the meaning set forth in Section 1.1(a)(ii).

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     “Pipeline Real Property” means, collectively, the Pipeline Fee Land, the Pipeline Leases, the Pipeline Easements and the Pipeline Improvements.

     “Pipelines” shall have the meaning set forth in Section 1.1(a).

     “Pipelines and Terminals Agreement” shall have the meaning set forth in Section 2.2(d).

     “Post-Closing Consents” shall mean (a) any consent, approval or permit of, or filing with or notice to, any Governmental Entity, railroad company or public utility which has issued or granted any permit, license, right-of-way, lease or other authorizations permitting any part of any pipeline included in the Pipeline and Terminal Assets to cross or be placed on land owned or controlled by such Governmental Entity, railroad company or public utility and (b) any consent, approval or permit of, or filing with or notice to, any Governmental Entity or other third party that, in the case of both clause (a) and (b), is customarily obtained or made after closing in connection with transactions similar in nature to the transactions contemplated hereby.

     “RCRA” shall have the meaning given such term in the definition of “Hazardous Materials”.

     “Real Property” means, collectively, the Pipeline Real Property and the Terminal Real Property.

     “Records” shall have the meaning given such term in Section 1.1(g).

     “Representatives” means, with respect to any person, such person’s officers, directors, employees, agents and representatives (including investment bankers and underwriters or initial purchasers of securities, lenders and their respective attorneys or consultants, and the attorneys or consultants retained by such person).

     “Retained Liabilities” shall have the meaning set forth in Section 1.3(b).

     “Right of First Offer Agreement” shall have the meaning set forth in Section 2.2(f).

     “Rights” shall have the meaning set forth in Section 5.7(a).

     “Rolling Stock” means all vehicles, tractors, trailers and trucks owned or leased by the Transferors that are used primarily in connection with the Operations.

     “Rule 144A Debt” shall have the meaning set forth in Section 11.6(a).

     “SARA” shall have the meaning given such term in the definition of “Hazardous Materials.”

     “SEC” means the United States Securities and Exchange Commission.

     “Securities Act” means the Securities Act of 1933, as amended.

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     “Services Agreement” shall have the meaning set forth in Section 2.2(i).

     “Special Warranty Deeds” shall have the meaning set forth in Section 2.2(a).

     “Subsidiary” means, with respect to any person, another person in which such first person owns, directly or indirectly, an amount of shares of capital stock or other voting securities which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such shares of capital stock or other voting securities, 50% or more of the equity interests of such person).

     “Supplemental Operating Statement” shall have the meaning set forth in Section 5.3.

     “Supplies” shall have the meaning given such term in Section 1.1(e).

     “T&R” shall have the meaning set forth in the preamble.

     “Taxes” means any charges, fees, levies, excises or other assessments (and all related interest, additions to tax and penalties) imposed by any Governmental Entity.

     “Taxing Authority” means any Governmental Entity exercising any authority to Tax or Tax regulatory authority.

     “Terminal Assets” shall have the meaning given such term in Section 1.1(b).

     “Terminal Easements” shall have the meaning given such term in Section 1.1(b)(iii).

     “Terminal Fee Land” shall have the meaning given such term in Section 1.1(b)(i).

     “Terminal Improvements” shall have the meaning given such term in Section 1.1(b)(iv).

     “Terminal Leases” shall have the meaning given such term in Section 1.1(b)(ii).

     “Terminal Real Property” means, collectively, the Terminal Fee Land, the Terminal Leases, the Terminal Easements and the Terminal Improvements.

     “Terminals” shall have the meaning set forth in Section 1.1(b).

     “Termination Date” shall have the meaning set forth in Section 8.1(a)(iii).

     “Test/Fix Pipelines” means, collectively, Transferor’s (i) 6-inch and 8-inch pipelines from Big Spring, Texas to Abilene, Texas, (ii) 8-inch pipeline from Abilene, Texas to Wichita Falls, Texas, and (iii) 6-inch pipeline from Wichita Falls, Texas to Duncan, Oklahoma.

     “Third Party Claim” shall have the meaning set forth in Section 9.2(a).

     “Title Company” means Chicago Title Insurance Company.

     “Trademarks” shall have the meaning set forth in Section 1.1(i).

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     “Transfer” shall have the meaning set forth in Section 11.6(a)

     “Transferred Employees” shall have the meaning set forth in Section 6.1(c).

     “Transferee” shall have the meaning set forth in the preamble.

     “Transferee Ancillary Documents” means each agreement, document, instrument or certificate to be delivered by Transferee, Newco 1 or their affiliates at the Closing pursuant to Section 2.3 hereof and each other document or Contract entered into by Transferee, Newco 1 or their affiliates in connection with this Agreement or the Closing.

     “Transferee Closing Certificate” shall have the meaning given such term in Section 7.3(c).

     “Transferee Indemnified Parties” means Transferee and each of Transferee’s affiliates including HEP Opco and after the Closing Newco 1, permitted assigns and successors in interest.

     “Transferee Partnership Agreement” shall have the meaning set forth in Section 3.22.

     “Transferee Parties” has the meaning set forth in the preamble.

     “Transferee Party Organizational Documents” shall have the meaning set forth in Section 4.2.

     “Transferee Public Documents” shall have the meaning set forth in Section 4.6.

     “Transferor” and “Transferors” shall have the meaning set forth in the preamble.

     “Transferor Indemnified Parties” means each Transferor and each Transferor’s respective affiliates, permitted assigns and successors in interest.

     “Transferor Parties” shall have the meaning set forth in the preamble.

     “TSCA” shall have the meaning given such term in the definition of “Hazardous Materials.”

     “Uncontested Amount” shall have the meaning set forth in Section 9.3(b).

     “Unit Consideration” means 937,500 Class B Units.

     “WARN Act” means the federal Worker Adjustment and Retraining Notification Act, as amended.

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ARTICLE XI
ADDITIONAL AGREEMENTS

     11.1 Access to Information. After the Closing Date, each of the parties shall grant to the other such access to their respective financial records and other books and records in their possession related to the conduct of the Operations and such cooperation and assistance as shall be reasonably required to enable each of them to complete their legal, regulatory, stock exchange and financial reporting requirements and to complete their Tax returns. In the event that any such Tax return becomes the subject of any audit or investigation, each of the parties shall give the other all reasonable cooperation, access and assistance as needed during normal business hours with respect to such financial data and other books and records as may be necessary to enable such first party to defend any such audit or investigation. Each party shall, for a period of six years after the Closing Date plus any additional time during which such party has been advised that there is an ongoing Tax audit or investigation with respect to such periods, keep such financial records and other books and records reasonably accessible and not destroy or dispose of such materials without the written consent of the other party; provided, however, that no party shall be responsible or liable hereunder for, or as a result of, any accidental loss or destruction of or damage to any such materials. Each party shall promptly reimburse the other for such other party’s reasonable out-of-pocket expenses associated with requests made by such first party under this Section 11.1, but no other charges shall be payable by the requesting party to the other party in connection with such requests.

     11.2 Public Announcements. No party shall issue any press release or other public announcement with respect to this Agreement or the transactions contemplated hereby without the prior written approval of the other party, except as may be required by such party or its affiliates under applicable Law or stock exchange rules or regulations or mutually agreed in advance.

     11.3 Confidentiality.

          (a) From and after the Closing:

               (i) In respect of all confidential information that relates to the ownership and operation of the Pipeline and Terminal Assets or the conduct of the Operations (the “Confidential Information”), the parties hereto shall, and shall cause their respective Representatives and affiliates thereof to, treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information, except to their Representatives and respective affiliates who need to know such Confidential Information and except as is required to be disclosed by operation of applicable Law (including pursuant to the Exchange Act or the rules of the SEC) or pursuant to the rules of any securities exchange. Each party hereto shall use, and shall cause each of its affiliates thereof to use, all reasonable efforts to cause each of their respective Representatives to treat all Confidential Information as confidential, preserve the confidentiality thereof and not disclose any Confidential Information. If any Confidential Information is disclosed in violation of this Section 11.3, the disclosing party shall immediately notify the other party in writing and, as applicable, take all reasonable steps required to prevent further disclosure.

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               (ii) If either party or any of its Representatives or affiliates is requested or required by operation of applicable Law (including pursuant to the Exchange Act or the rules of the SEC) or pursuant to the rules of any securities exchange to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement (which shall be treated as Confidential Information hereunder), which notice shall be at least 48 hours prior to making such disclosure (or in the case of a disclosure pursuant to the Exchange Act, the rules of the SEC or the rules of any securities exchange, such time period (which may be shorter than 48 hours but shall not be longer than 48 hours) as may be reasonably possible), so that the other party hereto may seek a protective order or other appropriate assurance of confidential treatment of the information required to be so disclosed and/or waive compliance with the provisions of this Section 11.3.

          (b) The parties agree that on the Closing Date, the rights and obligations of the parties under that certain confidentiality agreement dated October 15, 2004, as amended, shall terminate, other than with respect to, and to the extent such agreement applies to, the Excluded Assets.

     11.4 Notice of Certain Events. After the Closing Date, each party shall promptly notify the other party of all notices, communications, actions or proceedings initiated by any Governmental Entity with respect to the Pipeline and Terminal Assets that could reasonably be expected to be a basis for an Indemnified Claim by an Indemnified Party pursuant to Section 9.1.

     11.5 Further Assurances. After the Closing, each party shall take such further actions, including obtaining consents to assignment from third parties, and execute such further documents as may be necessary or reasonably requested by the other party in order to effectuate the intent of this Agreement and the Ancillary Documents and to provide such other party with the intended benefits of this Agreement and the Ancillary Documents.

     11.6 Post-Closing Tax Covenants.

          (a) Restrictions. So long as at least 1% of the Class B Units to be issued to Newco 2 in consideration for the Contributed Assets remain outstanding and held by Newco 2 or an affiliate of Newco 2 or at least 1% of the Common Units as defined in the Transferee Partnership Agreement into which such Class B Units are converted remain outstanding and held by Newco 2 or an affiliate of Newco 2, then the Transferee agrees (i) not to sell, exchange or otherwise dispose (collectively, a “Transfer”) of any ownership interest in and to the Contributed Assets prior to the 10 year anniversary of the Closing Date, and (ii) not to repay prior to the 10 year anniversary of the Closing Date, the $120 million of debt issued by Transferee and its affiliates pursuant to a Rule 144A offering, or any bridge or other alternative debt financing in lieu thereof, prior to or contemporaneous with the Closing Date to fund the Cash Consideration (the “Rule 144A Debt”).

     (b) Exceptions to Restrictions. Notwithstanding the provisions of Section 11.6(a), a Transfer of a Contributed Asset may occur by reason of (i) a Transfer that constitutes a like-kind exchange under Section 1031 of the Code, (ii) an involuntary sale pursuant to foreclosure of any mortgage secured by the Contributed Assets or otherwise, (iii) a deed in lieu

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of foreclosure (provided that the Transferee may not execute any deed in lieu of foreclosure unless the maturity of the indebtedness secured by the Contributed Assets has occurred, whether by reason of acceleration or otherwise), (iv) a proceeding in connection with a bankruptcy or other similar involuntary debt reorganization of the Transferee or its affiliates, (v) an event described in Section 1033 of the Code provided the Contributed Assets are converted into assets qualifying under Section 1033 of the Code in the period provided therein), (vi) a condemnation or other taking by a governmental authority or a mandatory conveyance to a governmental authority, (vii) a transfer involving (A) a merger or consolidation of the Transferee with or into another entity that is treated as a partnership for tax purposes, provided such is a tax free transaction, (B) a “Change of Control” as defined in the indenture governing the Rule 144A Debt (the “Indenture”) in which the successor entity owning the interests in the Transferee is a partnership for tax purposes, or (C) sales of assets in any calendar year for aggregate consideration which does not exceed $2 million, and (viii) any other Transfer that would not accelerate Transferor’s recognition of gain under Section 704(c) of the Code with respect to the Contributed Assets.

     Likewise, a repayment of the Rule 144A Debt may occur (i) if such repayment is made in connection with a refinancing of the Rule 144A Debt for indebtedness in an amount not less than the then outstanding principal amount of the Rule 144A Debt and for which Newco 2 provided the opportunity to bear the economic risk of loss (as described in Treasury Regulation Section 1.704-2(i)) in a manner similar to that provided for in the Indemnification Agreement entered into between Newco 2 and HEP Logistics Holdings, L.P. dated the Closing Date, (ii) if such repayment is made after an event of default and the acceleration thereof in accordance with the terms of the Indenture, (iii) in an amount equal to the aggregate income or gain under Section 704(c) of the Code that has been allocated to Newco 2 in accordance with the “remedial method” as described in Treasury Regulation § 1.704-3(d) pursuant to Section 1.8 of this Agreement and Section 6.2(b)(iii) of the Transferee Partnership Agreement, (iv) if such repayment would not accelerate Transferor’s recognition of gain under Section 704(c) of the Code with respect to the Contributed Assets, or (v) if such full or partial repayment is made in connection with a “Change of Control” permitted above and such full or partial repayment is funded by indebtedness in an amount not less than the amount of such repayment and for which Newco 2 is provided the opportunity to bear the economic risk of loss (as described in Treasury Regulation Section 1.704-2(i)) in a manner similar to that provided for in the above-referenced Indemnification Agreement.

ARTICLE XII
MISCELLANEOUS

     12.1 Expenses. Except as provided in Sections 1.8, 2.6 and 5.11 or as provided by applicable Law, all costs and expenses incurred by the parties hereto in connection with the consummation of the transactions contemplated hereby shall be borne solely and entirely by the party which has incurred such expenses.

     12.2 Notices.

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          (a) Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the business day after dispatch by documented overnight delivery service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a business day during normal business hours, otherwise on the next business day, or (z) on the fifth business day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

          Notices to any of the Alon Parties:

Alon USA, Inc. 7616 LBJ Freeway, Suite 300 Dallas, Texas 75251 Attention: General Counsel Facsimile No.: (972) 367-3724

          Notices to any of the Transferee Parties:

Holly Energy Partners, L.P. 100 Crescent Court, Suite 1600 Dallas, Texas 75201-6927 Attention: General Counsel Facsimile No.: (214) 871-3523

          with copies to:

Vinson & Elkins L.L.P. 3700 Trammell Crow Center 2001 Ross Avenue Dallas, Texas 75201-2975 Attention: Alan J. Bogdanow Facsimile No.: (214) 999-7857

          (b) Either party may at any time change its address for service from time to time by giving notice to the other party in accordance with this Section 12.2.

     12.3 Entire Agreement; Amendment; Waiver. This Agreement and the Exhibits (including the Environmental Agreement), Annexes and Schedules attached hereto, constitute the entire understanding between the parties with respect to the subject matter hereof, and supersede all other understandings and negotiations with respect thereto. This Agreement may be amended only in a writing signed by all parties hereto. Any provision of this Agreement may be waived

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only in a writing signed by the party to be charged with such waiver. No course of dealing between the parties shall be effective to amend or waive any provision of this Agreement.

     12.4 Severability. If any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced under applicable Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner adverse to any party. Upon such determination that any term or other provision of this Agreement is invalid, illegal, or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

     12.5 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their successors and permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person (other than the Indemnified Parties as provided in Article IX and subject to Section 9.9) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

     12.6 Governing Law. This Agreement shall be governed by the internal laws of the State of Texas, without reference to its conflict of law provisions.

     12.7 Assignment to Lenders; Assignment of Agreement to Subsidiary.

          (a) At any time, either of Transferee or the Alon Parties may make a collateral assignment of its rights under this Agreement to any of its bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning party shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning party that any such collateral assignment has been foreclosed upon, such non-assigning party shall be entitled to deal exclusively with Transferee or the Alon Parties, as the case may be, as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto (other than for delivery of notices required by any such collateral assignment).

          (b) Notwithstanding any contrary provisions contained in this Agreement, Transferee and the Alon Parties agree that each of Transferee and the Alon Parties (each an “Assignor”), each in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement to one or more of its respective Subsidiaries (such Subsidiary, an “Assignee”), provided that no such assignment shall relieve Assignor of any obligation or liability to Transferee or the Alon Parties, as the case may be, under this Agreement, and provided further that the following shall apply:

               (i) Assignor will provide Transferee or the Alon Parties, as the case may be, with prompt written notice of any such assignment.

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               (ii) No such assignment shall be effected if the making of the assignment will result in Transferee’s or the Alon Parties’ inability to obtain any Consent.

               (iii) Assignee shall irrevocably appoint Assignor as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of Assignee in all matters arising from or related to this Agreement, any of the other Ancillary Documents and the transactions contemplated hereby and thereby.

               (iv) Irrespective of any such assignment:

                    (A) Assignor shall remain jointly and severally liable with respect to any Retained Liabilities, with respect to an assignment by Transferors, and the Assumed Liabilities, with respect to an assignment by Transferee, and shall remain jointly and severally liable with respect to any other covenant, obligation or liability of Assignor under this Agreement, including, without limitation, the payment of all sums due from such Assignor under this Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of Assignor; and

                    (B) Without limiting the generality of the foregoing, if and to the extent that applicable Law would construe the retention by Assignor of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed by Assignee to be a guaranty by Assignor of Assignee’s performance, then Assignor hereby irrevocably, absolutely and unconditionally guarantees the full, prompt and faithful performance by such Assignee of all covenants and obligations to be performed by such Assignee under this Agreement.

               (v) Transferee and the Alon Parties further hereby agree that a separate action or actions may be brought and prosecuted against any Assignor for any such covenant, obligation or liability assigned, whether action is brought against Assignee or whether Assignee is joined in any such action or actions, and Transferee and the Alon Parties hereby waive any right to require Transferee or the Alon Parties, as the case may be, to proceed against any such Assignee.

          (c) Except as otherwise provided in Sections 12.7(a) or 12.7(b) above, this Agreement is not assignable by either Transferee or the Alon Parties; provided that this Section 12.7(c) shall not apply to any merger, sale of equity interests, or change of control involving a party hereto.

     12.8 No Waiver Relating to Claims for Fraud. The liability of any party under Article IX shall be in addition to, and not exclusive of, any other liability that such party may have at law or equity based on such party’s fraudulent acts or omissions. None of the provisions set forth in this Agreement, including but not limited to the provisions set forth in Article IX, shall be deemed a waiver by any party to this Agreement of any right or remedy which such party may have at law or equity based on any other party’s fraudulent acts or omissions, nor shall

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any such provisions limit, or be deemed to limit (a) the amounts of recovery sought or awarded in any such claim for fraud, (b) the time period during which a claim for fraud may be brought, or (c) the recourse which any such party may seek against another party with respect to a claim for fraud; provided, however, that with respect to such rights and remedies at law or equity, the parties further acknowledge and agree that none of the provisions of this Section 12.8, nor any reference to this Section 12.8 throughout this Agreement, shall be deemed a waiver of any defenses which may be available in respect of actions or claims for fraud, including but not limited to, defenses of statutes of limitations or limitations of damages.

     12.9 Dispute Resolution — General.

          (a) Except for an Indemnification Dispute which shall be governed by Section 9.4 hereof, if any dispute or controversy, including a failure of the parties to agree on an independent accountant or appraisal pursuant to Section 1.8 hereof, arises out of this Agreement or any of the Ancillary Documents or the performance, breach, validity, interpretation or enforcement thereof (such dispute or controversy, a “General Dispute”), it is in the best interests of the parties for such General Dispute to be resolved in the shortest time and with the lowest cost of resolution practicable. Consequently, the parties shall resolve any General Dispute without resort to the courts. If any General Dispute arises, the parties will comply with the following procedures:

                    (i) The party believing a General Dispute to exist will give the other party prompt written notice thereof, setting forth in reasonable detail the facts alleged to give rise to such General Dispute, any relevant contractual provisions, the nature of any claimed default or breach and a statement of the manner in which such party believes the General Dispute should be resolved.

                    (ii) Within 20 days after receipt of such notice, the party against whom relief is sought in connection with such General Dispute will deliver a written response, setting forth in reasonable detail its views of the facts alleged to give rise to such General Dispute, any relevant contractual provisions, the nature of the claimed default or breach and a statement of the manner in which such party believes the General Dispute should be resolved.

                    (iii) If the parties do not agree on the manner in which the General Dispute should be resolved, they will arrange to hold a meeting within 10 days after delivery of the response. Each party will have in attendance at such meeting a representative with the authority to resolve such General Dispute. At the meeting (and any adjournments thereof), the parties will negotiate in an attempt to agree as to whether a General Dispute exists, the exact nature of the General Dispute and the manner in which the General Dispute should be resolved. If deemed appropriate by the parties, a professional mediator may be engaged to assist in resolving the General Dispute. Any resolution of the General Dispute will be evidenced by a written agreement setting forth in reasonable detail the actions to be taken by each party. If no such written agreement is reached within 20 days after the first meeting (the “General Dispute Negotiation Period”), the parties may pursue binding arbitration with respect to such General Dispute pursuant to Section 12.9(b).

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          (b) Mandatory Binding Arbitration.

               (i) If any General Dispute is unresolved by the end of the General Dispute Negotiation Period, a binding arbitration will be held in Dallas, Texas, upon notice by either party (the “General Arbitration Notice”). Subject to the provisions of this Section 12.9(b), the parties will agree upon the rules of the arbitration prior to the arbitration based upon the nature of the disagreement. To the extent that the parties cannot agree on the rules of the arbitration, the Commercial Arbitration Rules of the AAA will apply, and the arbitration will be conducted on a confidential basis strictly in accordance with the terms of this Agreement and the governing law of the State of Texas as specified under Section 12.6.

               (ii) The arbitration shall be conducted before a panel of three independent and impartial arbitrators. Each party will be entitled to select one arbitrator within 20 days of the date of the General Dispute Arbitration Notice. If a party fails to select an arbitrator within such 20 day period, the Dallas, Texas office of the AAA shall appoint an arbitrator for such party. The two individuals so selected will then select the third arbitrator within 20 days. If the two individuals selected fail to select a third arbitrator within such 20 day period, the Dallas office of the AAA shall appoint a third arbitrator. The panel of arbitrators will be selected no later than 45 days after the date of the General Dispute Arbitration Notice. Each member of the arbitration panel, if possible, must be experienced in legal and operational matters related to refined petroleum product pipelines.

               (iii) The arbitrators’ decision will be considered as a final and binding resolution of the General Dispute and will not be subject to appeal. THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OVER THE PARTIES. FURTHER, THE PARTIES HEREBY ACKNOWLEDGE AND AGREE THAT ANY DECISION BY AN ARBITRATOR SHALL BE ONLY ENTERED AS AN ORDER IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF TEXAS. No party will sue the other except for enforcement of the arbitrator’s decision if the other party is not performing in accordance with the arbitrator’s decision.

               (iv) The parties shall bear equally the fees and expenses of the arbitration, unless the arbitrators decide otherwise. Each party will bear the costs of its own counsel, witnesses (if any) and employees, unless the arbitrators decide otherwise.

     12.10 Captions. The captions in this Agreement are for purposes of reference only and shall not limit or otherwise affect the interpretation hereof.

     12.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     12.12 Director and Officer Liability. Except to the extent that they are a party hereto, the directors, managers, officers, partners and stockholders of Transferee, the Alon Parties and

Holly Energy Partners, L.P.
Contribution Agreement

their respective affiliates shall not have any personal liability or obligation arising under this Agreement (including any claims that another party may assert) other than as an assignee of this agreement or pursuant to a written guarantee.

     12.13 Specific Performance. The parties recognize that in the event Transferors should refuse to perform under the provisions of this Agreement, monetary damages alone will not be adequate. Transferee shall therefore be entitled, in addition to any other remedies which may be available, including money damages, to obtain specific performance of the terms of this Agreement. In the event of any action to enforce this Agreement specifically, Transferors hereby waive the defense that there is an adequate remedy at law.

[The Remainder of this Page is Intentionally Blank]

Holly Energy Partners, L.P.
Contribution Agreement

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

	By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

		By:	/s/ Matthew P. Clifton

Matthew P. Clifton
Chairman of the Board and
Chief Executive Officer

HOLLY ENERGY PARTNERS — OPERATING, L.P.

By:	HOLLY ENERGY PARTNERS, L.P.
its General Partner

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

	By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

		By:	/s/ Matthew P. Clifton

Matthew P. Clifton
Chairman of the Board and
Chief Executive Officer

T&R ASSETS, INC.

By:	/s/ Jeff D. Morris

Jeff D. Morris
President and Chief Executive Officer

Signature Page
Holly Energy Partners, L.P.
Contribution Agreement

FIN-TEX PIPE LINE COMPANY

By:	/s/ Jeff D. Morris

Jeff D. Morris
President and Chief Executive Officer

ALON USA REFINING, INC.

By:	/s/ Jeff D. Morris

Jeff D. Morris
President and Chief Executive Officer

ALON PIPELINE ASSETS, LLC

By:	/s/ Jeff D. Morris

Jeff D. Morris
President and Chief Executive Officer

ALON PIPELINE LOGISTICS, LLC

By:	/s/ David Wiessman

David Wiessman
President

ALON USA, INC.

By:	/s/ Jeff D. Morris

Jeff D. Morris
President and Chief Executive Officer

Signature Page
Holly Energy Partners, L.P.
Contribution Agreement

ALON USA, LP

By: ALON USA, GP, LLC, a Delaware limited liability company, its General partner

By:	/s/ Jeff D. Morris
Jeff D. Morris
President and Chief Executive Officer

Signature Page
Holly Energy Partners, L.P.
Contribution Agreement

EXHIBIT A

Form of Special Warranty Deeds

After Recording, Return To:

NOTICE OF CONFIDENTIALITY RIGHTS: If you are a natural person, you may remove or strike any of the following information from this instrument before it is filed for record in the public records: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

SPECIAL WARRANTY DEED

STATE OF	§ §	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF	§

     ___(“Grantor”), for and in consideration of the sum of $10 and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, has GRANTED, BARGAINED, SOLD, and CONVEYED and by these presents does GRANT, BARGAIN, SELL, AND CONVEY unto ___(“Grantee”) the real property in ___County, ___, fully described in Exhibit A hereto, together with all rights, titles, and interests appurtenant thereto (collectively, the “Property”).

     This Special Warranty Deed and the conveyance hereinabove set forth is executed by Grantor and accepted by Grantee subject to the matters described in Exhibit B hereto, to the extent the same are validly existing and applicable to the Property (collectively, the “Permitted Encumbrances”).

     TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto in anywise belonging, unto Grantee, its successors and assigns forever, and Grantor does hereby bind itself and its successors to WARRANT AND FOREVER DEFEND all and singular the title to the Property unto the said Grantee, its successors and assigns against every person whomsoever lawfully claiming or to claim the same or any part thereof by, through, or under Grantor but not otherwise, subject to the Permitted Encumbrances.

     GRANTEE ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE PROPERTY, THAT GRANTEE HAS CONDUCTED ITS INDEPENDENT DUE DILIGENCE INVESTIGATION AND INSPECTION OF ALL ASPECTS OF SUCH PROPERTY AND THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY ARE NOT CONDITIONED ON GRANTEE CONDUCTING FURTHER DUE DILIGENCE. OTHER THAN AS EXPRESSLY SET OUT HEREIN OR IN THE CONTRIBUTION AGREEMENT, GRANTEE IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY GRANTOR OR ITS AGENTS AND REPRESENTATIVES IN DETERMINING WHETHER TO ACQUIRE THE PROPERTY.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS DEED, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS IN THIS DEED OR BY THE ALON PARTIES IN THAT CERTAIN CONTRIBUTION AGREEMENT DATED ___, BETWEEN ___AND ___(THE “CONTRIBUTION AGREEMENT”), GRANTEE ACKNOWLEDGES AND AGREES THAT THE CONVEYANCE OF THE PROPERTY AS PROVIDED FOR HEREIN SHALL BE MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND THAT GRANTOR OR THE ALON PARTIES (AS DEFINED IN THE CONTRIBUTION AGREEMENT) HAVE NOT MADE, NOR DO MAKE, AND THE GRANTOR AND THE ALON PARTIES SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (a) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTIES INCLUDED IN THE PROPERTY, GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR MATTERS ON SUCH PROPERTIES, (b) THE INCOME TO BE DERIVED FROM THE PROPERTY, (c) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH GRANTEE OR ANY OTHER PARTY MAY CONDUCT THEREON, (d) THE COMPLIANCE OF OR BY ANY SUCH PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY (INCLUDING WITHOUT LIMITATION ANY ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (e) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. GRANTEE ACKNOWLEDGES THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION ARE CONSPICUOUS

     Grantee’s address is:

EXECUTED as of ___, 200___.
By:

Name:

Title:

STATE OF	§
§
COUNTY OF	§

     This instrument was acknowledged before me on ___, 200___, by ___, ___of ___, a ___, on behalf of said ___.

Notary Public, State of

EXHIBIT B

Form of Pipeline Conveyance

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

Recording Requested by and	STATES:
When Recorded Return to:
COUNTIES:

CONVEYANCE, ASSIGNMENT, BILL OF SALE,

AND SHARED EASEMENT AGREEMENT

TO

     This Conveyance, Assignment, Bill of Sale, and Shared Easement Agreement (“Assignment”), dated effective for all purposes as of [12:01 a.m. Eastern Time on ]___, 2005 (the “Effective Time”), is made and entered into by and between ___, a ___, whose address is ___(“Assignor”) and ___, a ___whose address is ___(“Assignee”) and is being delivered pursuant to, and subject to, the terms and provisions of that certain Contribution Agreement dated effective ___ entered into by and between ___and ___(the “Contribution Agreement”). Assignor and Assignee may be referred to in this Agreement individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

     NOW, THEREFORE, for and in consideration of the amounts paid by Assignee to Assignor and other good and valuable consideration, the receipt and sufficiency of which Assignor hereby acknowledges, Assignor has transferred, bargained, conveyed, and assigned, and does hereby transfer, bargain, convey, and assign, to Assignee, effective for all purposes as of the Effective Time, the following properties and assets, whether real, personal or mixed, described in greater detail in the narrative description contained in Part I of Exhibit A and depicted on the map depicted on Part II of Exhibit A (herein referred to as the “Pipelines,” such properties and assets being hereinafter called the “Property”):

     (a) Assignor’s interest in the lease or leases as listed and designated as such in Exhibit B (such lease or leases, whether one or more, shall collectively be referred to as the “Leases”);

-B-i-

     (b) The right of way easements, permits, property use agreements, and licenses associated with or used in connection with the Property, as listed and designated as such in Exhibit B (such right of way easements, permits, property use agreements, and licenses shall collectively be referred to hereinafter as the “Easements") SAVE AND EXCEPT the Reserved Water Pipeline Easements as described below;

     (c) All rights of Assignor, if any, that relate to the foregoing properties and assets and which consist of rights to occupy real property, whether by adverse possession, prescriptive rights or otherwise.

     TO HAVE AND TO HOLD the Property, together with all and singular the rights and appurtenances thereunto and in anywise belonging, unto Assignee, subject to the Reserved Water Pipeline Easement set forth below.

     ASSIGNEE ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO INSPECT THE PROPERTY, THAT ASSIGNEE HAS CONDUCTED ITS INDEPENDENT DUE DILIGENCE INVESTIGATION AND INSPECTION OF ALL ASPECTS OF SUCH PROPERTY AND THE CLOSING OF THE TRANSACTIONS CONTEMPLATED HEREBY ARE NOT CONDITIONED ON ASSIGNEE CONDUCTING FURTHER DUE DILIGENCE. OTHER THAN AS EXPRESSLY SET OUT HEREIN OR IN THE CONTRIBUTION AGREEMENT, ASSIGNEE IS RELYING ON SUCH INDEPENDENT INVESTIGATION AND INSPECTION OF THE PROPERTY AND IS NOT RELYING ON ANY INFORMATION PROVIDED BY ASSIGNOR OR ITS AGENTS AND REPRESENTATIVES IN DETERMINING WHETHER TO ACQUIRE THE PROPERTY.

     NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED IN THIS ASSIGNMENT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES AND OTHER COVENANTS AND AGREEMENTS IN THIS ASSIGNMENT OR BY THE ALON PARTIES IN THE CONTRIBUTION AGREEMENT, ASSIGNEE ACKNOWLEDGES AND AGREES THAT THE ASSIGNMENT OF THE PROPERTY AS PROVIDED FOR HEREIN SHALL BE MADE IN AN “AS IS”, “WHERE IS” CONDITION WITH ALL FAULTS AND THAT ASSIGNOR OR THE ALON PARTIES (AS DEFINED IN THE CONTRIBUTION AGREEMENT) HAVE NOT MADE, NOR DO MAKE, AND THE ASSIGNOR AND THE ALON PARTIES SPECIFICALLY NEGATE AND DISCLAIM, ANY REPRESENTATIONS, WARRANTIES, PROMISES, COVENANTS, AGREEMENTS OR GUARANTIES OF ANY KIND OR CHARACTER WHATSOEVER, WHETHER EXPRESS OR IMPLIED, ORAL OR WRITTEN, PAST OR PRESENT, REGARDING (a) THE VALUE, NATURE, QUALITY OR CONDITION OF THE PROPERTY, INCLUDING WITHOUT LIMITATION, THE WATER, SOIL, GEOLOGY OR ENVIRONMENTAL CONDITION OF THE PROPERTIES INCLUDED IN THE PROPERTY, GENERALLY, INCLUDING THE PRESENCE OR LACK OF HAZARDOUS SUBSTANCES OR MATTERS ON SUCH PROPERTIES, (b) THE INCOME TO BE DERIVED FROM THE PROPERTY, (c) THE SUITABILITY OF THE PROPERTY FOR ANY AND ALL ACTIVITIES AND USES WHICH ASSIGNEE OR ANY OTHER PARTY MAY CONDUCT THEREON, (d) THE COMPLIANCE OF OR BY ANY SUCH PROPERTY OR ITS OPERATION WITH ANY LAWS, RULES, ORDINANCES OR REGULATIONS OF ANY APPLICABLE GOVERNMENTAL AUTHORITY OR BODY (INCLUDING WITHOUT LIMITATION ANY

B-ii

ZONING, ENVIRONMENTAL PROTECTION, POLLUTION OR LAND USE LAWS, RULES, REGULATIONS, ORDERS OR REQUIREMENTS), OR (e) THE HABITABILITY, MERCHANTABILITY, MARKETABILITY, PROFITABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE PROPERTY. ASSIGNEE ACKNOWLEDGES THAT THE WAIVERS AND DISCLAIMERS IN THIS SECTION ARE CONSPICUOUS.

     Effective as of the Effective Time and in consideration of the conveyances made by Assignor hereunder, Assignee hereby agrees to be bound by the terms, conditions, and covenants of the Leases and the Easements. Assignee assumes all of the obligations and duties of Assignor under or in respect of the Leases and the Easements that arise from and after the Effective Time.

     Notwithstanding the foregoing, Assignor hereby reserves for itself and its successors and assigns a five (5) foot wide portion of those Easements listed on Exhibit “C” (such Easements listed in Exhibit “C” are referred to as the “Shared Easements”), the centerline of which is situated and runs along the entire length of Assignor’s existing water pipeline (the “Water Pipeline”) situated within the Shared Easements (such five (5) foot wide portion is referred to as the “Reserved Water Pipeline Easements”) for the purpose of operating, inspecting, maintaining, repairing, replacing, removing and abandoning the Water Pipeline (including fittings, tie-overs, valves, cathodic protection equipment, and other related equipment) for the transportation of water or discharge water across and under the Shared Easements.

     In accordance with, consistent with, and in conjunction with the rights of Assignee, Assignor further reserves a non-exclusive easement over and across all other portions of the Shared Easements for ingress and egress to and from the Reserved Water Pipeline Easements and to conduct all activities (including, without limitation, utilizing temporary working space) reasonably necessary for the sole purpose of the inspection, maintenance, repair, removal and replacement of the Water Pipeline; provided, however, that all activities conducted on such other portions of the Shared Easements shall be conducted (i) in accordance with all laws and governmental rules, regulations and statutes which may have any applicability to the uses granted herein, (ii) in such a manner that does not unreasonably interfere with Assignee’s use of the Shared Easements and (iii) in accordance with the terms set forth in original grant of the Shared Easements.

     Assignor grants to Assignee a non-exclusive easement over and across the Reserved Water Pipeline Easements for ingress and egress to and from Assignee’s portion of the Shared Easements and to conduct all activities (including, without limitation, utilizing temporary working space) reasonably necessary for the sole purpose of the inspection, maintenance, repair, removal and replacement of the Assignee’s pipeline(s) located within the Shared Easement; provided, however, that all activities conducted on Reserved Water Pipeline Easements shall be conducted (i) in accordance with all laws and governmental rules, regulations and statutes which may have any applicability to the uses granted herein, (ii) in such a manner that does not unreasonably interfere with Assignor’s use of the Reserved Water Pipeline Easements and (iii) in accordance with the terms set forth in original grant of the Shared Easements.

     Assignor, its successors and assigns, shall indemnify and save harmless Assignee, its successors and assigns, from any and all claims, losses and expenses whatsoever for injuries or other damages suffered or sustained by any person, firm or corporation to the extent arising from

B-iii

Assignee’s negligent acts or willful misconduct in the use, operation or repair of the Pipeline or the Shared Easements.

     Assignee, its successors and assigns, shall indemnify and save harmless Assignor, its successors and assigns, from any and all claims, losses and expenses whatsoever for injuries or other damages suffered or sustained by any person, firm or corporation to the extent arising from Assignee’s negligent acts or willful misconduct in the use, operation or repair of the its pipelines or the Shared Easements.

     As of the Effective Time, and in consideration of the covenants and agreements contained in this Assignment and the Contribution Agreement, Assignee grants to Assignor and its successors, a limited irrevocable license (the “License”) to use a four (4) foot wide portion of the Easements listed on Exhibit “D” hereto, the centerline of which shall be Assignor’s current idle pipeline located within such Easements (such pipeline is referred to as the “Licensed Pipeline”; such area is referred to as the “Licensed Area”) for the purpose of maintaining, repairing, and removing (but not operating) the Licensed Pipeline, together with a license for ingress and egress to and from the Licensed Area to conduct all activities (including, without limitation, utilizing temporary working space) reasonably necessary for the sole purpose of the inspection, maintenance, repair, removal and replacement of the Licensed Pipeline; provided, however, that all activities conducted on all portions of the Easements shall be conducted (i) in accordance with all laws and governmental rules, regulations and statutes which may have any applicability to the uses granted herein, (ii) in such a manner that does not unreasonably interfere with Assignee’s use of the Easements, and (iii) in accordance with the terms set forth in original grant of the Easements. In consideration of the License herein granted, Assignor agrees to indemnify Assignee from any claim, loss or liability resulting from the operation, maintenance, repair, modification, relocation or removal of the Licensed Pipeline or contents escaping therefrom, except to the extent any such claims, losses or liabilities result from Assignee’s negligence or intentional misconduct. This License shall automatically expire and be of no further effect if Assignor or its agents or contractors removes the Licensed Pipeline.

     Assignor and Assignee agree to execute, acknowledge and deliver to each other such additional instruments, notices and documents, and to do all such other and further acts and things, as may be reasonably necessary or useful to more fully and effectively evidence and effect the sale, conveyance, assignment, transfer and delivery by Assignor to Assignee of the Property conveyed hereunder or intended to be so conveyed.

     This Assignment shall bind and inure to the benefit of Assignor and Assignee and, except as otherwise provided herein, their respective successors and assigns. This Assignment shall be governed by and interpreted in accordance with the laws of the State of Texas without regard to any conflicts of law rule that would direct application of the laws of another jurisdiction, except to the extent that it is mandatory that the law of some other jurisdiction, wherein the Property is located, shall apply. All Exhibits attached hereto are hereby made a part hereof and incorporated herein by this reference. References in such Exhibits to instruments on file in the public records are made for all purposes. Unless provided otherwise, all recording references in such Exhibits are to the appropriate records of the counties in which the Property is located. This Assignment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

B-iv

     Separate assignments of certain parts of the Property may be executed on officially approved forms by Assignor to Assignee in sufficient counterparts to satisfy applicable statutory and regulatory requirements. In addition, to facilitate recording or filing of this Assignment in the appropriate real property records, the counterpart to be recorded in a specific county may contain only those portions of the Exhibits that describe real property located in such county. Any such separate assignments or counterparts shall be deemed to contain all of the exceptions, reservations, rights, titles, powers and privileges set forth herein as fully as though they were set forth in each such assignment or counterpart. The interests conveyed by such separate assignments or counterparts are the same, and not in addition to, the Property conveyed herein.

     EXECUTED effective for all purposes as of the Effective Time.

ASSIGNOR:

,
a

By:

Name:

Title:

ASSIGNEE:

,
a

By:

Name:

Title:

B-v

STATE OF	§
§
COUNTY OF	§

     On this ___day of ___, 2005, before me, the undersigned, a Notary Public, in and for said State, personally appeared ___, ___of ___, a ___, known to me, or identified to me on the basis of satisfactory evidence, to be the ___of the ___that executed the instrument and that the foregoing instrument was signed on behalf of said ___by authority of a resolution of its members and acknowledged to me that such ___executed the same.

Notary Public

STATE OF	§
§
COUNTY OF	§

     On this ___day of ___, 2005, before me, the undersigned, a Notary Public, in and for said State, personally appeared ___, ___of ___, a ___, known to me, or identified to me on the basis of satisfactory evidence, to be the ___of the ___that executed the instrument and that the foregoing instrument was signed on behalf of said ___by authority of a resolution of its members and acknowledged to me that such ___executed the same.

Notary Public

B-vi

List Of Exhibits:

Exhibit A – Pipelines
     Part I – Narrative description of Pipelines
     Part II – Map of Pipelines
Exhibit B – Leases and Easements
Exhibit C – Shared Easements
Exhibit D – Easements Subject to Limited License

B-vii

EXHIBIT C

Form of Bills of Sale

BILL OF SALE AND ASSIGNMENT

STATE OF [ ]	§
	§	KNOW ALL MEN BY THESE PRESENTS:
COUNTY OF [ ]	§

     THAT [___], a [___] (“Grantor”), in consideration of the deliveries by the various parties to the Contribution Agreement (as hereinafter defined) as provided for therein, the receipt and sufficiency of which are hereby acknowledged, does hereby sell, convey, transfer, assign and deliver unto Alon Pipeline Assets, LLC, a Texas limited liability company (“Grantee”), pursuant to that certain Contribution Agreement, dated as of January [___], 2005 (the “Contribution Agreement”), among Grantor, Grantee, Holly Energy Partners, L.P., a Delaware limited partnership, Holly Energy Partners — Operating, L.P., a Delaware limited partnership, Alon USA, Inc., a Delaware corporation, Alon USA, LP, a Texas limited partnership, Alon Pipeline Logistics, LLC, a Delaware limited liability company, [Transferor 2], and [Transferor 3], all of Grantor’s rights, titles, and interests in and to the Contributed Assets (as defined and described in the Contribution Agreement).

     This Bill of Sale and Assignment shall be subject to the terms and conditions set forth in the Contribution Agreement and nothing contained in this Bill of Sale and Assignment shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Contribution Agreement.

     Nothing in this Bill of Sale and Assignment, express or implied, is intended or shall be construed to confer upon, or to give to, any person, firm, corporation or other entity other than the Grantor, the Grantee, and their respective successors and assigns, any right or remedy under or by reason of this Bill of Sale and Assignment or any term, covenant or condition hereof, and all the terms, covenants, conditions, promises and agreements contained in this Bill of Sale and Assignment shall be for the sole and exclusive benefit of the Grantor, the Grantee and their respective successors and assigns.

     The terms and conditions of this Bill of Sale and Assignment shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflict of law provisions.

[The Remainder of this Page is Intentionally Blank]

C-1

     IN WITNESS WHEREOF, the undersigned has executed this Bill of Sale and Assignment as of this [___] day of [___], 2005.

[TRANSFEROR]

By:

Name:

Title:

C-2

EXHIBIT D

Form of Pipelines and Terminals Agreement

PIPELINES AND TERMINALS AGREEMENT

by and among

ALON USA, LP,
a Texas limited partnership

and

Holly Energy Partners, L.P.,
a Delaware limited partnership

Dated:                                        , 2005

Exhibits

Exhibit A	–	Refined Product Pipelines
Exhibit B	–	Refined Product Terminals
Exhibit C	–	Terminals Fee Schedule
Exhibit D	–	Interstate Tariff (Rates, Rules and Regulations)
Exhibit E	–	Intrastate Tariff (Rates, Rules and Regulations (Public))
Exhibit F	–	Intentionally Omitted
Exhibit G	–	Intrastate Tariff (Rates, Rules and Regulations (Private))
Exhibit H	–	Insurance
Exhibit I	–	Schedule of Settlement Procedures
Exhibit J	–	Access Agreement

D-i

PIPELINES AND TERMINALS AGREEMENT

     This Pipelines and Terminals Agreement (this “Agreement”) is dated as of ___, 2005, by and among ALON USA, LP, a Texas limited partnership and Holly Energy Partners, L.P., a Delaware limited partnership.

RECITALS:

     Pursuant to that certain Contribution Agreement dated as of January ___, 2005 (the “Contribution Agreement”) by and among HEP, Holly Energy Partners-Operating, L.P., a Delaware limited partnership, T&R Assets, Inc., a Texas corporation, Fin-Tex Pipeline Company, a Texas corporation, and ALON USA Refining, Inc., a Delaware corporation (together with T&R Assets, Inc. and Fin-Tex Pipeline Company, “Transferors”), and ALON Pipeline Logistics, LLC, a Delaware limited liability company, ALON USA, INC., a Delaware corporation, ALON, and ALON Pipeline Assets, LLC, a Texas limited liability company, and an Affiliate of ALON (“Newco1”), Transferors have agreed to contribute to HEP, through Newco1, and HEP has agreed to acquire, certain pipelines and terminals which historically have been utilized by ALON to transport and terminal Refined Products.

     ALON desires to continue to transport and terminal Refined Products in the Transferred Assets and HEP desires to provide transportation and terminalling services to ALON, all on the terms set forth in this Agreement.

     NOW, THEREFORE, in consideration of the mutual obligations, covenants and conditions contained herein, the parties to this Agreement hereby agree as follows:

     Section 1. Definitions

     (a) As used herein, the following terms shall have the meaning specified below:

     “Abilene Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Activity Notice” has the meaning set forth in Section 15(a).

     “Affiliate” means, with respect to any Person, any other Person that directly or indirectly through one or more intermediaries Controls, is Controlled by or is under common Control with, the Person in question.

     “ALON” means ALON USA, LP, a Texas limited partnership.

     “ALON Events of Default” has the meaning set forth in Section 16(b).

     “ALON Indemnified Parties” has the meaning set forth in Section 19(c).

     “Ancillary Documents” has the meaning set forth in the Contribution Agreement.

     “Applicable Law” means any applicable statute, law, regulation, ordinance, rule, judgment, rule of law, order, decree, permit, approval, concession, grant, franchise, license, agreement, requirement, or other governmental restriction or any similar form of decision of, or any provision or condition of any permit, license or other operating authorization issued under any of the foregoing by, or any determination by any Governmental Authority having or asserting jurisdiction over the matter or matters in question, whether now or hereafter in effect and in each case as amended (including, without limitation, all of the terms and provisions of the common law of such Governmental Authority), as interpreted and enforced at the time in question.

     “Arbitrable Dispute” means any and all disputes, Claims, controversies and other matters in question between ALON, on the one hand, and HEP, on the other hand, arising out of or relating to this Agreement or the alleged breach hereof, or in any way relating to the subject matter of this Agreement regardless of whether (a) allegedly extra-contractual in nature, (b) sounding in contract, tort or otherwise, (c) provided for by Applicable Law or otherwise or (d) seeking damages or any other relief, whether at law, in equity or otherwise.

     “bpd” means barrels per day.

     “Capital Amortization Period” has the meaning set forth in Section 14(a)(iv).

     “Capital Improvement” means (a) any modification, improvement, expansion or increase in the capacity of the Refined Product Pipelines or Refined Product Terminals or any portion thereof, or (b) any connection, or new point of receipt or delivery for Refined Products, including any terminals, lateral pipelines or extensions of Refined Products Pipelines.

     “Claim” means any existing or threatened future claim, demand, suit, action, investigation, proceeding, governmental action or cause of action of any kind or character (in each case, whether civil, criminal, investigative or administrative), known or unknown, under any theory, including those based on theories of contract, tort, statutory liability, strict liability, employer liability, premises liability, products liability, breach of warranty or malpractice.

     “Claimant” has the meaning set forth in Section 21(g).

     “Chevron Segment” means the approximately 38-mile, 6-inch pipeline from Coahoma Station to Midland, Texas, leased by ALON.

     “Common Carrier Requirements” means duties relating to the provision of shipping rights and prorationing which are required under Applicable Law with respect to any Refined Product Pipeline.

     “Construction Capital Expenditure” has the meaning set forth in Section 14(a)(iii).

     “Contract Quarter” means a three-month period that commences on January 1, April 1, July 1, or October 1, and ends on March 31 June 30, September 30, or December 31, respectively, except that the initial Contract Quarter shall commence on the Effective Date.

     “Contract Year” means a year that commences on January 1 and ends on the last day of December, except that the initial Contract Year shall commence on the Effective Date.

     “Contribution Agreement” has the meaning set forth in the first recital.

     “Control” (including with correlative meaning, the term “Controlled by”) means, as used with respect to any Person, the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

     “Control Center” has the meaning set forth in Section 6(a)(ix).

     “Controlled Affiliates” means with respect to any Person, any other Person that directly or indirectly through one or more intermediaries is Controlled by such Person.

     “Deficiency Payment” has the meaning set forth in Section 15(a)(v).

     “Deficient Volumes” has the meaning set forth in Section 15(a)(i).

     “Disputed Amount” has the meaning set forth in Section 15(a)(v).

     “Due Date” has the meaning set forth in Section 4(b).

     “Dyess Pipeline” Section 2(b)(ii).

     “Effective Date” means the date of the closing of the Contribution Agreement.

     “Escrow Agent” has the meaning set forth in Section 15(a)(v).

     “Excess Volumes” has the meaning set forth in Section 15(a)(i).

     “Exercise Period” has the meaning set forth in Section 18(b).

     “Extended HEP Cure Period” has the meaning set forth in Section 16(a)(ii).

     “Fin-Tex Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Force Majeure” means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, riots, storms, floods, washouts, arrests, the order of any court or Governmental Authority having jurisdiction while the same is in force and effect, civil disturbances, explosions, breakage, accident to machinery, storage tanks, terminals, or lines of pipe, inability to obtain or unavoidable delay in obtaining material or equipment, and any other causes, whether of the kind herein specifically enumerated or otherwise, which is not reasonably within the control of the party claiming suspension and which by the exercise of due diligence such party is unable to prevent or overcome. For avoidance of doubt, the unavailability of any segment of a Refined Product Pipeline leased by ALON or its

Affiliates that is due to the termination, expiration or nonrenewal of such lease shall not be included within the meaning of Force Majeure.

     “Governmental Authority” means any federal, state, local or foreign government or any provincial, departmental or other political subdivision thereof, or any entity, body or authority exercising executive, legislative, judicial, regulatory, administrative or other governmental functions or any court, department, commission, board, bureau, agency, instrumentality or administrative body of any of the foregoing.

     “HEP” means Holly Energy Partners, L.P., a Delaware limited partnership, and its operating affiliates.

     “HEP Events of Default” has the meaning set forth in Section 16(a).

     “HEP Indemnified Parties” has the meaning set forth in Section 19(b).

     “Incentive Adjustment” has the meaning set forth in Section 15(a)(vi).

     “Incentive Amount” means $22,891,000, subject to adjustment pursuant to Section 3(b).

     “Incentive Revenues” has the meaning set forth in Section 3(b).

     “Initial HEP Cure Period” Section 16(a)(ii).

     “Initial Term” has the meaning set forth in Section 13(a).

     “Intervention Period” has the meaning set forth in Section 17(c).

     “Losses” has the meaning set forth in Section 19(b).

     “Maintenance Activities” has the meaning set forth in Section 10(c).

     “Maintenance Standards” has the meaning set forth in Section 6(a)(vii).

     “Minimum Volume Commitment” has the meaning set forth in Section 2(a)(i).

     “Minimum Volumes Revenue” has the meaning set forth in Section 15(a)(iii).

     “Monthly Capital Construction Amount” has the meaning set forth in Section 14(a)(iv).

     “Monthly Services Charge” has the meaning set forth in Section 3(f).

     “Navajo Pipeline Lease” means that certain Pipeline Lease Agreement dated February 21, 1997 between Navajo Pipeline Company and ALON (as successor in interest to American Petrofina Pipe Line Company).

     “Net Excess Revenues” has the meaning set forth in Section 15(d).

     “Newco1” has the meaning set forth in the first recital.

     “Objection Notice” has the meaning set forth in Section 15(a)(v).

     “Operations” has the meaning set forth in Section 18(b).

     “Other Products” means heating oil, distillates, transmix, liquified petroleum gas, natural gas liquids, blend stocks, crude oil and any other hydrocarbons which may hereafter be transported or stored in the Transferred Assets.

     “PPI” means the inflationary adjustment index utilized by the Federal Energy Regulatory Commission from time to time, which currently is the Producer Price Index for Finished Goods, seasonally adjusted, as published by the Department of Labor.

     “Person” means an individual or a corporation, limited liability company, partnership, joint venture, trust, unincorporated organization, association, Governmental Authority or political subdivision thereof or other entity.

     “Pipeline Easements” has the meaning set forth in Section 6(a)(x).

     “Prime Rate” means a rate per annum equal to the sum of (i) 3% plus (ii) the prime rate per annum announced by Union Bank of California, N.A., or if Union Bank of California, N.A. no longer announces a prime rate for any reason, the prime rate per annum announced by the largest U.S. bank measured by deposits from time to time as its base rate on corporate loans, automatically fluctuating upward or downward with each announcement of such prime rate.

     “Private Tariff” means each of the tariffs on Exhibits D, E, or G which is not designated as a “Public Tariff”.

     “Proposed Terms” has the meaning set forth in Section 18(b).

     “Public Tariff” means each of the tariffs listed on Exhibits D, E, or G which is designated as a “Public Tariff” and each other tariff which may hereafter be filed publicly with respect to a Refined Product Pipeline in accordance with the terms of this Agreement.

     “Quarterly Minimum Volume” has the meaning set forth in Section 15(a)(i).

     “Refined Products” means gasolines, diesel fuel, jet fuel and kerosene.

     “Refined Product Pipelines” means the pipelines described on Exhibit A attached hereto.

     “Refined Product Terminals” means the terminals and tank farm described on Exhibit B attached hereto.

     “Refinery” means the refining facilities owned and operated by ALON and its Affiliates in Big Spring, Texas.

     “Renewal Terms” has the meaning set forth in Section 13(b).

     “Respondent” has the meaning set forth in Section 21(g).

     “River Pipeline” has the meaning set forth in Section 2(b)(ii).

     “Services Agreement” has the meaning given to such term in the Contribution Agreement.

     “Statement” has the meaning set forth in Section 4(a).

     “Third Party Sale Period” has the meaning set forth in Section 18(b).

     “Total Activity” has the meaning set forth in Section 15(a)(i).

     “Total Deficient Revenues” has the meaning set forth in Section 15(a)(v).

     “Total Excess Revenues” has the meaning set forth in Section 15(a)(v).

     “Total Volumes” has the meaning set forth in Section 15(a)(i).

     “Total Revenues” has the meaning set forth in Section 15(a)(i).

     “Transaction Notice” has the meaning set forth in Section 18(b).

     “Transfer” including the correlative term “Transferring” or “Transferred” means any direct or indirect transfer, assignment, sale, gift, pledge, hypothecation or other encumbrance, or any other disposition (whether voluntary, involuntary or by merger, operation of law, or sale of equity interests) of all or any portion of the Refined Product Pipelines and the Refined Product Terminals (including any Capital Improvement).

     “Transferred Assets” has the meaning set forth in Section 2(a)(iii).

     “Transferors” has the meaning set forth in the first recital.

     “Wichita Falls Pipeline” has the meaning set forth in Section 2(b)(ii).

     (b) Other Terms. If other terms are defined elsewhere in the text of this Agreement, such terms shall have the meaning so indicated.

     (c) Interpretation. Unless the context of this Agreement clearly requires otherwise, (i) the references to the plural include the singular, the singular the plural, the part the whole, (ii) “or” has the inclusive meaning frequently identified with the phrase “and/or”, (iii) “including” has the meaning frequently identified with the phrase “but not limited to”, (iv) references to “hereunder” or “herein” relate to this Agreement, and (v) references to “Dollars” or “$” refer to U.S. dollars. Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

     Section 2. Throughput and Storage Commitment.

     (a) Minimum Volume Commitment. During the term of this Agreement and subject to the terms and conditions of this Agreement (including, without limitation, Section 10 hereof), ALON agrees as follows:

     (i) Commencing on the Effective Date, ALON will transport on the Refined Product Pipelines and terminal in the Refined Product Terminals volumes of Refined Products equal to or greater than the minimum volumes per day specified for each Refined Product Pipeline and Refined Product Terminal on Exhibits A and B hereto (collectively, the “Minimum Volume Commitment”).

     (ii) Without prejudice to any other remedy available to ALON, if for any period of time ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals the volumes of Refined Products which are required to meet the Minimum Volume Commitment and for which ALON is ready, willing and able to transport or terminal, whether such inability is due to HEP’s operational difficulties, prorationing, difficulties with pipeline connections, or otherwise, then the Minimum Volume Commitment will be reduced for such period of time by the volume of Refined Products that ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals as reasonably determined and communicated by ALON to HEP in writing from time to time during such period.

     (iii) The parties acknowledge and agree that all volumes of Refined Products and Other Products transported or stored in the Refined Product Pipelines, the Refined Product Terminals and/or the related assets transferred to HEP pursuant to the Contribution Agreement (the “Transferred Assets”), whether transported or stored for or on behalf of ALON or any other party, shall apply toward satisfaction of the Minimum Volume Commitment.

     (iv) The Minimum Volume Commitment shall not be reduced and ALON shall be responsible for providing alternative transportation, at ALON’s sole cost and expense, should the Chevron Segment be unavailable due to the termination, expiration, or nonrenewal of the lease.

     (v) Minimum Volume Adjustments. If for any reason ALON shall not utilize a Refined Product Pipeline or a Refined Product Terminal for a period of 60 consecutive days and the Minimum Volume Commitment applicable to such Refined Product Pipeline or Refined Product Terminal shall not otherwise be excused pursuant to this Agreement with respect thereto, then from and after such 60th day (and only during such non-utilization), the minimum volume commitment then applicable to such Refined Product Pipeline or Refined Product Terminal shall be discounted by the rate set forth for such pipeline or terminal in the column labeled “Section 2(a)(v) 60 Day Discount Rate” on Exhibit A. At such time as the Refined Product Pipeline or Refined Product Terminal is returned to use, then the discount rate shall no longer apply. In the event the period of non-utilization described in the foregoing sentence shall exceed 180 days or if ALON shall notify HEP that such non-utilization shall be permanent and such non-utilization is not otherwise excused pursuant to this Agreement, then, from and after such 180th day or from and after such notice, whichever is earlier (and only during such non-utilization), the minimum volume commitment then applicable to such Refined Product Pipeline or Refined Product Terminal (without giving effect to any discount pursuant to the foregoing sentence) shall be discounted by the rate set forth for such pipeline or terminal in the column labeled “Section 2(a)(v) 180 Day Discount Rate” on Exhibit A. At such time as the Refined Product Pipeline or Refined Product Terminal is returned to use, then the discount rate shall no longer apply.

     (b) Obligations of HEP.

     (i) During the term of this Agreement and subject to the terms and conditions of this Agreement, HEP agrees to own or lease, operate and maintain the assets necessary to receive the Refined Products from ALON and to provide the services required under this Agreement. Notwithstanding the preceding sentence, subject to Section 17(c), Section 17(d), Section 18, and Section 21(c) of this Agreement and Section 11.6 of the Contribution Agreement, HEP is free (A) to sell any of its assets, including assets that provide services under this Agreement, (B) to merge with another entity (whether or not HEP is the surviving entity in such merger) or (C) to sell all of its assets or all of its equity to another entity at any time.

     (ii) At the request of ALON and subject in each case to Common Carrier Requirements and to Section 10 of this Agreement, HEP agrees to transport by pipeline for ALON each month during the term of this Agreement: (A) up to 20,000 bpd of Refined Products on the 6” line from Big Spring to Abilene (the “Abilene Pipeline”), (B) up to 25,000 bpd of Refined Products on the 8” line from Midland to Orla (the “Fin-Tex Pipeline”), (C) up to 23,000 bpd of Refined Products on the 8” line from Big Spring to Wichita Falls (the “Wichita Falls Pipeline”), (D) up to 21,000 bpd of Refined Products on the 6” line from Wichita Falls to Duncan, OK (the “River Pipeline”), and (E) up to 53,000 bpd of Refined Products on the 8” line from Abilene to Dyess Air Force Base (the “Dyess Pipeline”). ALON represents that as of the Effective Date, the respective lines set forth above have the capacity to transport the volumes set forth above.

     (iii) HEP agrees to provide terminalling services for all ALON volumes of Refined Products transported to the Refined Product Terminals.

To the extent that ALON is entitled to an exception under Section 10(a) or Section 10(b) of this Agreement to its obligations under Section 2(a) of this Agreement, the corresponding obligations of HEP under this Section 2(b) will be proportionately reduced.

     (c) Ancillary Services. HEP will provide ancillary services to ALON with respect to the Refined Product Pipelines and Refined Product Terminals, including batch tracking, truck rack blending, tank sampling, truck sampling, tank-to-tank transfers, information reporting, customer support services, monitoring and storing additives and such other services requested by ALON that (i) reasonably relate to ALON’s Refined Products and activities at the Refined Product Pipelines and the Refined Product Terminals, (ii) are not materially inconsistent with the scope and nature of ancillary services customarily provided by operators of Refined Product pipelines and terminals, and (iii) do not impose a material burden on HEP; provided, however, that irrespective of the foregoing clauses (i) through (iii), HEP shall in any event provide to ALON such ancillary services as HEP provides from time to time to Holly Corporation without additional charge under that certain Pipelines and Terminals Agreement dated July 13, 2004 (as may be amended from time to time). The fees for such ancillary services are included in the fees provided for in Section 3. All fuel additives, dyes, de-icers and other additives requested to be added to ALON’s Refined Products will be provided by ALON at no cost to HEP. If any additional ancillary services are requested by ALON that are different in kind, scope or frequency from the services set forth above, then HEP and ALON shall negotiate in good faith to determine the appropriate rates to be charged for such ancillary services and the capital costs, if any, that HEP may reasonably incur to address such new requirements. Each party shall be responsible for maintaining the integrity of its operations and the quality of its products so as to not cause additional operating costs related to ancillary services to be incurred by the other party.

     Section 3. Tariffs, Fees and Surcharges.

     (a) Tariffs.

     (i) The rules and regulations applicable to (A) interstate service on the Refined Product Pipelines shall be as set forth in the pro forma rules and regulations tariffs attached hereto as Exhibit D, and (B) intrastate service (public line) and intrastate service (private line) on the Refined Product Pipelines shall be as set forth in the pro forma rules and regulations tariffs attached hereto as Exhibit E and Exhibit G, respectively; provided that, as between HEP and ALON, the parties agree in the case of any conflict between the terms of this Agreement and the rules and regulations tariffs, the terms of this Agreement shall control. The initial tariff rates for interstate service on the Refined Product Pipelines shall be as set forth in the pro forma tariffs attached hereto as Exhibit D and the initial tariff rates for intrastate services (public line) and intrastate service (private line) shall be as set forth in the pro forma tariffs attached hereto as Exhibit E and Exhibit G, respectively. In the event that any Governmental Authority having jurisdiction over HEP or the Refined Product Pipelines takes any action under Applicable Law which requires the tariff rates set forth in Exhibits D, E and G to be decreased, then the Minimum Volume Commitment shall be proportionately adjusted in such a manner as may be necessary to take into account the economic benefits and obligations that would have otherwise been realized and borne by the parties had there not been a decrease in the tariff rates. If HEP and ALON are unable to agree, such proportionate adjustments will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

     (ii) Subject to Common Carrier Requirements and the annual adjustments contemplated by this Section 3(a)(ii), no tariff rates or incentive tariff rates set forth in Exhibits D, E or G shall be amended or modified and no new tariff shall be filed by HEP with respect to the Refined Product Pipelines, in each case, without the prior written consent of ALON. The initial tariff rates and incentive tariff rates set forth in Exhibits D, E and G (without consideration of any previous adjustment pursuant to this Section 3(a)) shall be adjusted on [                     1] [first day of month following signing] of each Contract Year commencing on or after January 1, 2006, by an amount equal to the percentage change, if any, in the PPI from the month of [                    ] 2005 to the month of [                    ] immediately preceding such Contract Year, but in no event shall such adjustment ever lower the tariff rates below the initial tariff rates. HEP will deliver a copy of the Public Tariffs and the Private Tariffs, if any, to ALON setting forth the adjusted tariff rates and incentive tariff rates. If the PPI index is no longer published, ALON and HEP shall negotiate in good faith to agree on a new index that is recognized in the refined product pipeline and terminal industry or which otherwise gives comparable protection against inflation or deflation in such industry and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates. If ALON and HEP are unable to agree, a new index will be determined by binding arbitration in accordance with Section 21(g) of this Agreement, and the same method of adjustment for increases or decreases in the new index shall be used to calculate increases or decreases in the tariff rates.

     (iii) The applicable fees, tariff rates and other charges provided for in this Agreement will become effective as of the date of this Agreement, or in the case of Public Tariff rates relating to the Refined Product Pipelines, as soon thereafter as those rates become effective. HEP will use commercially reasonable efforts to obtain the necessary regulatory approvals for the Public Tariff rates set forth in Exhibit D and Exhibit E to become effective on the date of this Agreement or as soon as possible thereafter.

     (b) Incentive Tariffs. The incentive tariff rates applicable to the Refined Product Pipelines shall initially be as set forth in Exhibits D, E and G. The incentive tariff rates will be adjusted each Contract Year as provided in Section 3(a)(ii). In consideration of ALON’s commitments set forth in Section 2, ALON shall be entitled to the incentive tariff rates for transportation of Refined Products on the Refined Product Pipelines pursuant to this Agreement. Notwithstanding the foregoing, ALON hereby waives any claim to the incentive 2 tariff rates until the aggregate revenues (not including any surcharges, charges or tariff increases pursuant to Section 3(d), Section 3(e) and Section 3(f), and any Monthly Capital Construction Amount pursuant to Section 14(a)(iv)) generated by the transportation and storage of Refined Products or Other Products on the Transferred Assets by ALON (including transportation and storage by ALON on behalf of third parties where ALON is the shipper of record) exceed the Incentive Amount in any Contract Year (such excess being the “Incentive Revenues”). At such time as ALON has satisfied the Incentive Revenues requirement, then ALON will be entitled to receive the incentive 2 tariff rates applicable during such Contract Year for volumes of Refined Products or Other Products transported by ALON (including transportation by ALON on behalf of third parties where ALON is the shipper of record) on each Refined Product Pipeline during such Contract Year in excess of the incentive volume requirement for such Refined Product Pipeline for such Contract Year (which Contract Year incentive volume requirement shall equal the per day incentive volume requirement as set forth in Exhibit A multiplied by the actual number of days in such Contract Year). Settlement of any amounts due to ALON with respect to incentive 2 tariff rates shall be calculated as soon as practicable following the end of each Contract Year and shall be set forth in the Activity Notice for the fourth Contract Quarter in such Calendar Year, with actual settlement made pursuant to Section 15(a)(vi). The Incentive Amount (without consideration of any previous adjustment pursuant to this Section 3(b) shall be adjusted on [                    ] 1 of each Contract Year commencing on or after [                    ] 1, 2006, by an amount equal to the percentage change, if any, in the PPI from the month of [                    ] 2004 to the month of December immediately preceding such Contract Year.

     (c) Terminal Fees. The initial service fees (as well as the method for subsequent adjustments in such fees) for terminalling the Refined Products in the Refined Product Terminals are set forth on the fee schedule attached hereto as Exhibit C.

     (d) New Laws Monthly Surcharge. If new laws or regulations are enacted that require HEP to make substantial and unanticipated capital expenditures with respect to one or more Refined Product Terminals, HEP may impose a monthly surcharge to cover ALON’s pro rata share of HEP’s cost of complying with these laws or regulations; provided, however, that ALON shall have the option to elect not to incur such monthly surcharge whereupon ALON shall, from and after the date on which a Refined Product Terminal shall have to satisfy such new law or regulation, no longer be entitled to utilize such Refined Product Terminal until such time as ALON shall agree to incur such monthly surcharge; provided further, that (i) during the Initial Term, no such election shall affect ALON’s Minimum Volume Commitment and (ii) during any Renewal Term, any such election by ALON shall decrease ALON’s Minimum Volume Commitment by the minimum volume applicable to such Refined Product Terminal. ALON and HEP shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the level of the monthly surcharge. If ALON and HEP are unable to agree on the level of the monthly surcharge, such surcharge will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

     (e) Increases in Pipeline Tariff Rates. If new laws or regulations are enacted that require HEP to make substantial and unanticipated capital expenditures with respect to one or more Refined Product Pipelines, HEP may increase the tariff rates set forth on Exhibits D, E and G to cover ALON’s pro rata share of HEP’s cost (including cost of capital) of complying with these laws or regulations; provided, however, that ALON shall have the option to elect not to incur such increased tariff rates whereupon ALON shall, from and after the date on which a Refined Product Pipeline shall have to satisfy such new law or regulation, no longer be entitled to utilize such Refined Product Pipeline until such time as ALON shall agree to incur such increased tariff rates; provided further, that (i) during the Initial Term, no such election shall affect ALON’s Minimum Volume Commitment and (ii) during any Renewal Term, any such election by ALON shall decrease ALON’s Minimum Volume Commitment by the minimum volume applicable to such Refined Product Pipeline. ALON and HEP shall negotiate in good faith to mitigate the impact of these laws and regulations and to determine the amount of the new tariff rates. If ALON and HEP are unable to agree on the amount of the new tariff rates that HEP will file, such tariff rates will be determined by binding arbitration in accordance with Section 21(g) of this Agreement.

     (f) Terminal Access and Services Charge. The parties agree that a monthly terminal access and services charge in the amount of $50,000 (“Monthly Services Charge”) shall be billed each month to ALON with respect to monitoring, control, reporting and other services to be provided to ALON at the Refined Product Terminals pursuant to this Agreement. The Monthly Services Charge (without consideration of any previous adjustments pursuant to this Section 3(f)) shall be adjusted on [                    ] 1 of each Contract Year by an amount equal to the percentage increase, if any, in the PPI from the month of [                    ] 2005 to the month of [                    ] immediately preceding such Contract Year; provided, however, the Monthly Services Charge will not decrease as a result of any decrease in the PPI.

     Section 4. Billing

     (a) Monthly Statement. Each month during the term of this Agreement, HEP will deliver a statement (the “Statement”) to ALON on or before the 20th day of each month setting forth the fees due to HEP by ALON for the services rendered under this Agreement for the prior month, net of the amount of any adjustments due to ALON pursuant to Section 15(a)(vi).

     (b) Due Date. ALON will pay HEP the amount specified on the Statement in the form of immediately available federal funds by wire transfer to the bank account specified on the Statement, or any other mutually agreed upon method, within 10 days after receipt of the Statement (the “Due Date”).

     (c) Late Payments. Payments not received by HEP on or prior to the Due Date will accrue interest at the Prime Rate from the Due Date until the date actual payment is received by HEP.

     Section 5. Taxes.

     ALON will pay all taxes, import duties, license fees and other charges by any Governmental Authority levied on the Refined Products delivered by ALON for transportation or storage by HEP in the Refined Product Pipelines and Refined Product Terminals. HEP will pay all taxes, import duties, license fees, users fees and other charges by any Governmental Authority levied on the transportation and storage services provided by HEP to ALON under this Agreement or on the Refined Product Pipelines or the Refined Product Terminals. Should either party be required to pay or collect any taxes, duties, charges and or assessments pursuant to any federal, state, county or municipal law or authority now in effect or hereafter to become effective which are payable by the other party pursuant to this Section 5, the proper party shall promptly reimburse the other party therefor.

     Section 6. Transportation and Delivery of Product

     (a) Refined Product Pipelines.

     (i) Origin and Destination. HEP will receive Refined Products from ALON at each of the Refined Product Pipelines origins as set forth in the applicable tariff. HEP will deliver the Refined Products shipped pursuant to this Agreement to the destination point set forth in the applicable tariff. Except as provided by Section 6(a)(vi) or Section 14, or as may be otherwise agreed to by the parties, HEP will not be required to receive Refined Products from any other origin point, nor deliver Refined Products to any destination other than as provided in the tariff. Subject to Common Carrier Requirements, during the term of this Agreement, HEP shall not add or remove any origin or destination points to the Refined Product Pipelines without ALON’s prior written consent.

     (ii) Flow Rate. HEP shall ship Refined Products tendered by ALON and as scheduled by ALON pursuant to Section 6(a)(v), in accordance with the tariff rules and regulations set forth on Exhibits D, E, and G.

     (iii) Minimum Batch Size. No Refined Products will be received or moved through the Refined Product Pipelines except in compliance with the tariff rules and regulations set forth on Exhibits D, E, and G. The minimum batch size on the Refined Product Pipelines shall be 3,000 barrels.

     (iv) Notification of Utilization. When requested by HEP, ALON will, within ten (10) days of such request, provide to HEP written notification of ALON’s reasonable good faith estimate of its anticipated future utilization of the Refined Product Pipelines of HEP.

     (v) Scheduling of Product Movements. Subject to Common Carrier Requirements and the terms of this Agreement, ALON will have the right and responsibility to schedule all movements of Refined Products transported for or at the direction of ALON on the Refined Product Pipelines. HEP will ship such Refined Products at the times, in the specific pipelines and from the origin and to the destination points as set forth in the applicable tariffs as scheduled by ALON. Prior to or at the time of scheduling HEP’s shipment of any Refined Products, ALON will provide a notice to HEP setting forth in detail the specifications of each shipment of Refined Products; provided that ALON, may change the scheduling and/or specifications of any shipment of Refined Products up to the time of such shipment so long as ALON agrees to be responsible for any reasonable additional costs incurred by HEP as a direct result of such change and which would not have been incurred by HEP but for such scheduling change. In the event there shall occur any scheduling conflict between ALON and another shipper on any Refined Product Pipeline, the parties agree that the proration provisions contained in the document entitled, “Holly Energy Partners-Operating, L.P. Proration Policy,” effective                          , 2005, will control, and, to the extent such policy does not resolve the conflict, the party with the greater historical usage over the preceding 24 months shall have priority.

     (vi) Pipeline Direction and Connections. Without ALON’s prior written consent, HEP will not reverse the direction of any Refined Product Pipelines or, connect any other pipeline to the Refined Product Pipelines or the Refined Product Terminals; provided, however, that HEP may take any (A) emergency action reasonably necessary to prevent or remedy a release of Refined Products from a Refined Product Pipeline or Refined Product Terminal, or (B) take any action that may be required by Common Carrier Requirements without obtaining the consent required by this clause. ALON shall have the right to reverse the direction of any Refined Product Pipelines so long as (A) ALON agrees to reimburse HEP for reasonable additional costs and expenses incurred by HEP as a direct result of changing the direction of the Refined Product on the Refined Product Pipelines (both to reverse and re-reverse) and which would not have been incurred by HEP but for such change of direction, and (B) such reversal does not conflict with any of HEP’s other capacity commitments on the Refined Product Pipelines.

     (vii) Maintenance. Except as set forth below, HEP, at its sole cost and expense, shall maintain the Refined Product Pipelines in good condition and repair (A) in accordance with all Applicable Laws, (B) in accordance with accepted industry practices and procedures in the repair and maintenance of pipeline facilities, and (C) in accordance with provisions of clauses (i) through (iv) of Section 10(c) (the foregoing clauses (A) through (C) of this Section 6(a)(vii) are collectively referred to herein as the “Maintenance Standards”). ALON, for so long as ALON is shipping Refined Products on the Refined Product Pipelines pursuant to this Agreement, at its sole cost and expense, shall maintain in good condition and repair all connections, valves, tank farm and mainline pumps and other pipeline equipment that connects the Refinery to the Refined Product Pipelines, in accordance with all Applicable Laws and in accordance with applicable industry standards. Subject to Section 14, HEP, in its sole discretion, will make the determination if any capital expenditures or improvements are needed to the Refined Product Pipelines, and, except as provided in Section 3(e) and Section 14, HEP will be responsible for all costs to implement such capital expenditures and improvements.

     (viii) Shippers. HEP agrees that, without ALON’s prior written consent, neither HEP nor any of its Affiliates shall be a shipper of any Refined Products or Other Products in any Refined Product Pipeline, and HEP further agrees that, subject to Common Carrier Requirements, only ALON and such shippers as ALON shall designate shall be permitted to ship Refined Products on the Refined Product Pipelines.

     (ix) Control Center. Without ALON’s prior written consent, the control center for the Refined Product Pipelines (the “Control Center”) shall not be moved from Big Spring, Texas. HEP shall, during the term of this Agreement, provide ALON such level of communications with respect to the Refined Product Pipelines and the Refined Product Terminals as has been historically provided and such additional communications services as ALON shall reasonably request so long as same does not impose a material burden on HEP. In addition, ALON shall retain access to the Control Center for purposes relating to any asset owned or operated by ALON pursuant to the Services Agreement. Notwithstanding the foregoing provisions, ALON shall not have access to any information pertaining to any other shippers, if any.

     (x) No Additional Pipelines. HEP shall not construct or grant any right to construct any pipeline for transporting Refined Products on any easement, right of way or other parcel of real property transferred to HEP under the Contribution Agreement (the “Pipeline Easements”), nor shall HEP permit any pipeline controlled by HEP and currently or hereafter located or constructed on any Pipeline Easement, other than the Refined Products Pipelines or Capital Improvements, to transport any Refined Products; provided, however, HEP shall have the right to construct tanks and connecting lines at the Orla Tank Farm and the right to utilize any pipelines HEP currently utilizes at the Orla Tank Farm so long as such use does not interfere with (x) HEP’s service to ALON pursuant to the terms of this Agreement or (y) ALON’s rights pursuant to the terms of the Navajo Pipeline Lease.

     (b) Refined Product Terminals.

     (i) Deliveries to the Terminal. Deliveries of Refined Products to the Refined Product Terminals will be made through existing pipeline connections at the Refined Product Terminals. At the beginning of each month, ALON will schedule the pipeline deliveries into the Refined Product Terminals, which may include deliveries of Refined Products from the Refined Product Pipelines or deliveries of third party Refined Products through existing pipeline connections at the Refined Product Terminals. ALON will provide HEP with a notice of scheduled deliveries, which notice will include details as to type, grade, quantity and quality of each Refined Product; provided that ALON may change the scheduling or specification of any scheduled delivery up to the time of such delivery so long as ALON agrees to be responsible for any reasonable additional costs incurred by HEP as a direct result of such change and which would not have been incurred by HEP but for such change. Deliveries of Refined Products to the Refined Product Terminals may be made 24 hours per day, seven days per week. HEP agrees that, without ALON’s prior written consent, neither HEP nor any of its Affiliates will make any deliveries for their own account into the Refined Product Terminals and, subject to Common Carrier Requirements, deliveries to the Refined Product Terminals will be limited to deliveries from ALON or from third parties designated by ALON; provided, however, HEP shall have the right to utilize the Orla Tank Farm, so long as such use does not interfere with (x) HEP’s service to ALON pursuant to the terms of this Agreement or (y) ALON’s rights pursuant to the terms of the Navajo Pipeline Lease.

     (ii) Deliveries from the Terminal. Deliveries of Refined Product from the Refined Product Terminals will be made to ALON, or to such third parties as ALON may direct, in accordance with HEP’s operating procedures. HEP may require ALON and each of its employees, agents and representatives to execute an access agreement in the form attached as Exhibit J hereto (and as may be subsequently revised as mutually agreeable to HEP and ALON) prior to loading Refined Products at the Refined Product Terminals, to comply with rules and procedures posted at the Refined Product Terminals, and to undergo training regarding loading at the Refined Product Terminals. HEP may exclude anyone from the Refined Product Terminals who fails to execute or to comply with an access agreement, fails to comply with the rules and procedures posted at the Refined Product Terminals, fails to attend or comply with training, or, in HEP’s reasonable opinion, poses a risk to the Refined Product Terminals, its personnel, the public, or the environment. Deliveries of Refined Products to trucks from the Refined Product Terminals may be made 24 hours per day, 7 days per week, unless otherwise notified by HEP due to maintenance-type activities or emergencies. Unless otherwise consented in writing by the other party hereto, which consent shall not be unreasonably withheld, each party agrees that it shall continue the utilization of the terminal operating systems put in place by ALON, including systems to monitor and control customer identification, credit, access and loading volumes. Subject to Common Carrier Requirements, HEP agrees to comply with and use commercially reasonable efforts to enforce the limitations instituted by ALON from time to time with respect to such systems.

     (iii) Terminal Operations and Maintenance. Except as otherwise provided in this Agreement, control and operation of the Refined Product Terminals will rest exclusively with HEP. HEP shall operate and manage the Refined Product Terminals in accordance with industry standards and customs. Except as otherwise provided in this Agreement, HEP, at its sole cost and expense, shall maintain the Refined Product Terminals in good condition and repair, in accordance with all Applicable Laws, and in accordance with accepted industry practices and procedures in the repair and maintenance of storage facilities. HEP shall inform ALON promptly of any adverse event or circumstance affecting the Refined Product Terminals.

     Section 7. Product Quality Standards and Requirements

     (a) Product Quality. ALON warrants that all Refined Products transported or terminalled by or at the request of ALON will conform to the specifications for such Refined Products set forth in the rules and regulations of the tariffs attached hereto as Exhibits D, E, or G when initially tendered by ALON or at the request of ALON. HEP will not be required to receive Refined Products into the Refined Product Terminals that are contaminated or otherwise fail to meet those specifications, nor will HEP be required to accept any Refined Products that fail to meet the quality specifications set forth in the notice. With respect to the Refined Product Terminals, HEP will not commingle any Refined Product of ALON with any Refined Product of any other party without ALON’s prior written consent. In addition, unless ALON shall direct otherwise, HEP will not permit any product or other substance not meeting the definition of “Refined Product” in this Agreement and the specifications therefore in the rules and regulations tariffs attached hereto as Exhibits D, E, or G to be transported, terminalled or otherwise introduced into the Refined Product Pipelines or Refined Product Terminals.

     (b) Verification of Quality. HEP may require the quality of the Refined Products initially tendered into the Refined Product Terminals by ALON, its customers or Affiliates (other than by Refined Product Pipelines) to be verified either by ALON’s laboratory analysis, or by an independent inspector’s analysis indicating that the Refined Products meet HEP’s minimum Refined Products quality specifications. All costs for such analysis are to be borne by ALON. HEP may sample any Refined Products tendered to HEP for ALON’s account for the purpose of confirming the accuracy of the analysis. The cost of such confirmation shall be borne by HEP.

     (c) Delivery of Product. HEP will (i) deliver to ALON the identical Refined Products that are stored in any segregated Refined Product Terminals, and (ii) comply with the rules and regulations of the tariffs attached hereto as Exhibits D, E, or G with respect to delivery of any Refined Product tendered by ALON into a Refined Product Pipeline. Any delivery by HEP to ALON will include its allocable share of transmix as specified in the rules and regulations tariffs attached hereto as Exhibits D, E, or G.

     (d) Tank Cleaning. If any Refined Product Terminals tank or line requires cleaning due to the written request of ALON to change the type of Refined Products stored therein, HEP shall clean or arrange for cleaning of such tank and remove or arrange for removal of any Refined Products and disposal of any waste; provided, however, ALON agrees to reimburse HEP for all costs and expenses reasonably incurred by HEP in connection with such cleaning and removal within 10 days of receipt of an invoice therefor.

     Section 8. Product Measurements; Inventory Reports; Audit Rights

     (a) All shipments of Refined Products shall be gauged or measured pursuant to the rules and regulations tariffs attached hereto as Exhibits D, E, or G. Quantities of Refined Products received into and delivered from the Refined Product Terminals will be determined by pipeline meter or other appropriate quantity measuring devices, as mutually determined by HEP and ALON and shall include the volumes of transmix allocable to ALON in accordance with the rules and regulations tariffs attached hereto as Exhibits D, E, or G. Meter calibration shall be conducted on a monthly basis. Gauging of Refined Products received, delivered or stored in the Refined Product Terminals will be taken jointly by representatives of the parties at such times and places as shall be indicated in a notice to ALON at least five days prior to such gauging; provided if ALON does not have a representative present for gauging, HEP’s gauging will be conclusive, absent manifest error. HEP shall provide ALON with records of all of ALON’s transportation and storage transactions on the Transferred Assets.

     (b) HEP shall maintain accurate inventory records of ALON’s Refined Products at each Refined Product Terminal. HEP shall forward to ALON copies of receipt and delivery tickets five times per week or as otherwise requested by ALON. Within five days of the end of each calendar month during the term of this Agreement, HEP shall provide to ALON for each Refined Product Terminal a monthly inventory report showing separately, for each Refined Product stored at such Refined Product Terminal, the beginning physical inventory, receipts into inventory, deliveries from inventory, the ending book inventory, the ending physical inventory and any gain or loss in inventory for such month. The ending physical inventory of one month shall be the beginning inventory for the next month. During the term of this Agreement, HEP agrees to provide to ALON all information that is currently reported on ALON’s terminal gain/loss report summary and product balancing system. HEP agrees to provide such information within five days of the end of each calendar month.

     (c) ALON shall have the right, on a quarterly basis and upon written notice to HEP, to audit HEP’s books and records with respect to the inventory services provided by HEP under Section 8(b). Such audits may be performed by employees, independent accounting firms, and other designated representatives of ALON (including internal auditing personnel) at its sole cost and expense. HEP agrees to fully cooperate with ALON to accomplish the audit as expeditiously as possible. Any audit shall be conducted at HEP’s offices during normal business hours, at ALON’s sole cost and expense, and in a manner that does not unreasonably interfere with HEP’s normal business operations. ALON shall maintain in strict confidence the content of any and all books and records reviewed by ALON pursuant to this Section 8(c).

     Section 9. Title to Product and Product Losses

     Title to the Refined Products transported or stored in the Transferred Assets for or on behalf of ALON will remain with ALON at all times subject to any lien created under Applicable Law. In no event shall HEP make any delivery of any of ALON’s Refined Product to any third party unless ALON shall have directed HEP to make such delivery or ALON shall have otherwise previously consented in writing to such delivery. With respect to the Refined Product Terminals, HEP will be responsible to compensate ALON for all product losses other than product losses arising out of ALON’s acts or omissions as determined on an annual basis on a terminal by terminal basis, that are greater than 0.05% of the product terminalled in accordance with this Agreement and pursuant to the Schedule attached hereto as Exhibit I. All product gains and losses, if any, with respect to each respective Refined Product Terminals will be allocated on a monthly basis to ALON and each other customer, if any, of the terminal based on their percentage of total receipts into the terminal. HEP’s responsibility for product losses on the Refined Product Pipelines will be determined pursuant to the tariffs set forth as Exhibits D, E, or G.

     Section 10. Exceptions to Obligations

     (a) Shutdown or Reconfiguration of Refinery. During any Renewal Term, ALON must deliver to HEP at least twelve months advance written notice of any planned shut down or reconfiguration (excluding planned maintenance turnarounds) of the Refinery or any portion of the Refinery that would reduce the Refinery’s output. ALON will use its commercially reasonable efforts to mitigate any reduction in the Minimum Volume Commitment that would result from such a shut down or reconfiguration. If ALON shuts down or reconfigures the Refinery or any portion of the Refinery (excluding planned maintenance turnarounds) and reasonably believes in good faith that such shutdown or reconfiguration will jeopardize its ability to satisfy the Minimum Volume Commitment, then within 90 days of the delivery of the written notice of the planned shut down or reconfiguration, ALON shall (i) propose a new Minimum Volume Commitment, such that the ratio of the volumes of Refined Products to be transported on the Refined Product Pipelines following such shut down or reconfiguration to the anticipated production level of the Refinery following the shut down or reconfiguration will be approximately equal to the ratio of the original volumes of Refined Products transported on the Refined Product Pipelines under this Agreement to the original production level of the Refinery under this Agreement and (ii) propose the date on which the new Minimum Volume Commitment shall take effect. Unless objected to by HEP within 60 days of receipt by HEP of such proposal, such new Minimum Volume Commitment shall become effective as of the date proposed by ALON. To the extent that HEP does not agree with ALON’s proposal, any changes in ALON’s obligations under this Agreement, or the date on which such changes take effect, the parties will negotiate in good faith to resolve such disagreement within 30 days of notice thereof by HEP. In the event the parties are unable to resolve such disagreement(s) within such time period, the new Minimum Volume Commitment shall be determined by binding arbitration in accordance with Section 21(g) of this Agreement and the arbitrators shall consider the factors set forth in this Section 10(a) in resolving such disagreement. The provisions of this Section 10(a) shall only apply during a Renewal Term and do not apply to the Initial Term of this Agreement.

     (b) Force Majeure. In the event that any party is rendered unable, in whole or in part, by a Force Majeure event from performing its obligations under this Agreement, then upon the delivery of notice and full particulars of the Force Majeure event in writing within a reasonable time after the occurrence of the Force Majeure event relied on, the obligations of the parties, so far as they are affected by the Force Majeure event, shall be suspended for the duration of any inability so caused. Any period during which the obligations of the parties are suspended as a result of this Section 10(b) shall extend the term of this Agreement. ALON will be required to pay any amounts accrued and due under this Agreement at the time of the Force Majeure event. The cause of the Force Majeure event shall so far as possible be remedied with all reasonable dispatch, except that no party shall be compelled to resolve any strikes, lockouts or other industrial disputes other than as it shall determine to be in its best interests. In the event a Force Majeure event prevents ALON from performing its obligations under this Agreement for a period of more than twelve months, this Agreement may be terminated by HEP as to the Refined Product Pipeline(s) or Refined Product Terminal(s) as to which ALON’s performance is prevented as a result of such Force Majeure event. In the event a Force Majeure event prevents HEP from performing its obligations under this Agreement for a period of more than 90 days, then this Agreement may be terminated by ALON as to the Refined Product Pipeline(s) or Refined Product Terminal(s) as to which HEP’s performance is prevented as a result of such Force Majeure event; provided, however, that ALON agrees to extend such 90 day period to up to twelve months from the date the Force Majeure event first occurred if, and for so long as, HEP shall (i) provide alternative transportation and storage service to ALON commensurate to the services suspended by such Force Majeure event and reasonably acceptable to ALON, and (ii) shall reimburse ALON for all costs and expenses incurred by ALON in accepting such alternative services and which would not have otherwise been incurred by ALON absent such Force Majeure event; and provided further that, in the event that the Force Majeure event preventing performance by HEP arises (x) solely from an order, decree, regulation or similar requirement of a Governmental Authority with jurisdiction over HEP or the affected Refined Product Pipeline(s) or Refined Product Terminal(s), and (y) such order, decree, regulation or similar requirement does not relate to and is not otherwise attributable to any negligent failure by

HEP, any of its Affiliates or any of their respective assets, including the Transferred Assets, to comply with Applicable Law (for the purpose of this Section, “negligent failure” shall mean the failure of HEP or its Affiliates to act as a reasonable prudent operator in accordance with standard industry practice), then ALON’s right to terminate this Agreement pursuant to this Section 10(b) with respect to the affected Refined Product Pipeline(s) or Refined Product Terminal(s) shall not be exercisable by ALON until the date that is twelve months following the date on which HEP’s performance was first prevented by such order, decree, regulation or other requirement, provided that, during the pendency of such Force Majeure event, HEP uses its commercially reasonable efforts to have such order, decree, regulation or other requirements, to the extent applicable to HEP or the Transferred Assets, dissolved or eliminated, if possible, and to otherwise minimize the impact thereof on HEP’s obligations hereunder. Any termination pursuant to any provision of this Section 10(b) shall not limit the liability of either party for any breach of this Agreement prior to such termination. Nothing in this Section 10(b) shall alter the liability of HEP as set forth in the rules and regulations tariffs for the Refined Product Pipelines attached hereto as Exhibits D, E, or G.

     (c) HEP’s Right to Temporarily Suspend Operations. In the event that HEP is required temporarily to suspend pipeline operations, in order to effect any construction or repairs to or any maintenance of any portion of the Refined Product Pipelines or the Refined Product Terminals, or to perform pipeline integrity testing (or repairs related thereto) (collectively, “Maintenance Activities”), HEP shall have the right to do so, provided that (i) HEP shall use its commercially reasonable efforts to schedule and perform any Maintenance Activities so as to minimize interference with ALON’s transportation schedule, (ii) if ALON provides HEP with at least 120 days advance written notice of the date of any Refinery turnaround, HEP shall use its best efforts to schedule and perform any Maintenance Activities during the Refinery’s turnarounds provided such scheduling does not materially increase HEP’s cost of performing such Maintenance Activities, (iii) HEP shall provide ALON with a minimum of 60 days advance written notice of any scheduled Maintenance Activities, and (iv) HEP shall complete any Maintenance Activities (scheduled or unscheduled) with reasonable dispatch. The provisions set forth in clauses (ii) through (iii) of the immediately preceding sentence of this Section 10(c) shall not apply to the extent HEP determines in good faith that emergency Maintenance Activities are required in connection with the Refined Product Pipelines or Refined Product Terminals. In addition, in the event Maintenance Activities are required to be performed within time periods that do not permit HEP to provide ALON with 60 days advance written notice of such activities, HEP shall provide ALON with notice of such Maintenance Activities as soon as is reasonably practical under the circumstances. If ALON is unable to transport on the Refined Product Pipelines or terminal in the Refined Product Terminals the volumes of Refined Products required to meet the Minimum Volume Commitment for any period of time as a result of HEP’s activities under this Section 10(c), then the Minimum Volume Commitment will be reduced as provided by Section 2(a)(ii).

     Section 11. Agreement to Remain Shipper

     With respect to any Refined Products that are produced at the Refinery and transported in any Refined Product Pipeline or handled at any Refined Product Terminal, ALON agrees that it will continue its historical commercial practice of owning such Refined Products from such point as such Refined Products leave the Refinery until at least such point as they will not be further transported in a Refined Product Pipeline or handled at a Refined Product Terminal and to continue acting in the capacity of the shipper of any such Refined Products for its own account at all times that such Refined Products are in a Refined Product Pipeline or being handled at the Refined Product Terminals.

     Section 12. Agreement Not to Challenge Tariffs or Terminal Charges; Governmental Actions

     (a) ALON agrees to any tariff rate changes for the Refined Product Pipelines determined in accordance with this Agreement. ALON agrees (a) not to challenge, nor to cause its Controlled Affiliates to challenge, nor to encourage or recommend to any other Person that it challenge, or voluntarily assist in any way any other Person in challenging, in any forum, interstate or intrastate tariffs (including joint tariffs) of HEP relating to the Refined Product Pipelines that HEP has filed or may file containing rates, rules or regulations that are in effect at any time during the term of this Agreement and regulate the transportation of Refined Products, (b) not to protest or file a complaint, nor cause their Controlled Affiliates to protest or file a complaint, nor encourage or recommend to any other Person that it protest or file a complaint, or voluntarily assist in any way any other Person in protesting or filing a complaint, with respect to regulatory filings that HEP has made or may make at any time during the term of this Agreement to change interstate or intrastate tariffs (including joint tariffs) for transportation of Refined Products on the Refined Product Pipelines and (c) not to seek, nor cause their Controlled Affiliates to seek, nor encourage or recommend to any other Person that it seek, or voluntarily assist in any way any other Person in seeking, regulatory review of, or regulatory jurisdiction over, the contractual rates charged at any time during the term of this Agreement by HEP for terminalling services at the Refined Product Terminals or to challenge, in any forum, such rates or changes to such rates, in each case so long as such tariffs, regulatory filings or rates changed are made in accordance with, and do not otherwise conflict with, the terms of this Agreement.

     (b) Should any Common Carrier Requirement or any action by any Governmental Authority require HEP to implement a change in HEP’s obligations with respect to the provision of shipping or prorationing as stated in this Agreement or any Exhibit hereto, HEP will provide notice to ALON of such action and will consult with ALON pursuant to Section 21(p) prior to implementing any change required as a result of such action. HEP further agrees (i) to provide ALON with any non-privileged information HEP may have to assist ALON if it chooses to challenge such action, and (ii) to abstain, at ALON’s request, from implementing any change required as a result of such action until ALON has exhausted any such challenge, subject, however, to HEP’s right to implement a change upon a good faith determination by HEP, after consulting with its counsel (and prior notice to ALON), that legal obligations imposed upon HEP require such action. ALON agrees to be responsible for and reimburse HEP for any fees, fines, penalties, or other expenses incurred by HEP in connection with HEP’s non-compliance with such required action to the extent such non-compliance results from any request by ALON pursuant to this paragraph 12(b).

     Section 13. Term and Renewal; Right to Enter New Agreement

     (a) Term. This Agreement shall be effective as of the Effective Date and shall terminate at 12:01 a.m. Dallas, Texas, time on                         , 2020, (the “Initial Term”) unless earlier terminated pursuant to the provisions of this Agreement or extended by ALON’s exercise of its renewal options as set forth in this Section 13; provided, however, that Section 12, Section 13(c), Section 17, Section 18, Section 19, Section 20, and Section 21 shall survive the termination of this Agreement.

     (b) Renewal Options. Unless this Agreement shall have been earlier terminated pursuant to the provisions set forth herein, ALON, so long as no ALON Event of Default shall have occurred and be continuing, shall have the right to extend the term of this Agreement for three additional five year periods (“Renewal Terms”) commencing on the first day immediately following the expiration of the Initial Term or any Renewal Term by giving notice to HEP of its desire to exercise such option at least 180 days prior to the end of the Initial Term or any Renewal Term, as applicable. At ALON’s option, such renewal option may apply to only such Refined Product Pipelines or Refined Product Terminals as ALON shall designate and shall then still be subject to this Agreement.

     (c) New Agreement. For a period of one year following the termination without renewal of this Agreement, ALON will have the right to enter into a new pipelines and terminals agreement with HEP with respect to the Refined Product Pipelines or Refined Product Terminals designated by ALON on commercial terms which the parties agree are substantially similar to the terms which HEP could enter into an agreement with a third party for similar services. In furtherance of the foregoing rights of ALON, in the event that HEP proposes to enter into any pipelines and terminals agreement or similar agreement with any third party with respect to any Refined Product Pipeline or Refined Product Terminal after termination without renewal of this Agreement, HEP shall give ALON 45 days prior written notice of such proposed agreement, which notice shall include the fee schedules, tariffs, throughput volumes, duration and any other terms proposed in such agreement.

     Section 14. Construction of Upgrades; Expansion of Pipeline

     (a) Capital Improvements. During the term of this Agreement, ALON shall be entitled to designate Capital Improvements to be made to the Refined Product Pipelines and the Refined Product Terminals. The following provisions shall set forth the procedures pursuant to which Capital Improvements designated by ALON may be constructed:

     (i) For any Capital Improvement designated by ALON, ALON shall submit a written proposal, including all specifications then available to it, of the nature of the proposed Capital Improvement to the Refined Product Pipelines and/or the Refined Product Terminals.

     (ii) HEP will review such proposal to determine, in its sole discretion, whether it will consent to proceed with the proposed Capital Improvement.

     (iii) Should HEP determine to proceed and construct or cause to be constructed the approved Capital Improvement, HEP will obtain bids from two or more general contractors reasonably acceptable to ALON for the construction of the Capital Improvement. Based upon the bids, HEP will notify ALON of the total estimated cost of the amount necessary to construct such Capital Improvement (which amount shall include the costs of capital and any other costs necessary to place such Capital Improvement in service) (“Construction Capital Expenditure”). Within 30 days of such notice, ALON will notify HEP whether or not ALON agrees to such Construction Capital Expenditure. In the event ALON does not agree with such Construction Capital Expenditure, the parties shall work together in good faith to reach agreement on the Construction Capital Expenditure; provided that, in the event the parties do not reach such agreement within 30 days, ALON shall be entitled to proceed with the construction of the Capital Improvement in accordance with Section 14(a)(v) below.

     (iv) Prior to beginning any construction on the Capital Improvement, (x) HEP shall have received all necessary regulatory approvals, and (y) HEP and ALON shall agree on an additional monthly revenue amount (the “Monthly Capital Construction Amount”) which amount (1) shall be payable over a mutually agreed to term not to exceed the then remaining balance of the Initial Term (or the then current Renewal Term) plus any Renewal Term to which ALON is then committed or shall then commit (the “Capital Amortization Period”), and (2) shall be sufficient to provide HEP the equivalent of a rate of return equal to prime rate plus an additional rate of return to be agreed to by the parties over the Capital Amortization Period on the Construction Capital Expenditure after taking into account the increased cash flows to HEP committed to by ALON and otherwise reasonably anticipated to be received by HEP from ALON (or from a third party pursuant to a direct contractual commitment to HEP) in connection with such Capital Improvement. The Monthly Capital Construction Amount shall be billed and paid monthly following ALON’s acceptance (which shall not be unreasonably withheld) of the Capital Improvement as meeting the specifications delivered to HEP pursuant to Section 14(a)(i) and ALON’s obligation to pay the Monthly Capital Construction Amount shall survive the termination of this Agreement due to an ALON Event of Default. In connection with the construction of any Capital Improvement pursuant to this Section 14(a)(iv), ALON shall be entitled to participate in all stages of planning, scheduling, implementing, and oversight of the construction. ALON shall also be entitled to audit all expenditures incurred in connection with the Capital Improvement and HEP shall provide all invoices and other documentation reasonably requested by ALON for this purpose.

     (v) If for any reason the Capital Improvement shall not be constructed pursuant to Section 14(a)(iv) above, and such Capital Improvement is in accordance with applicable required engineering and regulatory standards, and could not reasonably be expected to have a material adverse impact on the operations or efficiency of the Refined Product Pipelines or the Refined Product Terminals or result in any material additional unreimbursed costs to HEP, then ALON may proceed with the construction and financing of the Capital Improvement and, upon completion of construction, ALON shall be the owner and operator of such Capital Improvement. The parties agree that any Capital Improvement constructed by ALON shall be treated as the separate property of ALON. HEP shall cooperate with ALON in insuring that the Capital Improvement shall operate as intended, including by operating and maintaining all necessary connections to the Refined Product Pipelines and the Refined Product Terminals, subject to ALON’s reimbursing HEP on a monthly basis for any incremental expenses arising from operating or maintaining such connections.

     (b) Ownership and Operation. Upon completion of the construction, HEP or ALON, as applicable, will own all Capital Improvements to the Refined Product Pipelines and the Refined Product Terminals, and will operate and maintain the Capital Improvements in accordance with Applicable Law and recognized industry standards.

     Section 15. Contract Quarter Adjustments

     (a) Activity Notice. As soon as practicable following the end of each Contract Quarter under this Agreement, HEP shall deliver to ALON a written notice in a form mutually agreed by the parties hereto (the “Activity Notice”) which shall set forth the following:

     (i) The total volumes of Refined Products and Other Products, if any, transported by ALON and any other party on each Refined Product Pipeline or stored by ALON or any other party in each Refined Product Terminal during such Contract Quarter (the “Total Volumes”), together with the total revenues attributable to such volumes (the “Total Revenues” and, together with the Total Volumes, the “Total Activity”);

     (ii) A statement of the amount by which the Total Volumes for each Refined Product Pipeline and Refined Product Terminal were greater than (“Excess Volumes”) or less than (“Deficient Volumes”) an amount equal to the Minimum Volume Commitment for such Refined Product Pipeline or Refined Product Terminal multiplied by the actual number of days in such Contract Quarter (such product being referred to herein as the “Quarterly Minimum Volume”);

     (iii) For each Refined Product Pipeline or Refined Product Terminal with Excess Volumes for such Contract Quarter, the amount (the “Excess Revenues”) by which the Total Revenues for such Refined Product Pipeline or Refined Product Terminal exceeded the product obtained by multiplying (1) the Quarterly Minimum Volume for such Refined Product Pipeline or Refined Product Terminal, by (2) the tariff rate set forth in Exhibits D, E, or G, as adjusted pursuant to this Agreement, which is then applicable to such Refined Product Pipeline, or the terminal fees then applicable to such Refined Product Terminal (the “Minimum Volumes Revenue”);

     (iv) For each Refined Product Pipeline or Refined Product Terminal with Deficient Volumes for such Contract Quarter, the revenue due to HEP with respect to such Deficient Volumes (the “Deficient Revenues”), which shall be calculated by multiplying the Deficient Volumes by the tariff rates set forth in Exhibits D, E and G, as adjusted pursuant to this Agreement, which are then applicable to such Refined Product Pipeline, or the terminal fees, as adjusted pursuant to this Agreement, then applicable to such Refined Product Terminal;

     (v) The total amount of Deficient Revenues with respect to such Contract Quarter (the “Total Deficient Revenues”), the total amount of Excess Revenues with respect to such Contract Quarter (the “Total Excess Revenues”), and the difference obtained by subtracting the Total Excess Revenues from the Total Deficient Revenues which difference, if positive, shall be the “Deficiency Payment” required to be paid by ALON to HEP pursuant to this Section 15. If ALON agrees with the Activity Notice, ALON shall pay the Deficiency Payment to HEP within 10 days after its receipt of the Activity Notice. If ALON disagrees with the Activity Notice, then ALON shall (i) notify HEP of its objection(s) to the Activity Notice (the “Objection Notice”), (ii) pay to HEP the amount, if any, of the Deficiency Payment which ALON does not dispute and (iii) deliver the amount of the Deficiency Payment that ALON disputes (the “Disputed Amount”) to a mutually agreeable escrow agent (the “Escrow Agent”) with instructions to distribute such Disputed Amount pursuant to the terms of this Section 15; and

     (vi) Any adjustment due to ALON with respect to (A) Incentive Tariffs in accordance with Section 3(b) (the “Incentive Adjustment”) and (B) any Deficiency Payments in accordance with Section 15(d) below to the extent such Deficiency Payments shall not have previously been applied pursuant to Section 15(d). For each adjustment due to ALON in accordance with this clause (vi), ALON shall be entitled to a credit on the next monthly invoice delivered by HEP pursuant to Section 4(a) in an amount equal to such adjustment plus interest thereon at the Prime Rate from the last day of the preceding Contract Quarter to the date of such invoice.

     (b) Payment and Dispute. If ALON disagrees with the Activity Notice, then following the delivery of the Objection Notice, the chief financial officers of ALON and HEP shall meet or communicate by telephone at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary and shall negotiate in good faith to attempt to resolve any differences that they may have with respect to matters specified in the Activity Notice. During the 30-day period following the delivery of the Objection Notice, ALON shall have access to the working papers of HEP relating to the Activity Notice. If such differences are not resolved within 30 days following delivery of the Objection Notice, ALON and HEP shall, within 45 days following the delivery of the Objection Notice, submit any and all matters which remain in dispute and which were properly included in the Activity Notice to arbitration in accordance with Section 21(g).

     (c) Refund. Upon final resolution of the disputed Activity Notice, HEP and ALON shall promptly (i) amend the disputed Activity Notice and (ii) direct the Escrow Agent to distribute the Disputed Amount, if any, together with any interest earned thereon, in immediately available funds to HEP and/or ALON, each in accordance with the terms of such resolution. With respect to any portion of the Disputed Amount to be paid to HEP, ALON shall pay to HEP an amount equal to (i) interest on such portion of the Disputed Amount at the Prime Rate, less

(ii) any interest earned on such portion of the Disputed Amount and paid to HEP by the Escrow Agent pursuant to the preceding sentence. With respect to any portion of the Disputed Amount to be paid to ALON, HEP shall pay to ALON an amount equal to (i) interest on such portion of the Disputed Amount at the Prime Rate, less (ii) any interest earned on such portion of the Disputed Amount and paid to ALON by the Escrow Agent pursuant to the first sentence of this Section 15(c).

     (d) Deficiency Payment Adjustments. For each Contract Quarter for which the Total Revenues shall exceed the Minimum Volumes Revenue (such excess being the “Net Excess Revenues”), ALON shall be entitled to a credit solely against any payments owed by ALON for such Net Excess Revenues for such Contract Quarter equal to any Deficiency Payments made in the prior four Contract Quarters and not previously so credited.

     Section 16. Events of Default

     (a) Events of Default by HEP. The occurrence of any of the following events shall constitute “HEP Events of Default”:

     (i) Any failure to make any payment required to be made by HEP hereunder, where such failure continues for 10 days after receipt of written notice from ALON, subject to the right of HEP, reasonably exercised, to contest any such payment. In the event HEP withholds any such payment, and it is determined that such withholding was wrongful, HEP agrees to pay interest to ALON on such monies wrongfully withheld at the Prime Rate;

     (ii) A failure by HEP to observe and perform any material provision or covenant of this Agreement (other than the obligation to pay amounts when due as the result of same being covered by clause (i) preceding) to be observed or performed by HEP where such failure continues unremedied for a period of 30 days after receipt of written notice thereof from ALON to HEP (the “Initial HEP Cure Period”); provided, however, in the event a breach specified in this clause (ii) cannot be reasonably cured within such 30-day period and HEP is diligently proceeding to cure such breach, HEP shall have an additional period of time as is reasonably necessary to cure such breach, not to exceed 180 days after HEP’s receipt of notice from ALON regarding such breach (the “Extended HEP Cure Period”);

     (iii) The making by HEP of any general assignment for the benefit of creditors, the filing by or against HEP of a petition to have HEP adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against HEP, the same is dismissed within 60 days), or the appointment of a trustee or receiver to take possession that is not restored to HEP within 30 days; and

     (iv) Any default by HEP or its Affiliates under any mortgage, or other security document or instrument to which it is a party which default would entitle any third party (other than a third party who is bound by a Non-Disturbance Agreement with ALON), to acquire all or any material portion of the Refined Product Pipelines or the Refined Product Terminals.

     (b) Events of Default by ALON. The occurrence of any of the following shall constitute “ALON Events of Default”:

     (i) Any failure to make any payment required to be made by ALON hereunder, where such failure continues for 10 days after receipt of written notice from HEP, subject to the right of ALON, reasonably exercised, to contest any such payment. In the event ALON withholds any such payment, and it is determined that such withholding was wrongful, ALON agrees to pay interest to HEP on such monies wrongfully withheld at the Prime Rate;

     (ii) A failure by ALON to observe and perform any material provision or covenant of this Agreement (other than the obligation to pay amounts when due as the result of same being covered by clause (i) preceding) to be observed or performed by ALON where such failure continues unremedied for a period of 30 days after receipt of written notice thereof to ALON; provided, however, in the event a breach specified in this clause (ii) cannot be reasonably cured within such 30-day period and ALON has diligently proceed to cure such breach, ALON shall have such period of time, not to exceed 180 days, as is reasonably necessary to cure such breach; and

     (iii) The making by ALON of any general assignment for the benefit of creditors, the filing by or against ALON of a petition to have ALON adjudged a bankrupt, or a petition for reorganization or arrangement under any law relating to bankruptcy (unless, in the case of a petition filed against ALON, the same is dismissed within 60 days), or the appointment of a trustee or receiver to take possession that is not restored to ALON within 30 days.

     Section 17. Remedies

     (a) Remedies of HEP. In the event an ALON Event of Default occurs and is not cured, HEP shall have the right to enforce performance by ALON of this Agreement and recover damages for the breach thereof and with respect to an ALON Event of Default specified in Section 16(b)(i), HEP shall have the right to refuse receipts and deliveries by or on behalf of ALON on 10 days prior written notice to ALON; provided, however, that HEP shall not (i) with respect to an ALON Event of Default, specified in Section 16(b)(i), be entitled to terminate this Agreement unless such ALON Event of Default is not cured within 60 days after receipt of written notice from HEP; provided further that to the extent ALON has enforceable rights to receive insurance proceeds which are sufficient to cure such default, ALON shall be entitled to an additional 60 days to cure such default so long as it is using commercially reasonable efforts to collect such insurance proceeds and pay them to HEP; and (ii) with respect to an ALON Event of Default specified in Section 16(b)(ii) or Section 16(b)(iii), be entitled to refuse receipts and deliveries by or on behalf of ALON or to terminate this Agreement until such time as HEP shall have been awarded any such right pursuant to a final binding and nonappealable decision of an Arbitrable Dispute pursuant to Section 21(g). Notwithstanding any other provision of this Agreement to the contrary, HEP agrees to subordinate any lien or other possessory interest of HEP in any Refined Products to any lien held by ALON’s lenders.

     (b) Remedies of ALON. In the event an HEP Event of Default occurs and is not cured, ALON shall have the right to enforce performance by HEP of this Agreement and recover damages for the breach thereof in accordance with the provisions of Section 21(g). In addition, if an HEP Event of Default specified in Section 16(a)(i), Section 16(a)(iii) or Section 16(a)(iv) occurs and is not cured, ALON shall have the right to terminate this Agreement on 30 days written notice to HEP; provided, however, that ALON shall not, with respect to an HEP Event of Default specified in Section 16(a)(i), be entitled to terminate this Agreement unless such HEP Event of Default is not cured within 60 days after receipt of written notice from ALON; and provided, further that to the extent HEP has enforceable rights to receive insurance proceeds which are sufficient to cure such default, HEP shall be entitled to an additional 60 days to cure such default so long as it is using all commercially reasonable efforts to collect such insurance proceeds and pay them to ALON. In the event an HEP Event of Default specified in Section 16(a)(ii) occurs and is not cured, ALON shall have the right to terminate this Agreement by written notice to HEP following expiration of the Extended HEP Cure Period.

     (c) ALON’s Option to Operate. In the event (x) an HEP Event of Default described in Section 16(a)(ii) occurs and is not cured before the expiration of the Initial HEP Cure Period, (y) an HEP Event of Default pursuant to Section 16(a)(iii) or Section 16(a)(iv) occurs and is not cured, or (z) a Force Majeure event prevents HEP from substantially performing its obligations under this Agreement for more than 30 days, then ALON shall have the option (1) to exercise the remedies in Section 17(b), and/or (2) to directly or indirectly through a designee, enter the Refined Product Terminals and the control center for the Refined Product Pipelines and (at ALON’s election) commence (and thereafter continue during the Intervention Period) the operation and maintenance thereof or the taking of such actions as may be necessary to obtain substitute performance for those obligations of HEP hereunder that are not being performed by HEP; provided, however, that with respect to clause (x) above, if the HEP Event of Default results directly from a breach by ALON of any representation, warranty or covenant under the Contribution Agreement (without giving effect to any limitations on the survival period, if any) or any Ancillary Document, then ALON’s rights pursuant to clause (2) above shall be limited to the performance and provision of transportation or terminalling services in compliance with Section 2(b) which HEP is unable to perform or provide as a result of such HEP Event of Default and for which ALON is then capable of performing or providing. The period of ALON’s operations pursuant to clause (2) above (the “Intervention Period”) shall commence upon ALON’s entry into the Refined Product Terminals and control center and shall extend until the earlier of (i) the expiration of this Agreement (including any Renewal Terms), (ii) the election by ALON in its sole discretion to terminate the Intervention Period, and (iii) the date upon which such Force Majeure Event ends or HEP cures such HEP Event of Default. All costs reasonably incurred by ALON in exercise of its rights and remedies under this Section 17(c) shall be reimbursed or paid by HEP no later than 10 days following written demand from ALON (which demand may be given by ALON periodically as such costs are incurred) or ALON may set-off all or any part of such costs against any amounts owed by ALON to HEP under this Agreement.

     (d) ALON’s Option to Purchase. Upon the occurrence of a failure by HEP described in Section 16(a)(ii) which is not cured before the expiration of the Extended HEP Cure Period (other than a failure that results directly from a breach by ALON of any representation, warranty or covenant under the Contribution Agreement (without giving effect to any limitations on the survival period, if any) or any Ancillary Document), the occurrence and continuance for over 180 days of an HEP Event of Default under Section 16(a)(iii) or Section 16(a)(iv), or upon any termination of this Agreement pursuant to Section 10(b) due to a Force Majeure event affecting HEP, ALON shall have the option, and HEP hereby grants to ALON such option, to purchase (or to cause an Affiliate of ALON to purchase) all, or such portion as ALON shall designate, of the Refined Product Pipelines and Refined Product Terminals from HEP by delivering notice of the exercise of such option to HEP within 60 days of the end of such 180-day period or such termination. Such purchase shall be made pursuant to an asset purchase agreement containing the same terms and conditions as the Contribution Agreement except that (i) ALON, or its designated Affiliate, shall be the purchaser and HEP shall be the seller, (ii) any terms or conditions in the Contribution Agreement that are clearly inapplicable to the purchase by ALON shall be omitted, (iii) the purchase price for the Refined Product Pipelines and Refined Product Terminals to be purchased by ALON shall be paid in cash and in an amount determined by an appraisal of the fair market value of the assets to be purchased at the time of exercise of ALON’s option, which appraisal shall (x) take into account all factors relevant to determining the purchase price for such assets including, without limitation, the condition of the assets, the purpose intended for the assets, any repairs required to be made, and the terms and nature of the transaction to be effected pursuant to this Section 17(d), and (y) shall be performed by an independent third party appraiser with substantial experience in valuing petroleum product pipelines and terminals, (iv) such purchase shall be free and clear of any liens or security interests relating to indebtedness for borrowed money, but shall otherwise be on an “as-is, where-is” basis, and (v) shall close within 180 days of the notice of exercise of the option. In addition, ALON shall have the right, at its own expense, to conduct a due diligence investigation of the Refined Product Pipelines and the Refined Product Terminals and HEP shall provide ALON reasonable access to such assets and all related records and documents for the purpose of such investigation. ALON shall have the right to terminate its purchase option if it is dissatisfied with the results of such due diligence investigation.

     (e) Further Obligations. Each party shall make commercially reasonable efforts to mitigate any of the damages to which it may be entitled under any provision of this Agreement.

     Section 18. ALON Right of First Refusal

     (a) HEP hereby grants to ALON a right of first refusal on any proposed Transfer (excluding (i) a Transfer to a Controlled Affiliate made solely for the purpose of such Controlled Affiliate thereafter owning and operating the Transferred Assets in accordance with this Agreement, or (ii) the grant of security interest to a bona fide third party lender which complies with the provisions of Section 21(c), but not excluding any foreclosure or other realization on such security interest) of all or any portion of the Refined Product Pipelines or the Refined Product Terminals. ALON’s right of first refusal granted hereunder shall survive any Transfer of the Refined Product Pipelines or the Refined Product Terminals or any assignment of this Agreement and shall be binding upon all successors or permitted assigns of HEP.

     (b) If (1) HEP desires to (x) Transfer all or part of its interest in the Refined Product Pipelines or in the Refined Product Terminals (collectively, the “Operations”) or (y) Transfer title to all or a part of its interests in the Operations to its mortgagee in lieu of foreclosure; or (2) all or a part of HEP’s interest in the Operations will be Transferred pursuant to foreclosure of a mortgage of any such interest, and any such Transfer is subject to the right of first refusal in Section 18(a) above; HEP shall promptly give written notice to ALON or its successors and assigns with full information concerning such transaction (the “Transaction Notice”).

     The Transaction Notice shall (a) include the name and address of the prospective transferee (who must be a bona fide purchaser), the purchase price, the form of consideration proposed, and all other terms of the proposed transaction (collectively, the “Proposed Terms”), (b) include a complete copy of any proposed or executed written agreement that sets forth the Proposed Terms, including all exhibits, schedules and related agreements; and (c) in the event the Transfer of HEP’s interest in the Operations is to be made pursuant to subsections (b)(1)(y) or (b)(2) above, the Transaction Notice shall include all material notices received by HEP from its mortgagee relating to the Transfer in lieu of foreclosure or foreclosure of a mortgage on any such interest.

     ALON shall then have the right for a period of thirty (30) days (the “Exercise Period”) after the Transaction Notice is delivered, to elect to purchase all of the Operations which HEP proposes to Transfer on the Proposed Terms. ALON shall have the right, at its own expense, to conduct a due diligence investigation of the Operations during the Exercise Period and HEP shall provide ALON reasonable access to conduct such investigation. In the event that ALON shall exercise its right of first refusal by delivery of written notice of such exercise to HEP within the Exercise Period, ALON shall close the Transfer of the Operations within 90 days of the end of the Exercise Period and HEP shall use all commercially reasonable efforts to cooperate with ALON in effecting such closing on the Proposed Terms. ALON shall have the right to confirm the fair market value of any non-cash consideration included within the purchase price set forth in the Proposed Terms by an independent appraisal by a generally recognized valuation firm. If the proposed Transfer includes other assets of HEP or is structured as a non-simultaneous, like-kind exchange under Section 1031 of the Internal Revenue Code of 1986, as amended, the interest that is subject to ALON’s right of first refusal pursuant to Section 18(a) shall be separately valued and the Transaction Notice shall state the value attributed to such interest by the prospective transferee.

     If ALON does not exercise its right of first refusal granted pursuant to this Section 18 within the Exercise Period, HEP may enter into a binding agreement or proceed to close on any such agreement already executed to Transfer its interests in the Operations on terms and conditions in the aggregate no less favorable to HEP than the Proposed Terms to the prospective transferee, during a period (“Third Party Sale Period”) ending 90 days after the Exercise Period.

If however, no such binding agreement is entered into or no closing occurs with the prospective transferee during the Third Party Sale Period, then no Transfer may thereafter be entered into by HEP without first again complying with this Section 18. Notwithstanding the application of this Section 18, any Transfer made pursuant to this paragraph must comply with the provisions of Section 21(c). Notwithstanding the foregoing, any Transfer made pursuant to the last proviso under Section 21(c) shall not give rise to a right of first refusal under this Section 18.

     Section 19. Insurance; Indemnification

     (a) Insurance. In connection with this Agreement, each party shall maintain insurance providing for coverage and minimum limits contained in Exhibit H attached hereto and incorporated herein by reference. Each party shall furnish the other party with certificates of insurance sufficient to establish that such party is maintaining the coverage so specified. Said certificates shall not be canceled or otherwise materially altered without at least 30 days prior written notice to the other party. Insurance covering the Refined Products, if any, shall be carried by ALON at its own expense.

     (b) Indemnification by ALON. To the extent permitted by Applicable Law and except as otherwise specifically provided in this Agreement, ALON agrees to defend and indemnify HEP, its Subsidiaries and Affiliates and their respective directors, officers, employees, agents and other representatives (the “HEP Indemnified Parties”), from and against all liabilities, losses, damages, Claims, suits, penalties, fines, judgments, costs and expense (including reasonable attorney fees and other costs of litigation) (collectively “Losses”), resulting from, associated with or arising out of (i) ALON’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any Person, including, without limitation, ALON’s and HEP’s employees, agents and representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving the Refined Products and other property of ALON and the Refined Product Terminals, Refined Product Pipelines and other property of HEP, or (iv) discharges, spills, or leaks of products; in each case (x) regardless of the negligence of any of the HEP Indemnified Parties, but (y) only to the extent caused by the negligent, gross negligent or willful acts or omissions of ALON, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement.

     (c) Indemnification by HEP. To the extent permitted by Applicable Law and as otherwise specifically provided in this Agreement, HEP agrees to defend and indemnify ALON, its Subsidiaries and Affiliates and their respective directors, officers, employees, agents and other representatives (the “ALON Indemnified Parties”), from and against any Losses resulting from, associated with or arising out of (i) HEP’s failure to comply with applicable governmental or quasi-governmental laws, regulations or rules, (ii) bodily injury or death of any Person, including, without limitation, ALON’s and HEP’s employees, agents or representatives, (iii) damage to natural resources or to property of any nature, including, without limitation, that involving Refined Products and the Refined Product Terminals, Refined Product Pipelines or other property of HEP, or (iv) discharges, spills, or leaks of products; in each case (x) regardless of the negligence of any of the ALON Indemnified Parties, but (y) only to the extent caused by the negligent, gross negligent or willful acts or omissions of HEP, its employees, agents, representatives or contractors in the exercise of any of the rights granted under this Agreement.

     (d) Joint Liability. Under the foregoing indemnities, where the personal injury to or death of any Person, or loss of or damage to property is the result of the joint or concurrent negligence or willful acts or omissions of ALON and HEP, each party’s duty of indemnification will be in proportion to its share of such joint or concurrent negligence, or willful misconduct.

     (e) Procedures relating to Indemnification. To receive the foregoing indemnities, the party seeking indemnification must notify the other in writing of a Claim or suit promptly (provided that any failure to provide such notice shall not limit a party’s right to indemnification except to the extent that the indemnifying party shall have been materially prejudiced thereby) and provide reasonable cooperation (at the indemnifying party’s expense) and full authority to defend the Claim or suit. Notwithstanding the foregoing, no indemnifying party shall be entitled to settle any Claim or suit without the consent of the indemnified party unless such settlement contains a full release of the indemnified party without any liability for any monetary damages or any type of equitable relief. Neither party shall have any obligation to indemnify the other under any settlement made without its written consent.

     (f) Administration of Indemnity Claims. Notwithstanding anything else in this Section 19, any claims for indemnification pursuant to this Section 19, (i) on behalf of an ALON Indemnified Party must be made and administered by ALON, or its successors or assigns as permitted herein, and (ii) on behalf of an HEP Indemnified Party must be made and administered by HEP, or its successors and assigns as permitted herein.

     Section 20. Notices.

     All notices or requests or consents provided for by, or permitted to be given pursuant to, this Agreement must be in writing and must be given by depositing same in the United States mail, addressed to the Person to be notified, postpaid, and registered or certified with return receipt requested or by delivering such notice in Person or by telecopier or telegram to such party. Notice given by Personal delivery or mail shall be effective upon actual receipt. Notice given by telegram or telecopier shall be effective upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next business day after receipt if not received during the recipient’s normal business hours. All notices to be sent to a party pursuant to this Agreement shall be sent to or made at the address set forth below or at such other address as such party may stipulate to the other parties in the manner provided in this Section 20:

if to ALON:	ALON USA, LP
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attn: Chief Executive Officer
Copy to: General Counsel
Telecopy: (972) 367-3723

if to HEP:	Holly Energy Partners, L.P.
100 Crescent Court
Suite 1600
Dallas, Texas 75201
Attn: Bruce Shaw
Telecopy: 214-615-9371

     Section 21. Miscellaneous

     (a) Intention as to Refineries. ALON represents to HEP that, as of the date of this Agreement, they are not considering a shut down of the Refinery, other than a scheduled maintenance turnaround in the first quarter of 2005, or any changes to the Refinery that would have a material adverse effect on the operation of the Refinery.

     (b) Amendments and Waivers. No amendment or modification of this Agreement shall be valid unless it is in writing and signed by the parties hereto. No waiver of any provision of this Agreement shall be valid unless it is in writing and signed by the party against whom the waiver is sought to be enforced. No failure or delay in exercising any right hereunder, and no course of conduct, shall operate as a waiver of any provision of this Agreement. No single or partial exercise of a right hereunder shall preclude further or complete exercise of that right or any other right hereunder.

     (c) Successors and Assigns. This Agreement shall inure to the benefit of, and shall be binding upon, ALON, HEP and their respective successors and permitted assigns. Neither this Agreement nor any of the rights or obligations hereunder shall be assigned without the prior written consent of the other parties, which consent may not be unreasonably withheld; provided, however, that (i) HEP may make such an assignment (including a partial pro rata assignment) to a Controlled Affiliate of HEP provided that HEP continues to remain liable for its obligations hereunder, (ii) ALON may make such an assignment (including a partial pro rata assignment) to a Controlled Affiliate of ALON provided that ALON continues to remain liable for its obligations hereunder, (iii) ALON may make such an assignment to any Person to which ALON has sold its Refinery which relies on the services provided by HEP under this Agreement if such Person (A) is reasonably capable of performing ALON’s obligations under this Agreement assigned to such Person, which determination shall be made by ALON in its reasonable judgment and (B) has agreed in writing with HEP to assume the obligations of ALON assigned to such Person, (iv) ALON may make a collateral assignment of its rights and obligations hereunder to any bona fide third party lender of ALON, (v) HEP may make a collateral assignment of its rights and obligations hereunder and/or grant a security interest in all or a portion of the Refined Product Pipelines and the Refined Product Terminals to a bona fide third party lender or debt holder, or a trustee or representative for any of them of HEP if such third party lender, debt holder or trustee shall have executed and delivered to ALON a non-disturbance agreement in substantially the form attached to the Contribution Agreement or in such other form as is reasonably satisfactory to ALON and ALON executes an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested, and (vi) subject to Section 11.6 of the Contribution Agreement, HEP may assign its rights in connection with a sale of all or substantially all its assets to a person who (A) is reasonably capable of performing HEP’s obligations under this Agreement assigned to such person, which determination shall be made by HEP in its reasonable judgment, and (B) has agreed in writing with ALON to assume the obligations of HEP assigned to such person. Any attempt to make an assignment of this Agreement otherwise than as permitted by the foregoing shall be null and void. For purposes of this Section 21(c), an “assignment” shall include any direct or indirect assignment, transfer, sale, pledge, hypothecation or other disposition of this Agreement or any rights and obligations hereunder; provided, however, that the consent requirements set forth in this Section 21(c) shall not apply to any merger, sale of equity interests, or change of control involving a party hereto. The parties hereto agree to require their respective successors (including any Person to which all or any portion of the Refined Product Pipelines or Refined Product Terminals are to be Transferred), if any, to expressly assume, in a form of agreement acceptable to the other parties, their obligations under this Agreement. From and after any assignment permitted or consented to hereunder, all references to HEP or ALON, as applicable, shall be deemed to refer to such party’s assignee.

     (d) Severability. If any provision of this Agreement shall be held invalid or unenforceable by a court or regulatory body of competent jurisdiction, the remainder of this Agreement shall remain in full force and effect. Upon determination that any term or other provision is invalid or unenforceable, the parties agree to negotiate in good faith to modify this Agreement to effect the original intent of the parties as closely as possible in an acceptable manner so that the transactions contemplated hereby are fulfilled to the extent possible.

     (e) Choice of Law. This Agreement shall be subject to and governed by the laws of the State of Texas, excluding any conflicts-of-law rule or principle that might refer the construction or interpretation of this Agreement to the laws of another state. Each party hereby submits to the jurisdiction of the state and federal courts in the State of Texas and to venue in Dallas, Texas.

     (f) Exclusion of Punitive Damages. NEITHER PARTY SHALL BE LIABLE TO THE OTHER PARTY FOR PUNITIVE OR EXEMPLARY DAMAGES, BY STATUTE, IN TORT OR CONTRACT.

     (g) Arbitration Provision. Any and all Arbitrable Disputes must be resolved through the use of binding arbitration using three arbitrators, in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between this Section and the Commercial Arbitration Rules or the Federal Arbitration Act, the terms of this Section will control the rights and obligations of the parties. Arbitration must be initiated within the time limits set forth in this Agreement, or if no such limits apply, then within a reasonable time or the time period allowed by the applicable statute of limitations. Arbitration may be initiated by a party (“Claimant”) serving written notice on the other party (“Respondent”) that the Claimant elects to refer the

Arbitrable Dispute to binding arbitration. Claimant’s notice initiating binding arbitration must identify the arbitrator Claimant has appointed. The Respondent shall respond to Claimant within 30 days after receipt of Claimant’s notice, identifying the arbitrator Respondent has appointed. If the Respondent fails for any reason to name an arbitrator within the 30-day period, Claimant shall petition the American Arbitration Association for appointment of an arbitrator for Respondent’s account. The two arbitrators so chosen shall select a third arbitrator within 30 days after the second arbitrator has been appointed. The Claimant will pay the compensation and expenses of the arbitrator named by or for it, and the Respondent will pay the compensation and expenses of the arbitrator named by or for it. The costs of petitioning for the appointment of an arbitrator, if any, shall be paid by Respondent. The Claimant and Respondent will each pay one-half of the compensation and expenses of the third arbitrator. All arbitrators must (a) be neutral parties who have never been officers, directors or employees of any of ALON, HEP or any of their Affiliates and (b) have not less than seven years experience in the energy industry. The hearing will be conducted in Dallas, Texas and commence within 30 days after the selection of the third arbitrator. ALON, HEP and the arbitrators shall proceed diligently and in good faith in order that the award may be made as promptly as possible. Except as provided in the Federal Arbitration Act, the decision of the arbitrators will be binding on and non-appealable by the parties hereto. The arbitrators shall have no right to grant or award punitive damages.

     (h) Entire Agreement. This Agreement and the Exhibits hereto constitute the complete understanding of the parties relating to the subject matter hereof and supersede all prior oral and written discussions, negotiations, representations or agreements relating thereto. There are no understandings or commitments relating to the present subject matter not expressly set forth herein.

     (i) Drafting. As between the parties, it shall be conclusively presumed that each and every provision of this Agreement was drafted jointly by the parties.

     (j) Headings. Section headings contained in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

     (k) Expenses. Except as otherwise set forth herein, each party shall pay and discharge all liabilities and expenses incurred by or on behalf of it in connection with the preparation, authorization, execution and performance of this Agreement and the transactions contemplated herein, including all fees and expenses of agents, representatives, counsel and accountants.

     (l) Further Assurances. In connection with this Agreement and all transactions contemplated by this Agreement, each signatory party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions and conditions of this Agreement and all such transactions.

     (m) No Personal Liability. Each party acknowledges and agrees that that in no event shall any Affiliate of either party or any partner, member, shareholder, owner, officer, director or employee of either party or of any such Affiliate be personally liable to the other party for any payments, obligations or performance due under this Agreement or any breach or failure of performance of either party and the sole recourse for payment or performance of the obligations under this Agreement shall be against HEP or ALON (as applicable) and each such party’s respective assets and not against any other Person, except for such liability as expressly assumed by an assignee pursuant to an assignment of this Agreement in accordance with the terms hereof.

     (n) Counterparts. This Agreement may be executed in two or more counterparts, each of which when delivered (which deliveries may take place by facsimile) shall be deemed an original, but all of which shall constitute one and the same instrument.

     (o) Confidentiality. Each party hereto shall cause, and shall cause each of its Affiliates and each of their respective officers, directors and employees, to hold confidential all information relating to the business of the other party disclosed to it by reason of this Agreement and not disclose any of such information to any party unless (i) such party obtains the prior written consent of the other party, or (ii) required to disclose such information by operation of Applicable Law (including pursuant to the rules of the Securities Exchange Commission) or pursuant to rules of any securities exchange. If either party or any of its representatives or affiliates is requested or required by operation of Applicable Law (including pursuant to the Exchange Act of 1934 or the rules of the SEC) or pursuant to the rules of any securities exchange to disclose any Confidential Information, such party shall provide the other party with prompt written notice of such request or requirement (which shall be treated as Confidential Information hereunder), which notice shall be at least 48 hours prior to making such disclosure (or in the case of a disclosure pursuant to the Exchange Act, the rules of the SEC or the rules of any securities exchange, such time period (which may be shorter than 48 hours but shall not be longer than 48 hours) as may be reasonably possible), so that the other party hereto may seek a protective order or other appropriate assurance of confidential treatment of the information required to be so disclosed and/or waive compliance with the provisions of this Section 21(o). Notwithstanding the foregoing, either party shall be entitled to disclose each other’s confidential information with its advisors (legal and accounting), bankers, lenders, underwriters/purchasers and their respective advisors, provided that they are notified of the requirements of this Section 21(o) and instructed to keep such information confidential.

     (p) Unlawful Actions. Notwithstanding anything in this Agreement to the contrary, the parties acknowledge and agree that in no event will HEP or ALON ever be deemed to be in breach of this Agreement for any failure of HEP or ALON to observe or perform any provision or covenant of this Agreement if such failure to perform is attributable to any provision in this Agreement, any tariff, or any Ancillary Document, which is invalid or in violation of Applicable Law. In such event, or in the event of any action described in Section 12(b), the parties shall negotiate in good faith in an attempt to agree to another provision (instead of the provision which is invalid or in violation of Applicable Law) that is valid and legal and carries out the parties’ intentions under this Agreement.

     (q) Memorandum of Agreement. HEP acknowledges and agrees that ALON shall have the right to record a memorandum of this Agreement (the form of which shall be mutually agreed to by the parties) with respect to ALON’s rights under Section 17 and Section 18 in such jurisdictions as ALON shall deem appropriate.

[Remainder of page intentionally left blank. Signature pages follow.]

     IN WITNESS WHEREOF, the undersigned parties have executed this Agreement as of the date first written above.

ALON USA, LP

By: ALON USA GP, LLC, its general partner

By:

Name:

Title:

HOLLY ENERGY PARTNERS, L.P.

By: HEP LOGISTICS HOLDINGS, L.P., its general partner

By: HOLLY LOGISTIC SERVICES, L.L.C., its general partner

By:

Name:

Title:

Signature Page to the Pipelines and Terminals Agreement

EXHIBIT E

Form of Environmental Agreement

ENVIRONMENTAL AGREEMENT

     This Environmental Agreement (“Agreement”) is entered into by and between Holly Energy Partners, L.P., a Delaware limited partnership (“Transferee”) and Alon USA, Inc., a Delaware corporation (“Alon USA”), Alon USA, L.P., a Texas limited partnership (“Alon LP”), Fin-Tex Pipeline Company, a Texas corporation (“Fin-Tex”), T&R Assets, Inc., a Texas corporation (“T&R”), and Alon USA Refining, Inc., a Delaware corporation (“Alon Refining” and together with Alon USA, Alon LP, Fin-Tex and T&R, collectively, the “Transferors”) (each a “Party” and collectively, the “Parties”) effective as of the Closing Date under that certain Contribution Agreement (“Contribution Agreement”) between Transferee, the Transferors, Alon Pipeline Logistics, LLC, a Delaware limited liability company, and Alon Pipeline Assets, LLC, a Texas limited liability company, dated January [   ], 2005 for the contribution of the Contributed Assets referenced in that agreement.

WITNESSETH:

     WHEREAS, all terms used but not defined in this Agreement shall have the meanings ascribed to them in the Contribution Agreement, unless otherwise indicated;

     WHEREAS, the Parties have agreed to enter into this Agreement to define their rights and obligations with respect to environmental matters and the performance of environmental remediation work after the Closing Date of the Contribution Agreement;

     WHEREAS, the Contributed Assets include a bulk terminal located near Wichita Falls, Texas (the “Wichita Falls Terminal”);

     WHEREAS, the Transferors and their affiliates are performing environmental investigation and remediation projects at the Wichita Falls Terminal (the “Existing Remediation”), and the Parties desire that the Transferors and such affiliates of the Transferors shall continue to be responsible for performing the Existing Remediation, subject to the provisions of this Agreement;

     WHEREAS, pursuant to this Agreement and the Contribution Agreement, the Transferors may wish to or be required to perform additional environmental investigation or remediation work or other action to correct any Pre-Existing Environmental Matters at the Contributed Assets (the “Future Remediation”);

     NOW THEREFORE, in consideration of the foregoing and the mutual benefits, covenants and agreements contained herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

     1. Indemnity.

     (a) Subject to the terms of this Agreement, from and after the Closing, the Transferors shall indemnify, defend and hold harmless the Transferee Indemnified Parties from and against any and all Environmental Costs or Liabilities incurred by the Transferee Indemnified Parties to the extent resulting from (i) the existence prior to the Closing Date of Hazardous Materials in or on the structures, soil, sediments, surface water or groundwater at, on, under or from the Contributed Assets at levels requiring remediation under applicable Environmental Laws; or (ii) failure by the Transferors or their affiliates to comply with Environmental Laws with respect to the Contributed Assets prior to the Closing Date (in each case, regardless of whether such matters have been disclosed in the Schedules to the Contribution Agreement or otherwise) (the “Pre-Existing Environmental Matters”), including any Environmental Costs or Liabilities that any Transferee Indemnified Party may sustain in connection with any remediation, clean-up, investigation (including any subsurface investigation), modification, monitoring, repairs, work, construction, alterations or installations required under Environmental Laws as a result of the Pre-Existing Environmental Matters (except any increased costs to the extent such increased costs are caused by the actions of any Transferee Indemnified Party), including, without limitation, any costs relating to capital improvements, physical upgrading or maintenance and repairs required by Environmental Laws to correct any noncompliance by the Transferors or their affiliates with Environmental Laws. Notwithstanding the foregoing, “Environmental Costs and Liabilities” shall not include any costs, expenses or other Losses that (A) would not have been incurred under or required by Environmental Laws as they existed on the Closing Date, (B) are incurred to achieve remediation standards that are more stringent than those required for the Contributed Assets under applicable Environmental Laws or (C) fail to reasonably take advantage of applicable risk reduction or risk assessment principles allowed under applicable Environmental Laws, but only subject to the provisions of Section 2(c) below.

     (b) Notwithstanding anything to the contrary in the Contribution Agreement, the Transferors may elect to, but are not required to, perform any Future Remediation that is required to resolve an indemnification claim asserted by Transferee pursuant to this Agreement. If, as a result of a claim by Transferee for indemnity for Future Remediation, the Transferors elect to perform such Future Remediation before the Minimum Loss (as defined below) has been satisfied, Transferee shall not be obligated to reimburse the Transferors for any costs of such Future Remediation below the Minimum Loss and such costs incurred by Transferors shall not apply toward satisfaction of the Minimum Loss.

     (c) Except as provided below, Transferee shall not be entitled to be indemnified for Environmental Costs and Liabilities pursuant to this Agreement unless and until the aggregate amount of all such Environmental Costs and Liabilities exceeds $100,000 (the “Minimum Loss”). The Minimum Loss requirement shall not apply to any Existing Remediation. After the Minimum Loss is exceeded, Transferor shall promptly reimburse and indemnify Transferee for the amount of any Environmental Costs and Liabilities in excess of the Minimum Loss, subject to the other provisions of this Agreement; provided, however, that the aggregate liability of the Transferors for Environmental Costs and Liabilities pursuant to this Agreement (including for Existing Remediation performed after the Closing Date), together with Losses under Section 9.1(a)(iii) of the Contribution Agreement, shall be subject to the cap applicable to the Transferors set out in Section 9.5(a) of the Contribution Agreement.

     (d) Any claim by Transferee for indemnity pursuant to this Agreement must be made in writing prior to the expiration of the tenth anniversary of the Closing Date; provided, however, that the Transferors’ obligations shall continue with respect to any claim asserted by Transferee before the tenth anniversary of the Closing Date until such time as the claim item is resolved pursuant to the terms of this Agreement.

     (e) This Agreement sets forth the Transferors’ sole and exclusive obligations to, and the sole and exclusive remedies of, Transferee and the Transferee Indemnified Parties and their respective successors and assigns with respect to any Environmental Costs and Liabilities or any other Losses or other matters arising under any Environmental Laws or otherwise relating to the environment, human health and safety or to the management, including treatment, storage, disposal or other handling, or the release or threatened release of any Hazardous Materials.

     (f) From and after the Closing, Transferee shall indemnify, defend and hold harmless the Transferor Indemnified Parties from and against any and all Losses (including Environmental Costs and Liabilities) incurred by the Transferor Indemnified Parties to the extent resulting from (i) the existence of Hazardous Materials in or on the structures, soil, sediments, surface water or groundwater at, on, under or from the Contributed Assets or (ii) failure to comply with any federal, state or local law, rule or regulation (whether now existing or hereafter enacted, as they may be amended from time to time) pertaining to environmental regulations, emissions, discharges, contamination, clean-up or disclosures and any judicial or administrative interpretation thereof, including any judicial or administrative orders or judgments, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601 et seq. (“CERCLA”); the Federal Resource Conversation and Recovery Act, 42 U.S.C. Section 6901 et seq. (“RCRA”); Superfund Amendments and Reauthorization Act of 1986, Public Law No. 99-499 (“SARA”); the Federal Clean Air Act, 42 U.S.C 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq. (“TSCA”); the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq.; and any other superlien or environmental clean-up or disclosure statutes; regardless of whether any condition described in clause (i) above or any failure described in clause (ii) above occurred before or after the Closing Date, except to the extent that any of the foregoing are Pre-Existing Environmental Matters for which the Transferee Indemnified Parties are entitled to indemnification from the Transferors pursuant to this Section 1.

     (g) The procedures for asserting a claim for indemnity pursuant to this Agreement shall be as specified in Sections 9.2 or 9.3 of the Contribution Agreement.

     (h) In no event shall any Indemnifying Party under this Agreement be liable to any Indemnified Party with respect to any matter arising under or in relation to this Agreement for any special, consequential, punitive or exemplary damages, except to the extent such damages are included within a judgment rendered against an Indemnified Party with respect to a Third Party Claim for which indemnification is available under the terms of this Agreement.

     (i) Notwithstanding anything in this Section 1 to the contrary, in determining the amount of any Losses or Environmental Costs and Liabilities for which a party is entitled to indemnification hereunder, the amount of such Losses or Environmental Costs and Liabilities shall be reduced by all actual tax benefits arising with respect to such Losses or Environmental Costs and Liabilities which are received or are reasonably anticipated to be received by the Indemnified Party.

     2. License. Subject to the terms and conditions herein, Transferee hereby grants and conveys to the Transferors and their affiliates, their successors and such parties’ employees, contractors and agents (collectively, the “Transferor Parties”) a license (the “License”) in, over, upon, across and under those portions of the Contributed Assets required or reasonably necessary for the Transferor Parties to continue to perform the Existing Remediation and to perform Future Remediation. The License is made and accepted on and subject to the following terms and conditions:

     (a) The License shall continue until such time as the Transferors’ obligations under this Agreement and the Contribution Agreement shall have been performed, waived or otherwise shall have terminated and for a reasonable period thereafter to allow for the removal of any remediation equipment or other materials used or generated by the Transferor Parties to perform the Existing Remediation or Future Remediation.

     (b) Subject to Section 1, the Transferors’ obligations to perform any item of Existing Remediation or Future Remediation shall end when it has satisfied all applicable requirements pursuant to Environmental Law and obtained a written “no further action” determination or comparable approval from the relevant Governmental Entity or Governmental Entities, but only if such determination or approval applies to all Hazardous Materials that require remediation pursuant to Environmental Law. If the Transferors have submitted a request for a “no further action” determination but a relevant Governmental Entity has taken no action on the Transferors’ request within a reasonable period of time (which shall not be less than twelve months), the Transferors may request that Transferee waive the obligation to obtain a “no further action” determination. Any such request shall be accompanied by a demonstration the Transferors have satisfied all applicable requirements pursuant to Environmental Law and is otherwise entitled to receive a “no further action” determination. Transferee shall respond in writing to such requests within 45 days, and if Transferee agrees, which agreement shall not be unreasonably withheld, the Transferors’ obligations with respect to the site that is the subject of the request shall end. If Transferee disagrees, it shall explain the basis for its disagreement in writing.

     (c) To allow the Transferors to obtain a “no further action” determination, Transferee agrees to execute any necessary documentation restricting the future use of a Contributed Asset to industrial/commercial use or, if the Contributed Asset is currently served by a source of water other than on-site groundwater, prohibiting the future use of groundwater, but (i) no remediation/cleanup standard implemented by the Transferors shall involve or depend for its approval upon the maintenance of any other permanent restriction upon the use of any Property or the maintenance of any permanent structure, barrier, or similar institutional control without the prior written approval of Transferee, which shall not be unreasonably withheld and (ii) no such restrictions or prohibitions shall unreasonably interfere with Transferee’s ability to operate, repair, maintain, or modify the pipeline components or other equipment at the Contributed Assets without the prior written approval of Transferee, which shall not be unreasonably withheld.

     (d) The Transferors shall indemnify and hold harmless the Transferee Indemnified Parties from and against any Losses (including any Environmental Costs and Liabilities) suffered by any of the Transferee Indemnified Parties to the extent caused by the Transferor Parties in the exercise of the Transferor Parties’ rights hereunder.

     (e) In order to minimize any inconvenience to Transferee’s activities on the Property, the Transferors will coordinate all Existing Remediation or Future Remediation through Transferee’s supervisor of the applicable Contributed Asset. Within 30 days after the Closing Date, Transferee shall provide the Transferors the names and contact information of the Transferee’s supervisor for the Wichita Falls Terminal, and upon request, Transferee shall provide the Transferors with the names and contact information of the Transferee’s supervisor for any other Contributed Asset for which the Transferors shall perform Future Remediation. Except for emergency situations, in which case the Transferors or the Transferors’ contractor shall provide as much advance notice as is reasonable under the circumstances, the Transferors or the Transferors’ contractor or agent will notify Transferee’s Property supervisor by telephone or in writing sent by facsimile transmission, email or other expedited delivery method at least two business days before appearing on the Contributed Asset to conduct any Existing Remediation or Future Remediation pursuant to this Agreement and will describe the work to be performed in reasonable detail. At the Transferors’ election, such notice may be made once for a period of continuous work at a Property to avoid the need for multiple notices.

     (f) In exercising the rights of the Transferors under this License, the Transferor Parties shall take all commercially reasonable measures to avoid interference with the business operations of Transferee or its affiliates on the Contributed Assets, including any reasonably identified plans for future business operations. The Transferors will maintain the remediation area by removing equipment that is no longer in use and, except where required by a Governmental Entity or an Environmental Law, will obtain Transferee’s prior written approval for the location of new remediation equipment, which approval shall not be unreasonably withheld so long as such location will not unreasonably interfere with Transferee’s ability to operate, repair, maintain, or modify the pipeline components or other equipment at the Contributed Assets.

     (g) Transferee, by its execution hereof, confirms to the Transferors that the Existing Remediation, as it has been represented by the Transferors to Transferee as of the date of this Agreement, does not unreasonably interfere with the activities of Transferee or its affiliates. Except to the extent expressly required by a Governmental Entity or an Environmental Law, the Transferors shall obtain the confirmation of Transferee, which confirmation shall not be unreasonably withheld, to (i) any revision, modification or addition to any of the Existing Remediation systems, to the extent such revision or modification would unreasonably interfere with or cause a material disruption to Transferee’s business activities or to significantly delay the completion of the Existing Remediation; or (ii) the performance of any Future Remediation that would unreasonably interfere with or cause a material disruption to Transferee’s business activities at any Contributed Asset or to significantly delay the completion of such Future Remediation.

     (h) Transferee further agrees that, where feasible, it will make available for the

Transferors’ use in connection with the Existing Remediation or Future Remediation access to utilities such as gas, electricity, water, wastewater capacity, and compressed air. The Transferors agree to compensate Transferee for Transferee’s actual costs reasonably incurred in providing such utilities.

     (i) The Transferors will timely remove, to the extent required by Environmental Laws, and be solely responsible for the proper off-site disposal of any cuttings, contaminated soil or water, non-aqueous phase liquids or other wastes generated during the performance of the Existing Remediation or Future Remediation. The Transferors will be identified as, and will not identify Transferee or any Transferee affiliate as, the generator on any manifests or other documentation accompanying the off-site disposal of any cuttings, contaminated soil or water, or other wastes generated during the performance of the Existing Remediation or Future Remediation.

     (j) INSURANCE REQUIREMENTS AND INDEMNITY. The Transferors will perform the Existing Remediation and Future Remediation in accordance with all applicable Environmental Laws. At all times while performing the Existing Remediation or Future Remediation, the Transferors will maintain (or cause the Transferor Parties that are performing the Existing Remediation or Future Remediation to maintain) the following insurance coverage: (A) Commercial General Liability Insurance with limits of $1,000,000 each occurrence and $2,000,000 general aggregate; (B) Business Automobile Liability Insurance covering all vehicles used in the Work with limits of liability of $1,000,000 each accident; (C) (i) Workers’ Compensation Insurance as required by laws and regulations applicable to and covering employees performing the Work under this Agreement and (ii) Employer’s Liability Insurance for employee bodily injury arising out of the master-servant relationship with a limit of $1,000,000 each accident, $1,000,000 Disease-Policy Limit, $1,000,000 Disease-each employee; and (D) Excess Liability Insurance, scheduling the above liability insurance as underlying policies, with limits of $2,000,000. The Commercial General Liability Insurance and Business Automobile Liability Insurance shall specifically name Transferee as an additional insured or contain a blanket additional insured endorsement. The Transferors shall fully indemnify, defend and hold harmless the Transferee Indemnified Parties from and against any and all subrogation claims for any and all damages asserted by or on behalf of the Transferors’ insurers for Pre-Existing Environmental Matters, EVEN IF SUCH CLAIMS DIRECTLY OR INDIRECTLY ALLEGE THAT A TRANSFEREE INDEMNIFIED PARTY WAS SOLELY, PARTIALLY, JOINTLY, OR CONCURRENTLY NEGLIGENT, STRICTLY LIABLE, CULPABLE, AT FAULT, OR GROSSLY NEGLIGENT.

     (k) Within 10 business days of receipt of draft or final reports or any correspondence to or from a Governmental Entity related to the Existing Remediation or Future Remediation, the Transferors will provide Transferee with copies of such materials. Transferee agrees that, except as required by law or as reasonably required by lenders, initial purchasers or other providers of financing who are bound by obligations of confidentiality (collectively, “Financiers”) or any potential Financiers to secure financing related to the Transferee, its subsidiaries or affiliates, or the Contributed Assets, it will hold all draft reports in confidence and not disclose them to any third party, including any Governmental Entity but excluding any of Transferee’s Financiers (or potential Financiers) or any of Transferee’s subsidiaries, affiliates, agents, or representatives, in each case who are bound by obligations of confidentiality, without the Transferors’ written consent. The Transferors will notify Transferee at least 10 business days before any meeting between the Transferors and any relevant Governmental Entity or any other third party (other than contractors or other agents retained to perform such remediation) concerning the Existing Remediation or Future Remediation and will not object to Transferee participating in such meetings. If Transferee reasonably objects to the submission to a Governmental Entity of any information provided by the Transferors that is proposed to be submitted to such Governmental Entity, Transferee shall notify the Transferors of its objection and the basis therefor. Transferee’s notice shall be provided as soon as reasonable with due consideration for the timing of the proposed submission to the Governmental Entity. If Transferee elects, the Transferors shall confer with Transferee prior to such submission, and if so, the parties shall endeavor in good faith to reach agreement about the information to be submitted. Notwithstanding the foregoing, the Transferors shall not be limited in any manner from disclosing any information that the Transferors believe is reasonably necessary or appropriate under the circumstances at issue. Transferee shall not assert any position to any Governmental Entity that is contrary with its obligations pursuant to this Agreement or that is inconsistent with the Transferors’ position unless Transferee reasonably believes that the Transferors’ position would fail to provide a Governmental Entity with relevant information reasonably necessary to make an appropriate decision relating to the environmental condition of the property. Except as provided in the proceeding sentence, this Agreement shall not prohibit Transferee from attempting to influence the Governmental Entity’s decisions relating to the Existing Remediation or Future Remediation provided that Transferee provides reasonable notice to the Transferors of such intent prior to any such attempt and affords the Transferors the opportunity to participate in any meeting or discussion by Transferee with any such Governmental Entity for such purpose. Transferee shall not challenge any investigation or remediation plan already approved by a Governmental Entity as of the effective date of this Agreement.

     (l) The Transferors shall perform the Existing Remediation or Future Remediation with reasonable diligence, but this requirement shall not impose any obligation on the Transferors to implement any remedy different than those otherwise authorized pursuant to this Agreement or required pursuant to Environmental Law. Upon the request of Transferee not more frequently than once each calendar quarter, the Transferors shall provide Transferee with a written statement of the status of the Existing Remediation or Future Remediation at any Contributed Asset, including a description and planned schedule of the remaining activities required to achieve the applicable remediation standard and a description of activities since the preceding written statement.

     (m) To the extent permitted by the relevant Governmental Entity, the Transferors agree to relocate equipment belonging to the Transferors if necessary to accommodate Transferee’s reasonable needs for the future operation of the Property. To the extent that Transferee has confirmed that the Existing Remediation, as it has been represented by the Transferors to Transferee as of the date of this Agreement, does not unreasonably interfere with the activities of Transferee or its affiliates at the Wichita Falls Terminal or to the extent that Transferee confirms pursuant to Sections 2(f) or 2(g) above that any new remediation equipment, any revision, modification or addition to any Existing Remediation system or any Future Remediation would not reasonably be expected to interfere with or cause a disruption to

Transferee’s business activities on any Contributed Asset, Transferee agrees to pay 100% of the reasonable cost for and expense of the relocation of the equipment. To the extent that Transferee has not made such a determination, the Transferors agree to pay 100% of the reasonable cost for and expense of the relocation of the equipment. Transferee shall not require the Transferors to relocate the equipment except to the extent the relevant Governmental Entity accepts the alternate location as a substitute for the original location, if Transferors believe such acceptance is necessary.

     (n) In the event that the Transferors are in breach of any requirement of this Section 2 (a “Breach”), Transferee may provide the Transferors with a written notice describing the Breach, and the Transferors shall cure the Breach within 60 days after such notice (or if the Breach cannot reasonably be cured within 60 days, such longer period as is reasonably required so long as the Transferors are attempting to cure such breach in a diligent manner). If the Transferors fail to cure such breach pursuant to the foregoing sentence, Transferee may, in addition to any other remedies available to it, terminate the License upon the provision of 5 days prior written notice to the Transferors.

     3. Environmental Dispute Resolution.

     (a) This Section and not the Contribution Agreement shall apply to disputes arising under this Agreement (collectively, “Environmental Disputes”).

     (b) If an Environmental Dispute arises, either Party may initiate negotiation proceedings by sending a letter (the “Negotiation Letter”) to the other Party in which event the Parties shall attempt in good faith to resolve the Environmental Dispute promptly by negotiation. Such Negotiation Letter shall set forth the particulars of the dispute, the terms of this Agreement or any other agreement that are involved, and a suggested resolution. The recipient of the letter must respond within 30 days and include a response to the proposed solution. If the matter has not been resolved within 60 days of a Party’s request for negotiation (the “Negotiation Period”), the Parties may seek the appointment of an independent environmental professional mutually satisfactory to both Parties (the “Environmental Professional”) to issue a determination with respect to the matter in dispute.

     (c) The Environmental Professional shall be an environmental consultant if the Environmental Dispute concerns the scope of Existing Remediation or Future Remediation or the scope or cost of actions to correct any noncompliance with Environmental Laws. The Environmental Professional shall be an environmental attorney if the Environmental Dispute concerns whether Existing Remediation or Future Remediation is required, whether a condition complies with Environmental Laws, or the proper interpretation of the relevant sections of this Agreement or any other agreement relevant to the dispute. The parties acknowledge that a dispute may require the appointment of both an environmental consultant and an environmental attorney, in which case the parties shall select both an environmental consultant and an environmental lawyer that will agree to work together and harmonize their determinations to fulfill the duties of the Environmental Professional.

     (d) Within 30 days after the appointment of the Environmental Professional, each Party will prepare and deliver to the Environmental Professional a written report setting forth such Party’s final and best offer regarding the resolution of the Environmental Dispute. The Environmental Professional shall, within 30 days of the delivery of the last Party’s report, make his/her determination regarding the resolution of the dispute, including a determination of which party substantially prevailed in the dispute. To the extent that the dispute involves whether a particular Environmental Cost or Liability arose from the presence of any Hazardous Materials or the violation of any Environmental Law on or before or after the Closing Date, the Environmental Professional shall consider the information (to the extent it is relevant and appropriate) contained in the Phase I environmental site assessment reports prepared by JD Consulting in February 2000 and July 2003, but the Transferee Indemnified Parties shall bear the burden of proving that any such presence or violation existed or occurred prior to the Closing Date. To the extent that the dispute involves whether a particular Environmental Cost or Liability arose from a release of Hazardous Materials alleged to have occurred from the portion of a Pipeline located within one-quarter mile of the property line of the Alon USA Big Spring, Texas refinery (“Big Spring Refinery”) or from the Big Spring Refinery itself, the Transferors shall bear the burden of proving that the release was from the Pipeline. The Environmental Professional’s determination shall be final and binding on the Parties and not subject to appeal. The Environmental Professional’s fees and expenses will be paid by the Party who was not determined by the Environmental Professional to have substantially prevailed. Any amount required to be paid as the result of the Environmental Professional’s determination of such dispute shall be paid within 30 days of the date on which the Environmental Professional’s determination is delivered to the Parties.

     4. Cooperation and Further Assurance. Transferee covenants and agrees that it will cooperate in all reasonable respects with the Transferor Parties in all matters relating to any Existing Remediation or Future Remediation.

     5. Non-waiver. Failure by any Party to insist upon strict compliance with any obligation, covenant, agreement, or condition by any other Party shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any such obligation, covenant, agreement, or condition, or any other obligation, covenant, agreement, or condition contained in this Agreement.

     6. No Joint Venture Relationship. The execution and performance of this Agreement by the Parties shall not give rise to, and should not be interpreted as giving rise to, any joint venture, partnership, or other similar relationship between the parties.

     7. Law and Venue. This Agreement shall be governed by the laws of the State of Texas, and any cause of action, whether at law or in equity, related to or arising out of this Agreement shall be maintained in a court of competent jurisdiction situated only in Dallas County, Texas. If any suit is brought to enforce this Agreement or is otherwise brought pursuant to this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and all costs incurred.

     8. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument.

     9. Headings. The headings contained in this Agreement are solely for the purpose of reference and are not part of the Agreement of the Parties and shall not in any way affect the interpretation or meaning of this Agreement or any of its provisions.

     10. Notice. Any notice or other communication given under this Agreement shall be in writing and shall be (i) delivered personally, (ii) sent by documented overnight delivery service, (iii) sent by facsimile transmission, or (iv) sent by first class mail, postage prepaid (certified or registered mail, return receipt requested). Such notice shall be deemed to have been duly given (w) on the date of the delivery, if delivered personally, (x) on the business day after dispatch by documented overnight delivery service, if sent in such manner, (y) on the date of facsimile transmission, if so transmitted on a business day during normal business hours, otherwise on the next business day, or (z) on the fifth business day after sent by first class mail, postage prepaid, if sent in such manner. Notices or other communications shall be directed to the following addresses:

          Notices to the Transferors:

Alon USA, Inc. 7616 LBJ Freeway, Suite 300 Dallas, Texas 75251 Attention: General Counsel Facsimile No.: (214) 254-4625

          Notices to Transferee:

Holly Energy Partners, L.P. 100 Crescent Court, Suite 1600 Dallas, Texas 75201-6927 Attention: General Counsel Facsimile No.: (214) 871-3523

or to such other address or fax number as any such party shall designate by written notice to the other party hereto in the foregoing manner.

     11. Severability. If any provision of this Agreement is determined by a court of competent jurisdiction to be invalid or otherwise unenforceable, all remaining provisions of the Agreement shall remain in full force and effect.

     12. Entire Agreement. This Agreement and, where specifically referred to herein, the Contribution Agreement, contains the entire agreement between the parties relating to the subject matter herein described. Any oral representations or modifications concerning this Agreement shall be of no force and effect. Any subsequent amendment or modification of this Agreement must be in writing and signed by both parties.

     13. Binding Effect and Assignment.

     (a) This Agreement shall bind and inure to the benefit of each of the parties hereto and its respective successors and permitted assigns.

     (b) At any time, either of Transferee or the Transferors may make a collateral assignment of its rights under this Agreement to any of its bona fide lenders or debt holders, or a trustee or a representative for any of them, and the non-assigning party shall execute an acknowledgment of such collateral assignment in such form as may from time to time be reasonably requested; provided, however, that unless written notice is given to the non-assigning party that any such collateral assignment has been foreclosed upon, such non-assigning party shall be entitled to deal exclusively with Transferee or the Transferors, as the case may be, as to any matters arising under this Agreement or any of the other agreements delivered pursuant hereto.

     (c) Notwithstanding any contrary provisions contained in this Agreement, Transferee and the Transferors agree that each of Transferee and the Transferors (each an “Assignor”), each in its sole discretion, may assign any or all of its rights and obligations arising under this Agreement to one or more of its respective Subsidiaries (such Subsidiary, an “Assignee”), provided that no such assignment shall relieve Assignor of any obligation or liability to Transferee or the Transferors, as the case may be, under this Agreement, and provided further that the following shall apply:

          (i) Assignor will provide Transferee or the Transferors, as the case may be, with prompt written notice of any such assignment.

          (ii) No such assignment shall be effected if the making of the assignment will result in the Transferee’s or Transferors’ inability to obtain any Consent.

          (iii) Assignee shall irrevocably appoint Assignor as an authorized representative and agent authorized to act for, to bind and to receive notices and payments on behalf of Assignee in all matters arising from or related to this Agreement.

          (iv) Irrespective of any such assignment:

               (A) Assignor shall remain jointly and severally liable with respect to any covenant, obligation or liability of Assignor under this Agreement, including, without limitation, the payment of all sums due from such Assignor under this Agreement, it being understood that all such covenants, obligations and liabilities shall constitute the direct and primary obligation of Assignor; and

               (B) Without limiting the generality of the foregoing, if and to the extent that applicable Law would construe the retention by Assignor of the direct and primary obligation to perform any and all obligations, liabilities or covenants assigned to or assumed by

Assignee to be a guaranty by Assignor of Assignee’s performance, then Assignor hereby irrevocably, absolutely and unconditionally guarantees the full, prompt and faithful performance by such Assignee of all covenants and obligations to be performed by such Assignee under this Agreement.

          (v) Transferee and the Transferors further hereby agree that a separate action or actions may be brought and prosecuted against any Assignor for any such covenant, obligation or liability assigned, whether action is brought against Assignee or whether Assignee is joined in any such action or actions, and Transferee and the Transferors hereby waive any right to require Transferee or the Transferors, as the case may be, to proceed against any such Assignee.

     (d) Except as otherwise provided in Section 13(a), Section 13(b) and Section 13(c) above, this Agreement is not assignable by either Transferee or the Transferors; provided that this Section 13(d) shall not apply to any merger, sale of equity interests, or change of control involving a party hereto.

[The Remainder of this Page is Intentionally Blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

TRANSFEREE:

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P., its general partner

By:

Name:

Title:

THE TRANSFERORS:

ALON USA, INC.

By:

Name:

Title:

ALON USA, L.P.

By:	ALON USA, GP, LLC, a Delaware limited liability company, its general partner

By:

Name:

Title:

FIN-TEX PIPELINE COMPANY

By:

Name:

Title:

T&R ASSETS, INC.

By:

Name:

Title:

ALON USA REFINING, INC.

By:

Name:

Title:

EXHIBIT F

Form of Right of First Offer Agreement

[ _______________ ], 2005

Holly Energy Partners, L.P.
100 Crescent Court, Suite 1600
Dallas, Texas 75201
Attn: Matthew P. Clifton

Dear Matt:

     In connection with the transactions contemplated by that certain Contribution Agreement dated January [ ___ ], 2005 (the “Contribution Agreement”), by and among Holly Energy Partners, L.P., a Delaware limited partnership (“HEP”), Holly Energy Partners — Operating, L.P., a Delaware limited partnership, T&R Assets, Inc., a Texas corporation, Fin-Tex Pipe Line Company, a Texas corporation, Alon USA Refining, Inc., a Delaware corporation, Alon Pipeline Assets, LLC, a Texas limited liability company, Alon Pipeline Logistics, LLC, a Delaware limited liability company, Alon USA, LP, a Texas limited partnership, and Alon USA, Inc., a Delaware corporation (“Alon USA”), Alon USA hereby agrees to offer HEP certain rights with respect to any proposed Third Party Transaction (as defined below) involving the crude oil pipelines or Refined Product (as defined in the Pipelines and Terminals Agreement referred to below) pipelines, terminals or truck racks held by Alon USA or any Related Party (as defined below) on the date hereof (collectively, the “Subject Assets”) as provided herein. For purposes of this letter agreement, “Third Party Transaction” means any proposed sale or disposition of 100% of the right, title and interest in one or more Subject Assets to a person or entity other than HEP or any affiliate of Alon USA; provided that a “Third Party Transaction” shall not include or be deemed to include (i) any proposed sale of Subject Assets together with any assets that are not Subject Assets, (ii) any proposed sale in which Alon USA or a Related Party will retain any direct or indirect interest in the Subject Asset(s) or the transferee of such Subject Assets, (iii) any proposed sale of Subject Assets pursuant to an unsolicited offer from a third party, or (iv) any merger, consolidation or sale of equity interests. For purposes of this letter agreement, “Related Party” means any direct or indirect subsidiary of Alon USA.

     From and after the date hereof through the termination of this letter agreement, Alon USA agrees that prior to soliciting or causing any Related Party to solicit, any Third Party Transaction, Alon USA will provide HEP with written notice (a “Third Party Offer Notice”) of such Third Party Transaction. The Third Party Offer Notice shall state (a) Alon USA’s intention to solicit a Third Party Transaction and (b) the Subject Assets subject thereto (the “Offered Assets”). In Alon’s sole discretion, Alon may also include the proposed price and other terms pursuant to which Alon proposes to sell the Offered Assets.

     As promptly as practicable following the delivery of a Third Party Offer Notice and upon receipt of an undertaking by HEP to abide by the terms of any applicable confidentiality or restrictive use agreement, Alon USA shall provide or make available, or cause the applicable Related Party to provide or make available, to HEP such information as HEP shall reasonably request for purposes of valuing the Offered Assets. Upon the delivery of a Third Party Offer Notice to HEP, Alon USA shall cease, and shall cause any Related Party to cease, pursuing any activities in furtherance of a Third Party Transaction involving the Subject Assets for a period of 20 business days.

     Within 20 business days after receipt of a Third Party Offer Notice, HEP may, by written notice to Alon USA (the “HEP Offer Notice”), make an offer to purchase some or all of the Offered Assets, which notice shall state the price and other terms offered by HEP for the Offered Assets. Alon USA shall have the right, but not the obligation, to accept any offer made by HEP, which decision shall be in Alon USA’s sole discretion. In the event Alon USA does not accept HEP’s offer, Alon USA shall notify HEP in writing that Alon USA is declining HEP’s offer (a “Declining Notice”) within 10 business days of receipt of the HEP Offer Notice; provided that if Alon USA shall not have delivered a Declining Notice in such 10 business day period, Alon USA shall be deemed to have declined HEP’s offer. If Alon USA declines, or is deemed to have declined, HEP’s offer, Alon USA shall have the right to solicit and consummate a Third Party Transaction with respect to the Offered Assets on such terms as Alon USA shall determine in its sole discretion, irrespective of the terms of HEP’s Offer Notice; provided, however, that if Alon USA has not executed a definitive purchase and sale agreement (or similar agreement) with respect to such Third Party Transaction within 180 days after Alon USA’s receipt of the HEP Offer Notice, then the requirements of this paragraph shall apply again and Alon USA may not enter into or complete any Third Party Transaction without first providing HEP with new a Third Party Offer Notice and right of first offer.

     Alon USA’s obligations under this letter agreement shall terminate in full upon the fourth anniversary of that certain Pipelines and Terminals Agreement dated [ ___ ], 2005, between HEP and Alon USA, L.P., a Texas limited partnership.

     HEP shall be entitled to assign its rights hereunder to any of its subsidiaries upon written notice to Alon USA.

     This letter supersedes any prior written or oral understanding of the parties with respect to the subject matter hereof, constitutes the entire understanding of the parties hereto with regard to the subject matter hereof and is not intended to modify or amend any other agreement existing between the parties or to imply an obligation by any of the parties to enter into any transaction or to negotiate or take any other action in contemplation thereof. The provisions of this letter agreement may be amended, waived or modified only with the written consent of each of the parties hereto. This letter agreement shall be governed by and construed in accordance with the laws of the State of Texas, without reference to its conflict of law provisions. This letter may be executed in counterparts (including by facsimile), all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by

F-2

each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Any notices required or permitted hereunder shall be in writing and shall be personally delivered or sent by telefacsimile (with electronic confirmation) to the other party at its address set forth on the signature page hereto, or at such other address as it may specify in writing in accordance with this sentence.

     In order to indicate your agreement with the foregoing, please sign and return the enclosed copy of this letter.

ALON USA, INC.

By:
Jeff D. Morris
President and Chief Executive Officer

7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Facsimile: (214) 367-3723

Agreed and accepted this ____ day of _________, 2005.

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

	By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

By:

Mathew P. Clifton
Chairman of the Board and Chief Executive Officer

100 Crescent Court, Suite 1600
Dallas, Texas 75201
Facsimile: (214) 871-3523

F-3

EXHIBIT G

Form of Assignment and Assumption Agreement

ASSIGNMENT AND ASSUMPTION AGREEMENT

     THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the “Agreement”) is made and entered into as of this [ ___ ] day of [ ___ ], 2005, among Alon Pipeline Assets, LLC, a Texas limited liability company (“Transferee”), T&R Assets, Inc., a Texas corporation, Fin-Tex Pipe Line Company, a Texas corporation, and Alon USA Refining, Inc., a Delaware corporation (collectively, “Transferors”).

WITNESSETH:

     WHEREAS, concurrently with the execution and delivery hereof, Transferors have contributed to Transferee (a) certain refined petroleum products pipelines, (b) certain refined petroleum products terminals, and (c) certain other specified rights and assets used primarily in connection with the ownership and operation of said pipelines and terminals pursuant to that certain Contribution Agreement, dated as of January [___], 2005 (the “Contribution Agreement”), among Transferee, Transferors, Holly Energy Partners, L.P., a Delaware limited partnership, Holly Energy Partners - Operating, L.P., a Delaware limited partnership, Alon Pipeline Logistics, LLC, a Delaware limited liability company, Alon USA, Inc., a Delaware corporation, and Alon USA, LP, a Texas limited partnership; and

     WHEREAS, pursuant to the Contribution Agreement, Transferee has agreed to assume certain liabilities and obligations of Transferors.

     NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Transferee hereby covenants and agrees with Transferors as follows:

     1. Effective as of the date hereof, Transferee hereby agrees to assume and be solely responsible for the payment, performance and discharge of all of the Assumed Liabilities (as defined in the Contribution Agreement).

     2. This Agreement shall be subject to the terms and conditions set forth in the Contribution Agreement, and nothing contained in this Agreement shall be construed to limit, terminate or expand the representations, warranties and covenants set forth in the Contribution Agreement.

     3. The undertakings, covenants, and agreements set forth herein shall be binding upon and inure to the benefit of Transferee and Transferors and their respective successors and assigns.

     4. The terms and conditions of this Agreement shall be governed and construed in accordance with the laws of the State of Texas, without reference to its conflict of law provisions.

G-1

     IN WITNESS WHEREOF, Transferee and Transferors have executed this Agreement as of the date first set forth above.

ALON PIPELINE ASSETS, LLC

By:
Name:
Title:

T&R ASSETS, INC.

By:
Name:
Title:

FIN-TEX PIPE LINE COMPANY

By:
Name:
Title:

ALON USA REFINING, INC.

By:
Name:
Title:

G-2

EXHIBIT H

Form of Services Agreement

SERVICES AGREEMENT

     This SERVICES AGREEMENT (this “Agreement”), dated ___, 2005, is entered into between Alon USA, LP, a Texas limited partnership (“Alon”) and Holly Energy Partners, L.P., a Delaware limited partnership (“HEP”).

WITNESSETH:

     WHEREAS, Alon and certain of its affiliates have entered into that certain Contribution Agreement, dated January ___, 2005, pursuant to which certain affiliates of Alon (the “Contributing Affiliates”) will contribute to HEP the refined product pipelines, refined product terminals and related assets described in the Contribution Agreement (the “Contributed Assets”);

     WHEREAS, excluded from such Contribution Agreement are certain assets owned by Alon and its affiliates which are not used primarily in connection with the Contributed Assets, but have historically been operated by Alon in conjunction with the Contributed Assets (the “Retained Assets”);

     WHEREAS, the continued operation by Alon and its affiliates of the Retained Assets requires certain services to be performed by HEP and its affiliates and/or access by Alon to certain of the Contributed Assets, and the continued operation of the Contributed Assets requires certain services to be performed by Alon and its affiliates and/or access by HEP to certain of the Retained Assets;

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein set forth, the parties hereto agree as follows:

     1. Services by HEP and its Affiliates. During the term of this Agreement, HEP will, and will cause its affiliates to, through their own personnel, provide to Alon and its affiliates those services listed on Exhibit A hereto. HEP further agrees to provide, and to cause its affiliates to provide, through their own personnel, such other services as Alon and its affiliates shall reasonably designate from time to time as necessary for the continued operation of the Retained Assets and Alon and HEP agree to update Exhibit A to reflect such further services. The foregoing services are referred to herein individually as an “HEP Service” and collectively as the “HEP Services”.

     2. Grant of Access to Contributed Assets. To the extent that any Retained Asset is an Excluded Asset (as defined in the Contribution Agreement) which is physically located within the Contributed Assets, HEP shall, and shall cause its affiliates to, grant access to such Excluded Assets to Alon, its affiliates, designees and representatives, as shall be reasonably requested by Alon from time to time upon such advance notice as shall be reasonable under the circumstances. Such access to Alon, its affiliates, designees and representatives shall be limited to the time and scope reasonably necessary for the purpose for which such access is requested.

     3. Services by Alon and its Affiliates. During the term of this Agreement, Alon will, and will cause its affiliates to, through their own personnel, provide to HEP and its affiliates those services listed on Exhibit B hereto. Alon further agrees to provide, and to cause its affiliates to provide, through their own personnel, such other services as HEP and its affiliates shall reasonably designate from time to time as necessary for the continued operation of the Contributed Assets and Alon and HEP agree to update Exhibit B to reflect such further services. The foregoing services are referred to herein individually as an “Alon Service” and collectively as the “Alon Services”.

     4. Grant of Access to Retained Assets and Excluded Assets. Alon shall, and shall cause its affiliates to, grant access to the Retained Assets and Excluded Assets to HEP, its affiliates, designees and representatives, to the extent reasonably necessary for HEP’s operation and maintenance of Contributed Assets located thereon and as shall be reasonably requested by HEP from time to time upon such advance notice as shall be reasonable under the circumstances. Such access to HEP, its affiliates, designees and representatives shall be limited to the time and scope reasonably necessary for the purpose for which such access is requested.

     5. Termination of Services; Term of Agreement.

          (a) Alon may, at any time upon written notice to HEP, terminate any HEP Service and HEP may, at any time upon written notice to Alon, terminate any Alon Service.

          (b) Except as provided in paragraph (a) above, this Agreement shall continue in full force and effect until the earlier of (i) the mutual written consent of HEP and Alon to terminate this Agreement and (ii) the termination of that certain Pipelines and Terminals Agreement dated ___, 2005, between HEP and Alon; provided that if the parties shall enter into a new pipelines and terminals agreement pursuant to Section 13(c) of the Pipelines and Terminals Agreement, the parties shall negotiate in good faith to enter into a replacement services agreement to continue in force and effect until the expiration or termination of such new pipelines and terminals agreement.

     6. Payment for Services.

     (a) Except as otherwise provided in this Section 6, no payment shall be required from Alon or its affiliates for the performance of any HEP Services and no payment shall be required from HEP or its affiliates for the performance of any Alon Services.

     (b) Notwithstanding clause (a) above, (i) Alon shall reimburse HEP and its affiliates for any costs (other than normal salary or hourly wages of employees of HEP and its affiliates) reasonably incurred in good faith by HEP in the performance of any HEP Services and (ii) HEP shall reimburse Alon and its affiliates for any costs (other than normal salary or hourly wages of employees of

Alon and its affiliates) reasonably incurred in good faith by Alon in the performance of any Alon Services. In the event that HEP or Alon believes that its performance of a specific HEP Service or Alon Service, as applicable, will in any instance result in costs reimbursable hereunder that will exceed $1,000, then such party shall notify the other party as soon as practicable to obtain the consent of the other party to incur such costs. To the extent that any party hereto (the “Reimbursing Party”) shall be obligated to reimburse the other party hereto (the “Reimbursed Party”) pursuant to this clause (b), the Reimbursing Party shall pay the full amount of any reimbursable costs due to the Reimbursed Party within twenty days of delivery by the Reimbursed Party to the Reimbursing Party’s principal executive offices of an invoice for such costs, together with supporting documentation. Any amounts not paid within such twenty day period shall bear interest from an after such twentieth day at a rate of 8% per annum.

     7. Indemnification.

     (a) Alon will indemnify and hold harmless HEP and its affiliates from and against any loss, liability, damage, claim or expenses (including reasonable attorneys’ fees) arising as a result of or in connection with (i) the provision of HEP Services hereunder or (ii) Alon’s access to any Contributed Asset, except to the extent attributable to the negligence, gross negligence or willful misconduct of HEP, its affiliates, employees or other representatives.

     (b) HEP will indemnify and hold harmless Alon and its affiliates from and against any loss, liability, damage, claim or expenses (including reasonable attorneys’ fees) arising as a result of or in connection with (i) the provision of Alon Services hereunder or (ii) HEP’s access to any portion of a Retained Assets or Excluded Assets retained by Alon, except to the extent attributable to the negligence, gross negligence or willful misconduct of Alon, its affiliates, employees or other representatives.

     8. Entire Agreement. This Agreement sets forth the entire understanding of the parties with respect to the subject matter hereof. This Agreement may only be modified, waived or amended by an instrument in writing signed by the parties hereto.

     9. Nonassignment. The HEP Services and the Alon Services are hereby deemed to be personal in nature and, as such, neither this Agreement nor any of the obligations of either party hereto may be assigned by any party except to an affiliate of such party. Notwithstanding the foregoing, Alon shall cause any third party acquiring all of the Retained Assets, or any portion thereof which is material to the this Agreement, to become bound to the terms of this Agreement to the extent applicable to the Retained Assets so transferred and HEP shall cause any third party acquiring all of the Contributed Assets, or any portion thereof which is material to the this Agreement, to become bound to the terms of this Agreement to the extent applicable to the Contributed Assets so transferred. Any permitted assignment of this Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

     10. Further Assurances. Each party hereto agrees to execute and deliver such additional documents and instruments and to perform such additional acts as may be reasonably necessary or appropriate to effectuate, carry out and perform all of the terms and provisions of this Agreement.

     11. Severability. In the event that any provision of this Agreement shall be held to be void or unenforceable in whole or in part, the remaining provisions of this Agreement and the remaining portion of any provision held void or unenforceable in part shall continue in full force and effect.

     12. Waiver of Breach. No wavier by any party of any breach of any provision of this Agreement shall be deemed a continuing waiver or a waiver of any preceding or succeeding breach of such provision or any other provision herein contained. The failure of any party hereto to take any action by reason of such breach will not deprive such party of the right to take action at any time while such breach continues.

     13. Independent Contractors. The parties acknowledge that the relationships created by this Agreement are that of independent contractors. Nothing contained herein shall be construed to create a relationship of employer and employee between Alon and HEP and its employees on the one hand, and HEP and Alon and its employees on the other hand. In performing any HEP Services hereunder HEP shall have the sole discretion to determine the manner and means by which its employees shall perform their duties, the hours of work of any of its employees and, subject to the nature of the HEP Services provided, when and where such services are to be performed. In performing any Alon Services hereunder Alon shall have the sole discretion to determine the manner and means by which its employees shall perform their duties, the hours of work of any of its employees and, subject to the nature of the Alon Services provided, when and where such services are to be performed. Each of HEP and Alon shall be solely responsible for all wages, salaries and benefits of its respective employees, for all employment and employment-related taxes and for insurance coverage required for such employees by law (e.g., workers’ compensation insurance, disability insurance, unemployment insurance, etc.). Neither HEP nor any of its employees will be entitled to any benefits provided by Alon to its employees and neither Alon nor any of its employees will be entitled to any benefits provided by HEP to its employees.

     14. Relationship. It is not the purpose or intention of the parties hereto to create any partnership, joint venture or association.

     15. Compliance with Laws. Each of HEP and Alon shall, and shall cause their respective affiliates and employees to, comply with all applicable laws, ordinances, regulations and codes in the performance of its services and obligations under this Agreement.

     16. Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict-of-laws rules thereof.

     17. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute a single instrument.

[Remainder of page intentionally left blank]

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

ALON USA, LP

By: ALON USA, GP, LLC, a Delaware limited liability company, its General partner

By:
Jeff D. Morris
President and Chief Executive Officer

HOLLY ENERGY PARTNERS, L.P.

By:	HEP LOGISTICS HOLDINGS, L.P.
its General Partner

	By:	HOLLY LOGISTIC SERVICES, L.L.C.
its General Partner

By:
Matthew P. Clifton
Chairman of the Board and Chief Executive Officer

EXHIBIT I

Form of Subordination, Non-Disturbance and Attornment Agreement

ATTACHMENT 1

FORM OF SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

Prepared by, and after recording, return to:

SUBORDINATION, NON-DISTURBANCE
AND ATTORNMENT AGREEMENT

     This Subordination, Non-Disturbance and Attornment Agreement (this “Agreement”) is executed as of ___, 200___, among ___, in its capacity as [Title of agent/trustee] under [Document pursuant to which credit has been extended] and on behalf of the Credit Parties (as defined below) (“Administrative Agent”), and [Alon USA, LP, a Texas limited partnership] (“Alon”) and Credit Suisse First Boston, acting through its Cayman Islands Branch, in its capacity as administrative agent and collateral agent (or any assignee of or successor to such administrative agent and/or collateral agent) (“Alon Administrative Agent”) for the Secured Parties (as defined in the Guarantee and Collateral Agreement, dated as of January 14, 2004 (the “Alon Security Agreement”), among Alon USA, Inc., the subsidiaries of Alon USA, Inc. party thereto and Alon Administrative Agent, as amended, extended, renewed, restated, supplemented or otherwise modified from time to time), and its successors in such capacity.

RECITALS:

     A. [Holly Energy Partners — Operating, L.P.], a Delaware limited partnership (“HEP”), the [financial institutions] party thereto from time to time (individually, a “Financial Institution” and collectively, the “Financial Institutions”), the Financial Institutions issuing letters of credit thereunder from time to time, if any (individually, an “Issuing Bank” and collectively, the “Issuing Banks”), the Financial Institutions or any affiliate thereof that have entered into hedging arrangements with HEP or any subsidiary thereof from time to time (individually, a “Swap Counterparty” and collectively, the “Swap Counterparties” and, together with Administrative Agent, the Financial Institutions and the Issuing Banks, being collectively referred to herein as the “Credit Parties”) are parties to that certain [Credit Agreement] dated as of ___(as heretofore and hereafter renewed, extended, amended, supplemented, replaced, modified and/or restated from time to time, the “Credit Agreement”).

     B. The Financial Institutions are the present owners and holders of certain promissory notes or other evidences of indebtedness dated ___, in the aggregate principal amount of $___, executed by HEP and payable to the order of each such Financial Institution (as heretofore and hereafter renewed, extended, amended, supplemented, replaced, modified, and/or restated from time to time, the “Notes”). Administrative Agent, for the ratable benefit of the Credit Parties, is the beneficiary of that certain [Mortgage, Deed of Trust, Security Agreement, Assignment of Rents and Leases, Fixture Filing and Financing Statement] dated as of ___(as heretofore and hereafter renewed, extended, amended, supplemented, replaced, modified, and/or restated from time to time, the “Senior Mortgage”) and the secured party under certain other security agreements and documents entered into in connection with the Credit Agreement (as heretofore and hereafter renewed, extended, amended, supplemented, replaced, modified, and/or restated from time to time, the “Security Instruments” and, together with the Credit Agreement, the Notes, the Senior Mortgage and any other documents, instruments and agreements executed and/or delivered in connection with the Credit Agreement, collectively, the “Senior Loan Documents”).

     C. Pursuant to the Senior Loan Documents and to secure the Notes and the other [Secured Obligations] (as defined in the Senior Mortgage), HEP granted a security interest and mortgage lien to or for the benefit of Administrative Agent, covering the right, title and interest of HEP in certain property described in Exhibit A attached hereto (the “Property”).

     D. Alon is the current owner of certain rights and interests under and pursuant to the provisions of that certain Pipelines and Terminals Agreement dated ___, 2005 between HEP and Alon (together with any amendments, restatements or modifications from time to time made thereto, the “Pipeline and Terminals Agreement”), a memoranda of the Pipeline and Terminals Agreement being recorded ___.

     E. Alon is the current beneficiary of certain liens and security interests in a portion of the Property (the “Subordinated Liens”) under and pursuant to the provisions of that certain Mortgage and Deed of Trust (with Security Agreement and Financing Statement) (the “Alon Deed of Trust”) dated as of ___, 2005 executed by HEP, to ___, Trustee, for the benefit of Alon, securing the Obligations (as defined in the Alon Deed of Trust), the Alon Deed of Trust being recorded ___.

     F. Alon has agreed to subordinate its Subordinated Liens under the Alon Deed of Trust (but not, pursuant to this Agreement, any of its rights and interests under the Pipelines and Terminals Agreement) to (i) the Senior Mortgage and the other Senior Loan Documents, and (ii) any other mortgage, deed of trust or security instrument granted by a Purchaser (as defined below) or any subsequent purchaser of any portion of the Mortgaged Property (as heretofore and hereafter renewed, extended, amended, supplemented, replaced, modified, and/or restated from time to time, a “Future Senior Mortgage”) that secures debt and obligations of, and other extensions of credit to, such Purchaser or purchaser (together with the Secured Obligations (as defined in the Senior Mortgage), referred to herein as the “Senior Secured Obligations”) and Administrative Agent has agreed that it and any such Purchaser at foreclosure of the Senior Mortgage shall recognize and not disturb or extinguish the Alon Deed of Trust, all on the terms and conditions hereinafter set forth.

AGREEMENTS:

     NOW, THEREFORE, in consideration of Ten Dollars ($10) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Administrative Agent and Alon hereby covenant and agree as follows:

1. Subordination of Alon Deed of Trust.

          (a) Subject to the provisions of Section 3 and Section 4 hereof, the Subordinated Liens of Alon under the Alon Deed of Trust and all of the terms, covenants and provisions of the Alon Deed of Trust, and all rights, remedies and options of Alon thereunder, are and shall at all times continue to be subject, subordinate and inferior in all respects to the Senior Loan Documents and any Future Senior Mortgage and to the liens and security interests thereof and to all amendments, modifications, and replacements thereof, with the same force and effect as if the Senior Loan Documents, or if applicable, the Future Senior Mortgage, had been executed, delivered and recorded prior to the execution, delivery and recordation of the Alon Deed of Trust. This Agreement is not intended, and shall not be construed, to (i) subordinate the rights and interests of Alon under the Pipelines and Terminals Agreement (including Alon’s right to quiet enjoyment under the Pipelines and Terminals Agreement or any claims, remedies or damages that may be due or available to, or become due or available to, Alon under the Pipelines and Terminals Agreement), or (ii) subordinate the Alon Deed of Trust to any mortgage, deed of trust, assignment, security agreement, financing statement or other security document, other than, with respect to clause (ii), the Senior Loan Documents and the Future Senior Mortgage. Nothing in this Agreement shall impair, as between HEP and Alon, the obligations of HEP, which are absolute and unconditional, to perform the Obligations in accordance with their terms.

          (b) Notwithstanding anything herein or in the Alon Deed of Trust to the contrary, Alon hereby acknowledges and agrees, and HEP by its consent to this Agreement acknowledges and agrees, that (i) in the event that any of the terms or provisions of this Agreement conflict with any terms or provisions of the Alon Deed of Trust, the terms or provisions of this Agreement shall govern and control for all purposes; and (ii) without the written prior consent of the Administrative Agent or the beneficiary of any Future Senior Mortgage (together with the Credit Parties, the “Senior Beneficiaries”), neither Alon nor HEP (nor any future owner of the Mortgaged Property) will amend, revise, supplement, replace, restate, or otherwise modify the Alon Deed of Trust if such amendment, revision, supplement, replacement, restatement or other modification would be materially adverse to the rights of any Senior Beneficiary.

2. Relative Rights and Priorities. Subject to the provisions of Section 1, Section 3 and Section 4 hereof:

     1.1 Until the Senior Secured Obligations have been indefeasibly paid in full, all commitments to extend credit under the Credit Agreement (or if applicable, any agreement governing obligations secured by a Future Senior Mortgage) have terminated, and all letters of credit issued thereunder have been terminated and returned (the “Senior Obligations Payment Date”), Alon will not commence any foreclosure (whether a judicial foreclosure or non-judicial foreclosure) of the Alon Deed of Trust or accept a deed or assignment in lieu of foreclosure.

     1.2 Alon agrees that, until the Senior Obligations Payment Date has occurred:

          1.2.1 (i) it will not take or cause to be taken any action, the purpose or effect of which is to make any Subordinated Lien pari passu with or senior to, or to give Alon any preference or priority relative to, the liens and security interests with respect to the Senior Secured Obligations;

          1.2.2 (ii) it will not oppose, object to, interfere with, hinder or delay, in any manner, whether by judicial proceedings (including without limitation the filing of an Insolvency Proceeding (as herein defined)) or otherwise, any foreclosure, sale, lease, exchange, transfer or other disposition of the Mortgaged Property (as defined in the Alon Deed of Trust and with the same meaning herein as therein defined) by any of the Senior Beneficiaries or any other Enforcement Action taken by or on behalf of any of the Senior Beneficiaries;

          1.2.3 (iii) it has no right to (x) direct any of the Senior Beneficiaries to exercise any right, remedy or power with respect to the Mortgaged Property or pursuant to the Senior Loan Documents or any Future Senior Mortgage or (y) consent or object to the exercise by any of the Senior Beneficiaries of any right, remedy or power with respect to the Mortgaged Property or pursuant to the Senior Loan Documents or any Future Senior Mortgage or to the timing or manner in which any such right is exercised or not exercised (or, to the extent they may have any such right described in this clause (iii), whether as a junior lien creditor or otherwise, they hereby irrevocably waive such right); and

          1.2.4 (iv) it will not institute any suit or other proceeding or assert in any suit, Insolvency Proceeding or other proceeding any claim against any of the Senior Beneficiaries seeking damages from or other relief by way of specific performance, instructions or otherwise, with respect to, and none of the Senior Beneficiaries shall be liable for any action taken or omitted to be taken by any of the Senior Beneficiaries with respect to the Mortgaged Property or pursuant to the Senior Loan Documents or any Future Senior Mortgage.

     1.3 Until the Senior Obligations Payment Date has occurred, Alon agrees that it shall not, in or in connection with any Insolvency Proceeding, file any pleadings or motions, take any position at any hearing or proceeding of any nature, or otherwise take any action whatsoever, in each case, that is inconsistent with the terms or spirit of, or intent of the parties with respect to, this Agreement, including, without limitation, with respect to the determination of any liens or claims held by any of the Senior Beneficiaries (including the validity and enforceability thereof) or the value of any claims of such parties under the United States Bankruptcy Code or otherwise; provided that Alon may file a proof of claim in an Insolvency Proceeding, subject to the limitations contained in this Agreement and only if consistent with the terms and the limitations imposed hereby.

     1.4 Until the Senior Obligations Payment Date has occurred, whether or not an Insolvency Proceeding has been commenced by or against the owner of the Mortgaged Property, any of the Senior Beneficiaries shall have the exclusive right to take and continue any Enforcement Action with respect to the Mortgaged Property, without any consultation with or consent of Alon. Upon the occurrence and during the continuance of a default or an event of default under the Senior Loan Documents or any Future Senior Mortgage, any of the Senior

Beneficiaries may take and continue any Enforcement Action with respect to the Senior Secured Obligations and the Mortgaged Property in such order and manner as they may determine in their sole discretion.

     1.5 Alon shall not object to or contest, or support any other person or entity in contesting or objecting to, in any proceeding (including without limitation, any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any lien or security interest in the Mortgaged Property granted in favor of any of the Senior Beneficiaries. Notwithstanding any failure by any of the Senior Beneficiaries or Alon or their respective representatives to perfect its liens in the Mortgaged Property or any avoidance, invalidation or subordination by any third party or court of competent jurisdiction of the liens in the Mortgaged Property granted in favor of any of the Senior Beneficiaries or Alon, the priority and rights as between any of the Senior Beneficiaries and Alon and their representatives with respect to the Mortgaged Property shall be as set forth herein.

     As used in this Section 2, the following terms shall have the following meanings:

     “Enforcement Action” means any demand for payment or acceleration thereof, the bringing of any lawsuit or other proceeding, the exercise of any rights and remedies, directly or indirectly, with respect to any Mortgaged Property, any enforcement or foreclosure of any lien or security interest, any sale in lieu of foreclosure, the taking of possession, exercise of any offset, repossession, garnishment, sequestration or execution, any collection of any Mortgaged Property, any notice to account debtors on any Mortgaged Property or the commencement or prosecution of enforcement of any of the rights and remedies under the Senior Loan Documents or applicable law, including without limitation the exercise of any rights of set-off or recoupment, and the exercise of any rights or remedies of a secured creditor under the uniform commercial code of any applicable jurisdiction, under the United States Bankruptcy Code, as amended from time to time or otherwise; provided, that, the exercise or enforcement by Alon of its rights under the Pipelines and Terminals Agreement shall not constitute an Enforcement Action.

     “Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the United States Bankruptcy Code, as amended from time to time or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

3. Recognition and Non-Disturbance of Alon Deed of Trust. If Administrative Agent, any other Credit Party or any other person (Administrative Agent, any other Credit Party or such other person being herein called a “Purchaser”) shall become the owner of any part of the Property by reason of the foreclosure (whether a judicial foreclosure or non-judicial foreclosure) of the Senior Mortgage or the acceptance of a deed or assignment in lieu of foreclosure or otherwise (any of such being herein called a “Foreclosure Event”), then for so long as the Pipelines and Terminals Agreement is in effect, the Purchaser shall (i) recognize the Alon Deed of Trust, and the Alon Deed of Trust shall not be terminated or affected thereby, but shall continue in full force and effect upon all of the terms, covenants and conditions set forth in the Alon Deed of Trust, and (ii) be bound by and subject to all of the terms, provisions, covenants and conditions of the Alon Deed of Trust; provided, that, the Alon Deed of Trust shall be subordinated to any Future Senior Mortgage, regardless of whether such Future Senior Mortgage is a direct replacement of an existing Senior Mortgage or Security Instrument, and any such Future Senior Mortgage shall be considered a “Senior Mortgage” for purposes of this Agreement and the Alon Deed of Trust. Administrative Agent shall not name Alon as a party in any foreclosure or other proceeding relating to the Senior Mortgage or Notes, and shall not claim, or seek adjudication, that the Alon Deed of Trust has been terminated or otherwise adversely affected by any Foreclosure Event.

4. Pipelines and Terminals Agreement. Administrative Agent recognizes and confirms that the Pipelines and Terminals Agreement, and the rights and interests of Alon thereunder, shall in no way be restricted, limited or otherwise affected by this Agreement, the Alon Deed of Trust, the Senior Mortgage, any Future Senior Mortgage, the Security Instruments or any liens or security interests thereof; provided, however, that, Beneficiary agrees that nothing in the Pipelines and Terminals Agreement shall (a) prevent any Purchaser or subsequent purchaser from owning or operating the Mortgaged Property, so long as such Purchaser or subsequent purchaser shall have assumed, and be in compliance with, HEP’s obligations under the Pipelines and Terminals Agreement and shall have executed an “SNDA” as defined in, and in accordance with, Article 6 of the Alon Deed of Trust, or (b) be deemed to invalidate or require the release of any Senior Beneficiary’s liens in the Mortgaged Property in connection with the exercise by Alon of a purchase option under the Pipelines and Terminals Agreement or otherwise. Administrative Agent, both for itself and for any Purchaser, further agrees that upon any Foreclosure Event, the Pipelines and Terminals Agreement shall not be terminated or affected thereby, nor shall Alon’s right to ship or store petroleum products through the pipelines or in the terminals, respectively, constituting a portion of the Property in accordance with the provisions of the Pipelines and Terminals Agreement (or any other rights of Alon under the Pipelines and Terminals Agreement) be affected or disturbed because of the Foreclosure Event, but rather the Pipelines and Terminals Agreement shall continue in full force and effect as direct obligations between the Purchaser and Alon, upon all of the terms, covenants and conditions set forth in the Pipelines and Terminals Agreement. Neither Administrative Agent nor any Purchaser shall name Alon as a party in any foreclosure or other proceeding relating to the Senior Mortgage or Notes, and neither Administrative Agent nor any Purchaser shall claim, or seek adjudication, that the Pipelines and Terminals Agreement has been terminated or otherwise adversely affected by any Foreclosure Event. Notwithstanding the foregoing, in the event that the Pipelines and Terminals Agreement is rejected in bankruptcy or is otherwise terminated, the Purchaser shall, promptly upon request by Alon, enter into a pipelines and terminals agreement with Alon on substantially the same terms (and with tariffs and minimum volumes commensurate with those then applicable under the Pipelines and Terminals Agreement) and conditions as the rejected or terminated Pipelines and Terminals Agreement, but having a term commencing on the date on which Purchaser acquired title to any portion of the Property. The immediately preceding sentence shall be deemed to be a covenant running with the land and shall be binding on any person or entity that acquires title to all or party of the Property by, through or under the Senior Mortgage.

5. Attornment With Respect to the Pipelines and Terminals Agreement. Upon the occurrence of any Foreclosure Event, Alon shall attorn to the Purchaser, the Purchaser shall accept such attornment, and the Purchaser and Alon shall be bound to each other under all of the terms, provisions, covenants and conditions of the Pipelines and Terminals Agreement; provided, that, except for Alon’s express rights and remedies under the Pipelines and Terminals Agreement, in no event shall the Purchaser be liable for any act, omission, default, misrepresentation, or breach of warranty of HEP (or any owner of the Mortgaged Property prior to such Purchaser) or obligations accruing prior to Purchaser’s actual ownership of the Property. The provisions of this Agreement regarding attornment by Alon shall be self-operative and effective without the necessity of execution of any new document on the part of any party hereto or the respective heirs, legal representatives, successors or assigns of any such party. Alon agrees, however, to execute and deliver upon the request of Purchaser, any instrument or certificate which in the reasonable judgment of Purchaser may be necessary or appropriate to evidence such attornment.

6. Estoppel Certificate. Alon agrees to execute and deliver from time to time, upon the request of any of the Senior Beneficiaries, a certificate regarding the status of the Pipelines and Terminals Agreement, consisting of statements, if true (or if not, specifying why not), (a) that the Pipelines and Terminals Agreement is in full force and effect, (b) the date through which payments have been paid, (c) the date of the commencement of the term of the Pipelines and Terminals Agreement, (d) the nature of any amendments or modifications of the Pipelines and Terminals Agreement, (e) to Alon’s actual knowledge without investigation, no default, or state of facts which with the passage of time or notice (or both) would constitute a default, exists under the Pipelines and Terminals Agreement, (f) to Alon’s actual knowledge without investigation, no setoffs, recoupments, estoppels, claims or counterclaims exist against HEP under the Pipelines and Terminals Agreement, and (g) such other factual matters as may be reasonably requested.

7. [Intentionally Omitted].

8. Reliance on Notices. HEP agrees that Alon may rely upon any and all notices from Administrative Agent or any Purchaser, even if such conflict with notices from HEP.

9. Notices. All notices, consents and other communications pursuant to the provisions of this Agreement shall be in writing and shall be sent by (a) registered or certified mail, postage prepaid, return receipt requested, (b) nationally recognized overnight delivery service, or (c) telecopier, addressed as follows:

If to Administrative Agent:

Attention:
	Telecopy:	(___)	___-____

with a copy to:

Attention:
	Telecopy:	(___)	___-____

If to Alon:	Alon USA, LP
7616 LBJ Freeway, Suite 300
Dallas, Texas 75251
Attention: General Counsel
Telecopy: (972) 367-3723

with a copy to:

Attention:
	Telecopy:	(___)	___-____

     Notice sent by registered or certified mail, postage prepaid, return receipt requested, shall be deemed given and received on the third Business Day (hereinafter defined) after being deposited in the United States mail, notice sent by nationally recognized overnight delivery service shall be deemed given in conformity with this paragraph and received on the first Business Day after being deposited with such delivery service, and notice given by telecopier shall be deemed given and received upon actual receipt if received during the recipient’s normal business hours or at the beginning of the recipient’s next Business Day after receipt if not received during the recipient’s normal business hours. Each party may designate a change of address by notice to the other party. “Business Day” means a day upon which commercial banks are not authorized or required by law to close in Dallas, Texas.

10. Binding Effect. This Agreement shall be binding upon Administrative Agent and Alon and inure to the benefit of the Senior Beneficiaries and Alon and their respective successors and assigns. Alon assigns to Alon Administrative Agent its rights hereunder and under the Pipelines and Terminals Agreement by way of a collateral assignment. The parties agree that any person that shall become the owner of any of the rights of Alon hereunder or under the Pipelines and Terminals Agreement by reason of the foreclosure (whether a judicial foreclosure or non-judicial foreclosure and including, without limitation, Alon Administrative Agent) of the Alon Security Agreement or the acceptance of a deed or assignment in lieu of foreclosure or otherwise pursuant to the exercise by Alon Administrative Agent of its rights under the Alon Security Agreement (“Alon Successor”) shall (a) have the same rights as Alon hereunder and under the Pipelines and Terminals Agreement, including, without limitation, under this Section 10, and (b) be bound by and subject to all of the terms, provisions, covenants and conditions of this Agreement. HEP has assigned to Administrative Agent its rights hereunder and under the Pipelines and Terminals Agreement by way of a collateral assignment. The parties agree that any person that shall become the owner of any of the rights of HEP hereunder or under the Pipelines and Terminals Agreement by reason of foreclosure (whether a judicial foreclosure or non-judicial foreclosure and including, without limitation, Administrative Agent) or the acceptance of a deed or assignment in lieu of foreclosure or otherwise shall (i) have the same rights as HEP hereunder and under the Pipelines and Terminals Agreement, including, without limitation, under this Section 10, and (ii) be bound by and subject to all of the terms, provisions, covenants and conditions of this Agreement.

11. General Definitions. The term “Administrative Agent” as used herein shall include the successors and assigns of Administrative Agent. The term “HEP” as used herein shall include the successors and assigns of HEP under the Pipelines and Terminals Agreement, but shall not mean or include Administrative Agent. The term “Property” as used herein shall mean the Property, the improvements now or hereafter located thereon and the estates therein encumbered by the Senior Mortgage. The term “Alon” as used herein shall include the successors and assigns of Alon hereunder and under the Pipelines and Terminals Agreement including, without limitation, any Alon Successor.

12. Modifications. This Agreement may not be modified in any manner or terminated except by an instrument in writing executed by the parties hereto.

13. Governing Law. This Agreement shall be governed by and construed under the laws of the State in which the Property is located.

14. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of such together shall constitute a single Agreement.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.]

     IN WITNESS WHEREOF, Administrative Agent and Alon have duly executed this Agreement as of the date first above written.

ADMINISTRATIVE AGENT:		,
as Administrative Agent

By:
Name:
Title:

ALON:	ALON USA, LP

	By:	Alon USA GP, LLC,
its General Partner

By:
Name:
Title:

ALON ADMINISTRATIVE AGENT:	CREDIT SUISSE FIRST BOSTON,
acting through its Cayman Islands Branch,
as Alon Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

IA-1

HEP’S CONSENT

The undersigned hereby consents to the foregoing Subordination, Non-Disturbance and Attornment Agreement and, without limitation, agrees to the provisions of Section 8 thereof.

HEP:	[
	By:	HEP Logistics Holdings, L.P.,
its General Partner

	By:	Holly Logistic Services, L.L.C.,
its General Partner]

By:
Name:
Title:

[Add acknowledgments for Administrative Agent, Alon, Alon Administrative Agent and HEP]

IA-2

EXHIBIT J

Form of Class B Amendment

AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF
HOLLY ENERGY PARTNERS, L.P.

     THIS AMENDMENT NO. 1 TO THE FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF HOLLY ENERGY PARTNERS, L.P. (this “Amendment”), dated as of ___, 2005, is entered into and effectuated by HEP Logistics Holdings, L.P., a Delaware limited partnership, as the General Partner, pursuant to authority granted to it in Section 5.6 of the First Amended and Restated Agreement of Limited Partnership of Holly Energy Partners, L.P., dated as of July 13, 2004, as amended (the “Partnership Agreement”). Capitalized terms used but not defined herein are used as defined in the Partnership Agreement.

     WHEREAS, Section 5.6 of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partners, may issue additional Partnership Securities, or classes or series thereof, for any Partnership purpose at any time and from time to time, and may issue such Partnership Securities to such Persons, for such consideration and on such terms and conditions as shall be established by the General Partner; and

     WHEREAS, Section 13.1(g) of the Partnership Agreement provides that the General Partner, without the approval of any Partner (subject to the terms of Section 5.7 of the Partnership Agreement), may amend any provision of the Partnership Agreement necessary or appropriate in connection with the authorization of issuance of any class or series of Partnership Securities pursuant to Section 5.6 of the Partnership Agreement; and

     WHEREAS, the General Partner has determined that the issuance of the Class B Subordinated Units provided for in this Amendment is permitted by Section 5.7 of the Partnership Agreement; and

     WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner, without the approval of any Limited Partner, may amend any provision of the Partnership Agreement to reflect a change that the General Partner determines does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

     WHEREAS, the Partnership has entered into (i) a Contribution Agreement, dated January ___, 2005 (the “Alon Contribution Agreement”), with ___, a ___corporation (“Newco”), and Alon USA, Inc., a Delaware corporation, and certain other parties named therein, and (ii) a Pipelines and Terminals Agreement, dated ___, 2005 (the “Alon Pipelines Agreement”), with Alon USA, LP, a Texas limited partnership (“Alon”); and

     WHEREAS, the Contribution Agreement obligates the Partnership to issue limited partner interests to be designated as Class B Subordinated Units having the terms set forth herein; and

     WHEREAS, the General Partner deems it in the best interest of the Partnership to effect this Amendment in order to provide for (i) the issuance of Class B Subordinated Units to Newco pursuant to the Contribution Agreement and (ii) such other matters as are provided herein.

     NOW, THEREFORE, it is hereby agreed as follows:

A.	Amendment. The Partnership Agreement is hereby amended as follows:

1. Section 1.1 is hereby amended to add the following definitions:

     “Alon” means Alon USA, LP, a Texas limited partnership, and its successors and assigns.

     “ALON Event of Default” means an ALON Event of Default specified in Section 16(b)(i) of the Alon Pipelines Agreement in respect of payments due pursuant to the Minimum Volume Commitment which default has not been cured within the time specified in Section 17(a) of the Alon Pipelines Agreement.

     “Alon Potential Event of Default” means a default in respect of payments due pursuant to the Minimum Volume Commitment which would become an Alon Event of Default on the expiration of the time period specified in Section 17(a) of the Alon Pipelines Agreement.

     “Alon Pipelines Agreement” means the Pipelines and Terminals Agreement, dated ___, 2005, between the Partnership and Alon.

     “Class B Subordinated Unit” means a Unit representing a fractional part of the Partnership Interests of all Limited Partners and Assignees and having the rights and obligations specified with respect to the Class B Subordinated Units in this Agreement. The term “Class B Subordinated Unit” as used herein does not include a Common Unit, Subordinated Unit or Parity Unit. A Class B Subordinated Unit that is convertible into a Common Unit or a Parity Unit shall not constitute a Common Unit or Parity Unit until such conversion occurs.

     “Class B Subordination Period” means the period commencing on ___, 2005 and ending on the first to occur of the following dates:

     (a) the first day of any Quarter beginning after ___, 2010 in respect of which no ALON Event of Default existed with respect to each of the three consecutive, non-overlapping four-Quarter periods immediately preceding such date; provided, however, that if an Alon Potential Event of Default exists on such date, but is cured prior to its becoming an Alon Event of Default, the Class B Subordination Period shall end on the first Business Day after such cure; and

     (b) the date on which the General Partner is removed as general partner of the Partnership upon the requisite vote by holders of Outstanding Units under the circumstances where Cause does not exist and Units held by the General Partner and its Affiliates are not voted in favor of such removal.

     “Minimum Volume Commitment” has the meaning set forth in the Alon Pipelines Agreement.

     “Newco” means ___, a ___corporation.

2.	Section 1.1 is hereby amended by amending and restating the final sentence to the definition of “Common Unit”:

     The term “Common Unit” does not refer to a Subordinated Unit or a Class B Subordinated Unit prior to its conversion into a Common Unit pursuant to the terms hereof.

3. Section 1.1 is hereby amended by amending and restating the following definitions:

     “Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, as to any Quarter within the Subordination Period or the Class B Subordination Period, the excess, if any, of (a) the Minimum Quarterly Distribution with respect to a Common Unit in respect of such Quarter over (b) the sum of all Available Cash distributed with respect to a Common Unit in respect of such Quarter pursuant to Section 6.4(a)(i).

     “Cumulative Common Unit Arrearage” means, with respect to any Common Unit, whenever issued, and as of the end of any Quarter, the excess, if any, of (a) the sum resulting from adding together the Common Unit Arrearage as to an Initial Common Unit for each of the Quarters within the Subordination Period or the Class B Subordination Period ending on or before the last day of such Quarter over (b) the sum of any distributions theretofore made pursuant to Section 6.4(a)(ii) and the second sentence of Section 6.5 with respect to an Initial Common Unit (including any distributions to be made in respect of the last of such Quarters).

     “Limited Partner Interest” means the ownership interest of a Limited Partner or Assignee in the Partnership, which may be evidenced by Common Units, Subordinated Units, Class B Subordinated Units, Incentive Distribution Rights or other Partnership Securities or a combination thereof or interest therein, and includes any and all benefits to which such Limited Partner or Assignee is entitled as provided in this Agreement, together with all obligations of such Limited Partner or Assignee to comply with the terms and provisions of this Agreement; provided, however, that when the term “Limited Partner Interest” is used herein in the context of any vote or other approval, including without limitation Articles XIII and XIV, such term shall not, solely for such purpose, include any holder of an Incentive Distribution Right except as may otherwise be required by law.

     “Partnership Security” means any class or series of equity interest in the Partnership (but excluding any options, rights, warrants and appreciation rights relating to an equity interest in the Partnership), including without limitation, Common Units, Subordinated Units, Class B Subordinated Units and Incentive Distribution Rights.

     “Remaining Net Positive Adjustments” means as of the end of any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units, the excess of (a) the Net Positive Adjustments of the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units as of the end of such period over (b) the sum of those Partners’ Share of Additional Book Basis Derivative Items for each prior taxable period, (ii) with respect to the General Partner (as holder of the General Partner Interest), the excess of (a) the Net Positive Adjustments of the General Partner as of the end of such period over (b) the sum of the General Partner’s Share of Additional Book Basis Derivative Items with respect to the General Partner Interest for each prior taxable period, and (iii) with respect to the holders of Incentive Distribution Rights, the excess of (a) the Net Positive Adjustments of the holders of Incentive Distribution Rights as of the end of such period over (b) the sum of the Share of Additional Book Basis Derivative Items of the holders of the Incentive Distribution Rights for each prior taxable period.

     “Share of Additional Book Basis Derivative Items” means in connection with any allocation of Additional Book Basis Derivative Items for any taxable period, (i) with respect to the Unitholders holding Common Units, Subordinated Units or Class B Subordinated Units, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Unitholders’ Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time, (ii) with respect to the General Partner (as holder of the General Partner Interest), the amount that bears the same ratio to such additional Book Basis Derivative Items as the General Partner’s Remaining Net Positive Adjustments as of the end of such period bears to the Aggregate Remaining Net Positive Adjustment as of that time, and (iii) with respect to the Partners holding Incentive Distribution Rights, the amount that bears the same ratio to such Additional Book Basis Derivative Items as the Remaining Net Positive Adjustments of the Partners holding the Incentive Distribution Rights as of the end of such period bears to the Aggregate Remaining Net Positive Adjustments as of that time.

     “Unit” means a Partnership Security that is designated as a “Unit” and shall include Common Units, Subordinated Units and Class B Subordinated Units but shall not include (i) a General Partner Interest or (ii) Incentive Distribution Rights.

     “Unit Majority” means, during the Subordination Period, at least a majority of the Outstanding Common Units (excluding Common Units owned by the General Partner and its Affiliates) voting as a class and at least a majority of the Outstanding Subordinated Units and Class B Subordinated Units voting as a single class, and after the end of the Subordination Period, at least a majority of the Outstanding Units.

4.	Article V is hereby amended to add a new Section 5.5(c)(iii) as follows:

     (iii) Immediately prior to the transfer of a Class B Subordinated Unit or of a Class B Subordinated Unit that has converted into a Common Unit pursuant to Section 5.12(a)(iv) by a holder thereof (other than a transfer to an Affiliate unless the General Partner elects to have this subparagraph 5.5(c)(iii) apply), the Capital Account maintained for such Person with respect to its Class B Subordinated Units or converted Class B Subordinated Units will (A) first, be allocated to the Class B Subordinated Units or converted Class B Subordinated Units to be transferred in an amount equal to the product of (x) the number of such Class B Subordinated Units or converted Class B Subordinated Units to be transferred and (y) the Per Unit Capital Account for a Common Unit, and (B) second, any remaining balance in such Capital Account will be retained by the transferor, regardless of whether it has retained any Class B Subordinated Units or converted Class B Subordinated Units. Following any such allocation, the transferor’s Capital Account, if any, maintained with respect to the retained Class B Subordinated Units or converted Class B Subordinated Units, if any, will have a balance equal to the amount allocated under clause (B) above, and the transferee’s Capital Account established with respect to the transferred Class B Subordinated Units or converted Class B Subordinated Units will have a balance equal to the amount allocated under clause (A) above.

5.	Article V is hereby amended to add a new Section 5.12 creating a new series of Units as follows:

     Section 5.12 Establishment of Class B Subordinated Units.

          (a) There is hereby created a series of Units to be designated as “Class B Subordinated Units,” consisting of a total of 937,500 Class B Subordinated Units and having the following terms and conditions:

     (i) Subject to the provisions of Section 6.1(d)(iii)(A), all allocations of items of Partnership income, gain, loss, deduction and credit under Section 6.1 shall be allocated to the Class B Subordinated Units on a basis that is pro rata with the Subordinated Units, so that the amount thereof allocated to each Subordinated Unit will equal the amount thereof allocated to each Class B Subordinated Unit;

     (ii) Subject to paragraph (c) of this Section 5.12, the Class B Subordinated Units shall have the right to share in Partnership distributions on a pro rata basis with the Subordinated Units, so that the amount of any Partnership distribution to each Subordinated Unit will equal the amount of such distribution to each Class B Subordinated Unit;

     (iii) The Class B Subordinated Units shall have rights upon dissolution and liquidation of the Partnership, including the right to share in any liquidating distributions pursuant to Section 12.4, that are pro rata with the Subordinated Units;

     (iv) The Class B Subordinated Units shall not have the privilege of conversion as set forth in Section 5.8 of the Partnership Agreement (and Section 5.8 shall not apply to the Class B Subordinated Units); rather all Class B Subordinated Units shall convert into Common Units on a one-for-one basis on the second Business Day following the distribution of Available Cash to Partners pursuant to Section 6.3(a) in respect of the final Quarter of the Class B Subordination Period; a Class B Subordinated Unit that has converted into a Common Unit shall be subject to Section 6.1(d)(x) and Section 6.7 of the Partnership Agreement as if the Class B Subordinated Unit was a Subordinated Unit;

     (v) Subject to Section 13.3(c), the Class B Subordinated Units will have voting rights that are identical to the voting rights of the Subordinated Units and will vote with the Subordinated Units as a single class, so that each Class B Subordinated Unit will be entitled to one vote on each matter with respect to which each Subordinated Unit is entitled to vote; each reference in the Partnership Agreement to a vote of holders of Subordinated Units shall be deemed to include a reference to the holders of Subordinated Units and the Class B Subordinated Units voting as a single class;

     (vi) The Class B Subordinated Units will be evidenced by certificates in such form as the General Partner may approve; the General Partner will act as registrar and transfer agent for the Class B Subordinated Units;

     (vii) The Class B Subordinated Units may not be assigned or transferred without the consent of the General Partner other than any assignment or transfer to an Affiliate of Newco and other than any pledge, assignment or transfer to a bona fide third-party lender of Newco or its Affiliates who agrees to be bound by the terms of the Partnership Agreement, all in accordance with Section 4.5; and

     (viii) Except as otherwise provided in the Partnership Agreement and unless the context otherwise requires, for purposes of allocations referred to in paragraph (a)(i), the right to share in Partnership distributions referred to in paragraph (a)(ii), rights upon dissolution and liquidation referred to in paragraph (a)(iii), and voting rights referred to in paragraph (a)(v), and for all other purposes, the Class B Subordinated Units and the Subordinated Units shall be considered as a single class of Units, each Class B Subordinated Unit shall be treated in a manner that is identical, in all respects, to each Subordinated Unit, and each reference in the Partnership Agreement to Subordinated Units shall also be deemed to be a reference to Class B Subordinated Units.

          (b) Before any holder of Class B Subordinated Units shall be entitled to convert such holder’s Class B Subordinated Units into Common Units, he shall surrender the Class B Subordinated Unit Certificates therefore, duly endorsed, at the office of the General Partner or of any transfer agent for the Class B Subordinated Units. In the case of any such conversion, the Partnership shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Class B Subordinated Units one or more Common Unit Certificates, registered in the name of such holder, for the number of Common Units to which he shall be entitled as aforesaid. Such conversion shall be deemed to have been made as of the date of the surrender of the Class B Subordinated Units to be converted, and the person entitled to receive the Common Units issuable upon such conversion shall be treated for all purposes as the record holder of such Common Units on said date.

          (c) In the event that an ALON Event of Default or Alon Potential Event of Default exists at the time of the Record Date with respect to any Quarter, the Partnership may retain an amount of the cash distributions due with respect to the Class B Subordinated Units for such Quarter up to the amount outstanding with respect to such ALON Event of Default or Alon Potential Event of Default (the “Default Amount”) and the remaining cash distributions due with respect to the Class B Subordinated Units for such Quarter, if any, shall be distributed to Unitholders holding Class B Subordinated Units, pro rata, in accordance with Section 6.4(a). Any amounts retained by the Partnership pursuant to the preceding sentence shall be credited against and shall reduce the Default Amount. In the event that an Alon Event of Default exists with respect to a prior Quarter at the time of the Record Date for a subsequent Quarter, the Class B Subordinated Units shall not be entitled to receive any cash distributions with respect to such subsequent Quarter.

     6.  Section 6.4 is hereby amended and restated as follows:

     (a) During the Subordination Period or the Class B Subordination Period. Available Cash with respect to any Quarter within the Subordination Period or the Class B Subordination Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5 shall, subject to Section 17-607 of the Delaware Act, be distributed as follows, except as otherwise required by Section 5.6(b) in respect of other Partnership Securities issued pursuant thereto and subject to Section 5.12(c):

     (i) First, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

     (ii) Second, 98% to the Unitholders holding Common Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Common Unit then Outstanding an amount equal to the Cumulative Common Unit Arrearage existing with respect to such Quarter;

     (iii) Third, 98% to the Unitholders holding Subordinated Units and Class B Subordinated Units, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Subordinated Unit and Class B Subordinated Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

     (iv) Fourth, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

     (v) Fifth, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

     (vi) Sixth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

     (vii) Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(a)(vii).

     (b) After the Subordination Period and the Class B Subordination Period. Available Cash with respect to any Quarter after the Subordination Period and the Class B Subordination

Period that is deemed to be Operating Surplus pursuant to the provisions of Section 6.3 or 6.5, subject to Section 17-607 of the Delaware Act, shall be distributed as follows, except as otherwise required by Section 5.6(b) in respect of additional Partnership Securities issued pursuant thereto:

               (i) First, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the Minimum Quarterly Distribution for such Quarter;

               (ii) Second, 98% to all Unitholders, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the First Target Distribution over the Minimum Quarterly Distribution for such Quarter;

               (iii) Third, 85% to all Unitholders, Pro Rata, 13% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Second Target Distribution over the First Target Distribution for such Quarter;

               (iv) Fourth, 75% to all Unitholders, Pro Rata, 23% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner, until there has been distributed in respect of each Unit then Outstanding an amount equal to the excess of the Third Target Distribution over the Second Target Distribution for such Quarter; and

               (v) Thereafter, 50% to all Unitholders, Pro Rata, 48% to the holders of the Incentive Distribution Rights, Pro Rata, and 2% to the General Partner;

provided, however, if the Minimum Quarterly Distribution, the First Target Distribution, the Second Target Distribution and the Third Target Distribution have been reduced to zero pursuant to the second sentence of Section 6.6(a), the distribution of Available Cash that is deemed to be Operating Surplus with respect to any Quarter will be made solely in accordance with Section 6.4(b)(v).

B. Agreement in Effect. Except as hereby amended, the Partnership Agreement shall remain in full force and effect.

C. Governing Law. This Amendment shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, all rights and remedies being governed by such laws without regard to principles of conflicts of laws.

D. Severability. Each provision of this Amendment shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Amendment that are valid, enforceable and legal.

     IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.

HEP LOGISTICS HOLDINGS, L.P.

By:	HOLLY LOGISTIC SERVICES, L.L.C.,
its General Partner
By:
Name:
Title:

EXHIBIT K

Form of Mortgage and Deed of Trust

NOTICE OF CONFIDENTIALITY RIGHTS: IF YOU ARE A NATURAL PERSON, YOU MAY REMOVE OR STRIKE ANY OF THE FOLLOWING INFORMATION FROM THIS INSTRUMENT BEFORE IT IS FILED FOR RECORD IN THE PUBLIC RECORDS: YOUR SOCIAL SECURITY NUMBER OR YOUR DRIVER’S LICENSE NUMBER.

ATTENTION: COUNTY CLERK—THIS INSTRUMENT COVERS GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN AND IS TO BE FILED FOR RECORD IN THE RECORDS WHERE MORTGAGES ON REAL ESTATE ARE RECORDED. ADDITIONALLY, THIS INSTRUMENT SHOULD BE APPROPRIATELY INDEXED, NOT ONLY AS A MORTGAGE, BUT ALSO AS A FINANCING STATEMENT COVERING GOODS THAT ARE OR ARE TO BECOME FIXTURES ON THE REAL PROPERTY DESCRIBED HEREIN. THE MAILING ADDRESSES OF THE GRANTOR (DEBTOR) AND BENEFICIARY (BENEFICIARY) ARE SET FORTH IN THIS INSTRUMENT.

MORTGAGE AND DEED OF TRUST (WITH SECURITY AGREEMENT AND FINANCING STATEMENT)

     THIS MORTGAGE AND DEED OF TRUST (WITH SECURITY AGREEMENT AND FINANCING STATEMENT) (hereinafter referred to as this “Deed of Trust”), entered into as of the ___day of                     , 2005, by                                                             , a Texas limited partnership (hereinafter referred to as “Grantor”), whose address for notice hereunder is at 100 Crescent Court, Suite 1600, Dallas, Texas 75201-6927, Attention: General Counsel, facsimile number (214) 871-3523, to                     , Trustee (hereinafter referred to in such capacity as “Trustee”), whose address is                                         , for the benefit of the herein below defined Beneficiary.

W I T N E S S E T H:

ARTICLE 1

DEFINITIONS

1.1	Definitions. As used herein, the following terms shall have the following meanings:

(a) Affiliate: With respect to a specified Person, any other Person controlling, controlled by or under common control with that first Person. As used in this definition, the term “control” includes (a) with respect to any Person having voting shares or the equivalent and elected directors, managers or Persons performing similar functions, the ownership of or power to vote, directly or indirectly, shares or the equivalent representing more than 50% of the power to vote in the election of directors, managers or Persons performing similar functions, (b) ownership of more than 50% of the equity or equivalent interest in any Person and (c) the ability to direct the business and affairs of any Person by acting as a general partner, manager or otherwise.

(b) Beneficiary: Alon USA, LP, a Texas limited partnership, whose address for notice hereunder is 7616 LBJ Freeway, Suite 300, Dallas, Texas 75251, Attention: General Counsel, facsimile number (972) 367-3724.

(c) Contracts: The Terminal Contracts and/or the Pipeline Contracts, as the context may require.

(d) Deed of Trust: Shall have the meaning set forth in the introductory paragraph hereof.

(e) Easements: The Terminal Easements and/or the Pipeline Easements, as the context may require.

(f) Event of Default: Any happening or occurrence described in Article 7 of this Deed of Trust.

(g) Fixtures: All materials, supplies, equipment, apparatus and other items now or hereafter acquired by Grantor and now or hereafter attached to, installed in or used in connection with (temporarily or permanently) any of the Real Property, the Pipelines or the Terminals, together with all accessions, replacements, betterments and substitutions for any of the foregoing and the proceeds thereof.

(h) Governmental Entity: Any court, governmental department, commission, council, board, bureau, agency or other judicial, administrative, regulatory, legislative or other instrumentality of the United States of America or any foreign country, or any state, county, municipality or local governmental body or political subdivision or any such other foreign country.

(i) Grantor: The above defined Grantor, whether one or more, and any and all subsequent owners of the Mortgaged Property or any part thereof.

(j) Impositions: All real estate and personal property taxes; water, gas, sewer, electricity and other utility rates and charges; charges for any easement, license or agreement maintained for the benefit of the Mortgaged Property; and all other taxes, charges and assessments and any interest, costs or penalties with respect thereto, general and special, ordinary and extraordinary, foreseen and unforeseen, of any kind and nature whatsoever which at any time prior to or after the execution hereof may be assessed, levied or imposed upon the Mortgaged Property or the ownership, use, occupancy or enjoyment thereof.

(k) Improvements: The Terminal Improvements and the Pipeline Improvements, as the context may require.

(l) Leases: Any and all leases, subleases, licenses, concessions or other agreements (written or verbal, now or hereafter in effect) which grant a possessory interest in and to, or the right to use, the Mortgaged Property, and all other agreements, such as utility contracts, maintenance agreements and service contracts, which in any way relate to the use, occupancy, operation, maintenance, enjoyment or ownership of the Mortgaged Property, including, without limitation, the Surface Leases, save and except any and all leases, subleases or other agreements pursuant to which Grantor is granted a possessory interest in the Real Property.

(m) Legal Requirements: Shall mean (i) any and all laws, statutes, codes, rules, regulations, ordinances, judgments, orders, writs, decrees, requirements or determinations of any Governmental Entity, and (ii) to the extent not covered by clause (i) immediately above, any and all requirements of permits, licenses, certificates, authorizations, concessions, franchises or other approvals granted by any Governmental Entity .

(n) Mortgaged Property: The Terminal Assets and the Pipeline Assets, together with:

(i) all rights, privileges, tenements, hereditaments, rights-of-way, easements, appendages and appurtenances in anywise appertaining thereto, and all right, title and interest of Grantor in and to any streets, ways, alleys, strips or gores of land adjoining the Real Property or any part thereof; and

(ii) all betterments, additions, alterations, appurtenances, substitutions, replacements and revisions thereof and thereto and all reversions and remainders therein; and

(iii) all other property and rights of Grantor of every kind and character to the extent specifically relating to and used or to be used solely in connection with the foregoing property, and all proceeds and products of any of the foregoing.

As used in this Deed of Trust, the term “Mortgaged Property” shall be expressly defined as meaning all or, where the context permits or requires, any portion of the above, and all or, where the context permits or requires, any interest therein. Notwithstanding anything to the contrary herein, in no event shall the term “Mortgaged Property” include any Product owned by third parties that may be shipped through or stored at or in any of the Mortgaged Property.

(o) Obligations: Shall have the meaning given such term in Section 2.1.

(p) Permitted Encumbrances: Shall mean the following matters [to conform to definition of “Permitted Liens” in Contribution Agreement and include “Senior Liens"]:

(q) Permits: The Terminal Permits and/or the Pipeline Permits, as the context may require.

(r) Person: An individual, a corporation, a partnership, a limited liability company, an association, a trust, or any other entity or organization, including, without limitation, any Governmental Entity.

(s) Personalty: The Terminal Equipment, the Pipeline Equipment, and all other personal property (other than the Fixtures) and intangible assets of any kind or character as defined in and subject to the provisions of the Texas Business and Commerce Code (Article 9 — Secured Transactions), which are now or hereafter located or to be located upon, within or about the Real Property, or which are or may be used in or related to the planning, development, financing or operation of the Mortgaged Property, together with all accessories, replacements and substitutions thereto or therefor and the proceeds thereof.

(t) Pipeline Assets: All of the following assets, properties and rights, whether real, personal or mixed, which are owned or held for use by Grantor solely in connection with the ownership or operation of those certain pipelines described in Part I of Exhibit B (the “Pipelines”) and the maps depicted in Part II of Exhibit B:

     (i) All parcels of fee simple real property now or hereafter owned by Grantor on which any part of the Pipelines are located including, without limitation, the property held in fee by Grantor listed on Part III of Exhibit B (collectively, the “Pipeline Fee Land”);

     (ii) All leases of real property now or hereafter entered into or acquired by Grantor on which all or a part of the Pipelines are located, including, without limitation, the leases (the “Pipeline Leases”) listed on Part IV of Exhibit B;

     (iii) All easements, rights-of-way, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Entities) required to operate the Pipelines now or hereafter entered into or acquired by Grantor, including, without limitation, the easements, rights-of-way, property use agreements, line rights and real property licenses listed on Part V of Exhibit B (the “Pipeline Easements”);

     (iv) All structures, fixtures and appurtenances to the real property described in clause (i) above and the leased land covered by the leases described in clause (ii) above and now or hereafter owned by Grantor, including, without limitation, any buildings, pipelines and pumping facilities listed on Part VI of Exhibit B (collectively, the “Pipeline Improvements”);

     (v) To the extent same do not constitute Pipeline Improvements, any and all fittings, cathodic protection ground beds, rectifiers, other cathodic or electric protection devices, machinery, engines, pipes, pipelines, valves, valve boxes, connections, gates, scraper trap extenders, telecommunication facilities and equipment (including microwave and other transmission towers), lines, wires, computer hardware, fixed or mobile machinery and equipment, vehicle refueling tanks, pumps, heating and non-pipeline pumping stations, fittings, tools, furniture and metering equipment now or hereafter acquired by Grantor, including, without limitation, (A) from time to time located on the Pipeline Real Property, but excluding the assets of others located at such locations, or (B) wherever located, in each case as listed on Part VII of Exhibit B (the “Pipeline Equipment”);

     (vi) The contracts, agreements, leases and other legally binding rights and obligations of Grantor listed on Part VIII of Exhibit B, but excluding those contracts and agreements constituting Pipeline Leases and Pipeline Easements (the “Pipeline Contracts”);

     (vii) The intellectual property rights and related computer software listed on Part IX of Exhibit B;

     (viii) All permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals now or hereafter granted by any Governmental Entity to Grantor or its predecessors in interest pertaining solely to the ownership or operation of the Pipelines, including, without limitation, those permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals listed on Part X of Exhibit B, in each case to the extent the same are assignable (the “Pipeline Permits”); and

     (ix) All records and documents now or hereafter acquired by Grantor relating solely to the ownership, condition or operation of the Pipeline Assets (the “Pipeline Records”).

(u) Pipeline Contracts: Shall have the meaning set forth in subsection (vi) of the definition of Pipeline Assets.

(v) Pipeline Easements: Shall have the meaning set forth in subsection (iii) of the definition of Pipeline Assets.

(w) Pipeline Equipment: Shall have the meaning set forth in subsection (v) of the definition of Pipeline Assets.

(x) Pipeline Fee Land: Shall have the meaning set forth in subsection (i) of the definition of Pipeline Assets.

(y) Pipeline Improvements: Shall have the meaning set forth in subsection (iv) of the definition of Pipeline Assets.

(z) Pipeline Leases: Shall have the meaning set forth in subsection (ii) of the definition of Pipeline Assets.

(aa) Pipeline Permits: Shall have the meaning set forth in subsection (viii) of the definition of Pipeline Assets.

(bb) Pipeline Real Property: Collectively, the Pipeline Fee Land, the Pipeline Leases, the Pipeline Improvements and the Pipeline Easements.

(cc) Pipeline Records: Shall have the meaning set forth in subsection (ix) of the definition of Pipeline Assets.

(dd) Pipelines: Shall have the meaning set forth in the first paragraph of the definition of Pipeline Assets.

(ee) Pipelines and Terminals Agreement: That certain Pipelines and Terminals Agreement dated as of ___, 2005 between Grantor and Beneficiary, together with any amendments, restatements or modifications from time to time made thereto.

(ff) Product: Crude oil, distilled liquid crude oil fractions, gasoline, iso-butane, diesel fuel, and/or jet fuel transported through the Pipelines.

(gg) Real Property: The Terminal Real Property and the Pipeline Real Property.

(hh) Security Documents: This Deed of Trust and any and all other documents now or hereafter executed by Grantor or any other Person to evidence or secure the performance of the Obligations.

(ii) Senior Bank Liens: Collectively, (a) each lien and security interest in all or any portion of the Mortgaged Property heretofore or hereafter granted by Grantor or its Affiliates in favor of ___, in its capacity as the administrative agent (or any assignee of or successor to such administrative agent) under the Senior Credit Agreement and on behalf of the [Banks] (as defined in the Senior Credit Agreement), and (b) each lien and security interest in all or any portion of the Mortgaged Property hereafter granted by any Person who acquires an interest in all or any portion of the Mortgaged Property securing senior debt of such Person.

(jj) Senior Credit Agreement: That certain [Credit Agreement] dated as of                                          (as extended, amended, supplemented and/or restated, including any refinancing thereof in whole or in part, from time to time) among Grantor, the banks party thereto from time to time, and                                                             , in its capacity as administrative agent (or any assignee of or successor to such administrative agent).

(kk) Senior Lien: Collectively, the Senior Bank Liens and each other lien and security interest as to which the lien and security interest granted pursuant to this Deed of Trust has been subordinated thereto pursuant to the terms of a Subordination, Non-Disturbance and Attornment Agreement in substantially the form of Attachment 1 hereto executed by the Beneficiary and the holder of such lien and security interest and recorded in the Official Public Records of Real Property of ___County, Texas and (at the

election of such holder) any or all of the other counties in Oklahoma and Texas in which any of the Mortgaged Property is located.

(ll) Surface Leases: The Terminal Leases and/or the Pipeline Leases, as the context may require.

(mm) Taxes: Any and all federal, state, local, foreign and other net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, leases, service, service use, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, windfall profits, customs, duties or other taxes, fees, or assessments.

(nn) Terminal Assets: All of the following assets, properties and rights, whether real, personal or mixed, which are owned or held for use by Grantor solely in connection with the ownership or operation of those certain terminals described in Part I of Exhibit A (the “Terminals”):

     (i) All parcels of fee simple real property now or hereafter owned by Grantor on which any part of the Terminals is located including, without limitation, the property listed on Part II of Exhibit A (collectively, the “Terminal Fee Land”);

     (ii) All leases of real property now or hereafter entered into or acquired by Grantor on which all or a part of the Terminals is located, including, without limitation, the leases (the “Terminal Leases”) listed on Part III of Exhibit A;

     (iii) All easements, rights-of-way, property use agreements, line rights and real property licenses (including right-of-way permits from railroads and road crossing permits or other right-of-way permits from Governmental Entities) required to operate the Terminals now or hereafter entered into or acquired by Grantor, including, without limitation, the easements, rights-of-way, property use agreements, line rights and real property licenses listed on Part IV of Exhibit A (the “Terminal Easements”);

     (iv) All structures, fixtures and appurtenances to the real property described in clause (i) above and the leased land covered by the leases described in clause (ii) above and now or hereafter owned by Grantor, including, without limitation, any buildings, pipelines and pumping facilities, listed on Part V of Exhibit A (collectively, the “Terminal Improvements”);

     (v) To the extent same do not constitute Terminal Improvements, any and all fittings, cathodic protection ground beds, rectifiers, other cathodic or electric protection devices, machinery, engines, pipes, pipelines, valves, valve boxes, connections, gates, scraper trap extenders, telecommunication facilities and equipment (including microwave and other transmission towers), lines, wires, computer hardware, fixed or mobile machinery and equipment, vehicle refueling tanks, pumps, heating and non-pipeline pumping stations, fittings, tools, furniture and metering equipment, now or hereafter acquired by Grantor, including, without limitation, (A) from time to time located on the

Terminal Real Property, but excluding the assets of others located at such locations, or (B) wherever located, in each case as listed on Part VI of Exhibit A (the “Terminal Equipment”);

     (vi) The contracts, agreements, leases and other legally binding rights and obligations of Grantor listed on Part VII of Exhibit A, but excluding those contracts and agreements constituting Terminal Leases and Terminal Easements (the “Terminal Contracts”);

     (vii) The intellectual property rights and related computer software listed on Part VIII of Exhibit A;

     (viii) All permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals now or hereafter granted by any Governmental Entity to Grantor or its predecessors in interest pertaining solely to the ownership or operation of the Terminals, including, without limitation, those permits, licenses, certificates, authorizations, registrations, orders, waivers, variances and approvals listed on Part IX of Exhibit A, in each case to the extent the same are assignable (the “Terminal Permits”); and

     (ix) All records and documents now or hereafter acquired by Grantor relating solely to the ownership, condition or operation of the Terminal Assets (the “Terminal Records”).

(oo) Terminal Contracts: Shall have the meaning set forth in subsection (vi) of the definition of Terminal Assets.

(pp) Terminal Easements: Shall have the meaning set forth in subsection (iii) of the definition of Terminal Assets.

(qq) Terminal Equipment: Shall have the meaning set forth in subsection (v) of the definition of Terminal Assets.

(rr) Terminal Fee Land: Shall have the meaning set forth in subsection (i) of the definition of Terminal Assets.

(ss) Terminal Improvements: Shall have the meaning set forth in subsection (iv) of the definition of Terminal Assets.

(tt) Terminal Leases: Shall have the meaning set forth in subsection (ii) of the definition of Terminal Assets.

(uu) Terminal Permits: Shall have the meaning set forth in subsection (viii) of the definition of Terminal Assets.

(vv) Terminal Real Property: Collectively, the Terminal Fee Land, the Terminal Leases, the Terminal Improvements and the Terminal Easements.

(ww) Terminal Records: Shall have the meaning set forth in subsection (ix) of the definition of Terminal Assets.

(xx) Terminals: Shall have the meaning set forth in the first paragraph of the definition of Terminal Assets.

ARTICLE 2

GRANT

2.1 Grant. To secure and enforce the prompt performance and compliance by Grantor of all obligations set forth for Grantor in Section 13(c), Section 17(c), Section 17(d), Section 18 and Section 21(c) of the Pipelines and Terminals Agreement, plus all damages owed to Beneficiary resulting from any rejection of the Pipelines and Terminals Agreement by Grantor in any bankruptcy or insolvency proceeding involving Grantor, and any reasonable costs and expenses (including, but not limited to, attorneys’ and experts’ fees and court costs) incurred by Beneficiary in enforcing and exercising its rights hereunder (collectively, the “Obligations”), Grantor has GRANTED, BARGAINED, SOLD and CONVEYED, and by these presents does GRANT, BARGAIN, SELL and CONVEY, unto Trustee the Mortgaged Property, subject, however, to the Permitted Encumbrances, TO HAVE AND TO HOLD the Mortgaged Property unto Trustee, forever, and Grantor does hereby bind itself, its successors and assigns to WARRANT AND FOREVER DEFEND the title to the Mortgaged Property unto Trustee against every Person whomsoever lawfully claiming or to claim the same or any part thereof other than against any holder of any Senior Lien; provided, however, that this grant shall terminate upon the full performance and discharge of all of the Obligations and in accordance with the other terms set forth herein.

ARTICLE 3

WARRANTIES AND REPRESENTATIONS

     Grantor hereby unconditionally warrants and represents to Beneficiary as follows:

3.1 Organization and Power. Grantor (a) is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas, and has complied with all conditions prerequisite to its doing business in the State of Texas and (b) has all requisite power and all governmental certificates of authority, licenses, permits, qualifications and documentation to own, lease and operate its properties and to carry on its business as now being, and as proposed to be, conducted.

3.2 Validity of Security Documents. The execution, delivery and performance by Grantor of the Security Documents (a) are within Grantor’s powers and have been duly authorized by Grantor’s partners or other necessary parties, and all other requisite action for such authorization has been taken; (b) have received all (if any) requisite prior governmental approval in order to be legally binding and enforceable in accordance with the terms thereof; and (c) will not violate, be in conflict with, result in a breach of or constitute (with due notice or lapse of time, or both) a default under, any Legal Requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Grantor’s property or assets, except as contemplated by the provisions of the Security Documents. The Security Documents constitute the legal, valid and binding obligations of Grantor and others obligated under the terms of the Security Documents, in accordance with their respective terms.

3.3 Lien of this Instrument. Subject to the Senior Liens, this Deed of Trust constitutes a valid and subsisting deed of trust lien on the Real Property and the Fixtures and a valid, subsisting security interest in and to, and a valid assignment of, the Personalty and Leases, all in accordance with the terms hereof.

3.4 Litigation. There are no actions, suits or proceedings pending, or to the knowledge of Grantor threatened, against or affecting the Grantor as a result of or in connection with Grantor’s entering into this Deed of Trust, or involving the validity or enforceability of this Deed of Trust or the priority of the liens and security interests created by the Security Documents, and no event has occurred (including specifically Grantor’s execution of the Security Documents) which will violate, be in conflict with, result in the breach of, or constitute (with due notice or lapse of time, or both) a default under, any Legal Requirement or result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon any of Grantor’s property other than the liens and security interests created by the Security Documents.

ARTICLE 4

AFFIRMATIVE COVENANTS OF GRANTOR

     Grantor hereby unconditionally covenants and agrees with Beneficiary as follows:

4.1 Payment and Performance. Grantor shall perform all of the Obligations in full and on or before the dates same are to be performed (after giving effect to any applicable grace and cure periods).

4.2 Lien Status. Except for the Permitted Encumbrances, Grantor will protect the lien and security interest status of this Deed of Trust and except for the Permitted Encumbrances, will not, without the prior written consent of Beneficiary, place, or permit to be placed, or otherwise mortgage, hypothecate or encumber the Mortgaged Property with, any other lien or security interest of any nature whatsoever (statutory, constitutional or contractual) regardless of whether same is allegedly or expressly inferior to the lien and security interest created by this Deed of Trust, and, if any such lien or security interest is asserted against the Mortgaged Property, Grantor will promptly, at its own cost and expense, (a) pay the underlying claim in full or take such other action so as to cause same to be released and (b) within five days from the date such lien or security interest is so asserted, give Beneficiary notice of such lien or security interest. Such notice shall specify who is asserting such lien or security interest and shall detail the origin and nature of the underlying claim giving rise to such asserted lien or security interest.

ARTICLE 5

NEGATIVE COVENANTS OF GRANTOR

     Grantor hereby covenants and agrees with Beneficiary that, until the full performance and discharge of all of the Obligations, Grantor will not, without the prior written consent of Beneficiary, create, place or permit to be created or placed, or through any act or failure to act, acquiesce in the placing of, or allow to remain, any mortgage, pledge, lien (statutory, constitutional or contractual), security interest, encumbrance or charge on, or conditional sale or other title retention agreement, regardless of whether same are expressly subordinate to the liens of the Security Documents, with respect to, the Mortgaged Property, other than the Permitted Encumbrances.

ARTICLE 6

AFFIRMATIVE COVENANTS OF BENEFICIARY

     By its acceptance hereof, Beneficiary recognizes that (a) Grantor has incurred and will hereafter incur indebtedness and other extensions of credit pursuant to the Senior Credit Agreement, and (b) Grantor and any future owner of the Mortgaged Property may incur additional indebtedness to one or more banks, insurance companies, investment banks or other financial institutions regularly engaged in commercial lending and/or bonds, debentures, notes and similar instruments evidencing indebtedness that may be secured by liens or security interests on some or all of Grantor’s property, including the Mortgaged Property (the holder of such liens or security interests being a “Secured Lender”). To the extent that any such Secured Lender notifies Beneficiary of Secured Lender’s desire to subordinate the lien and security interest held by Beneficiary pursuant to this Deed of Trust, Beneficiary, by its acceptance hereof, will agree to effect such subordination by promptly executing, in one or more counterparts, a Subordination, Non-Disturbance and Attornment Agreement in substantially the form of Attachment 1 hereto (the “SNDA”). The subordination of this Deed of Trust shall (i) not be effective unless and until the SNDA has been executed by the Secured Lender, and (ii) be subject to compliance by the Secured Lender with its obligations under Section 3 and Section 4 of the SNDA. Any Secured Lender who is a party to an SNDA and who is in compliance with its obligations under Section 3 and Section 4 of such SNDA is hereinafter referred to as a “Lienholder.”

ARTICLE 7

EVENTS OF DEFAULT

     The term “Event of Default”, as used in the Security Documents, shall mean the occurrence or happening, at any time and from time to time, of any one or more of the following.

7.1 Breach of Deed of Trust. Grantor shall fail to perform or observe, in any material respect, any covenant, condition or agreement of this Deed of Trust to be performed or observed by Grantor, or shall breach any warranty or representation made by Grantor in this Deed of Trust, and such failure or breach shall continue unremedied for a period of thirty (30) days after receipt of written notice thereof to the Grantor from the Beneficiary; provided, however, that in the event such failure or breach cannot be reasonably cured within such thirty (30) day period and Grantor has diligently proceeded (and continues to proceed) to cure such breach, Grantor shall have an additional sixty (60) days to cure such failure or breach; provided, further, that the foregoing cure periods shall not apply to any breach by Grantor of the provisions of Section 4.1 (i.e. such cure periods shall not be in addition to the cure periods otherwise provided by Section 4.1).

7.2 Voluntary Bankruptcy. Grantor shall (i) voluntarily be adjudicated a bankrupt or insolvent, (ii) procure, permit or suffer the voluntary or involuntary appointment of a receiver, trustee or liquidator for itself or for all or any substantial portion of its property, (iii) file any petition seeking a discharge, rearrangement, or reorganization of its debts pursuant to the bankruptcy laws or any other debtor relief laws of the United States or any state or any other competent jurisdiction, or (iv) make a general assignment for the benefit of its creditors.

7.3 Involuntary Bankruptcy. If (i) a petition is filed against Grantor seeking to rearrange, reorganize or extinguish its debts under the provisions of any bankruptcy or other debtor relief law of the United States or any state or other competent jurisdiction, and such petition is not dismissed or withdrawn within sixty (60) days after its filing, or (ii) a court of competent jurisdiction enters an order, judgment or decree appointing, without the consent of Grantor a receiver or trustee for it, or for all or any part of its property, and such order, judgment, or decree is not dismissed, withdrawn or reversed within sixty (60) days after the date of entry of such order, judgment or decree.

7.4 Rejection of Pipelines and Terminals Agreement. A rejection, by or on behalf of Grantor, of the Pipelines and Terminals Agreement in bankruptcy.

ARTICLE 8

DEFAULT

8.1 Remedies. Subject, in each case, to the rights of any Lienholder arising under or pursuant to the Senior Liens, and the terms and provisions of the SNDA, and provided no Alon Event of Default (as defined in the Pipelines and Terminals Agreement) has occurred and is continuing (other than an Alon Event of Default resulting solely and directly from a failure by Grantor to comply with the Obligations), if an Event of Default shall occur and be continuing, Beneficiary may, at Beneficiary’s election and by or through Trustee or otherwise, exercise any or all of the following rights, remedies and recourses.

(a) Entry Upon Mortgaged Property. Enter upon the Mortgaged Property and take exclusive possession thereof and of all books, records and accounts relating thereto. If Grantor remains in possession of all or any part of the Mortgaged Property after an Event of Default and without Beneficiary’s prior written consent thereto, Beneficiary may invoke any and all legal remedies (other than foreclosure) to dispossess Grantor, including specifically one or more actions for forcible entry and detainer, trespass to try title and writ of restitution. Nothing contained in the foregoing sentence shall, however, be construed to impose any greater obligation or any prerequisites to acquiring possession of the Mortgaged Property after an Event of Default than would have existed in the absence of such sentence.

(b) Operation of Mortgaged Property. Hold, lease, manage, operate or otherwise use or permit the use of the Mortgaged Property, either itself or by other Persons, firms or entities, in such manner, for such time and upon such other terms as Beneficiary may deem to be prudent and reasonable under the circumstances (making such repairs, alterations, additions and improvements thereto and taking any and all other action with reference thereto, from time to time, as Beneficiary shall deem necessary or desirable), and apply all amounts collected by Trustee or Beneficiary in connection therewith in accordance with the provisions of Section 8.7.

(c) Trustee or Receiver. Prior to, upon or at any time after, commencement of any legal proceedings hereunder, make application to a court of competent jurisdiction as a matter of strict right and without notice to Grantor or regard to the adequacy of the Mortgaged Property for the satisfaction of the Obligations for appointment of a receiver of the Mortgaged Property, and Grantor does hereby irrevocably consent to such appointment. Any such receiver shall have all the usual powers and duties of receivers in similar cases, including the full power to rent, maintain and otherwise operate the Mortgaged Property upon such terms as may be approved by the court.

(d) Other. Exercise any and all other rights, remedies and recourses granted under this Deed of Trust.

8.2 Remedies Cumulative, Concurrent and Nonexclusive. Beneficiary shall have all rights, remedies and recourses granted in the Pipelines and Terminals Agreement and, subject to the rights of any Lienholder arising under or pursuant to the Senior Liens, and the terms and provisions of the SNDA, the Deed of Trust and same (a) shall be cumulative and concurrent; (b) may be pursued separately, successively or concurrently against Grantor or others obligated under this Deed of Trust, or against the Mortgaged Property, or against any one or more of them, at the sole discretion of Beneficiary; (c) may be exercised as often as occasion therefor shall arise, it being agreed by Grantor that the exercise or failure to exercise any of same shall in no event be construed as a waiver or release thereof or of any other right, remedy or recourse; and (d) are intended to be, and shall be, nonexclusive.

8.3 Obligations. Neither Grantor nor any other Person hereafter obligated for performance or fulfillment of all or any of the Obligations shall be relieved of such obligation by reason of (a) the failure of Trustee to comply with any request of Grantor or any other Person to enforce any provisions of this Deed of Trust; (b) the release, regardless of consideration, of the Mortgaged Property or the addition of any other property to the Mortgaged Property; (c) any agreement or stipulation between any subsequent owner of the Mortgaged Property and Beneficiary extending, renewing, rearranging or in any other way modifying the terms of the Security Documents without first having obtained the consent of, given notice to or paid any consideration to Grantor or such other Person, and in such event Grantor and all such other Persons shall continue to be liable to make payment according to the terms of any such extension or modification agreement unless expressly released and discharged in writing by Beneficiary; or (d) by any other act or occurrence save and except the complete fulfillment of all of the Obligations.

8.4 Release of and Resort to Collateral. Beneficiary may release, regardless of consideration, any part of the Mortgaged Property without, as to the remainder, in any way impairing, affecting, subordinating or releasing the lien or security interest created in or evidenced by this Deed of Trust or their stature as a lien and security interest in and to the Mortgaged Property.

8.5 Waiver of Redemption, Notice and Marshalling of Assets. To the fullest extent permitted by law, Grantor hereby irrevocably and unconditionally waives and releases (a) all benefits that might accrue to Grantor by virtue of any present or future law exempting the Mortgaged Property from attachment, levy or sale on execution or providing for any appraisement, valuation, stay of execution, exemption from civil process, redemption or extension of time for payment; (b) all notices of any Event of Default or of Trustee’s election to exercise or his actual exercise of any right, remedy or recourse provided for under this Deed of Trust; and (c) any right to a marshalling of assets or a sale in inverse order of alienation.

8.6 Discontinuance of Proceedings. In case Beneficiary shall have proceeded to invoke any right, remedy or recourse permitted under this Deed of Trust and shall thereafter elect to discontinue or abandon same for any reason, Beneficiary shall have the unqualified right so to do and, in such an event, Grantor and Beneficiary shall be restored to their former positions with respect to the Obligations, the Security Documents, the Mortgaged Property and otherwise, and the rights, remedies, recourses and powers of Beneficiary shall continue as if same had never been invoked.

8.7 Application of Proceeds. Subject, in each case, to the rights of any Lienholder arising under or pursuant to the Senior Liens, and the terms and provisions of the SNDA (including, without limitation, the right to receive payments otherwise due to Grantor under the terms of the Pipelines and Terminals Agreement), the proceeds and other amounts generated by the holding, operating or other use of, the Mortgaged Property shall be applied by Trustee or Beneficiary (or the receiver, if one is appointed) to the extent that funds are so available therefrom in the following orders of priority:

(a) first, to the payment of the costs and expenses of taking possession of the Mortgaged Property and of holding, using, leasing, repairing and improving the same, including without limitation (i) trustees’ and receivers’ fees, (ii) court costs, (iii) attorneys’ and accountants’ fees, and (iv) the payment of any and all Impositions, liens, security interests or other rights, titles or interests equal or superior to the lien and security interest of this Deed of Trust (except those to which the Mortgaged Property has been sold subject to and without in any way implying Beneficiary’s prior consent to the creation thereof);

(b) second, to the payment of all amounts which may be due to Beneficiary with respect to the Obligations;

(c) third, to the extent permitted by law, funds are available therefor out of the proceeds generated by the holding, operating or other use of the Mortgaged Property and known by Beneficiary, to the payment of any indebtedness or obligation secured by a subordinate deed of trust on or security interest in the Mortgaged Property; and

(d) fourth, to Grantor.

8.8 INDEMNITY. IN CONNECTION WITH ANY ACTION TAKEN BY TRUSTEE AND/OR BENEFICIARY PURSUANT TO THIS MORTGAGE, TRUSTEE AND/OR BENEFICIARY AND THEIR RESPECTIVE OFFICERS, DIRECTORS, SHAREHOLDERS, PARTNERS, MEMBERS, EMPLOYEES, AGENTS, REPRESENTATIVES, ATTORNEYS, ACCOUNTANTS AND EXPERTS (COLLECTIVELY THE “INDEMNIFIED PARTIES”) SHALL NOT BE LIABLE FOR ANY LOSS SUSTAINED BY GRANTOR RESULTING FROM (i) AN ASSERTION THAT TRUSTEE, BENEFICIARY OR INDEMNIFIED PARTY HAS RECEIVED FUNDS FROM THE OPERATIONS OF THE MORTGAGED PROPERTY CLAIMED BY THIRD PERSONS OR (ii) ANY ACT OR OMISSION OF TRUSTEE, BENEFICIARY OR INDEMNIFIED PARTY IN ADMINISTERING, MANAGING, OPERATING OR CONTROLLING THE MORTGAGED PROPERTY, INCLUDING IN EITHER CASE SUCH LOSS WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF TRUSTEE, BENEFICIARY OR AN INDEMNIFIED PARTY OR WHICH MAY RESULT FROM STRICT LIABILITY, WHETHER UNDER APPLICABLE LAW OR OTHERWISE, UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF TRUSTEE, BENEFICIARY OR ANY INDEMNIFIED PARTY NOR SHALL TRUSTEE, BENEFICIARY AND/OR ANY INDEMNIFIED PARTY BE OBLIGATED TO PERFORM OR DISCHARGE ANY OBLIGATION, DUTY OR LIABILITY OF GRANTOR. GRANTOR SHALL AND DOES HEREBY AGREE TO INDEMNIFY TRUSTEE, BENEFICIARY AND EACH OF THEIR RESPECTIVE INDEMNIFIED PARTIES FOR, AND TO HOLD THEM HARMLESS FROM, ANY AND ALL LOSSES WHICH MAY OR MIGHT BE INCURRED BY TRUSTEE, BENEFICIARY OR INDEMNIFIED PARTY BY REASON

OF THIS DEED OF TRUST OR THE EXERCISE OF RIGHTS OR REMEDIES HEREUNDER, INCLUDING SUCH LOSSES WHICH MAY RESULT FROM THE ORDINARY NEGLIGENCE OF TRUSTEE, BENEFICIARY OR AN INDEMNIFIED PARTY OR WHICH MAY RESULT FROM STRICT LIABILITY, WHETHER UNDER APPLICABLE LAW OR OTHERWISE, UNLESS SUCH LOSS IS CAUSED BY THE GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BAD FAITH OF TRUSTEE, BENEFICIARY OR INDEMNIFIED PARTY. SHOULD TRUSTEE, BENEFICIARY AND/OR ANY INDEMNIFIED PARTY MAKE ANY EXPENDITURE ON ACCOUNT OF ANY SUCH LOSSES, THE AMOUNT THEREOF, INCLUDING, WITHOUT LIMITATION, COSTS, EXPENSES AND REASONABLE ATTORNEYS’ FEES, SHALL BE A DEMAND OBLIGATION (WHICH OBLIGATION GRANTOR HEREBY EXPRESSLY PROMISES TO PAY) OWING BY GRANTOR TO TRUSTEE AND/OR BENEFICIARY AND SHALL BEAR INTEREST FROM THE DATE EXPENDED UNTIL PAID AT THE HIGHEST RATE ALLOWED BY LAW, SHALL BE A PART OF THE OBLIGATIONS AND SHALL BE SECURED BY THIS DEED OF TRUST. THE LIABILITIES OF GRANTOR AS SET FORTH IN THIS SECTION 8.8 SHALL SURVIVE THE TERMINATION OF THIS DEED OF TRUST.

ARTICLE 9

SECURITY AGREEMENT

9.1 Security Interest. This Deed of Trust shall be construed as a deed of trust on real property and it shall (subject to the Senior Liens) also constitute and serve as a “Security Agreement” on personal property within the meaning of, and shall constitute a security interest under, the Uniform Commercial Code (being Chapter 9 of the Texas Business and Commerce Code, as to property within the scope thereof and situated in the State of Texas and being ______ of the Oklahoma ________, as to property within the scope thereof and situated in the State of Oklahoma) with respect to the Personalty, Fixtures and Leases. To this end, Grantor has GRANTED, BARGAINED, CONVEYED, ASSIGNED, TRANSFERRED, AND SET OVER, and by these presents does GRANT, BARGAIN, CONVEY, ASSIGN, TRANSFER AND SET OVER, unto Trustee and unto Beneficiary, a security interest and all of Grantor’s right, title and interest in, to and under the Personalty, Fixtures and Leases to secure the full and timely performance and discharge of the Obligations, subject only to the Permitted Encumbrances.

9.2 Financing Statements. Grantor hereby authorizes Beneficiary to file such “Financing Statements,” and Grantor hereby agrees to execute and deliver such further assurances as Beneficiary may, from time to time, consider reasonably necessary to create, perfect and preserve Beneficiary’s security interest herein granted and Beneficiary may cause such statements and assurances to be recorded and filed, at such times and places as may be required or permitted by law to so create, perfect and preserve such security interest.

9.3 Uniform Commercial Code Remedies. Subject, in each case, to the rights of any Lienholder under or pursuant to the Senior Liens, and the terms and provisions of the SNDA and this Deed of Trust, Beneficiary and/or Trustee shall have all the rights, remedies and recourses (other than auction and sale rights) with respect to the Personalty, Fixtures and Leases afforded to it by the aforesaid Uniform Commercial Code (being Chapter 9 of the Texas Business and Commerce Code, as to property within the scope thereof and situated in the State of Texas and being ______ of the Oklahoma ________, as to property within the scope thereof and situated in the State of Oklahoma) in addition to, and not in limitation of, the other rights, remedies and recourses afforded by this Deed of Trust.

9.4 No Obligation of Trustee or Beneficiary. The assignment and security interest herein granted shall not be deemed or construed to constitute Trustee or Beneficiary as a trustee in possession of the Mortgaged Property, to obligate Trustee or Beneficiary to lease the Mortgaged Property or attempt to do same, or to take any action, incur any expense or perform or discharge any obligation, duty or liability whatsoever.

9.5 Fixture Filing. This Deed of Trust shall constitute a “fixture filing” for all purposes of Chapter 9 of the Texas Business and Commerce Code and _______ of the Oklahoma                     . All or part of the Mortgaged Property are or are to become fixtures; information concerning the security interest herein granted may be obtained at the addresses set forth on the first page hereof. The address of the Secured Party (Beneficiary) is the address set forth in Section 1.1(a) and the address of the Debtor (Grantor) is the address set forth in the opening recital of this Deed of Trust.

9.6 Satisfaction and Release. If (a) all Obligations secured hereby shall be paid, performed and satisfied in full, (b) the Mortgaged Property (or any portion thereof, in which case the provisions of clauses (i) through (iv) below shall be applicable only to such portion) shall be sold, consigned, conveyed or transferred in accordance with the provisions of the Pipelines and Terminals Agreement, (c) the Pipelines and Terminals Agreement shall be terminated, cancelled or otherwise expire (except to the extent terminated by Beneficiary pursuant to a Force Majeure event affecting Grantor or an HEP Event of Default (each as defined in such agreement) and in accordance with Section 10(b) or Section 17(b) of the Pipelines and Terminals Agreement, as applicable), and the Obligations of Grantor set forth in Section 13(c) of the Pipelines and Terminals Agreement shall no longer be applicable, and/or (d) at any time Grantor’s or Holly Energy Partners, L.P.’s (in the event Grantor does not have a stand-alone credit rating) senior unsecured debt has an Investment Grade Rating (as hereinafter defined) from [either/both] Moody’s Investors Service, Inc. (“Moody’s”) [or/and] Standard & Poor’s Ratings Group (“S&P”) (or any successor to the rating business of either thereof), then (i) this Deed of Trust shall be null and void, (ii) the liens and security interests created by this Deed of Trust shall be released as promptly as practicable, (iii) the Mortgaged Property shall revert to Grantor (or the transferee in the case of clause (b) above) free and clear of the liens and security interests created by this Deed of Trust, and (iv) Beneficiary and Trustee (as applicable) shall execute and deliver, or cause to be executed and delivered, instruments of satisfaction and release that are reasonably requested by Grantor. Otherwise, this Deed of Trust shall remain and continue in full force and effect. As used in this Section 9.6, the term “Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, or BBB- (or the equivalent) by S&P.

ARTICLE 10

CONCERNING THE TRUSTEE

10.1 No Required Action. Trustee shall not be required to take any action toward the execution and enforcement of the trust hereby created or to institute, appear in or defend any action, suit or other proceeding in connection therewith where in his opinion such action will be likely to involve him in expense or liability, unless requested so to do by a written instrument signed by Beneficiary and, if Trustee so requests, unless Trustee is tendered security and indemnity satisfactory to him against any and all costs, expense and liabilities arising therefrom. Trustee shall not be responsible for the execution, acknowledgment or validity of the Security Documents, or for the proper authorization thereof, or for the sufficiency of the lien and security interest purported to be created hereby, and makes no representation in respect thereof or in respect of the rights, remedies and recourses of Beneficiary.

10.2 Certain Rights. With the approval of Beneficiary, Trustee shall have the right to take any and all of the following actions: (a) to select, employ and advise with counsel (who may be, but need not be, counsel for Beneficiary) upon any matters arising hereunder, including the preparation, execution and interpretation of the Security Documents, and shall be fully protected in relying as to legal matters on the advice of counsel; (b) to execute any of the trusts and powers hereof and to perform any duty hereunder either directly or through his agents or attorneys; (c) to select and employ, in and about the execution of his duties hereunder, suitable accountants, engineers and other experts, agents and attorneys-in-fact, either corporate or individual, not regularly in the employ of Trustee, and Trustee shall not be answerable for any act, default or misconduct of any such accountant, engineer or other expert, agent or attorney-in-fact, if selected with reasonable care, or for any error of judgment or act done by Trustee in good faith, or be otherwise responsible or accountable under any circumstances whatsoever, except for Trustee’s gross negligence or bad faith; and (d) to take any and all other lawful action as Beneficiary may instruct Trustee to take to protect or enforce Beneficiary’s rights hereunder. Trustee shall not be personally liable in case of entry by him, or anyone entering by virtue of the powers herein granted him, upon the Mortgaged Property for debts contracted or liability or damages incurred in the management or operation of the Mortgaged Property. Trustee shall have the right to rely on any instrument, document or signature authorizing or supporting any action taken or proposed to be taken by him hereunder, believed by him in good faith to be genuine. Trustee shall be entitled to reimbursement for expenses incurred by him in the performance of his duties hereunder and to reasonable compensation for such of his services hereunder as shall be rendered. Grantor will, from time to time, pay the compensation due to Trustee hereunder and reimburse Trustee for, and save him harmless against, any and all liability and expenses which may be incurred by him in the performance of his duties.

10.3 Retention of Moneys. All moneys received by Trustee shall, until used or applied as herein provided, be held in trust for the purposes for which they were received, but need not be segregated in any manner from any other moneys (except to the extent required by law) and Trustee shall be under no liability for interest on any moneys received by him hereunder.

10.4 Successor Trustees. Trustee may resign by the giving of notice of such resignation in writing to Beneficiary. If Trustee shall die, resign or become disqualified from acting in the execution of this trust, or shall fail or refuse to execute the same when requested by Beneficiary so to do, or if, for any reason, Beneficiary shall prefer to appoint a substitute trustee to act instead of the aforenamed Trustee, Beneficiary shall have full power to appoint a substitute trustee and, if preferred, several substitute trustees in succession who shall succeed to all the estates, properties, rights, powers and duties of the aforenamed Trustee. Such appointment may be executed by any authorized agent of Beneficiary, and if such Beneficiary be a corporation and such appointment be executed in its behalf by any officer of such corporation, such appointment shall be conclusively presumed to be executed with authority and shall be valid and sufficient without proof of any action by the Board of Directors or any superior officer of the corporation. Grantor hereby ratifies and confirms any and all acts which the aforenamed Trustee, or his successor or successors in this trust, shall do lawfully by virtue hereof.

10.5 Perfection of Appointment. Should any deed, conveyance or instrument of any nature be required from Grantor by any successor Trustee to more fully and certainly vest in and confirm to such new Trustee such estates, rights, powers and duties, then, upon request by such Trustee, any and all such deeds, conveyances and instruments shall be made, executed, acknowledged and delivered and shall be caused to be recorded and/or filed by Grantor.

10.6 Succession Instruments. Any new Trustee appointed pursuant to any of the provisions hereof shall, without any further act, deed or conveyance, become vested with all the estates, properties, rights, powers and trusts of its or his predecessor in the rights hereunder with like effect as if originally named as Trustee herein; but nevertheless, upon the written request of Beneficiary or of the successor Trustee, the Trustee ceasing to act shall execute and deliver an instrument transferring to such successor Trustee, upon the trusts herein expressed, all the estates, properties, rights, powers and trusts of the Trustee so ceasing to act, and shall duly assign, transfer and deliver any of the property and moneys held by such Trustee to the successor Trustee so appointed in its or his place.

10.7 No Representation by Trustee. By accepting or approving anything required to be observed, performed or fulfilled or to be given to Trustee or Beneficiary pursuant to the Security Documents, including but not limited to, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal or insurance policy, neither Trustee nor Beneficiary shall be deemed to have warranted, consented to, or affirmed the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not be or constitute any warranty, consent or affirmation with respect thereto by Trustee or Beneficiary.

ARTICLE 11

MISCELLANEOUS

11.1 Performance at Grantor’s Expense. The cost and expense of performing or complying with any and all of the Obligations shall be borne solely by Grantor to the extent provided in the Pipelines and Terminals Agreement.

11.2 Survival of Obligations. Each and all of the Obligations shall survive the execution and delivery of the Security Documents and shall continue in full force and effect until the Obligations have been performed and discharged in full.

11.3 Further Assurances. Grantor, upon the request of Trustee or Beneficiary, will execute, acknowledge, deliver and record and/or file such further instruments and do such further acts as may be necessary, desirable or proper to carry out more effectively the purpose of the Security Documents and to subject to the liens and security interests thereof any property intended by the terms thereof to be covered thereby, including specifically but without limitation, any renewals, additions, substitutions, replacements, betterments or appurtenances to the then Mortgaged Property.

11.4 Recording and Filing. Grantor will cause the Security Documents and all amendments and supplements thereto and substitutions therefor to be recorded, filed, re-recorded and refiled in such manner and in such places as Trustee or Beneficiary shall reasonably request, and will pay all such recording, filing, re-recording and refiling taxes, fees and other charges.

11.5 Notices. All notices or other communications required or permitted to be given pursuant to this Deed of Trust shall be in writing and shall be considered as properly given if mailed by first-class United States mail, postage prepaid, registered or certified with return receipt requested, or by delivering same in person to the intended addressee or by prepaid telegram. Notice so mailed shall be effective two days following its deposit. Notice given in any other manner shall be effective only if and when received by the addressee. For purposes of notice, the addresses of Beneficiary and Grantor shall be as set forth in Section 1.1(a) and the opening recital hereinabove, respectively; provided, however, that either party shall have the right to change its address for notice hereunder to any other location within the continental United States by the giving of thirty (30) days’ notice to the other party in the manner set forth hereinabove.

11.6 No Waiver. Any failure by Trustee or Beneficiary to insist, or any election by Trustee or Beneficiary not to insist, upon strict performance by Grantor of any of the terms, provisions or conditions of the Security Documents shall not be deemed to be a waiver of same or of any other terms, provision or condition thereof and Trustee or Beneficiary shall have the right at any time or times thereafter to insist upon strict performance by Grantor of any and all of such terms, provisions and conditions.

11.7 Beneficiary’s Right to Perform the Obligations. If Grantor shall fail, refuse or neglect to make any payment or perform any act required by the Security Documents (after giving effect to any applicable notice and cure period), then at any time thereafter, and without further notice to or demand upon Grantor and without waiving or releasing any other right, remedy or recourse Beneficiary may have because of same, Beneficiary may (but shall not be obligated to) make such payment or perform such act for the account of and at the expense of Grantor, and shall have the right to enter upon or in the Real Property for such purpose and to take all such action thereon and with respect to the Mortgaged Property as it may deem necessary or appropriate but in any case subject to the rights of any Lienholder arising under or pursuant to the Senior Liens and the terms and provisions of the SNDA. If Beneficiary shall elect to pay any Imposition or other sums due with reference to the Mortgaged Property, Beneficiary may do so in reliance on any bill, statement or assessment procured from the appropriate Governmental Entity or other issuer thereof without inquiring into the accuracy or validity thereof. Similarly, in making any payments to protect the security intended to be created by the Security Documents, Beneficiary shall not be bound to inquire into the validity of any apparent or threatened adverse title, lien, encumbrance, claim or charge before making an advance for the purpose of preventing or removing the same. Grantor shall indemnify Beneficiary for all losses, expenses, damage, claims and causes of action, including reasonable attorneys’ fees, incurred or accruing by reason of any acts performed by Beneficiary pursuant to the provisions of this Section 11.7 or by reason of any other provision in the Security Documents. All sums paid by Beneficiary pursuant to this Section 11.7 and all other sums expended by Beneficiary to which it shall be entitled to be indemnified, together with interest thereon at the maximum rate allowed by law from the date of such payment or expenditure, shall be secured by the Security Documents and shall be paid by Grantor to Beneficiary upon demand.

11.8 Covenants Running with the Land. All Obligations contained in the Security Documents are intended by the parties to be, and shall be construed as, covenants running with the Mortgaged Property.

11.9 Successors and Assigns. All of the terms of the Security Documents shall apply to, be binding upon and inure to the benefit of the parties thereto, their successors and assigns, and all other Persons claiming by, through or under them.

11.10 Severability. The Security Documents are intended to be performed in accordance with, and only to the extent permitted by, all applicable Legal Requirements. If any provision of any of the Security Documents or the application thereof to any Person or circumstance shall, for any reason and to any extent, be invalid or unenforceable neither the remainder of the instrument in which such provision is contained nor the application of such provision to other Persons or circumstances nor the other instruments referred to hereinabove shall be affected thereby, but rather shall be enforced to the greatest extent permitted by law.

11.11 Entire Agreement and Modification. The Security Documents contain the entire agreements between the parties relating to the subject matter hereof and thereof and all prior agreements relative thereto which are not contained herein or therein are terminated. Notwithstanding anything herein to the contrary, Grantor and, by its acceptance hereof, Beneficiary hereby acknowledge and agree that in the event that any of the terms or provisions of this Deed of Trust conflict with any terms or provisions of the Pipelines and Terminals Agreement, the terms or provisions of the Pipelines and Terminals Agreement shall govern and control for all purposes. The Security Documents may not be amended, revised, waived, discharged, released or terminated orally but only by a written instrument or instruments (a) executed by the party against which enforcement of the amendment, revision, waiver, discharge, release or termination is asserted, and (b) consented to by the Lienholders to the extent any such amendment, revision, waiver, discharge, release or termination would be materially adverse to the rights of any such Lienholder. Any alleged amendment, revision, waiver, discharge, release or termination which is not so documented shall not be effective as to any party.

11.12 Counterparts. This Deed of Trust may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute but one instrument.

11.13 Applicable Law. [Change to Oklahoma for Oklahoma Mortgage] The Security Documents shall be governed by and construed according to the laws of the State of Texas (excluding any conflicts of law, rule or principle that might refer such matters to the laws of another jurisdiction).

11.14 No Partnership. Nothing contained in the Security Documents is intended to, or shall be construed as, creating to any extent and in any manner whatsoever, any partnership, joint venture, or association between Grantor, Trustee and Beneficiary, or in any way make Beneficiary or Trustee coprincipals with Grantor with reference to the Mortgaged Property, and any inferences to the contrary are hereby expressly negated.

11.15 Headings. The Article, Section and Subsection entitlements hereof are inserted for convenience of reference only and shall in no way alter, modify or define, or be used in construing, the text of such Articles, Sections or Subsections.

11.16 Waiver of Stay, Moratorium, and Similar Rights. Grantor agrees, to the full extent that it may lawfully do so, that it will not at any time insist upon or plead or in any way take advantage of any appraisement, valuation, stay, marshalling of assets, extension, redemption or moratorium law now or hereafter in force and effect so as to prevent or hinder the enforcement of the provisions of this Deed of Trust or the indebtedness secured hereby, or any agreement between Grantor and Beneficiary or any rights or remedies Beneficiary may have thereunder, hereunder or by law.

11.17 Transfer of Mortgaged Property. No sale, lease, exchange, assignment, conveyance or other transfer (each, a “Transfer”) of the Mortgaged Property will extinguish the lien or security interest created by this Deed of Trust, except to the extent provided in Section 9.6 of this Deed of Trust or in the Pipelines and Terminals Agreement. As a condition to any Transfer, Beneficiary may (a) require the express assumption of the Obligations by the transferee (with or without the release of Grantor from liability in respect thereof), and (b) require the execution of an assumption agreement, modification agreements, supplemental security documents and financing statements satisfactory in form and substance to Beneficiary.

11.18 Estoppel Certificates. Grantor and Beneficiary agree to execute and deliver from time to time, upon the request of the other party, a certificate regarding the status of the Pipelines and

Terminals Agreement, consisting of statements, if true (or if not, specifying why not), (a) that the Pipelines and Terminals Agreement is in full force and effect, (b) the date through which payments have been paid, (c) the date of the commencement of the term of the Pipelines and Terminals Agreement, (d) the nature of any amendments or modifications of the Pipelines and Terminals Agreement, (e) to such party’s actual knowledge without investigation, no default, or state of facts which with the passage of time or notice (or both) would constitute a default, exists under the Pipelines and Terminals Agreement, (f) to such party’s actual knowledge without investigation, no setoffs, recoupments, estoppels, claims or counterclaims exist against the other party under the Pipelines and Terminals Agreement, and (g) such other factual matters as may be reasonably requested.

11.19 Final Agreement. Grantor acknowledges receipt of a copy of this instrument at the time of execution hereof. Grantor acknowledges that, except as incorporated in writing in this Deed of Trust, there are not, and were not, and no persons are or were authorized to make any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in this Deed of Trust. THE WRITTEN AGREEMENTS HEREIN REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES WITH RESPECT TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

[SIGNATURE PAGE TO FOLLOW]

     WITNESS THE EXECUTION HEREOF as of the date first above written.

[________________________________________________________________________

By:	HEP Logistics Holdings, L.P.,
its general partner

	By:	Holly Logistic Services, L.L.C.,
its general partner]

By:

Name:

Title:

THE STATE OF TEXAS	§
§
COUNTY OF DALLAS	§

     THIS INSTRUMENT was acknowledged before me on                     , 2005 by                                                                                 ,                                                              of [Holly Logistic Services, L.L.C., a Delaware limited liability company, as general partner of HEP Logistics Holdings, L.P., a Delaware limited partnership, the general partner of                                                             , a Texas limited partnership], on behalf of such limited liability company.

Notary Public in and for The State of Texas

Printed Name of Notary

My Commission Expires:

[Signature Page]

Exhibit A

Part I -	Description of Terminals

Part II -	Description of Terminal Fee Land

Part III -	Terminal Leases

Part IV -	Terminal Easements

Part V -	Terminal Improvements

Part VI -	Terminal Equipment

Part VII -	Terminal Contracts

Part VIII -	Intellectual Property

Part IX -	Terminal Permits

EXHIBIT B

Part I -	Description of Pipelines

Part II -	Description of Pipeline Fee Land

Part III -	Pipeline Leases

Part IV -	Pipeline Easements

Part V -	Pipeline Improvements

Part VI -	Pipeline Equipment

Part VII -	Pipeline Contracts

Part VIII -	Intellectual Property

Part IX -	Pipeline Permits

EXHIBIT L

Consent Agreement

     CONSENT AND AGREEMENT dated as of [ ], 2005, between Holly Energy Partners, L.P., a Delaware limited partnership (“Purchaser”), and Credit Suisse First Boston, acting through its Cayman Islands Branch, as Administrative Agent and Collateral Agent (together with its successors in such capacity, the “Agent”) for the Secured Parties (as defined in the Credit Agreement referred to below).

     The Purchaser has entered into or will enter into (i) the Contribution Agreement dated January [ ], 2005 (the “Contribution Agreement”), among T&R Assets, Inc., Fin-Tex Pipe Line Company and Alon USA Refining, Inc. (collectively, the “Transferors”), Alon Pipeline Assets, LLC (“Newco 1”), Alon Pipeline Logistics, LLC (“Newco 2”), Alon USA, Inc., a Delaware corporation (the “Borrower”), Alon USA, LP, a Texas limited partnership (the “Partnership”), and the Purchaser and Holly Energy Partners—Operating, L.P., a Delaware limited partnership, (ii) the Pipelines and Terminals Agreement dated [ ], 2005 (the “P&T Agreement”), between the Partnership and the Purchaser and (iii) the Mortgage and Deed of Trust (with Security Agreement and Financing Statement) dated as of [ ], 2005, from the Purchaser for the benefit of the Partnership (the “Mortgage” and, together with the P&T Agreement and the Contribution Agreement, the “Contracts”).

     The Partnership, the Transferors, Newco 1 and Newco 2 (collectively, the “Alon Subsidiaries”) are all Subsidiaries of the Borrower, which has entered into the Amended and Restated Credit Agreement dated as of January 14, 2004 (the “Credit Agreement”), among the Borrower, the lenders party thereto (the “Lenders”) and the Agent. All capitalized terms used and not otherwise defined herein shall have the meanings specified in the Contribution Agreement and the P&T Agreement in the form heretofore delivered to the Agent.

     In order to carry out the transactions provided for therein the Borrower and the Alon Subsidiaries require certain amendments and consents from the Required Lenders, as defined in the Credit Agreement (the “Amendments and Consents”). It is a condition precedent to the effectiveness of the Amendments and Consents that the Purchaser shall have executed and delivered this Consent and Agreement.

     As security for the Borrower’s obligations to the Lenders under the Credit Agreement, the Borrower and each of the Alon Subsidiaries have entered into, or are required to enter into, the Guarantee and Collateral Agreement dated as of January 14, 2004, and certain mortgages and other security documents (collectively, the “Security Agreement”), among the Borrower, the Agent and the Subsidiaries party thereto. The Security Agreement provides, among other things, for the creation by the Borrower and the Alon Subsidiaries in favor of the Agent, for the benefit of the Lenders, of security interests in all of the right, title and interest of the Borrower and each Alon Subsidiary in and under the Unit Consideration and the Contracts.

     In Section 12.7(a) of the Contribution Agreement, the Purchaser consents to the collateral assignment by the Transferors of the Transferors’ rights thereunder to any bona fide lenders or to a representative thereof and agrees to provide a written acknowledgement of such consent. The Purchaser intends to consent hereunder to the collateral assignment by the Borrower and all Alon Subsidiaries to the Agent of such parties’ rights under the Contribution Agreement in accordance with the Security Agreement.

     In Section 21(c)(iv) of the P&T Agreement, the Purchaser consents to the collateral assignment by the Partnership of its rights and obligations thereunder to any bona fide third party lender to the Partnership. The Purchaser intends to consent hereunder to the collateral assignment to the Agent of the Partnership’s rights under the P&T Agreement in accordance with the Security Agreement, notwithstanding that the Lenders are lenders to the Borrower and not to the Partnership.

     Accordingly, the Purchaser and the Agent hereby agree as follows:

ARTICLE I

CONSENT AND ACKNOWLEDGEMENT

     SECTION 1.01. Consent. The Purchaser hereby consents to the assignment under the Security Agreement to the Agent of the right, title and interest of (i) the Borrower, the Transferors, Newco 1 and Newco 2 in, to and under the Contribution Agreement and (ii) the Partnership in, to and under the P&T Agreement and the Mortgage.

     SECTION 1.02. Acknowledgement. The Purchaser hereby acknowledges and agrees that, notwithstanding anything to the contrary contained in the Contracts, the collateral assignments and security interests referred to in the recitals hereto shall not (i) constitute a default under any Contract or any related agreement or (ii) result in a termination of any Contract.

ARTICLE II

AGREEMENTS

     SECTION 2.01. Rights of Agent. If an Event of Default (as defined in the Credit Agreement) shall have occurred and be continuing, the Agent or its designee, upon written notice to the Purchaser, shall be entitled, in accordance with the Security Agreement, to exercise any and all rights of the Borrower and each Alon Subsidiary under any Contract in accordance with the terms of such Contract, and the Purchaser will accept such exercise by the Agent or its designee and, to the extent the Borrower or Agent or its designee is performing in compliance therewith, perform its obligations under such Contract for the benefit of the Agent or its designee.

     SECTION 2.02. Notices of Default. The Purchaser will deliver to the Agent, promptly upon delivery thereof, duplicates or copies of all notices of default delivered by the Purchaser to any Alon Subsidiary under or pursuant to the Contracts.

     SECTION 2.03. Assignment. The Purchaser will not, without the prior written consent of the Agent, (i) sell, assign or otherwise dispose of (by operation of law or otherwise) any part of its interest in the Contribution Agreement or the P&T Agreement or in the Refined Product Pipelines or Refined Product Terminals other than to an assignee or transferee that shall have entered into a consent and agreement with the Agent on substantially the terms of this Consent and Agreement or (ii) make any collateral assignment of its rights under the Contribution Agreement or the P&T Agreement or grant a security interest in all or a portion of the Refined Product Pipelines or Refined Product Terminals unless the collateral assignee or the holder of such security interest shall have entered into the non-disturbance agreement contemplated by Section 21(c)(v) of the P&T Agreement.

     SECTION 2.04. Cure Rights. The Agent shall have the right, but not the obligation, to pay all sums due under a Contract and to perform any other act or duty required of the Borrower or any Alon Subsidiary thereunder or necessary and proper to prevent its termination, at any time. In the event the Agent so elects to perform such duties, neither the Agent nor any Lender shall have personal liability to the Purchaser for the performance of the Borrower’s or such Alon Subsidiary’s obligations under such Contract.

     SECTION 2.05. Subordination. Notwithstanding the date, manner or order of grant, attachment or perfection of any lien, and notwithstanding any provision of the UCC or any other applicable law or the provisions hereunder or of the Security Agreement, the Credit Agreement or any other document or agreement or any other circumstance whatsoever, the Purchaser hereby agrees that any lien now or hereafter held by or for the benefit of the Agent or any Lender, in their capacity as such, whether created under the Security Agreement or acquired by possession, statute, operation of law, subrogation or otherwise shall be senior in right, priority, operation, effect and all other respects to any lien now or hereafter held by or for the benefit of the Purchaser in any refined products or any other assets of the Borrower or any of its Subsidiaries, whether created under the Contracts or acquired by possession, statute, operation of law, subrogation or otherwise.

     SECTION 2.06. Further Assurances. Each party hereto shall execute and deliver such further documents and do such other acts and things as the other party may reasonably request in order to fully effectuate the purposes of this Consent and Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

     The Purchaser hereby represents and warrants to the Agent for the benefit of the Lenders as follows:

     (a) The Purchaser is a limited partnership duly organized and validly existing and in good standing under the laws of the State of Delaware, and has all requisite power and authority to execute and deliver, and to perform its obligations under, this Consent and Agreement.

     (b) The execution, delivery and performance by the Purchaser of this Consent and Agreement have been duly authorized by all necessary corporate and partnership actions.

     (c) This Consent and Agreement constitutes the legal, valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the rights of creditors generally or by general principles of equity limiting the availability of equitable remedies.

ARTICLE IV

MISCELLANEOUS

     SECTION 4.01. Successors and Assigns. This Consent and Agreement shall be binding upon and inure to the benefit of the successors, permitted transferees and assigns of the Purchaser, the Agent, the Lenders, and their respective successors, permitted transferees and assigns.

     SECTION 4.02. Amendment. No termination, amendment or waiver of any provisions of this Consent and Agreement or consent to any departure by either party from any provisions of this Consent and Agreement shall in any event be effective unless the same shall be in writing and signed by the other party and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given.

     SECTION 4.03. APPLICABLE LAW. THIS CONSENT AND AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

     SECTION 4.04. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed or sent by telex, graphic scanning or other telegraphic communications equipment of the sending party, as follows:

     (a) if to the Purchaser, to it at c/o HEP Logistic Services, L.L.C., 100 Crescent Court, Suite 1600, Dallas, Texas 75201, Attention of Bruce Shaw (Telecopy No. (214)-615-9371); and

     (b) if to the Agent, to it at Credit Suisse First Boston, Eleven Madison Avenue, New York, NY 10010, Attention of Martha Capo (Telecopy No. (212) 325-8304).

All notices and other communications given to any party hereto in accordance with the provisions of this Consent and Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or on the date five Business Days after dispatch by certified or registered mail if mailed, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 4.04 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 4.04. As agreed to between the Purchaser and the Agent from time to time, notices and other communications may also be delivered by e-mail to the e-mail address of a representative of the applicable person provided from time to time by such person. The Purchaser and the Agent may each change the address or e-mail address for service of notice and other communications by a notice in writing to the other parties hereto.

     SECTION 4.05. Headings. Article and Section headings used herein are for convenience of reference only, are not part of this Consent and Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Consent and Agreement.

     SECTION 4.06.Counterparts. This Consent and Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract. Delivery of an executed signature page to this Consent and Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Consent and Agreement.

     SECTION 4.07. Severability. In the event any one or more of the provisions contained in this Consent and Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

[Signature Page to Follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Consent and Agreement to be executed by their respective authorized officers as of the day and year first above written.

HOLLY ENERGY PARTNERS, L.P.,

by HEP Logistics Holdings, L.P., its
general partner,
by Holly Logistic Services, L.L.C.,
its general partner,
by

Name:
Title:

CREDIT SUISSE FIRST BOSTON, acting
through its Cayman Islands Branch, as
Administrative Agent and Collateral Agent

by

Name:
Title:

by

Name:
Title: